UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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ENERSYS
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A MESSAGE FROM OUR INDEPENDENT NON-EXECUTIVE CHAIR OF THE BOARD

AND OUR CHIEF EXECUTIVE OFFICER

June 22, 2023

Dear Fellow Stockholders:

In fiscal 2023 we continued to execute our strategic priorities, delivering strong revenue and earnings growth. The Company performed remarkably well in a challenging environment, mitigating inflation and operational challenges and executing collaboratively to deliver record results.

Achieving Record Financial Results

	GAAP			Adjusted[2]
$M, except Diluted EPS	FY 2022	FY 2023	YoY	FY 2022	FY 2023	YoY

Sales	$ 3,357.3	$ 3,708.5	+10.5%

Operating Earnings[2]	$ 206.2	$ 278.3	+35.0%	$ 263.6	$ 322.2	+22.2%

EBITDA[1]				$ 339.5	$ 387.5	+14.1%

Diluted EPS[2]	$ 3.36	$ 4.25	+26.5%	$ 4.47	$ 5.34	+19.5%

Our proprietary technologies and robust end markets drove strong demand which was reflected in our fiscal 2023 full year revenue growth of 10.5%. We ended the year with backlog near record highs of $1.3 billion, down 7% from the end of fiscal year 2022 as we saw supply chain easing and advance ordering normalize. We achieved revenue growth across all of our lines of business, with Energy Systems, Motive Power and Specialty increasing net sales by 13.1%, 6.6% and 13.0%, respectively. Significant price execution during the year offset inflationary pressures, resulting in Adjusted Operating Earnings2 margin expansion. EnerSys generated full year free cash flow2 of over $191 million (including a $150 million asset securitization), returned over $51 million to stockholders through share repurchases and dividends and reduced our net leverage2, ending the year at 1.8x.

As a leader in driving the global energy transition, we are eligible to recognize credits through the Inflation Reduction Act (IRA) beginning in calendar year 2023. This reinforces the critical nature of the products and services we provide. We plan to use the funds we receive from the IRA as intended by the law; to make investments that increase our capacity and domestic sourcing of energy dense battery technologies including lithium-ion.

Delivering Customer-Centric Innovation

During the year, we continued to make strategic investments in our technology and innovation roadmap, partnering with customers to ensure we are delivering the energy systems solutions needed for years to come. Demand for our maintenance-free solutions continues to increase, and we achieved our goal of increasing our Thin Plate Pure Lead (TPPL) annual operating capacity to nearly $1.4 billion exiting fiscal 2023. In line with our strategic plan, we remain on track to increase capacity by an additional $150—$200 million per year through fiscal year 2025.

We continue to progress toward full commercialization of our proprietary and revolutionary EV Fast Charge and Storage (FC&S) offering which combines energy storage, backup power and EV fast charging capabilities in a single solution.

Commitment to a Sustainable Future

Building on our inaugural Sustainability Report that was published in April 2022, we have continued to make progress on our commitment to building a sustainable future.

In December 2022, EnerSys published its first Task Force on Climate-related Financial Disclosures (TCFD) report. The TCFD report demonstrates progress along the Company’s sustainability journey and is aligned with our commitment to achieve net zero Scope 1 emissions by 2040 and net zero Scope 2 emissions by 2050.

In our 2022 Sustainability Update published in May 2023, we highlighted progress by achieving the following:

∎	We reduced Global Greenhouse Gas Emissions by 4%.

∎	Scope 1 emissions were down 8% vs 2021, surpassing 24% reduction since 2019.

∎	Scope 2 emissions decreased by 3.7% vs 2021.

∎	Water consumption was reduced by 1.4% vs 2021, the equivalent amount of drinking water a city of 12,000 uses in a year.

∎	In calendar year 2022, we successfully saved ~$3 million on energy compared to business-as-usual baselines, marking a 2.4% year-over-year reduction in total energy consumed.

In February 2023, EnerSys was named to Newsweek’s list of America’s Most Responsible Companies 2023 as a top performer for corporate responsibility in the Technology Hardware industry category.

In April 2023, EnerSys was awarded the Better Practice Award from the U.S. Department of Energy Better Plants Program for the implementation of the EnerSys Operating System (EOS) Lean Management program.

Building a Winning Culture

In February 2023, we were honored with the 2023 Most Valuable Supplier (MVS) Award from the Material Handling Equipment Distributors Association (MHEDA). This marks the ninth consecutive year that EnerSys has received the award, a testament to the Company’s desire to give back to the industry and our commitments to business excellence and community service.

After the close of our fiscal year, we named Shannon Thomas our new Chief Human Resources Officer (CHRO). In this role, she is responsible for the strategy, leadership, and operations of the global Human Resources function, overseeing the Company’s talent lifecycle and development, total rewards, as well as our diversity, equity and inclusion (DEI) initiatives. We believe that her strategic vision and leadership will be instrumental as we continue to attract, develop, and retain top talent from around the world.

Strengthening our Board of Directors

In August 2022, the Board appointed Rudolph (Rudy) Wynter, President of National Grid’s New York business, as a director. The breadth and depth of Rudy’s experience in the utility industry, particularly with clean energy and electric grid resilience will provide tremendous value to EnerSys’ leadership team.

In December 2022, the Board appointed Tamara (Tammi) Morytko, former President of the Pumps Division at Flowserve Corporation, as a director. She brings decades of experience with global industrial manufacturing operations, including supply chain expertise, which will provide excellent support for the EnerSys leadership team and our strategic objectives.

Since May 2020, the Board has added four new independent directors, two of whom are women.

Looking Ahead

We see fiscal 2024 as the beginning of a new era for EnerSys. As megatrends including electrification, decarbonization and automation drive increased demand for energy storage, EnerSys is well-positioned to deliver the solutions that our customers need. In addition, we expect that government policy support such as the IRA and the Rural Digital Opportunity Fund will further accelerate demand for EnerSys’ solutions. We remain focused on being good corporate citizens and delivering long-term value to our stockholders through profitable growth and a disciplined capital allocation strategy. Although significant uncertainty in the global markets remains, we could not be more excited about the growth potential of our Company and the markets in which we compete.

We want to thank our stockholders, customers, employees, and other stakeholders for your continued trust in us.

Sincerely,

Arthur T. Katsaros	David M. Shaffer
Independent Non-Executive Chair of the Board	President and Chief Executive Officer

1 EBITDA is a non-GAAP financial metric. Net Earnings are adjusted for GAAP depreciation, amortization, interest and income taxes to arrive at EBITDA, which was $307.5M in FY’22 and $361.3M in FY’23. See Footnote 2 for additional information.

2 Adjusted operating earnings, EBITDA, adjusted diluted earnings per share, free cash flow and net leverage ratio are non-GAAP financial metrics. Please refer to “Management’s Discussion and Analysis” in our Annual Report on Form 10-K attached to this letter for additional information and to a reconciliation of the non-GAAP measures to the comparable GAAP measure contained in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 24, 2023.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this letter and proxy statement regarding EnerSys’ business, which are not historical facts, are “forward-looking statements” that involves risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see EnerSys’ filings with the Securities Exchange Commission, including “Item 1A. Risk Factors” in EnerSys’ Annual Report on Form 10-K attached to this letter. These statements speak only as of the date of this letter and proxy statement, even if subsequently made available by EnerSys on its website or otherwise. EnerSys undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this letter and proxy statement.

ANNUAL MEETING INVITATION

June 22, 2023

Dear Fellow Stockholder:

Our 2023 Annual Meeting will be held virtually on Thursday, August 3, 2023, at 10:00 a.m. (Eastern Time). We have carefully contemplated the forum in which to conduct the annual meeting and determined that holding a virtual meeting live via webcast creates an inclusive environment that affords all Stockholders the opportunity to attend and participate in the meeting. Stockholders will not be able to attend the Annual Meeting in person.

The Annual Meeting will be accessible online only at www.proxydocs.com/ENS (the “Annual Meeting platform”). We encourage you to access the Annual Meeting platform prior to the start time and allow sufficient time to log into the virtual Annual Meeting and test your computer system. You can do so by entering the control number found on the proxy card or voting instruction form that accompanied your previously distributed proxy materials when requested by the Annual Meeting platform. Upon registering for the Annual Meeting, you will receive an email with additional information related to the virtual meeting. You may vote and ask questions during the Annual Meeting by following the instructions available on the Annual Meeting platform.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting virtually, we urge you to read these proxy materials and cast your vote on the matters that will be presented at the Annual Meeting. Stockholders of record have the option of voting by telephone, through the Internet or by completing, signing, dating, and returning the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting virtually during your attendance at the Annual Meeting.

Thank you for your continued support and interest in EnerSys.

Sincerely,

Arthur T. Katsaros
Independent Non-Executive Chair of the Board

Notice of 2023 Annual Meeting of Stockholders

Date and Time:	Thursday, August 3, 2023, at 10:00 a.m. (Eastern Time)

Place:	www.proxydocs.com/ENS

Items to be voted:

∎    elect four (4) Class I director nominees named in this proxy statement;

∎    approve, ratify and adopt the EnerSys 2023 Equity Incentive Plan;

∎    ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2024;

∎    an advisory vote to approve the compensation of EnerSys’ named executive officers; and

∎    conduct any other business properly brought before the meeting.

Record date:	Stockholders of record at the close of business on June 8, 2023, may vote at the meeting, and any adjournments or postponements thereof. A list of stockholders will be available at the Annual Meeting.

By Order of the Board of Directors

Joseph G. Lewis

Senior Vice President, General Counsel,

Chief Compliance Officer & Secretary

June 22, 2023

Your vote is important!

Stockholders of record can vote their shares by using the Internet or the telephone or by attending the meeting virtually and voting in accordance with the website’s instructions. Instructions for voting by using the Internet or the telephone are set forth in the Notice of Internet Availability that has been provided to you. Stockholders of record who received a paper copy of the proxy materials also may vote their shares by marking their votes on the proxy card provided, signing and dating it, and mailing it in the envelope provided, or by attending the meeting and voting virtually.

Important Notice Regarding the Availability

of Proxy Materials for the Annual Meeting to be Held on August 3, 2023

The Proxy Statement and Annual Report to Stockholders are available at www.enersys.com and at

www.proxydocs.com/ENS.

i

ii

PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies

The Board of Directors of EnerSys is providing this Proxy Statement to solicit proxies for use at EnerSys’ virtual annual meeting of stockholders to be held on Thursday, August 3, 2023, at 10:00 a.m. (Eastern Time) or any adjournment or postponement thereof (the “Annual Meeting”). EnerSys (the “Company,” “we,” “our,” or “us”) is first delivering this Proxy Statement and the foregoing Notice on or about June 22, 2023.

Purpose of the Meeting

At the Annual Meeting, our stockholders will be asked to vote on the following proposals:

Proposals		Board Recommendation	Page Reference
1	To elect the four (4) Class I director nominees of the Board of Directors of EnerSys, each to serve until the 2026 annual meeting of stockholders, or until the earlier of their resignation or their respective successors shall have been elected and qualified	FOR	5
2	To approve, ratify and adopt the EnerSys 2023 Equity Incentive Plan	FOR	28
3	To ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2024	FOR	36
4	An advisory vote to approve EnerSys’ named executive officer compensation	FOR	68

Voting and Revocation of Proxies

Stockholders of record have a choice of voting by way of traditional proxy card, by telephone or through the Internet.

By Mail

∎      Request a proxy card from us by following the instructions on your Notice of Internet Availability.

∎      When you receive your proxy card, mark your selections on the proxy card.

∎      Date and sign your name exactly as it appears on the proxy card.

∎      Mail the proxy card in the postage-paid envelope that’s provided to you with your proxy card.

If you return the signed proxy card but do not mark the boxes showing how you wish to vote, your votes will be cast “FOR” the election of all director nominees; “FOR” the approval, ratification and adoption of the 2023 Equity Incentive Plan; “FOR” the ratification of the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm; and “FOR” the approval of executive compensation.

By Telephone	Call toll-free 1-866-284-6730 and follow the voice prompts.

Through Internet	Access the website www.proxypush.com/ens and follow the instructions.

We encourage each stockholder of record to submit their proxy electronically through the Internet, if that option is available, or by telephone. Delivery of a proxy in any of the three ways listed above will not affect the right of a stockholder of record to attend the Annual Meeting and vote during the virtual meeting. If you hold your shares in “street name” (that is, through a broker, trustee or other holder of record), you will receive a voting instruction card from your broker seeking instructions as to how your shares should be voted. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee only has discretionary voting power with respect to the proposal regarding the ratification of the appointment of the independent registered public accounting firm. You may not vote shares held in “street name” at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

Any stockholder of record giving a proxy may revoke it by doing any of the following:

∎	delivering a written notice of revocation to the Secretary of EnerSys, dated later than the proxy, before the vote is taken at the Annual Meeting;

∎	delivering a duly executed proxy to the Secretary of EnerSys, bearing a later date (including proxy by telephone or through the Internet) before the vote is taken at the Annual Meeting; or

∎	voting virtually at the Annual Meeting (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, Attention: Joseph G. Lewis, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary.

Record Date

Only stockholders of record at the close of business on June 8, 2023 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were 40,959,432 shares of EnerSys common stock outstanding, each of which will be entitled to one vote at the Annual Meeting.

Quorum

The presence, virtually or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum.

Tabulation of Votes

Our bylaws provide for majority voting procedures for the election of directors in an election where the number of director nominees does not exceed the number of directors to be elected (an “uncontested election”). In an uncontested election, to be elected, a director nominee must receive more “for” than “against” votes cast by the holders of shares of our common stock present virtually or represented by proxy at the meeting and entitled to vote on the election of directors (a “majority vote”). In an election where the number of director nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, which means that the director nominees receiving the most votes cast by the holders of shares of our common stock present virtually or represented by proxy at the meeting and entitled to vote on the election of directors will be elected, regardless of the number of votes cast in favor of each director nominee. The election of directors at this Annual Meeting is an uncontested election. A nominee holding shares in street name does not have discretionary voting power with respect to the election of directors and may not vote shares unless the nominee receives voting instructions from the beneficial owner. If your shares are held by a broker, it is important that you provide instructions to your broker so your vote is counted in the election of directors. Abstentions and broker non-votes will not constitute or be counted as “votes” cast for purposes of Proposal 1.

If an incumbent director receives more “against” than “for” votes, in accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee of our Board of Directors will consider such director’s contingent resignation and recommend to the Board of Directors the action to be taken. The Board of Directors will act on such recommendation and publicly disclose its decision and the rationale behind such decision within 90 days from the date of the certification of the election results.

The approval of each of the EnerSys 2023 Equity Incentive Plan and the ratification of the appointment of Ernst & Young LLP, as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2024, requires the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting. With respect to these matters, abstentions will have the same effect as voting against such proposal, and broker non-votes, if any, will not constitute or be counted as “votes” cast for purposes of such proposal.

The affirmative vote of the holders of a majority of shares of our common stock, present virtually or represented by proxy and entitled to vote, is required for approval with respect to the advisory vote to approve our named executive officer compensation. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against the advisory vote on executive compensation. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Additionally, a broker non-vote will not constitute or be counted as “votes” cast for purposes of the advisory vote to approve our named executive officer compensation.

Although the advisory vote to approve our named executive officer compensation is non-binding, as provided by law, the Compensation Committee of our Board of Directors will review the result of the vote and take it into account in making a determination concerning executive compensation. For information regarding the Compensation Committee’s views in connection with the results of the 2022 non-binding advisory vote of stockholders to approve executive compensation, see the discussion beginning on page 40.

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the Annual Meeting.

Attendance at the Annual Meeting

This year’s Annual Meeting will be a virtual meeting of the stockholders. All Stockholders of record on June 8, 2023 are invited to participate in the meeting. We have structured our virtual meeting to provide stockholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting.

Virtual admittance to the Annual Meeting will be limited to stockholders as of close of business on the Record Date, their authorized representatives and guests of EnerSys. A list of stockholders will be available at the Annual Meeting. To be admitted to the Annual Meeting, you must register for the meeting online at www.proxydocs.com/ENS in advance of the meeting, which will be held at 10:00 a.m. (Eastern Time) on August 3, 2023. You can do so by entering the control number found on the proxy card or voting instruction form that accompanied your previously distributed proxy materials when requested by the Annual Meeting platform. Upon registering for the Annual Meeting, you will receive an email with additional information related to the virtual meeting, including your unique links that will allow you to access the meeting and to submit questions in advance of the meeting. Additional instructions on how to access and navigate attendance at the Annual Meeting can be found on our website at investor.enersys.com.

Asking and/or Submitting Questions During the Annual Meeting

Our virtual Annual Meeting will allow stockholders to submit questions before the meeting, during the entirety of the registration period, and additionally again in real time live during the Annual Meeting. During the designated question and answer period at the Annual Meeting, we will respond to appropriate questions submitted by stockholders.

We will answer as many stockholder-submitted questions as time permits, with the exception of any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references that are not in good taste. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Any questions that we are unable to address during the Annual Meeting will be answered following the meeting.

Technical Support for the Virtual Meeting Platform

We encourage you to access the Annual Meeting platform prior to the start time and allow ample time to log into the virtual Annual Meeting and test your computer system. If you encounter any difficulties accessing the Annual Meeting platform, including any difficulties voting or submitting questions, technical support contact information including links to an FAQ Knowledgebase and a meeting specific technical support telephone number will be provided on the meeting invitation sent one hour prior to the meeting, and technicians will be available until the meeting concludes.

Proposal No. 1	Election of the Class I Director Nominees of the Board of Directors

General

Our certificate of incorporation provides that the Board of Directors shall consist of not less than three or more than eleven members, as fixed by the Board of Directors from time to time. The certificate of incorporation also divides the Board into three classes, with each class to be as nearly equal in number as possible. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, nominees for directors in that class will be considered for election for three-year terms at the annual meeting of stockholders in the year in which the term of directors in that class expires.

Our Board of Directors set its size at eleven members, divided into three classes. The classes are currently composed of the following directors:

∎	Ms. Chan and Messrs. Fludder, Tufano and Wynter are Class I director nominees, whose terms will expire, if elected, at the 2026 annual meeting of stockholders;

∎	Mr. Chung, Mr. Katsaros, Ms. Morytko, and Gen. Magnus, USMC (Retired) are Class II directors, whose terms will expire at the 2024 annual meeting of stockholders; and

∎	Messrs. Hoffen, Shaffer and Vargo are Class III directors, whose terms will expire at the 2025 annual meeting of stockholders.

Our Corporate Governance Guidelines provide that a director who has reached the age of 75 may not be nominated for re-election.

Director Nominees of the Board of Directors

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated each of Ms. Chan and Messrs. Fludder, Tufano and Wynter for election as Class I directors of EnerSys. Each director nominee currently serves as a director of EnerSys, and each has consented to being named in this Proxy Statement and to serve, if elected. Each of the directors elected at the Annual Meeting will hold office until the 2026 annual meeting of stockholders or until the earlier of their resignation or their successors are duly elected and qualified. If any of the nominees become unable to accept their nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. Our management, however, has no present reason to believe that any Class I nominee will be unable to serve as a director, if elected.

The Board of Directors recommends a vote “FOR” each director nominee

BOARD OF DIRECTORS

The following tables set forth certain information with respect to our directors and our director nominees as of the date of this Proxy Statement:

Name	Age	Position with EnerSys	Term will Expire(1)

Arthur T. Katsaros	75	Independent Non-Executive Chair	2024

Caroline Chan	60	Director	2023

Hwan-yoon F. Chung	49	Director	2024

Steven M. Fludder	63	Director	2023

Howard I. Hoffen	59	Director	2025

Gen. Robert Magnus, USMC (Retired)	76	Director	2024

Tamara Morytko	52	Director	2024

David M. Shaffer	58	Director, President and Chief Executive Officer	2025

Paul J. Tufano	69	Director	2023

Ronald P. Vargo	69	Director	2025

Rudolph Wynter	58	Director	2023

(1)

Terms of office for continuing directors and director nominees are scheduled to expire at the annual meeting of stockholders to be held in the year indicated. In accordance with the Corporate Governance Guidelines, no director who has reached the age of 75 may be nominated for re-election. Mr. Katsaros and Gen. Magnus will therefore not be eligible for re-election at the 2024 Annual Meeting of Stockholders.

Our directors and director nominees collectively possess the expertise, leadership skills, and diversity of experiences and backgrounds to oversee the execution of the Company’s growth strategy and protect long-term stockholder value, which qualifications are summarized below. More detailed information about each director and director nominee can be found under their respective biography.

Name	Executive Leadership	Character / Integrity	Industry / Manufacturing	Scientific / Technology	Global / International	Accounting / Financial	Environmental

Arthur T. Katsaros

Caroline Chan

Hwan-yoon F. Chung

Steven Fludder

Howard I. Hoffen

Gen. Robert Magnus

Tamara Morytko

David M. Shaffer

Paul J. Tufano

Ronald P. Vargo

Rudolph Wynter

Our directors and director nominees are diverse in gender and demographic background, which are summarized below as of the date of this Proxy Statement.

Board Diversity Matrix *	# Female	# Male

Gender Identity	2	9

Demographic Background

African American or Black	0	1

Alaskan Native or American Indian	0	0

Asian	1	1

Hispanic or Latinx	0	0

Native Hawaiian or Pacific Islander	0	0

White	1	7

Two or More Races or Ethnicities	0	0

LGBTQ+	0

* Based on 11 Total Number of Directors

ARTHUR T. KATSAROS	Age 75	Director Since 2005
Former Group Vice President - Development and Technology, Air Products and Chemicals Inc.
INDEPENDENT NON-EXECUTIVE CHAIR OF THE BOARD		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: None Other Public Boards: None		✓ Senior Management Leadership ✓ International Business ✓ Global Manufacturing ✓ Environmental

Career Highlights: Mr. Katsaros has been a Director of EnerSys since July 2005 and the Independent Non-Executive Chair of the Board of Directors since May 2016. Mr. Katsaros was the Group Vice President—Development and Technology of Air Products and Chemicals, Inc. a leading industrial gases company, from 2002 and until his retirement in April 2007. From 1996 through 2002, he was Group Vice President of Engineered Systems and Operations of Air Products.

Board Experience: Mr. Katsaros serves as the Chairman of CDG Environmental, LLC, a manufacturer of supply systems for water treatment, a position he has held since 2009.

Skills and Qualifications: Mr. Katsaros’ experience qualifying him for service as a member of the Board of Directors includes over fifteen years’ experience in executive positions with a global manufacturer, in charge of international business and operations, such as manufacturing, engineering, information technology and research and development. His background and his experience as a member of our Board of Directors qualifies him to serve as Independent Non-Executive Chair of the Board. Mr. Katsaros received a Bachelor of Science degree in Chemical Engineering from Worcester Polytechnic Institute and a Master of Business Administration from Lehigh University. He also completed the Advanced Management Program at Harvard University’s Graduate School of Business.

CAROLINE CHAN	Age 60	Director Since 2020
Vice President & General Manager, Intel Corporation
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Compensation, Nominating & Corporate Governance, Technology Advisory Committee Other Public Boards: None		✓ Wireless / 5G Infrastructure ✓ Strategic Planning ✓ International Business

Career Highlights: Ms. Chan has been a Director of EnerSys since July 2020. Since 2018, she has been the Vice President and General Manager of the Network Business Incubator Division at Intel Corporation, a leading global technology company, whose shares are listed on The NASDAQ Stock Market. Ms. Chan has held numerous other positions with Intel, such as Vice President and General Manager of the 5G Infrastructure Division (from 2017 through 2018), Sr. Director of the 5G Infrastructure Division (from 2016 to 2017), Director of Wireless Technology and Strategy (from 2010 to 2016), and Director of Strategy Business Development, Wireless Program Office (from 2009 through 2010).

Board Experience: Since 2017, Ms. Chan has served as a director of Telecom Infra Project, a non-profit membership organization focused on progress and developments in all facets of the telecom industry.

Skills and Qualifications: Ms. Chan’s strategic planning expertise, especially as it relates to 5G and wireless infrastructure and market development, makes her an invaluable contributor to the Board. Ms. Chan received her Bachelor of Science degree in Electrical and Computing Engineering from the University of Texas and her Master of Science degree in Electrical and Computing Engineering from the University of Massachusetts.

HWAN-YOON F. CHUNG	Age 49	Director Since 2006
Managing Director, DCP Capital
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit Other Public Boards: None		✓ Financial Expert ✓ Private Equity ✓ Environmental

Career Highlights: Mr. Chung has been a Director of EnerSys since February 2006. He is the Managing Director of DCP Capital, a private equity firm, since August 2017. From December 2015 to August 2017, he was the Senior Vice President—Corporate Finance of Hudson’s Bay Company, a department store operator. From November 2012 through December 2015, he was President and Chief Executive Officer of Allied Resource Company, a privately held investment company with interests in businesses that deploy proprietary industrial-scale technologies to recycle waste, reduce pollutants and other emissions. Prior thereto, Mr. Chung was a Principal of Metalmark Capital LLC, a private equity firm, since its inception in 2004 until 2012.

Board Experience: Mr. Chung currently serves as a Director of several privately held businesses, including MFS Technology, a flexible printed circuit board manufacturer, and Orgain, Inc., a nutritional foods company. Mr. Chung also served as a Director of Shape Technologies Group, a leading ultrahigh-pressure pump manufacturer, from 2019 to 2020, and PURAGLOBE, a leading used oil recycling technology company, from 2013 to 2017.

Skills and Qualifications: The financial acumen and environmental experience that Mr. Chung obtained through his private equity background were attributes important in qualifying him for service as a member of the Board of Directors, and a member and financial expert to the Audit Committee. Mr. Chung received his Bachelor of Arts in Philosophy from the College of Arts and Sciences of the University of Pennsylvania, and his Bachelor of Science degree in Economics from the Wharton School of Business of the University of Pennsylvania.

STEVEN M. FLUDDER	Age 63	Director Since 2020
Chief Executive Officer of LS Energy Solutions LLC
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit, Nominating & Corporate Governance, Technology Advisory Committee Other Public Boards: None		✓ Smart Energy Storage ✓ Electric Grid Experience ✓ Environmental Business Initiatives

Career Highlights: Mr. Fludder has been a Director of EnerSys since July 2020. Since October 2020, he is the President and Chief Executive Officer of LS Energy Solutions LLC, an energy storage and related technologies company. From 2017 to June 2020, he served as the Chief Executive Officer of NEC Energy Solutions, Inc., an electric power grid scale energy storage company wholly owned by NEC Corporation, a Japanese multinational information technology and electronics company whose shares are listed on the Tokyo Stock Exchange. From 2015 to 2017, Mr. Fludder was the Chief Executive Officer of alpha-En Corporation, a battery technology company, whose shares were publicly quoted on the OTC stock market. From 2010 to 2014, he was Senior Executive Vice President, Division General Manager and Samsung Group Officer, where he was head of worldwide sales and marketing for Samsung Engineering, a global engineering, procurement and construction (EPC) firm serving a broad range of energy industries, and President of Samsung Techwin Power Systems Division. Prior to Samsung, he had a 27-year career with General Electric in various roles, including having served as a Vice President and Corporate Officer where he led GE’s companywide environmental business initiative.

Board Experience: Mr. Fludder served as a director of Ocean Power Technologies Inc., a renewable energy company focused on remote offshore applications whose shares are listed on The New York Stock Exchange, from May 2016 through December 2020.

Skills and Qualifications: Mr. Fludder’s expertise in smart energy storage and electrical grids, as well as his significant experience in environmental-focused business initiatives, qualifies him to serve on the Board of Directors. He received a Bachelor of Science degree in Mechanical Engineering from Columbia University and a Bachelor of Science degree from Providence College. He earned a Master of Science degree in Mechanical Engineering from the Massachusetts Institute of Technology.

HOWARD I. HOFFEN	Age 59	Director Since 2004
Chairman, CEO and Managing Director, Metalmark Capital LLC
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Nominating & Corporate Governance Other Public Boards: None		✓ Audit & Financial ✓ Risk Management ✓ Strategic Planning

Career Highlights: Mr. Hoffen has been a Director of EnerSys since it became publicly traded in July 2004. He is currently the Chairman, Chief Executive Officer, and a Partner of Metalmark Capital LLC. Mr. Hoffen was a founding member of Metalmark in 2004 and served as Chairman and Chief Executive Officer of Morgan Stanley Capital Partners from 2001 to 2004, after having performed various roles in the private equity group since he joined Morgan Stanley in 1985.

Board Experience: From October 2019 to September 2021, Mr. Hoffen served as Chairman of Amplitude Healthcare Acquisition Corp., a biotechnology company in hematopoietic stem cell transplantation, whose shares are listed on The NASDAQ Stock Market. He served as a Director of Pacific Coast Energy Holdings LLC, the general partner of Pacific Coast Oil Trust, whose trust units were listed on The New York Stock Exchange from 2008 to September 2019, and as a Director of Jones Energy Inc., an independent oil and gas company whose shares were listed on The New York Stock Exchange, from 2009 to May 2017. He is also a Director of several private companies and serves on the Board of Visitors of The Fu Foundation School of Engineering and Applied Sciences at Columbia University.

Skills and Qualifications: Through Mr. Hoffen’s experience in private equity and service on other corporate boards, he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation and strategic planning. He received his Master of Business Administration degree from Harvard Business School and his Bachelor of Science degree from Columbia University.

GEN. ROBERT MAGNUS, USMC (RETIRED)	Age 76	Director Since 2008
Retired Asst. Commandant of the United States Marine Corps
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Compensation, Nominating & Corporate Governance (Chair) Other Public Boards: None		✓ Financial Acumen ✓ Business & Military Experience ✓ Environmental Business Initiatives

Career Highlights: Gen. Magnus has been a Director of EnerSys since July 2008. Gen. Magnus served as the Assistant Commandant of the U.S. Marine Corps from 2005 to 2008. He retired from the U.S. Marine Corps in 2008 after over 38 years of distinguished service. Gen. Magnus’ operational assignments included Commander, Marine Corps Air Bases Western Area and Deputy Commander, Marine Forces Pacific. Gen. Magnus’ staff assignments included Chief, Logistics Readiness Center, Joint Staff; Executive Assistant to the Director of the Joint Staff; Head, Aviation Plans and Programs Branch; Assistant Deputy Chief of Staff for Aviation; Assistant Deputy Commandant for Plans, Policies, and Operations; and Deputy Commandant for Programs and Resources.

Board Experience: Gen. Magnus has served as a director of Kendall-Xylem, a vegetation management company, since May 2023. Gen. Magnus previously served as the Chairman of the Board of Directors of Elbit Systems of America, LLC, a provider of defense, homeland security, commercial aviation and medical products and solutions, as well as aircraft maintenance, repair and overhaul services, from March 2011 through December 2020. He also served as a Director of All My Sons Moving and Storage, a provider of moving services, from 2018 through 2021, and as a Director of Augusta Westland NA, a subsidiary of Italy’s Finmeccanica, a producer of advanced helicopters, from June 2009 to March 2016, and a Director of Fairway Group Holdings Corp, which is a provider of specialty grocery products and whose shares were listed on The NASDAQ Stock Market, from February 2014 until July 2016.

Skills and Qualifications: Gen. Magnus’ extensive financial management experience and responsibilities for peacetime and wartime programs and budgets for the U.S. Marine Corps, as well as his experience with environmental business initiatives, qualifies him for service as a member of our Board of Directors, member of the Compensation Committee, and Chair of the Nominating and Corporate Governance Committee. Gen. Magnus received his Bachelor of Arts degree in history from the University of Virginia and his Master of Business Administration degree from Strayer College. His formal military education included Naval Aviator Training, U.S. Marine Corps Command and Staff College, and the National War College. Gen. Magnus’ personal decorations included two Distinguished Service Medal awards, the Defense Superior Service Medal, Legion of Merit, and Navy Achievement Medal.

TAMARA (TAMMI) MORYTKO	Age 52	Director Since 2022
Former President, Pumps Division, Flowserve Corporation
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit, Compensation Other Public Boards: None		✓ Financial Expert ✓ Global Supply Chain ✓ Global Operations

Career Highlights: Ms. Morytko has served as a Director of EnerSys since December 7, 2022. From September 2020 through February 2023, she was the President of the Pumps Division at Flowserve Corporation, an industry leader in pumps, valves, and other flow control equipment, whose shares are listed on The New York Stock Exchange. From February 2018 until September 2020, Ms. Morytko was the Chief Operating Officer at Norsk Titanium, a leading metal 3D printing company, whose shares were listed on Euronext Growth Oslo. Before joining Norsk, she served as an operations and supply chain consultant. Prior to that she spent seven years at Baker Hughes, an energy technology company, first as Vice President, Global Supply Chain, then as Vice President, North America Region, and finally as President, Asia Pacific Region. From 1996 until 2010, Ms. Morytko served in a number of positions of increasing responsibility at Pratt & Whitney, an aerospace manufacturer, and as a senior auditor at Arthur Andersen, LLP, from 1992 to 1996.

Board Experience: Since 2019, Ms. Morytko has served on the Board of Directors of The Crosby Group, a KKR portfolio company and a leading manufacturer of rigging, lifting and material handling hardware. She previously served as a member of the Board of Directors of Pioneer Energy Services from 2019 to 2020.

Skills and Qualifications: Ms. Morytko has established a reputation in the industry as an enterprise operating leader and supply chain subject matter expert. She also possesses extensive experience and knowledge in audit, finance, and global operations, collectively qualifying her for service on the Board of Directors, and as a financial expert of the Audit Committee, and member of the Compensation Committee. Ms. Morytko received her Bachelor of Science degree in Accounting from Purdue University and a Master of Business Administration degree from Purdue University Krannert School of Management. She was recommended to the Nominating and Corporate Governance Committee by a third-party search firm.

DAVID M. SHAFFER	Age 58	Director Since 2016
President & Chief Executive Officer, EnerSys
DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Technology Advisory Committee Other Public Boards: None		✓ Global Leadership Experience ✓ Manufacturing ✓ Sales

Career Highlights: Mr. Shaffer has been a Director of EnerSys and has served as our President and Chief Executive Officer since April 2016. Prior thereto, he served as President and Chief Operating Officer since November 2014. From January 2013 through October 2014, he served as our President-EMEA. From 2008 to 2013, Mr. Shaffer was our President-Asia. Prior thereto he was responsible for our telecommunications sales in the Americas. Mr. Shaffer joined the Company in 2005 and has worked in various roles of increasing responsibility in the industry since 1989.

Board Experience: Mr. Shaffer is a Director of several EnerSys subsidiaries and is presently not a member of any outside boards.

Skills and Qualifications: Mr. Shaffer received his Bachelor of Science degree in Mechanical Engineering from the University of Illinois and his Master of Business Administration degree from Marquette University. Mr. Shaffer’s educational, manufacturing and sales background combined with a broad range of leadership experience in various aspects of our business globally, are attributes that qualify him for service as a member of the Board of Directors.

PAUL J. TUFANO	Age 69	Director Since 2015
Former President & Chief Executive Officer, Benchmark Electronics, Inc.
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit, Compensation (Chair) Other Public Boards: Teradyne, Inc.		✓ Financial Expert ✓ Senior Leadership Experience ✓ Manufacturing

Career Highlights: Mr. Tufano has been a Director of EnerSys since April 2015. From September 2016 until March 2019, he was President and Chief Executive Officer of Benchmark Electronics, Inc., a global provider of electronics contract manufacturing services and integrated engineering design and test services, whose shares are listed on The New York Stock Exchange. From February 2016 through March 2019, Mr. Tufano also served as a member of its Board of Directors. From December 2008 through September 2013, Mr. Tufano served as Chief Financial Officer of the Alcatel-Lucent Group, a telecommunications company, whose shares were listed on The New York Stock Exchange and the Paris Stock Exchange. In January 2013, in addition to his Chief Financial Officer responsibilities, he was named Chief Operating Officer. Before joining Alcatel-Lucent, Mr. Tufano served as Executive Vice President and Chief Financial Officer of Solectron Corporation, an electronics manufacturing company for original equipment manufacturers, from January 2006 to October 2007 and as Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano was President and Chief Executive Officer at Maxtor Corporation, a manufacturer of computer hard disks, from February 2003 to November 2004. Previously, he served as Executive Vice President and Chief Operating Officer from April 2001 and as Chief Financial Officer from July 1996 at Maxtor Corporation. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held management positions in finance and operations at International Business Machines Corporation (IBM), a technology and consulting company.

Board Experience: Mr. Tufano has been a Director of Teradyne, Inc., a supplier of automation equipment for test and industrial application whose shares are listed on The New York Stock Exchange, since March 2005, and was appointed as Chair of its Board of Directors in May 2021. He served on the Board of Directors of Benchmark Electronics, Inc., as discussed above.

Skills and Qualifications: Mr. Tufano’s experience qualifying him for service as a member of the Board of Directors includes expertise garnered from service as a former senior executive, including holding the positions, at times, of Chief Executive Officer or Chief Financial Officer, of several public manufacturing companies involving complex technologies. This experience qualifies him to serve as a member and a financial expert to the Audit Committee, and as Chairperson of the Compensation Committee. Mr. Tufano holds a Bachelor of Science degree in Economics from St. John’s University and a Master of Business Administration, Finance, Accounting and International Business degree from Columbia University.

RONALD P. VARGO	Age 69	Director Since 2017
Former Executive Vice President and Chief Financial Officer of ICF International, Inc.
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit (Chair), Compensation Other Public Boards: EPAM Systems, Inc.		✓ Financial Expert ✓ Technology & Engineering ✓ Leadership Experience

Career Highlights: Mr. Vargo has been a Director of EnerSys since August 2017. Mr. Vargo served as Executive Vice President and Chief Financial Officer of ICF International, Inc., a global consulting and technology services company whose shares are listed on The NASDAQ Stock Market, from April 2010 to May 2011. Prior to joining ICF, he served as the Executive Vice President and Chief Financial Officer of Electronic Data Systems (“EDS”), a global technology services company, and served as a member of the EDS Executive Committee. Mr. Vargo joined EDS as Vice President and Treasurer in 2004 and was promoted to Chief Financial Officer in 2006. Before joining EDS, he was employed from 1991 to 2003 by TRW, Inc., a global manufacturing and service company strategically focused on providing products and services with a high technology or engineering content to the automotive, space and defense markets. While at TRW, Mr. Vargo served in the positions of Vice President of Investor Relations and Treasurer and Vice President of Strategic Planning and Business Development. He began his career with General Electric in 1976 and also served in numerous leadership positions at BP plc and the Standard Oil Company, which was acquired by BP.

Board Experience: Since 2012, Mr. Vargo has served as a Director of EPAM Systems, Inc., a global provider of product development and software engineering solutions, whose shares are listed on The New York Stock Exchange. From 2009 through its acquisition in April 2022, he served as a Director of Ferro Corporation, a leading supplier of technology based functional coatings and color solutions, whose shares were listed on The New York Stock Exchange.

Skills and Qualifications: Mr. Vargo’s financial acumen and broad leadership experiences in technology and engineering in global markets qualify him for service on the Board of Directors, and as the Chair and a financial expert of the Audit Committee, and member of the Compensation Committee. Mr. Vargo holds a Master of Business Administration degree in Finance and General Management from Stanford University and a Bachelor of Arts degree in Economics from Dartmouth College.

RUDOLPH (RUDY) WYNTER	Age 58	Director Since 2022
President, National Grid plc New York Business
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Nominating & Corporate Governance, Technology Advisory Committee Other Public Boards: None		✓ Grid and Regulated Energy ✓ Strategic Planning & Operations ✓ Environmental

Career Highlights: Mr. Wynter has been a Director of EnerSys since August 1, 2022. Since April 1, 2021, he has served as the President of National Grid plc’s New York business, leading their regulated energy delivery portfolio that provides electricity and natural gas service to customers across the State of New York. National Grid plc has a primary listing on the London Stock Exchange where it is a constituent of the FTSE 100 Index, and a secondary listing in the form of its American depositary receipts on the New York Stock Exchange. Prior thereto, in his more than 30-year tenure at National Grid and its legacy companies, Mr. Wynter has served in many senior and operational roles, from Chief Operating Officer of its Wholesale Networks & Capital Delivery business to Strategic Planning, Engineering and Operations.

Board Experience: Mr. Wynter serves on the board of GridWise Alliance, the Partnership for New York City, since May 5, 2021, and is a member of the following trade associations: American Society of Mechanical Engineers, the American Gas Association, and the Edison Electric Institute.

Skills and Qualifications: Mr. Wynter’s wide-ranging experience includes a focus on grid resilience and clean energy technologies, including renewable energy sources as part of the solution to reduce greenhouse gas emissions, as well as significant experience in strategic planning, operations and engineering. All of these attributes qualify him for service as a member of the Board of Directors, and as a member of the Nominating and Corporate Governance Committee and the Technology Advisory Committee. Mr. Wynter earned his Bachelor of Science degree in Mechanical Engineering from Pratt Institute and his Master of Business Administration degree from Fordham University. He was recommended to the Nominating and Corporate Governance Committee by a third-party search firm.

CORPORATE GOVERNANCE

Independence of Directors

Our Board of Directors determined that all directors, with the exception of Mr. Shaffer, are independent from EnerSys and our management under the listing standards of The New York Stock Exchange (“NYSE”). The Board considered the NYSE standards, the fact that there were no transactions or arrangements between the directors and EnerSys, other than the consideration for serving as a director, and all other relevant facts and circumstances in making these independence determinations and concluded that there were no material relationships between any of our directors and EnerSys.

There are no familial relationships among our directors or executive officers.

Access to Corporate Governance Documents

Our corporate governance information and materials, including our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and Code of Business Conduct and Ethics, are available on the Investors page of our website at www.enersys.com or at investor.enersys.com, and any stockholder may obtain printed copies of these documents by writing to Investor Relations at: EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, by e-mail at: investorrelations@enersys.com or by calling Investor Relations at (610) 236-4040. Information contained on the website is not incorporated by reference or otherwise considered part of this Proxy Statement.

Committees of our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. The Board of Directors has determined that each committee member is independent under the NYSE listing standards. Our Board of Directors, from time to time, may establish other committees.

Audit Committee

Since January 23, 2023, directors Chung, Fludder, Morytko, Tufano, and Vargo (Chair) serve as members of our Audit Committee. Since the end of our last fiscal year from April 1, 2022, through January 22, 2023, directors Chung, Fludder, Tufano and Vargo (Chair) served as members of the Audit Committee.

For fiscal year 2023, the Board of Directors appointed each of directors Chung, Fludder, Morytko, Tufano, and Vargo as an “audit committee financial expert,” as such term is defined in rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors determined that each member of the Audit Committee is an independent director under the NYSE listing standards and the SEC rules and regulations applicable to audit committees and financially literate in accordance with the NYSE listing standards.

This Committee held a total of four (4) meetings during the fiscal year ended March 31, 2023.

The Audit Committee is responsible for:

∎	appointing, compensating and overseeing our independent registered public accounting firm (“independent auditors”);

∎	overseeing management’s fulfillment of its responsibilities for financial reporting and internal control over financial reporting;

∎	overseeing the activities of our internal audit function;

∎	reviewing and discussing policies and procedures with respect to risk assessment and overall enterprise risk management; and

∎	reviewing, discussing and overseeing policies relating to our hedging, swaps and other derivative transactions.

For additional information, see “Audit Committee Report” herein and the Audit Committee Charter, which is available on the Investors page of our website at www.enersys.com or investor.enersys.com.

Compensation Committee

Since January 23, 2023, directors Chan, Gen. Magnus, Morytko, Tufano (Chair), and Vargo, have served as members of the Compensation Committee. Since the end of our last fiscal year from April 1, 2022, through January 23, 2023, directors Chan, Gen. Magnus, Tufano (Chair) and Vargo had served as members of the Compensation Committee.

This Committee held a total of six (6) meetings during the fiscal year ended March 31, 2023.

The Compensation Committee is responsible for:

∎	reviewing and approving the compensation of our Chief Executive Officer (“CEO”) and the other named executive officers;

∎	reviewing and recommending to the Board the adoption of non-employee director compensation programs;

∎	administering our equity plans and other certain incentive compensation plans; and

∎	in partnership with the Nominating and Corporate Governance Committee, overseeing our diversity, equity and inclusion (DEI) efforts.

More specifically, the Compensation Committee has sole authority to set the base salaries and approve equity-based and incentive-based compensation for our named executive officers. It engages its own independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), to review the compensation levels of executives at our peer group companies and assess total compensation and make recommendations about changes in the compensation of our executives, including incentive and equity plan structure and performance goals. The consultant works with management on behalf of the Compensation Committee on matters under the Committee’s purview but provides no services to management or the Company other than its work for the Committee. The Compensation Committee also considers recommendations from our CEO with respect to the base salary of our other named executive officers. The Compensation Committee utilizes a similar methodology, including advice from its consultant on compensation levels and structure, for recommending non-employee director compensation and meeting fees, which are subject to Board approval.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (i) was, during fiscal year 2023, or had previously been an officer or employee of EnerSys or our subsidiaries nor (ii) had any direct or indirect material interest in a transaction of EnerSys or a business relationship with EnerSys, in each case that would require disclosure under the applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of EnerSys, on the one hand, and any member of the Compensation Committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

Nominating and Corporate Governance Committee

Since October 3, 2022, directors Chan, Fludder, Hoffen, Gen. Magnus (Chair), and Wynter serve as members of the Nominating and Corporate Governance Committee. Since the end of our last fiscal year from April 1, 2022, through October 2, 2022, directors Chan, Fludder, Hoffen and Gen. Magnus (Chair) served as members of the Nominating and Corporate Governance Committee.

This Committee held a total of five (5) meetings during the fiscal year ended March 31, 2023.

The responsibilities of the Nominating and Corporate Governance Committee include the following:

∎	identifying, reviewing the qualifications of, and recruiting qualified candidates for Board membership;

∎	reviewing the continuation of each director being considered for re-election;

∎	considering the contingent resignations of directors who do not receive a majority vote in connection with their respective election and recommend to the Board of Directors the action to be taken;

∎	making recommendations to the Board concerning the structure, composition and function of the Board and its committees;

∎	executive succession planning;

∎	overseeing the Company’s environmental, social and governance (ESG), DEI, and sustainability strategies, initiatives, policies and progress; and

∎	reviewing and assessing the adequacy of the Company’s corporate governance documents.

Technology Advisory Committee

On October 29, 2020, the Board approved the formation of the EnerSys Technology Advisory Committee. The Technology Advisory Committee acts as an advisory committee composed of both members of the Board and management, concerning matters of technology, research and development in support of the overall business strategy of the Company. Since October 3, 2022, directors Chan, Fludder, Shaffer and Wynter serve as members of the Technology Advisory Committee, along with other members of management. Since our last fiscal year from April 1, 2022, through October 2, 2022, directors Chan, Fludder and Shaffer, along with other members of management, served as members of the Technology Advisory Committee.

This Committee held a total of four (4) meetings during the fiscal year ended March 31, 2023.

Process for Selection of Director Nominee Candidates

The Nominating and Corporate Governance Committee is charged with reviewing the composition of the Board of Directors and refreshing it as appropriate. With this in mind, the Nominating and Corporate Governance Committee continuously reviews potential candidates and recommends nominees to the Board of directors for approval.

The Board of Directors takes a thoughtful approach to its composition to maintain alignment with our evolving corporate strategy. We believe our board composition strikes a balanced approach to director tenure and allows the Board of Directors to benefit from a mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and a deep understanding of our complex business.

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of EnerSys are that a candidate demonstrate, by significant accomplishments in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of EnerSys and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee considers the following characteristics in reviewing director candidates:

∎	integrity and character;

∎	sound and independent judgment;

∎	breadth of experience;

∎	business acumen;

∎	leadership skills;

∎	scientific or technology expertise;

∎	familiarity with issues affecting global businesses in diverse industries; and

∎	diversity of backgrounds and experience.

In addition to these requirements, the Nominating and Corporate Governance Committee will also evaluate, in the context of the Board’s needs, whether the nominee’s skills are complementary to the existing Board members’ skills, and assess any material relationships with EnerSys or third parties that might adversely impact independence and objectivity, as well as such other criteria as the Nominating and Corporate Governance Committee determines to be relevant at the time. Except as described above, the Board and the Nominating and Corporate Governance Committee do not maintain a formal diversity policy, however, diversity is one of many factors considered in the nomination of our directors.

The Nominating and Corporate Governance Committee, Committee Chairperson and/or our Chief Executive Officer interview director nominee candidates that meet the criteria, and the Nominating and Corporate Governance Committee selects candidates that best suit the Board’s needs. We may from time to time hire an independent search firm to help identify and facilitate the screening and interview process of director candidates.

Stockholders may recommend qualified persons for consideration by the Nominating and Corporate Governance Committee. Stockholders making a recommendation must submit the same information as that required to be included by us in our Proxy Statement with respect to nominees of the Board of Directors. The stockholder recommendation should be submitted in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attention: Joseph G. Lewis, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary.

The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. The Nominating and Corporate Governance Committee will also review the performance as a director of any person already serving on the Board of Directors of EnerSys in determining whether to recommend that the Director be re-nominated.

Board Leadership Structure

For fiscal year 2023, the Board of Directors maintained a leadership structure that continues to separate the Chair and Chief Executive Officer roles by appointing an Independent Non-Executive Chair of the Board. Given its governance structure, the Board of Directors determined that the optimal structure for the Company at this time is to leave the role of Lead Director vacant, in lieu of appointing both an Independent Non-Executive Chair of the Board and a Lead Director (as described below).

The Board had created the position of Lead Director to strengthen Board oversight. The Lead Director must be a non-management director and must be deemed independent by the Board of Directors. The Lead Director works with the Independent Non-Executive Chair to approve Board agendas and schedules, advises on the quality, quantity and timeliness of information provided by management to the Board, and acts as a liaison between the independent directors and the Independent Non-Executive Chair of the Board. In the absence of the Independent Non-Executive Chair, the Lead Director also chairs executive sessions of the independent directors not attended by management. The Board has established procedures for determining which non-management director will serve as the Lead Director. The Lead Director is designated by the Board of Directors.

The Board’s Role in Risk Oversight

The Board oversees various risks potentially affecting EnerSys both directly and indirectly through its independent committees (Audit, Compensation, and Nominating and Corporate Governance). EnerSys has in place a risk management program that, among other things, is designed to identify risks across EnerSys with input from each business unit and function. Material risks are identified and prioritized by management and its Risk Committee that reports to the Audit Committee, and each prioritized risk is referred to the appropriate committee of the Board or the full Board for oversight. Members of the Board review on a quarterly basis information regarding our credit, liquidity, markets, legal, regulatory, compliance and operations, including technology, cybersecurity, sustainability, and DEI, as well as the strategic and financial considerations associated with each.

The Board exercises its oversight responsibility for risk both directly and through its three standing committees. Each quarter throughout the year, the Board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee’s risk oversight and related activities through regular attendance at all committee meetings by all directors. Strategic, operational and competitive risks also are presented and discussed at the Board’s quarterly meetings, and more often as needed. On at least an annual basis, the Board conducts a review of our long-term strategic plans and members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. At each quarterly meeting, or more often as necessary, our senior management team, along with the CEO, provide written and/or oral reports to the Board on the critical issues we face, and each officer reports on recent developments in their respective reporting area. These reports include a discussion of business risks as well as a discussion regarding enterprise risk. In addition, at each quarterly meeting, or more often as necessary, the Senior Vice President, General Counsel, Chief Compliance Officer and Secretary (“CLO”) updates the Board on material legal, risk, regulatory and sustainability matters.

Audit Committee

The Audit Committee is responsible for reviewing the framework by which management discusses our risk profile and risk exposures with the full Board and its committees. The Audit Committee meets regularly with our CFO, independent registered public accounting firm, internal auditor, CLO, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, and key operational risks, including cybersecurity. The Audit Committee meets regularly in private sessions with the independent registered public accounting firm, the internal auditor, the CLO, as well as a private session of committee members only, to facilitate a full and candid discussion of risk and other issues. Senior members of management from across business units and programmatic and functional disciplines within EnerSys make up a Risk Committee, which meets at least quarterly to identify significant risks to the Company, coordinate information sharing and mitigation efforts for all types of risks, sometimes working with outside advisors. The Risk Committee reports its results to the Audit Committee through the CLO on at least a quarterly basis.

The Audit Committee oversees the Company’s global cybersecurity risk environment and the Company’s cybersecurity strategy and priorities. The Company’s Senior Vice President and Chief Information Officer (the “CIO”), together with other senior leadership, reports to the Audit Committee at least semi-annually on the Company’s global information technology matters, including technology and cybersecurity structure and strategic efforts to protect, optimize and support the growth of the Company, while reviewing the Company’s internal assessment of cybersecurity risk management capabilities and responses.

The Company utilizes the National Institute of Standards & Technology Framework for Improving Critical Infrastructure Cybersecurity (NIST Framework), a toolkit for organizations to manage cybersecurity risk in its assessment of cybersecurity capabilities and in developing cybersecurity priorities. In addition to internal assessments, the Company’s cybersecurity strategy and capabilities are evaluated and audited against the NIST Framework and industry best practices by independent, third-party, leading specialists in cybersecurity. Our CIO and senior leadership review the results of the independent assessment with the Committee, together with measures to be implemented to further strengthen the Company’s information technology infrastructure as the Company and the cybersecurity environment evolve. We regularly provide information technology and cybersecurity training to employees, with at least one training session per year, and regularly distribute cybersecurity safety tips. We also conduct regular internal phishing education campaigns to heighten employee awareness to cybersecurity threats. The Company utilizes best-in-industry cybersecurity tools and services for endpoint detection and response, security operations center services, vulnerability management scanning, secure e-mail gateway, identify management, single sign-on, multi-factor authentication, and privileged access management.

The CIO reviews the cybersecurity program initiatives and KPI’s monthly with the global security team and provides quarterly updates to the executive team, which is then reported to the Board of Directors through the CLO or directly by the CIO.

Compensation Committee

The Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices and ensuring executive compensation is aligned with performance. The Compensation Committee is also charged with monitoring our incentive and equity-based compensation plans, including employee benefit plans, reviewing and retaining compensation advisers, and considering the results of the non-binding advisory say-on-pay vote and determine what adjustments, if any, are necessary or appropriate for the Company to make to its compensation policies and practices in light of the results of such vote. Also, the Compensation Committee periodically reviews the most important risks to EnerSys to ensure that compensation programs do not encourage excessive risk-taking.

The Compensation Committee meets at least quarterly with the CLO as well as in separate sessions with the Company’s external compensation consultant to facilitate a full and candid discussion of executive performance and compensation.

Nominating & Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees risks related to our overall corporate governance, including Board and committee composition, Board size, structure and diversity, director independence, our corporate governance profile and ratings and ESG and DEI-related strategies, initiatives and policies. The Committee is also actively engaged in overseeing plans and risks associated with succession planning for the Board and management.

Charters of the Committees of the Board of Directors

The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each operate pursuant to a written charter adopted by the Board of Directors. Each Committee reviews its charter at least annually. Copies of the charters are available on the Investors page of our website at investor.enersys.com or in print upon request. See “Corporate Governance–Access to Corporate Governance Documents.”

Director Attendance at Board, Committee and Annual Meetings

To ensure that demands on a director’s time will not detract from their ability to serve on our Board of Directors, our Corporate Governance Guidelines provide that non-management directors may not serve on more than four (4) public company boards, inclusive of our Board, and the Chief Executive Officer may not serve on more than two (2) public boards, inclusive of our Board. All members of our Board and the Chief Executive Officer are compliant with these guidelines.

Our Corporate Governance Guidelines also provide that directors are expected to attend meetings of the Board and meetings of the committees on which they serve. During fiscal year 2023, the Board of Directors met a total of four (4) times. Each director attended at least 75% of the total number of meetings of the Board and its committees on which the director served during the fiscal year, based on the number of such meetings held during the period for which each person served as a director or on a committee. It is our policy that directors are invited to the Annual Meeting but are not required to attend. Nine (9) of the ten (10) members serving on the Board of Directors at the time of the 2022 annual meeting of stockholders attended the meeting.

Executive Sessions of Non-Management Directors

The Board has established a policy requiring non-management directors to meet in executive session periodically during the course of each year.

Communications with the Board of Directors

Stockholders and other interested parties, who desire to communicate directly with any member (or all members) of the Board, any Board committee or any chair of any such committee, should submit such communication in writing addressed to the “Independent Non-Executive Chair of the Board of Directors” or “Non-Management Directors,” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by email to the Independent Non-Executive Chairman of the Board of Directors or Non-Management Directors by going to investor.enersys.com, under the link for Governance and Documents and Charters. Communications intended for the full Board of Directors may be submitted in the same manner.

Stockholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with our Audit Committee in writing addressed to the “Audit Committee Chair” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by e-mailing the Audit Committee by going to investor.enersys.com, under the link for Governance and Documents and Charters.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to our Chief Executive Officer, Chief Financial Officer and Controller, as well as our other officers, directors, employees and contractors of EnerSys. The Code of Business Conduct and Ethics, is translated into nine languages, and is available on our website at www.enersys.com/code or in print upon request. See “Corporate Governance–Access to Corporate Governance Documents.” Any amendment to, or waiver from, the Code of Business Conduct and Ethics for such officers will be disclosed on the Investors page of our website at www.enersys.com or investor.enersys.com.

ESG Oversight & Initiatives

EnerSys is committed to being a responsible corporate citizen by working to decrease the environmental impact of our business activities throughout our operations, enhancing workplace safety and the health and well-being of our employees, offering our employees opportunities to grow and develop their careers, and working to increase the diversity of our workforce and supporting inclusive workplaces.

Our policies and practices aim to protect, conserve, and sustain the world’s natural resources, as well as to protect our customers and the communities in which we live and operate. We believe that the power systems and energy management sector plays a key role in finding innovative solutions to address some of the most pressing global challenges, and we are continuously working to improve the positive impact our products and services have around the world.

The Board of Directors and our CEO administer our ESG program by which EnerSys communicates and monitors our overall ESG strategy. The Board of Directors has revised the charter of the Nominating and Corporate Governance Committee to specifically include as one of its responsibilities assisting the Board in fulfilling its oversight responsibilities relating to the Company’s policies and practices regarding ESG matters that are significant to the Company. Our other Board committees also have oversight responsibility for ESG topics under their purview. Our CLO reports to the Audit

Committee of the Board of Directors on both legal, ethics and compliance matters, and environmental, health and safety matters, at each Audit Committee meeting. The Compensation Committee and the Nominating and Corporate Governance Committee have oversight of management succession, talent development and diversity and inclusion efforts. The Audit Committee and the full Board are also directly engaged with ESG risk areas through our comprehensive enterprise risk management program.

EnerSys has been integrating ESG considerations into our everyday operations and future business strategies, including with respect to sustainability, climate change, conflict minerals, environmental responsibility and engagement, resource use, employee and supplier diversity, anti-slavery and human trafficking, battery recycling programs and environment and sustainability issues with respect to the production and life cycle of our products. Our ESG Steering Committee consists of senior management and subject matter experts and meets quarterly, and we also maintain a sustainability team, which leads our significant efforts with respect to climate change management, product sustainability and sustainability topics in operations and supply chain management. Sustainability, including climate change impact, is integrated into our decision-making process. The team also provides input and relevant expertise to our dedicated teams focused on workforce health and safety, diversity, equity, inclusion, and community engagement. We also offer a complete battery recycling program to assist our customers in preserving our environment and complying with recycling and waste disposal regulations. These various policies are available on our website at www.enersys.com.

On April 21, 2022, we published our inaugural, comprehensive 2021 Sustainability Report, and released an update to Sustainability on May 16, 2023. The 2022 Sustainability Update details our progress and performance on key ESG issues and formalizes our commitment to building a sustainable future. Both publications place a spotlight on the Company’s commitment to our workforce, diversity, equity and inclusion particularly through the CEO Action for Diversity and Inclusion, as well as care and support to local and broader communities through various charitable giving partners and initiatives.

Fiscal year 2022 was pivotal for EnerSys as a sustainability industrial technology company, and our commitment and progress positively advanced through fiscal year 2023. On July 27, 2022, we submitted our disclosures on climate to the CDP, and on December 14, 2022, we published our first Task Force on Climate Related Financial Disclosures Report. On May 16, 2023, we published our 2022 Sustainability Update that outlines achievements and progress made with our programs and initiatives since our 2021 Sustainability Report.

EnerSys has taken several notable actions, including joining the United Nations Global Compact – solidifying its commitment to the organization’s ten sustainability principles – and the U.S. Department of Energy’s Better Plants Program, through which the Company committed to reducing its energy intensity by 25% over the next 10 years (from a calendar year 2020 baseline). EnerSys also signed onto the United Nations CEO Water Mandate initiative toward reducing global water stress.

The EnerSys Sustainability publications highlight how EnerSys batteries, chargers and monitoring services help its customers achieve their carbon reduction and renewable energy goals. We demonstrate how EnerSys products and services offer the reliability and power capacity needed to propel the global economy through the transition toward clean energy, electric vehicles and Net Zero carbon emissions.

EnerSys continues to seek out and drive internal initiatives that improve the sustainability of its operations, build a diverse and inclusive culture, and support the health and well-being of its employees and communities. EnerSys recognizes disclosure as a crucial step in ensuring accountability and maintaining a positive corporate reputation.

We continue to work to understand the potential impacts that climate change has on our business and to integrate sustainability principles throughout all business units and leadership roles.

We also require annual training of our workforce around our policies, including our Code of Business Conduct and Ethics, harassment prevention, unconscious bias, avoiding insider trading and cybersecurity.

Human Capital Management

EnerSys is committed to a comprehensive, cohesive, and positive employee experience. We consider talent acquisition, development, engagement, and retention critical drivers of our business success. Our Board of Directors, through the Compensation Committee and the Nominating and Corporate Governance Committee, retains oversight of our human capital management process, including succession, demographics, talent development, employee retention, material aspects of employee compensation, as well as diversity and inclusion, recruitment, and compensation efforts. The

Nominating and Corporate Governance Committee reports on human capital matters at each regularly scheduled Board of Directors meeting. The most significant human capital measures, objectives and initiatives include the following:

∎

Health, Safety, and Wellness: Our fundamental responsibility as an employer is to provide a safe and healthy workplace for all our employees. This undertaking is explained further in our Safety and Health Policy. Our health and safety programs are designed around global standards with appropriate variations addressing the multiple jurisdictions and regulations, specific hazards and unique working environments of our manufacturing and production facilities, service centers and headquarter operations. Above all else, we are dedicated to the safety and well-being of our employees.

∎

Diversity, Equity, Inclusion and Belonging: We strive to create a work environment that emphasizes respect, fairness and dignity and that does not tolerate discrimination or harassment. Individuals are evaluated based on merit, without concern for race, color, religion, national origin, citizenship, marital status, gender (including pregnancy), gender identity, gender expression, sexual orientation, age, disability, veteran status, or other characteristics protected by law. We are committed to providing equal opportunities to every member of our workforce. In addition to following all applicable local laws and regulations, our executive steering committee remains fully engaged. We continue to be committed to, among other things, the CEO Action for Diversity & Inclusion, and funding additional staffing to further support efforts to advance diversity, equity and inclusion in the workplace.

∎

Philanthropy and Volunteerism: Over the past fiscal year we created an executive management level corporate giving committee dedicated to encouraging and supporting charitable efforts by EnerSys globally. EnerSys is strongly committed to being an outstanding corporate citizen on a global basis in all the countries and communities where we do business. This commitment is reflected in a strong ethic for charitable contributions, endorsement of community activities, encouraging employees to give freely of their own time to serve on boards or committees in many organizations and supporting educational programs in schools and colleges. We created several sub-committees to assist the Company in its strategic philanthropic endeavors that support all communities in which we work. Additionally, we regularly sponsor volunteer events and fundraising campaigns, to encourage our employees to give back to their communities and wherever help is needed.

∎

Training and Career Management: Employees receive regular development feedback through a quarterly 1:1 review with their manager, which encourages open dialogues to identify and cultivate skills and opportunities. We encourage our leaders to facilitate effective conversations and measure the effectiveness of these conversations by regularly surveying our employees. In addition to training and development opportunities, all new employees are required to participate in seminars to introduce them to the EnerSys business, our strategy, our culture and philosophies. We encourage all our employees to engage in ongoing training, professional development and educational advancement programs. Through our established EnerSys Academy, we provide employees worldwide with resources to expand their knowledge on a broad scope of relevant topics to promote their growth and development.

∎

Compensation and Benefits: To attract, retain and recognize talent, we aim to ensure merit-based, compensation practices and strive to provide competitive compensation and benefit packages to our workforce. We provide employee wages that are consistent with employee positions, skill levels, experience, knowledge and geographic location. We align our executives’ and eligible employees’ annual bonus opportunity and long-term equity compensation with our stockholders’ interests by linking realizable pay with company financial performance. In addition, we perform annual pay equity studies to evaluate our global pay practices across the organization.

NON-EMPLOYEE DIRECTOR COMPENSATION

We believe that the amounts and form of compensation and the methods used to determine compensation of our non-employee directors are important in (i) attracting and retaining directors who are independent, interested, diligent and actively involved in overseeing EnerSys’ affairs and (ii) more substantially aligning the interests of our non-employee directors with the interests of our stockholders. We did not separately compensate Mr. Shaffer for his service on the Board of Directors for fiscal year 2023.

For fiscal year 2023, our Compensation Committee retained the services of FW Cook, as an independent compensation consultant to the Compensation Committee, to provide competitive data and make recommendations on the compensation of our named executive officers as we describe beginning on page 40, as well as to assist the Compensation Committee in evaluating the compensation of our non-employee directors. The Compensation Committee considers this information, including the applicable peer group data, and ultimately recommends any changes to the non-employee director compensation program to our Board for its approval. In assessing non-employee director compensation, we utilize the same peer group that is used for executive compensation and is described in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 40. The Compensation Committee reviews and the Board of Directors approves the non-employee director compensation program annually, which is then in effect from annual meeting to annual meeting.

Cash Compensation

The cash elements of the non-employee director compensation program recommended by the Compensation Committee and approved by the Board in fiscal year 2023, which became effective immediately following the 2022 annual meeting of stockholders, were unchanged from the prior year, and as follows:

∎	Annual retainer—$85,000 per year

∎	Committee meetings—$1,500 each

∎	Independent Non-Executive Chair—additional $150,000 per year (paid 50% in deferred stock units and 50% in cash)

∎	Audit Committee Chair—additional $15,000 per year

∎	Compensation Committee Chair—additional $15,000 per year

∎	Nominating and Corporate Governance Committee Chair—additional $15,000 per year

Equity Compensation

For fiscal year 2023, each non-employee director received an award of deferred stock units, with a grant date fair market value of $142,500. Deferred stock units are immediately vested on the date of grant and are payable in shares of our common stock six months after termination of service as a director unless payout is otherwise deferred by a director at the time of grant.

We make all equity awards to non-employee directors under our stockholder-approved equity incentive plan, which we describe on page 46, and in accordance with our policy on granting equity awards, which we described on page 48. As required under their respective award agreements, we credit directors with any dividend equivalents attributable to such equity awards.

Director Deferred Compensation Plan

Under the EnerSys Voluntary Deferred Compensation Plan for Non-Employee Directors, which we refer to as the “Director Plan,” each non-employee director may defer receipt of all or a portion of any cash fees that are payable to the director for service on the Board.

Participants may elect to allocate the deferred fees (i) into an investment account, under which investment options are the same as those available to our employees under our 401(k)-retirement plan, or (ii) into a stock unit account, under which the director will be awarded stock units pursuant to our stockholder-approved equity compensation plan. If the director elects to allocate the deferred fees into the stock unit account, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the stock unit deferral account. The matching contribution will be in the form of restricted stock units and will vest quarterly over one year from the date the units are credited to the account, except that participants will automatically become 100% vested in the matching contribution upon our change in control. All stock units are payable in shares of our common stock.

Under the Director Plan, our non-employee directors may also defer receipt of all or a portion of shares payable due to vesting of restricted stock units granted pursuant to the matching contribution discussed above. At a director’s election, the shares otherwise payable, together with any dividends thereon, are credited to a hypothetical bookkeeping account in the director’s name and will be paid to the director in a lump sum at the time specified in the election or, if earlier, upon our change in control or the director’s death.

The Director Plan is a nonqualified deferred compensation plan. As such, the rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Stock Ownership Guidelines

We have implemented stock ownership guidelines under which we expect each non-employee director to beneficially own shares of our common stock with a value equal to five times the annual Board cash retainer, not including meeting or committee chair fees, paid to such director during the previous fiscal year. The Compensation Committee evaluates stock ownership on an annual basis. We expect each director to attain the investment level no later than five years from the date the director first becomes a non-employee director. Each individual serving as a non-employee director during fiscal year 2023 has achieved or is on target to achieve the investment level established by the stock ownership guidelines.

Hedging and Pledging Prohibition

As with our employees, we do not permit our non-employee directors to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2023

The table set forth below summarizes the compensation that we paid to our non-employee directors for the fiscal year ended March 31, 2023. None of our non-employee directors received option awards, non-equity incentive plan compensation, pension, nonqualified deferred compensation, or any other compensation for the fiscal year ended March 31, 2023.

Name	Fees Earned in Cash		Stock Awards(1)(2)	Total
Caroline Chan	$106,000		$142,508	$248,508
Hwan-yoon F. Chung	$91,000		$142,508	$233,508
Steven M. Fludder	$103,000	(3)	$163,693	$266,693
Howard I. Hoffen	$91,000	(3)	$161,259	$252,259
Arthur T. Katsaros	$160,000	(3)	$250,492	$410,492
Gen. Robert Magnus, (USMC) Retired	$115,000		$142,508	$257,508
Tamara Morytko	$30,322	(3)	$4,683	$35,005
Paul J. Tufano	$115,000	(3)	$157,887	$272,887
Ronald P. Vargo	$115,000	(3)	$154,484	$269,484
Rudolph Wynter	$63,212	(3)	$155,434	$218,646

(1)	Directors Fludder, Hoffen, Katsaros, Morytko, Tufano, Vargo, and Wynter each hold unvested stock units, including accumulated dividend equivalents with respect to such units, under the Director Plan.

Name	Unvested Stock Units Under the Director Plan
Steven M. Fludder	175
Howard I. Hoffen	156
Arthur T. Katsaros	275
Tamara Morytko	55
Paul J. Tufano	126
Ronald P. Vargo	89
Rudolph Wynter	128

(2)

We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the deferred stock units that we awarded to each non-employee director in fiscal year 2023 as described above. Assumptions used in the calculation of these amounts are included in the footnotes to our audited financial statements for the fiscal year ended March 31, 2023, included in our Annual Report on Form 10-K, filed on May 24, 2023.

(3)

Directors Fludder, Hoffen, Katsaros, Morytko, Tufano, Vargo and Wynter each deferred all or a portion of these amounts into a stock unit deferral account, pursuant to the terms of the Director Plan. They received matching contributions, subject to dividend equivalents, with respect to such stock units. Under the Director Plan, the restricted stock units comprising the matching contribution vest quarterly over one year from the date of the deferral, and any unvested amounts are cancelled upon termination of service as a director. All stock units are payable in shares of our common stock.

Name	Underlying Stock Units Added to Director Plan	Matching Contribution Added to Director Plan
Steven M. Fludder	1,518	303
Howard I. Hoffen	1,340	268
Arthur T. Katsaros	2,357	472
Tamara Morytko	274	55
Paul J. Tufano	1,107	221
Ronald P. Vargo	886	178
Rudolph Wynter	844	168

Proposal No. 2	Approve, Ratify and Adopt the EnerSys 2023 Equity Incentive Plan

The Board of Directors has adopted the 2023 Equity Incentive Plan, which we refer to as the 2023 EIP, and recommends it for stockholder approval. The Board believes it to be in the best interest of the Company to adopt the 2023 EIP to align our employees’ and non-employee directors’ interests in our success with the long-term interests of our stockholders. We are seeking your approval so that we may use the 2023 EIP to grant several types of equity and compensation awards including incentive stock options (options that enjoy favorable tax treatment under Sections 421 and 422 of the Internal Revenue Code of 1986, as amended (the “Code”)), non-qualified stock options, restricted stock, restricted stock units, performance shares, stock appreciation rights (“SARs”), bonus shares, other stock-based awards, as well as performance compensation awards. Subject to stockholder approval of the 2023 EIP, and upon its effective date, no additional awards will be made from the EnerSys Amended and Restated 2017 Equity Incentive Plan (the “2017 Plan”). The 2017 Plan is our only plan under which equity awards can currently be granted, as all other prior equity incentive plans have expired by their terms. We refer to the 2017 Plan and the EnerSys Second Amended and Restated 2010 Equity Incentive Plan collectively herein as our “Prior Plans.”

As of the effective date of the 2023 EIP, a total of 3,614,500 shares will be authorized for awards granted under the 2023 EIP, less one share for every one share that was subject to an option or SAR granted under the 2017 Plan after June 8, 2023 and prior to the effective date and 1.98 shares for every one share that was subject to an award other than an option or SAR granted under the 2017 Plan after June 8, 2023 and prior to the effective date. The total of 3,614,500 shares that would be available for grant under the 2023 EIP (our proposed new total share authorization) includes the 2,124,500 shares that were available for grant under the 2017 Plan as of June 8, 2023, plus our proposal for 1,490,000 new shares. EnerSys believes the 2023 EIP, including the maximum number of shares available for awards under it, is necessary to ensure that we have adequate capacity to continue to attract and retain talented employees and non-employee directors. We believe that this number represents a reasonable amount of potential equity dilution and allows the Company to continue to award equity incentives, which are an important component of our overall compensation program.

As of June 8, 2023, approximately 2,250 employees, no consultants, and 10 non-employee directors would have been eligible to participate in the 2023 EIP had it been effective.

Share Usage and Key Data

Number of shares that will be authorized for future grant after stockholder approval of the 2023 EIP(1)	3,614,500
Number of shares relating to outstanding stock options at 6/8/23	1,056,595
Number of shares outstanding at 6/8/23 relating to full-value awards (restricted stock units)	1,047,635
Weighted average remaining term of outstanding options at 6/8/23	7.29 years
Weighted average exercise price of outstanding options at 6/8/23	$79.86

(1)

Grants of stock-based awards other than options or SARs will count against the authorization as 1.98 shares. The authorization will also be reduced by the number of shares granted between June 8, 2023, under the 2017 Plan, and the date of stockholder approval at the fungible ratio.

A company’s burn rate is equal to the total number of equity awards the company granted in a fiscal year divided by the weighted average common shares outstanding for that year. Our three-year average burn rate, at the time the Board of Directors approved the 2023 EIP, was approximately 1.45%, as further outlined in the table below. We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. We carefully monitor our annual burn rate, dilution and equity expense, to ensure that we maximize stockholders’ value by granting only the appropriate number of equity incentive awards necessary to attract, reward, and retain employees, directors and consultants.

Year	Stock Options Granted	Restricted Stock Units Granted	Performance Share Units Granted at Target (1)	Total Granted	Weighted Average Common Shares Outstanding	Burn Rate
2023	310,140	386,876	0	697,016	40,809,235	1.71%
2022	246,222	254,436	0	500,658	42,106,337	1.19%
2021	295,068	324,262	37	619,367	42,548,449	1.46%

3-Year Average						1.45%

(1)	The number of performance share units earned in 2021, 2022, and 2023 were 65,096 shares, 46,965 shares, and 50,366 shares, respectively.

Key Features of the Plan

The 2023 EIP has a number of special terms and limitations that are supportive of sound corporate governance practices, including:

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Stock Options and Stock Appreciation Rights (SARs) Granted at No Less Than Fair Market Value. The exercise price for stock options and SARs granted under the 2023 EIP must equal or exceed the underlying stock’s fair market value as of the grant date, subject to a limited exception for awards that are assumed or substituted in corporate transactions.

∎	Prohibition on Repricing. The 2023 EIP expressly states that stock options and SARs may not be “repriced” without stockholder approval.

∎	Clawback. All awards made under the 2023 EIP are subject to the Company’s clawback policy, which applies to cash as well as all time- and performance-based equity awards.

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Fungible Ratio. The 2023 EIP utilizes a “fungible ratio” where any stock awards other than stock options and SARs reduce the number of shares available for issuance by 1.98 times the number of shares subject to such award.

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Minimum Vesting Provision. Vesting of equity-based awards under the 2023 EIP will be contingent upon the completion of a service period of at least one year with respect to the award (subject to limited exceptions as described below and in the 2023 EIP, including an exception for up to five percent of the available share reserve under the plan).

∎

Prohibition on Liberal Recycling for Appreciation Awards. Shares tendered by a participant or withheld by the Company in payment of the purchase price of a stock option or to satisfy any tax withholding obligation with respect to any option or SAR do not become available for issuance as future awards under the 2023 EIP.

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Prohibition on Paying Dividends or Dividend Equivalents on Unvested Awards. Dividends or dividend equivalents credited or payable in connection with an award under the 2023 EIP that is not yet vested will be subject to the same restrictions and risk of forfeiture as the underlying award and will not be paid until the underlying award vests.

∎

Limit on Non-Employee Director Compensation. The aggregate grant date fair value of shares subject to awards granted under the 2023 EIP, together with any cash compensation earned and paid or payable, during any calendar year to any one non-employee director will not exceed $600,000.

∎

No Automatic Single Trigger Equity Acceleration. Upon our change in control of the Company, awards may be assumed or substituted for by the successor, and generally would continue with a “double trigger” which requires a qualifying termination of employment in order to accelerate.

∎	No Change in Control/280G Tax Gross-Ups. EnerSys does not provide its employees with tax gross-ups on change in control benefits.

∎	Mandatory Holding Period After Vesting on Performance Share Units. Shares earned under the performance share units are subject to an additional one-year holding period after vesting.

2023 EIP Description

The following is a summary of the material terms of our 2023 EIP. This description is not complete. For more information, we refer you to the full text of the 2023 EIP, which is attached as Appendix A. The 2023 EIP will be effective upon stockholder approval at this meeting.

Available Shares. The 2023 EIP authorizes the grant of incentive stock options, “non-qualified” (for purposes of the Code) stock options, SARs (including tandem SARs), restricted stock, restricted stock units, performance shares, other stock-based awards as well as performance compensation awards to our employees, non-employee directors and those of our subsidiaries.

As of the effective date of the 2023 EIP, and subject to certain equitable and other adjustments as described below, the maximum aggregate number of shares of common stock that may be issued in connection with awards granted under the plan is 3,614,500 shares, less one share for every one share that was subject to an option or SAR granted after June 8, 2023 under the 2017 Plan and prior to the effective date , and 1.98 shares for every one share that was subject to an award other than an option or SAR granted after June 8, 2023 under the 2017 Plan and prior to the effective date. Any shares that are subject to options or SARs will be counted against this limit as one share for every one share granted, and any shares that are subject to awards other than options or SARs will be counted against this limit as 1.98 shares for every one share granted. No more than the maximum aggregate number of shares that may be used under the 2023 EIP, as stated above, may be granted as incentive stock options. Upon the effective date, no further awards may be made from the 2017 Plan (and all other Prior Plans have already been frozen).

The number of shares issued or reserved pursuant to the 2023 EIP, or pursuant to outstanding awards, is subject to adjustment as a result of mergers, consolidations, reorganizations, stock splits, stock dividends, and other dilutive changes in our common stock.

Shares subject to any awards (or awards granted under any Prior Plan) that expire without being exercised or that are forfeited or settled in cash will again be available for future grants of awards under the 2023 EIP. Shares subject to awards (under the 2023 EIP or any Prior Plan) that have been tendered by a participant or retained by us in payment or satisfaction of the exercise price and any applicable tax withholding obligation of an option or SAR will not be added back to the share limit described above and will not be available for future grant. In addition, shares subject to a SAR that are not issued in connection with its stock settlement on its exercise, and shares reacquired by us on the open market or otherwise using cash proceeds from the exercise of stock options, will in each case also not be added back to the share limit described above and will not be available for future grant. Shares subject to awards that have been retained by the Company or tendered by a participant in payment or satisfaction of tax withholding obligations of an award other than an option or SAR (or an award other than an option or SAR granted under a Prior Plan) will be added back to the overall share limit and will be available for future awards under the Plan. Any shares that again become available for awards under the 2023 EIP shall be added as (i) one share for every one share subject to stock options or SARs granted under the 2023 EIP or stock options or SARs granted under any Prior Plan, and (ii) as 1.98 shares for every one share subject to awards other than stock options or SARs granted under the 2023 EIP or awards other than stock options or SARs granted under any Prior Plan.

Shares of common stock awards made under the 2023 EIP in substitution or exchange for awards granted by a company acquired by us or an affiliate, or with which we or an affiliate combine (“Substitute Awards”), do not reduce the maximum number of shares that are available for awards under the 2023 EIP. In addition, if a company acquired by us or an affiliate, or with which we or an affiliate combine, has shares remaining available under a pre-existing plan approved by its stockholders, the available shares (adjusted to reflect the exchange or valuation ratio in the acquisition or combination) may be used for awards under the 2023 EIP and will not reduce the maximum number of shares of common stock that are available for awards under the 2023 EIP; provided, however that awards using such available shares will not be made after the date awards or grants could have been made under the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not our employees or directors prior to the acquisition or combination.

The closing price of our common stock on the New York Stock Exchange was $104.37 on June 8, 2023.

Individual Director Award Limitations. Notwithstanding any other provision of the 2023 EIP to the contrary, the aggregate grant date fair value of shares (computed as of the date of grant in accordance with applicable financial accounting rules) subject to awards granted under the 2023 EIP, together with any cash compensation earned and paid or payable, for director-related services rendered during any calendar year to any one non-employee director will not exceed $600,000. For the avoidance of doubt, any compensation that is deferred will be counted towards the foregoing limit for the year in which the compensation is earned (and not counted in the year it is paid/settled), and no interest or other earnings on such compensation will count towards the limit.

Administration of the 2023 EIP. Our Compensation Committee administers the 2023 EIP. The Compensation Committee has the sole discretion to determine the employees and directors to whom awards may be granted under the 2023 EIP, the manner in which such awards will vest, and other conditions applicable to such awards. Awards may be granted by the Compensation Committee to employees and non-employee directors in such numbers and at such times during the term of the 2023 EIP as the Compensation Committee will determine, and in accordance with the Policy of Granting Equity Awards described on page 48. The Compensation Committee is authorized to interpret the 2023 EIP, to establish, amend and rescind any rules and regulations relating to the 2023 EIP and to make any other determinations that it deems necessary or desirable for the administration of the 2023 EIP (including determining the terms and conditions of all awards, any vesting schedules, and any waivers or acceleration thereof). The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the 2023 EIP in a manner and to the extent the Compensation Committee deems necessary and desirable. In addition, benefits under the 2023 EIP will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by the participants. Notwithstanding the foregoing, any action or determination by the Compensation Committee specifically affecting or relating to an award to a non-employee director will require the prior approval of the Board of Directors.

To the extent not inconsistent with applicable law or the rules and regulations of the principal U.S. national securities exchange on which the shares are traded, the Compensation Committee may (i) delegate to a committee of one or more directors of the Company any of the authority of the Committee under the 2023 EIP, including the right to grant, cancel or suspend awards and (ii) authorize one or more executive officers to do one or more of the following with respect to employees who are not directors or executive officers of the Company (A) designate employees to be recipients of awards, (B) determine the number of shares subject to such awards to be received by such employees and (C) cancel or suspend awards to such employees, in each case subject to certain limitations as set forth in the 2023 EIP.

Options. The exercise price of options is determined in accordance with our Policy on Granting Equity Awards more fully described on page 48 of this proxy statement, and other terms for each option and whether the options are non-qualified stock options or incentive stock options. The option price for shares purchased under an option will not be less than the fair market value of the common stock as of the date of grant, except in the case of substitute awards issued by the Company in connection with an acquisition or other corporate transaction. An option may not have a term in excess of ten years.

The Compensation Committee may grant incentive stock options only to employees and are subject to certain other restrictions as described in the 2023 EIP. To the extent an option intended to be an incentive stock option does not qualify, it will be treated as a non-qualified option. An option holder may exercise an option by initiating a transaction through the selected brokerage firm and payment of the exercise price in a form acceptable to the Compensation Committee, which may include: by cash, check or wire transfer; by the surrender of a number of shares of common stock already owned by the option holder with a fair market value equal to the exercise price; to the extent permitted by law, through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver to us an amount out of the proceeds of the sale equal to the aggregate exercise price for the shares being purchased or other cashless exercise procedures as defined in the 2023 EIP; or another method approved by the Compensation Committee.

Stock Appreciation Rights (SARs). The Compensation Committee may grant SARs independent of or in connection with the grant of an option. The exercise price per share of an SAR will be in accordance with our Policy on Granting Equity Awards and will not be less than the fair market value of the common stock as of the date of grant, except in the case of substitute awards. SARs may not have a term in excess of ten years. The Compensation Committee will determine the other terms applicable to SARs. Generally, each SAR will entitle a participant upon exercise to an amount equal to:

∎	the excess of the fair market value on the exercise date of one share of common stock over the exercise price, times

∎	the number of shares of common stock covered by the SAR.

Payment will be made in common stock or in cash, or partly in common stock and partly in cash, all as will be determined by the Compensation Committee.

Restricted Stock and Restricted Stock Units. The Compensation Committee may award restricted common stock and restricted stock units. Restricted stock awards consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions and/or performance criteria are not satisfied. A stock unit is an award that is valued by reference to a share (or multiple or partial shares), which value may be paid to the participant in shares or cash as determined by the Compensation Committee in its sole discretion upon the satisfaction of vesting restrictions, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Compensation Committee may deem appropriate. The Compensation Committee will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units. As further described in the Compensation Discussion and Analysis section of this proxy statement, shares earned under the performance share units granted to our named executive officers are subject to an additional one-year holding period after vesting.

Other Stock-Based Awards. The Compensation Committee may grant awards of rights to purchase stock, bonus shares, phantom stock units, performance shares, and other awards that are valued in whole or in part by reference to or are otherwise based on the fair market value of, shares of our common stock. These awards will be subject to terms and conditions established by the Compensation Committee.

Performance Compensation. The Compensation Committee may grant awards in the form of a cash bonus and designate such an award as subject to the satisfaction of performance criteria (as described below).

Awards; Performance Criteria. Awards made pursuant to the 2023 EIP may be made subject to the attainment of performance goals relating to one or more business criteria. For purposes of the 2023 EIP, such business criteria means any one or more of the following performance criteria, either individually, alternatively, or in any combination: (a) cash flow; (b) earnings (including, without limitation, gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization, and net earnings); (c) earnings per share; (d) growth in earnings or earnings per share; (e) stock price; (f) return on equity or average stockholders’ equity; (g) total stockholder return; (h) return on capital; (i) return on assets or net assets; (j) return on investment; (k) sales, growth in sales or return on sales; (l) income or net income; (m) operating income or net operating income; (n) operating profit or net operating profit; (o) operating margin; (p) return on operating revenue; (q) economic profit, (r) market share; (s) overhead or other expense reduction; (t) growth in stockholder value relative to various indices, including, without limitation, the S&P 500 Index or the Russell 2000 Index; (u) strategic plan development and implementation; (v) net debt; (w) working capital (including components thereof); and (x) any other measure as determined by the Compensation Committee (collectively, the “Qualifying Performance Criteria”). Such performance goals (and any exclusions) will be set by the Compensation Committee prior to the earlier of 90 days after the commencement of the applicable performance period and the expiration of 25% of the performance period. In determining performance outcomes related to such measures or criteria, the Compensation Committee may provide for the exclusion of the impact of an event or occurrence which the Compensation Committee determines should appropriately be excluded, including: (z) asset write-downs or write-ups, (aa) litigation, claims, judgments or settlements, (bb) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (cc) accruals for reorganization and restructuring programs, (dd) any extraordinary, unusual, infrequently occurring or non-recurring event, under applicable accounting provisions or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, and (ee) any other events as the Compensation Committee deems appropriate.

Any Qualifying Performance Criteria may be used to measure the performance of the Company as a whole or with respect to any business unit, subsidiary or business segment of the Company, either individually, alternatively or in any combination, and may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous period results or to a designated comparison group, in each case as specified by the Compensation Committee in the award. Any performance goals that are financial metrics, which may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles.

Restrictions on Transferability. No award under the 2023 EIP may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of (or made the subject of any derivative transaction) to or with any third party other than a Permitted Transferee. In no event may an award be transferred to a third-party financial institution for value. For purposes of the 2023 EIP, a “Permitted Transferee” means:

∎

with respect to outstanding shares of common stock held by any participant, (i) the participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the participant or the persons referred to in clause (i), or (iii) a partnership, limited liability company or corporation in which the participant or the persons referred to in clause (i) are the only partners, members or stockholders, and

∎

with respect to awards, or any other share of common stock issued as or pursuant to any award, held by any participant, any person to whom such awards or other shares are transferred by will or the laws of descent and distribution or the Company.

No Dividends or Dividend Equivalents Paid on Unvested Awards. Subject to the provisions of the 2023 EIP and any award agreement, the recipient of an award other than an option or SAR may, if so determined by the Compensation Committee, be entitled to receive, once vested or on a further deferred basis, amounts equivalent to cash, stock or other property dividends on shares (“Dividend Equivalents”) with respect to the number of shares covered by the award, as determined by the Compensation Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) will be deemed to have been reinvested in additional shares or otherwise reinvested. Notwithstanding the foregoing, dividends and/or Dividend Equivalents will be subject to restrictions and risk of forfeiture to the same extent as the underlying award and will not be paid until and unless the underlying award vests.

Minimum Vesting Requirement. Notwithstanding any other provision of the 2023 EIP to the contrary, vesting of equity-based awards will be contingent upon the completion of a service period of at least one year with respect to the award

(excluding, for this purpose, any (i) Substitute Awards, (ii) shares delivered in lieu of fully vested cash awards under the 2023 EIP and any Prior Plan, and (iii) awards to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting); provided, that, the Compensation Committee may grant equity-based awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent of the available share reserve authorized for issuance under the 2023 EIP (subject to certain equitable adjustments as described in the plan). For the avoidance of doubt, the foregoing restrictions do not apply to the Compensation Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a “Change in Control” (as defined in the 2023 EIP), set forth in the terms of such award or otherwise.

Prohibition on Repricing. Other than pursuant to certain equitable adjustments as described in the 2023 EIP, the Compensation Committee will not without the approval of the Company’s stockholders lower the option price per share of an option (or base price of a SAR) after it is granted, cancel an option or SAR when the exercise price per share exceeds the fair market value of one share in exchange for cash or another award (other than in connection with a change in control), or take any other action with respect to an option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares are listed.

Recoupment. By accepting an award under the 2023 EIP, a participant acknowledges that the award (and any shares subject to such award) is subject to the terms and conditions of the Company’s clawback/recoupment policy, as it may be amended from time to time, as described in the Compensation, Discussion & Analysis section of this proxy statement beginning on page 40. The Company’s current clawback policy applies to all time- and performance-based equity awards, as well as cash incentive payments. Further, this provision also applies to any policy adopted by any exchange on which the securities of the Company are listed pursuant to Section 10D of the 1934 Act. To the extent any such policy requires the repayment of incentive-based compensation received by a participant, whether paid pursuant to an award granted under the 2023 EIP or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, by accepting an award under the 2023 EIP, the participant agrees to the repayment of such amounts to the extent required by such policy and applicable law.

Foreign Employees and Consultants. Awards may be granted to participants who are foreign nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to awards to employees or consultants providing services in the United States as may, in the judgment of the Compensation Committee, be necessary or desirable in order to recognize differences in local law or tax policy.

Change in Control. Unless otherwise provided by the Compensation Committee either by the terms of an award agreement or by resolution adopted prior to the occurrence of a “Change in Control” (as defined in the 2023 EIP):

∎

in the event of a Change in Control, upon and subject to the consummation of such Change in Control, all awards will be assumed and continued, or an equivalent award substituted by the Company’s successor or a parent or subsidiary of such successor (and performance-based awards will be subject to the terms of the individual award agreement); and

∎

in the event a participant terminates employment for “Good Reason,” or is terminated by the Company without “Cause” (each such term as defined in the 2023 EIP), on or within two years after a Change in Control described above, then awards not previously vested will immediately become vested; or

∎

in the event of a Change in Control where the successor (or parent or subsidiary thereof) does not assume, continue or substitute the outstanding awards, then subject to the consummation of the Change in Control, all awards will accelerate and vest in full (with performance-based awards subject to the terms of the individual award agreements), and, if applicable, awards will be cancelled in exchange for a cash payment based on the fair market value of the shares of the Company’s common stock subject to the award, less any option price, which amount may be zero if applicable.

Term of the 2023 EIP; Amendment and Termination. The 2023 EIP will be effective upon stockholder approval at this meeting and will terminate on the 10th anniversary of such effective date, unless sooner terminated (except that no incentive stock option may be granted after the 10th anniversary of the date the Board approves the 2023 EIP). The Board may amend, alter or discontinue the 2023 EIP in any respect at any time, but no amendment may diminish any of the rights of a participant under any awards previously granted. In addition, stockholder approval is required for any amendment that would change the class of individuals eligible to participate, increase the maximum number of shares available for awards, reduce the price at which options may be granted, reduce the exercise price of any outstanding option, permit any options or SARs to be repriced, or extend the term of the 2023 EIP.

New Plan Benefits

Because awards under the 2023 EIP are discretionary, benefits or amounts that will hereinafter be received by or allocated to our chief executive officer, the named executive officers, all current executive officers as a group, the non-employee directors as a group, and all employees who are not executive officers, are not presently determinable. We have not made any awards under the 2023 EIP that are contingent upon obtaining stockholder approval of the 2023 EIP.

Federal Income Tax Consequences of Awards

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options and other stock-based awards under the 2023 EIP under the law as in effect on the date hereof. The summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the 2023 EIP, nor does it cover state, local, or non-U.S. taxes.

When a non-qualified stock option is granted, no income will be recognized by the option holder. When a non-qualified stock option is exercised, in general, the option holder will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the underlying common stock on the date of exercise over the exercise price multiplied by the number of shares of common stock equal to the amount of compensation income recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

A participant is not taxed on the grant or exercise of an incentive stock option (an “ISO”). The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an option holder holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the option holder’s gain, if any, upon a subsequent disposition of such shares is long term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the option holder’s basis in the shares, which generally equals the exercise price. If an option holder disposes of stock acquired pursuant to exercise of an ISO before satisfying the one and two-year holding periods described above, the option holder will recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the option holder’s adjusted basis in the stock, usually the exercise price, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. The balance of the consideration received on such a disposition will be long-term capital gain if the stock had been held for at least one year following exercise of the ISO and otherwise will be short-term capital gain. We are not entitled to an income tax deduction on the grant or exercise of an ISO or on the option holder’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, we will be entitled to a deduction in the year the option holder disposes of the shares in an amount equal to the ordinary income recognized by the option holder.

When a stock appreciation right is granted, no income will be recognized by the participant. When a stock appreciation right is exercised, in general, the participant will recognize ordinary compensation income equal to the cash and/or the fair market value of the shares received upon exercise. We generally are entitled to a deduction equal to the compensation income recognized by the participant.

Generally, when a restricted stock unit or a share of restricted stock is granted, no income will be recognized by the participant. Upon the payment to the participant of common shares in respect of restricted share units or the release of restrictions on restricted stock, the participant generally recognizes ordinary compensation income equal to the fair market value of the shares as of the date of delivery or release. We generally are entitled to a deduction equal to the compensation income recognized by the participant.

Generally, when performance compensation is granted, no income will be recognized by the participant. Upon the payment to the participant of cash in respect to the performance compensation, the participant generally recognizes ordinary compensation income equal amount of the payment. We generally are entitled to a deduction equal to the compensation income recognized by the participant.

A participant may be required to pay to us or make arrangements satisfactory to us to satisfy all federal, state and other withholding tax requirements related to awards under the 2023 EIP.

The Board of Directors recommends a vote “FOR” the 2023 Equity Incentive Plan

Equity Compensation Plan Information

The following table sets forth information as of March 31, 2023, regarding all of our existing compensation plans pursuant to which equity securities are authorized for issuance to employees and non-employee directors.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	2,243,675	$	78.80	2,221,003
Equity compensation plans not approved by security holders	—	$	—	—
Total	2,243,675	$	78.80	2,221,003

(1)

Awards of restricted stock units, performance share units and deferred stock units and stock units held in both the EnerSys Voluntary Deferred Compensation Plan for Non-Employee Directors and the EnerSys Voluntary Deferred Compensation Plan for Executives were not included in calculating the weighted-average exercise price as they will be settled in shares of common stock for no consideration.

Proposal No. 3	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors of EnerSys has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2024. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the appointment.

Ernst & Young LLP conducted the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ended March 31, 2023. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP

AUDIT COMMITTEE REPORT

Background

The members of the Audit Committee are currently Directors Ronald P. Vargo (Chair), Hwan-yoon F. Chung, Steven M. Fludder, Tamara Morytko, and Paul J. Tufano. For additional information relating to the members and responsibilities of the Audit Committee, see “Corporate Governance–Committees of our Board of Directors–Audit Committee.”

Responsibility

Management is responsible for the preparation of financial statements and the integrity of the reporting process, including the system of internal and disclosure controls.

The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States and to express an opinion on the audit of internal control over financial reporting.

The primary responsibilities of the Audit Committee are to select, engage, and compensate our independent auditors and to oversee the financial reporting process on behalf of the Board. It is not the duty of the Audit Committee to prepare financial statements and related disclosures. It is also not the duty of the Audit Committee to plan or conduct audits, or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles in the United States.

Process and Recommendation

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2023, with our management and independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles as applied in our financial reports, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with management to discuss disclosure controls and procedures and internal control over financial reporting. The Audit Committee also meets with the internal and independent auditors, with and without our management present, to discuss the results of their examinations and the overall quality of our financial reporting. The Audit Committee also reviewed with our CEO and CFO their certification relating to their evaluation of our disclosure controls, the completeness and accuracy of the financial statements and other financial information contained in the Form 10-K, and the process followed by the CEO and CFO to assure the truthfulness of such certification.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 1301, Communications with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.

The Audit Committee also reviewed and discussed together with management and the independent auditor the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2023, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s audit of internal control over financial reporting.

Based on the process referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023.

Fees of Independent Auditors

The following table sets forth the aggregate fees for the fiscal years ended March 31, 2022, and March 31, 2023, incurred for services provided by our independent registered public accounting firm, Ernst & Young LLP.

Description of Fees	Year Ended
	March 31, 2023	March 31, 2022
Audit Fees, including fees associated with the annual audit of EnerSys and statutory audits required internationally, the reviews of EnerSys’ quarterly reports on Form 10-Q, services provided in connection with the requirements of the Sarbanes-Oxley Act of 2002, and comfort letters	$4,260,000	$3,908,200
Audit-Related Fees, including fees associated with target mergers and acquisitions, and general accounting research and consultations	$0	$0
Tax Fees, including fees associated with income tax compliance, advice and planning	$9,100	$1,687
All Other Fees	$2,000	$970
Total	$4,271,100	$3,910,857

The Audit Committee considered whether the provision of non-audit services by our independent registered public accounting firm for the fiscal year ended March 31, 2023, was compatible with maintaining auditor independence. The Audit Committee pre-approved all fees for non-audit related services paid to our independent registered public accounting firm for fiscal years 2022 and 2023.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the Audit Committee has received detailed information sufficient to enable the Audit Committee to pre-approve and evaluate such service. The Audit Committee has delegated pre-approval authority to the Chairman of the Committee of up to $100,000, to pre-approve permitted non-audit services. Any pre-approval decisions made under this delegated authority are ratified by the Audit Committee at its next scheduled meeting.

Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2024

The Audit Committee has appointed Ernst & Young LLP to conduct the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ending March 31, 2024. EnerSys stockholders are being asked to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm at the Annual Meeting to which this Proxy Statement relates.

Audit Committee

Ronald P. Vargo, Chair

Hwan-yoon F. Chung

Steven M. Fludder

Tamara Morytko

Paul J. Tufano

EXECUTIVE OFFICERS

Below are the biographies of our named executive officers (NEOs) for fiscal year 2023, other than Mr. Shaffer, whose biography is included under “Board of Directors.”

Andrea J. Funk, age 53, Executive Vice President & Chief Financial Officer. Ms. Funk has served as our Executive Vice President & Chief Financial Officer since April 1, 2022. She joined EnerSys in December 2018 as Vice President Finance, Americas. Prior thereto, from 2013 to 2018, she served as the Chief Executive Officer for Cambridge Lee Industries LLC, and as its Chief Financial Officer and Treasurer from 2011 to 2013. Ms. Funk has served in positions of increasing responsibility at Carpenter Technology, Arrow International, Rhone-Poulenc Rorer, Bell Atlantic Corporation and Ernst & Young. Since July 2017, she has served on the Board of Directors of Crown Holdings Inc., a packaging company whose shares are traded on The New York Stock Exchange and is a member of its Audit and Compensation Committees. Ms. Funk holds a Master of Business Administration degree from The Wharton School of Business and a Bachelor of Science degree in accounting from Villanova University and was a certified public accountant.

Shawn M. O’Connell, age 50, President, Motive Power Global. Mr. O’Connell has served as our President, Motive Power Global since July 2020. Prior thereto, from April 2019 through July 2020, he served as our President, Motive Power, our Vice President – Reserve Power Sales and Service for the Americas from February 2017, and Vice President, EnerSys Advanced Systems from December 2015 to January 2017. Mr. O’Connell joined EnerSys in 2011, serving in various sales and marketing capacities in several areas of our business. Mr. O’Connell received his Master of Business Administration degree in International Business from the University of Redlands, CA and his Bachelor of Arts degree in English Literature from the California State University, San Bernardino. Mr. O’Connell is a veteran of the U.S. Army’s 82nd Airborne Division (Paratroopers) where he served as a Signals Intelligence Analyst, Spanish Linguist, and held a Top-Secret security clearance.

Joern Tinnemeyer, age 50, Mr. Tinnemeyer has served as Senior Vice President and Chief Technology Officer since October 2017. He joined EnerSys in August 2016 as its Vice President and Chief Technology Officer. Mr. Tinnemeyer is responsible for global engineering, global quality, and technology development. His primary focus of expertise includes energy storage systems, system design optimization, safety topologies and control theory. He has worked on some of the most advanced lithium battery packs for major automotive OEMs. He currently also serves as Chairman of NaatBatt, North America’s foremost organization to foster advanced energy storage systems. Mr. Tinnemeyer studied applied mathematics and electrical engineering at the University of Toronto and holds a MSc in Astronautics and Space Engineering.

Andrew M. Zogby, age 63, President, Energy Systems Global. Mr. Zogby has served as President, Energy Systems Global since July 2020. Prior thereto, from April 2019, he served as President, Energy Systems–Americas. He joined EnerSys upon completion of the acquisition of Alpha Technologies in December 2018. Mr. Zogby served as President of Alpha Technologies since 2008 and brings over 30 years of experience in global broadband, telecommunications, and renewable energy industries. He has held corporate leadership positions with several leading technology firms. Mr. Zogby received his Bachelor of Science degree in Industrial and Labor Relations from LeMoyne College, Syracuse, New York, and his Master of Business Administration degree from Duke University’s Fuqua School of Business. He is active in the US Chamber of Commerce, and serves on the Chamber’s Energy, Clean Air & Natural Resources Committee and the C_TEC, Chamber Technology Engagement Center Committee.

NAMED EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis includes a description of the compensation provided in fiscal year 2023 to our named executive officers. The discussion below contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The non-GAAP financial measures include “EBITDA,” “adjusted operating earnings,” “adjusted EBITDA” and “adjusted diluted earnings per share.” Please refer to “Management’s Discussion and Analysis” in our Annual Report on Form 10-K attached as Exhibit A to this proxy statement for additional information and, except as otherwise described below, to a reconciliation of the non-GAAP measures to the comparable GAAP measures contained in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 24, 2023.

Business Overview

EnerSys is the global leader in stored energy solutions for industrial applications. We manufacture and distribute energy systems solutions and motive power batteries, specialty batteries, battery chargers, power equipment, battery accessories and outdoor equipment enclosure solutions to customers worldwide. Energy Systems which combine enclosures, power conversion, power distribution and energy storage are used in the telecommunication and broadband, utility industries, uninterruptible power supplies, and numerous applications requiring stored energy solutions. Motive Power batteries and chargers are utilized in electric forklift trucks and other industrial electric powered vehicles. Specialty batteries are used in aerospace and defense applications, large over the road trucks, premium automotive and medical. We also provide aftermarket and customer support services to over 10,000 customers in more than 100 countries through a network of distributors, independent representatives, and our internal sales force around the world.

Our strategy is to continue to develop innovative energy solutions and expand into new markets through increased investment in research and development (R&D) and possibly through acquisitions. Our R&D is focused on integrated technology solutions for energy storage, power electronics, and software services. Our R&D processes are based on an efficient design methodology that enables us to leverage our core technology platforms across our served end-markets resulting in lower costs and a faster time to market with new product innovations. Our recent acquisitions have allowed us to expand our product and service offerings, providing new opportunities in existing markets such as telecommunications networks, broadband cable, industrial power and utilities, data centers, material handling, aerospace and defense, trucking and premium aftermarket transportation, along with opening new markets in renewable energy and fast charge and storage (FC&S).

Fiscal Year 2023 Performance

Fiscal 2023 full year revenue of $3.7 billion was up 10.5% year-over-year driven by robust demand across all lines of business. Our full year fiscal 2023 operating income was $278 million compared to $206 million in 2022, our EBITDA was $361 million and 9.7% of net sales, compared to $308 million and 9.2% of net sales in 2022, and our diluted earnings per share was $4.25 compared to $3.36 in 2022. On an adjusted basis our full year fiscal 2023 operating income was $322 million compared to $264 million in 2022, our EBITDA was $388 million and 10.4% of net sales compared to $340 million and 10.1% of net sales in 2022, and our diluted earnings per share was $5.34 compared to $4.47 in 2022. During fiscal year 2023, we generated free cash flow of over $191 million (including a $150 million asset securitization). At March 31, 2023, we had over $340 million of cash on hand and our net leverage ratio was 1.8x EBITDA (per U.S. Credit Agreement), compared to 2.5x at March 31, 2022.

Sustainability Progress

Robust sustainability disclosure and targets are essential for ensuring accountability and maintaining and reinforcing our corporate reputation. With the ongoing strategic oversight of our executive ESG Steering Committee, we continued strong progress toward our sustainability goals and published our 2022 Sustainability Update in May 2023. Our accomplishments included reducing our absolute Global Scope 1 and 2 Greenhouse Gas Emissions by 4% and reducing Scope 1 emissions 8% versus 2021. In calendar year 2022, we saved ~$3 million on energy compared to business-as-usual baselines, marking a 2.4% year-over-year reduction in total energy consumed. In April 2023, we were awarded the Better Practice Award from the U.S. Department of Energy Better Plants Program for the implementation of the EnerSys Operating System (EOS) Lean Management program.

Fiscal Year 2023 Compensation Actions

Our executive compensation program is structured to support our vision to be the global leader in our chosen markets for stored energy solutions, while maximizing long-term stockholder value. We designed the program to link executive compensation to our financial performance and use equity compensation to closely align the interests of management with those of our stockholders. The Compensation Committee evaluates our overall performance in making decisions on the executive compensation program.

Management Incentive Plan Payouts were Above Target

Our cash annual incentive plan results for fiscal year 2023 are summarized below and align with our performance described above:

Incentive Plan	Incentive Plan Metrics	Results
Fiscal Year 2023 Management Incentive Plan (MIP)	60% Operating Earnings 20% Primary Operating Capital 20% Non-Financial Transformational Quantitative Goals	Payout = 127.2% of Target

Program Structure Unchanged

We made no major changes to our incentive plans for fiscal year 2023.

The fiscal year 2023 MIP measured operating earnings, primary operating capital, and non-financial transformational quantitative (NFTQ) goals, which are milestones that align with the achievement of our five-year strategic plan. The plan aligns with our focus on expense control, profitability, cash generation and preservation, and continued investment in our new product lines. However, at the time that the goals were set, the Committee did consider the ongoing impact of the COVID-19 pandemic and supply chain constraints on our business and the businesses of our vendors and customers.

The long-term incentive program was designed to support the strategic objectives of the Company over a multi-year period and considers the ongoing uncertainty in the current economic environment.

Half of the long-term value was provided in the form of premium-priced stock options, to ensure that a meaningful portion of the program was at-risk and performance-based. We selected premium-priced options with a 10-year term (versus our prior performance shares with a three-year performance period) to better align and incentivize management with the execution and achievement of the Company’s business strategy and financial model.

The remaining portion of the long-term program was in the form of restricted stock units (RSUs) in order to increase the retentive value of the overall program and provide further shareholder alignment. This continues to be a critical component of the overall program given significant retention challenges in the current labor market.

Summary of Other Major Program Elements

Other significant elements of our compensation program that reinforce stockholder alignment, our pay-for-performance objectives, and demonstrate the Compensation Committee’s commitment to strong governance practices include:

∎

an independent Compensation Committee makes the compensation decisions for our named executive officers and the Committee engages an independent compensation consultant to assist in making such decisions;

∎	we require that a majority of pay be at-risk, 86% of fiscal year 2023 target total pay was at-risk for our Chief Executive Officer (74% on average for our other named executive officers);

∎

we require that a majority of pay be tied to long-term performance, 70% of fiscal year 2023 target total pay was granted in the form of long-term incentives for our Chief Executive Officer (55% on average for other named executive officers);

∎	we maintain robust stock ownership guidelines for executives;

∎	we prohibit hedging and pledging of our stock;

∎	we have a clawback policy designed to recoup excess compensation paid to executive officers in the event of an accounting restatement;

∎	we have adopted a mandatory holding requirement after vesting for certain equity awards granted to our executive officers;

∎	equity grant administration procedures are in place to ensure that awards comply with legal, regulatory, and accounting requirements;

∎	the Compensation Committee conducts a risk assessment of our compensation program at least annually, to confirm that the program does not encourage excessive risk-taking;

∎

our equity awards generally require a double trigger in order for vesting to be accelerated in the event of a change in control (i.e., a qualifying termination of employment plus the occurrence of a change in control);

∎	our executive severance arrangements do not provide for excise tax gross ups; and

∎	we do not provide excessive perquisite or benefit programs, nor do we offer supplemental retirement plans.

Results of 2022 Advisory Vote on Executive Compensation–Say-on-Pay

At our annual meeting of stockholders held on August 4, 2022, approximately 96% of votes cast by stockholders approved the advisory resolution on our executive compensation. The Compensation Committee considered this a high approval rate by the stockholders in establishing the compensation programs for fiscal year 2023 and will continue to consider the outcome of future non-binding advisory stockholder votes on executive compensation in its determinations regarding executive compensation.

At our 2023 Annual Meeting, stockholders will have the opportunity to cast an advisory say-on-pay vote regarding the compensation of our named executive officers as discussed further in Proposal No. 4 beginning on page 68.

Executive Compensation Policy

We generally base our executive compensation program on the same objectives that guide us in establishing compensation programs for all our employees:

∎

Compensation should align the interests of employees, particularly executives, with the long-term interests of our stockholders through award opportunities that result in ownership of our common stock. While our key employees receive a mix of both annual and long-term incentives, employees at higher levels have an increasing proportion of their compensation tied to longer-term performance because these employees are each in a position to have greater influence on longer-term results.

∎

Compensation should reward teamwork. Because our success depends on our ability to optimize our worldwide business, our compensation programs emphasize our total results in addition to individual geographic or product line results.

∎

Compensation should be based on the level of job responsibility, as well as individual and corporate performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to corporate performance and stockholder returns because they are more able to affect Company-wide results.

∎

Compensation should reflect the value of the job in the marketplace. To attract and retain a skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

∎

To be effective motivation, performance-based compensation programs should enable employees to easily understand how their efforts can affect their pay by contributing to the achievement of our strategic and operational goals.

∎

The programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, although the overall structure of compensation and benefit programs should be broadly similar across the organization.

Determination of Compensation

The Compensation Committee reviews and approves each named executive officer’s base pay, bonus, and equity incentive compensation annually, with the guidance of the Compensation Committee’s independent compensation consultant, FW Cook. The Compensation Committee considers a number of factors to determine the compensation for the named executive officers and to ensure that our executive compensation program is achieving its objectives. Among those factors are:

∎

Assessment of Corporate Performance. The Compensation Committee uses corporate performance measures in two ways. First, in establishing total compensation ranges, the Compensation Committee considers our performance within our industry using various measures, including, but not limited to, sales growth, profitability, balance sheet management, and total shareholder return (TSR). Second, as we describe in more detail below, the Compensation Committee has established specific corporate performance measures that determine the size of, and conditions to, payments under our MIP and the payout of our equity awards is based on the value of our common stock.

∎

Assessment of Individual Performance. Individual performance affects the compensation of all our employees, including the named executive officers. In addition, the Compensation Committee has adopted a formal evaluation process for our CEO. Each member of our Board provides a written, subjective evaluation of our CEO, on an anonymous basis, covering a broad range of criteria. The evaluations are collected and summarized by FW Cook, and the Compensation Committee considers them in setting the CEO’s compensation. For each other named executive officer, the Compensation Committee receives a recommendation from the CEO and also exercises its judgment based on the Committee’s interactions with the executive officer.

∎

Benchmarking. The Compensation Committee benchmarked our compensation programs for fiscal year 2023 with a peer group consisting of the following companies, which are broadly similar with respect to industry and size, as measured by revenue (peers range from $1.2 billion to $4.4 billion, with a median of $3.2 billion) and market capitalization (peers range from $2.1 billion to $10.3 billion, with a median of $6.1 billion). At the time of the study, EnerSys’ revenues were $3.1 billion, and market capitalization was $3.2 billion. Our peer group for fiscal year 2023 was comprised of the following companies:

A.O. Smith Corporation	Hubbell Incorporated
Acuity Brands, Inc.	Kennametal Inc.
Barnes Group Inc.	Lincoln Electric Holdings Inc.
Belden Inc.	Regal-Rexnord Corporation
Carlisle Companies Incorporated	Timken Company
Colfax Corporation	Valmont Industries, Inc.
Crane Co.	Watts Water Technologies, Inc.
Donaldson Company, Inc.	Woodward, Inc.
Flowserve Corporation	Zurn Water Solutions

In addition, the Compensation Committee conducted its annual review of the peer group for fiscal year 2024 benchmarking, considering financial size, industry, and business characteristics of the group. Based on such review, the Compensation Committee has recommended the following peer group for fiscal year 2024:

Acuity Brands, Inc.	Hubbell Incorporated
Advanced Energy	ITT Inc.
Barnes Group Inc.	Lincoln Electric Holdings Inc.
Belden Inc.	Littelfuse
Carlisle Companies Incorporated	Regal-Rexnord Corporation
Crane Co.	Vertiv Holdings
Donaldson Company, Inc.	Watts Water Technologies, Inc.
Flowserve Corporation	Woodward, Inc.

The Compensation Committee evaluates our compensation program versus that of the peer companies with respect to both individual pay levels and the structure of the program. The Compensation Committee uses this data primarily to ensure that our executive compensation program as a whole is competitive. Market data is one of several factors that is used to evaluate compensation levels. Other factors may include individual and Company performance, industry identity, experience in the role, responsibility level, and internal equity.

Target total direct compensation for fiscal year 2023 was positioned 12% above the median for the named executive officers overall.

The Compensation Committee believes that this competitive positioning for incentive compensation is appropriate in light of our rigorous goal setting approach under the annual incentive plan and our desire to place a greater emphasis on at-risk pay that is earned over a multi-year period to support long-term stockholder value creation. The Compensation Committee also believes this compensation structure is aligned with our executive compensation philosophy.

Components of Executive Compensation

Base Salary

Base salary is the fixed element of our named executive officers’ cash compensation. The Compensation Committee generally considers whether each named executive officer’s base salary should be increased based on individual performance, as well as whether the base salary is competitive with that of executives in peer companies with comparable roles and responsibilities.

The Compensation Committee annually sets the base salaries of our named executive officers with assistance from the Compensation Committee’s independent compensation consultant and solicits recommendations from the CEO for our named executive officers, other than the CEO.

For fiscal year 2023, the Compensation Committee considered the aforementioned factors and current responsibilities, performance, success and achievements of the business, and determined that the following base salary adjustments were appropriate.

The base salaries of each of the named executive officers for fiscal years 2022 and 2023 are shown in the chart below in U.S. Dollars as of the end of the fiscal year.

Name	2023	2022	% Change
David M. Shaffer	$1,040,000	$1,000,000	4.0%
Andrea J. Funk	$562,000	$540,000	4.0%
Shawn M. O’Connell	$495,000	$476,000	4.0%
Joern Tinnemeyer	$416,000	$400,000	4.0%
Andrew M. Zogby	$495,000	$476,000	4.0%

Management Incentive Plan

Under our MIP, our executives and key management personnel, including the named executive officers, may receive an annual cash bonus upon satisfaction of annual financial and strategic goals, which the Compensation Committee establishes at the beginning of each year. Consistent with our compensation policy, individuals with greater job responsibilities have a greater portion of their total cash compensation tied to our corporate performance through the MIP.

Under the MIP, each participant has threshold, target, and maximum potential cash bonus payouts, which the Compensation Committee establishes at the beginning of each fiscal year. The Compensation Committee bases the potential payments on each participant’s job responsibilities and position within our organization. The potential payouts are stated as a percentage of base salary. In establishing the goals, the Committee gives significant consideration to our prior year’s performance. Satisfactory individual performance is a condition to payment, and, at the end of each fiscal year, the Committee can, at its discretion, adjust an individual’s payout under the MIP based on such individual’s performance.

Each year, the Committee also reviews overall financial performance and adjusts for items that are not reflective of normal operating performance for that year. These adjustments are items that the Committee believes are fair to both participants and stockholders, encourage appropriate actions that foster the long-term health of the business, and are consistent with the objectives underlying our predetermined performance goals. The adjustments identified by the Committee at the beginning of fiscal year 2023 included expenses related to merger and acquisition activity, unbudgeted pandemic-related supply chain impacts, the impact of restructuring programs, goodwill and intangible asset charges, the impact of tax or accounting changes, unplanned legal settlements, and the effects of foreign currency fluctuations. The Committee also reserves the right to make adjustments with respect to other extraordinary, non-recurring items if there is valid business rationale, however, no such discretionary adjustments were made for the fiscal year 2023 MIP.

Fiscal Year 2023 MIP Targets and Payout

For fiscal year 2023, the Compensation Committee selected adjusted operating income, primary operating capital, and several non-financial quantitative transformational objectives that were directly aligned with the achievement of our five-

year strategic plan. Operating income and primary operating capital focused on improving both our core operating earnings and balance sheet strength, respectively. The non-financial component was designed to focus management on the critical strategic goals that support new product development and our transformational business strategy. Overall, the Committee believes that the mix of performance metrics supported the objectives of the business established for fiscal year 2023, which were expense control, profitability, cash generation and preservation, and continued investment in our new product lines.

The Compensation Committee established the following framework for awards in fiscal year 2023:

∎

Bonus Targets. For our named executive officers, the threshold, target, and maximum bonus opportunities for fiscal year 2023 were 15%, 100%, and 200% of target, respectively, which were the same as used in fiscal year 2022.

∎

Company Performance Measures. For all participants in the MIP, including our named executive officers, the Compensation Committee established fiscal year 2023 performance measures, comprised of a mix of financial and (NFQT goals as follows:

	Metric	Philosophy / Methodology

Financial	Operating Earnings	Focus on growth, expense control, and ultimately, profitability.
	Primary Operating Capital	Focus on sales, cash generation and strengthening the balance sheet.

Specialty (NFQT)	Advanced Connected Energy (ACE) Connect Relaunch	Release ACE into retail applications (intelligent batteries for aftermarket) by fiscal year end.
	HSL Size Expansion	Early availability of 2 new sizes on HSL by fiscal year end.

Energy Systems (NFTQT)	5G Critical Power Portfolio	Early availability of the 48v lithium battery for telecom applications and the TouchSafe small cell line powering system.
	Launch California Public Utility Commission (CPUC) Solution	Commercial availability by fiscal year end.

Motive Power (NFTQ)	80V Lithium	Availability of 80V lithium battery system.
	Wireless Charging Launch	Availability of wireless charger for customer testing by fiscal year end.

Advanced Development Programs (NFTQ)	Lithium Supply	Ensure high quality competitively priced lithium cell suppliers and advance domestic alternatives.
	Battery Energy Storage System (BESS) / DC Fast Charge	Move from pilot to business platform.

For fiscal year 2023, the total payout as a percentage of target was 127.2%, as shown in the chart and discussed below.

			Performance Goal Range and Payout			Performance
Performance Metrics	Weighting		Minimum (15%)	Target (100%)	Maximum (200%)	Payout Full Year % of Goal (1)
Operating Earnings (In Thousands)	60%	Goal	$264,000	$318,000	$363,000	$324,241 (2) 114%
Primary Operating Capital (In Thousands)	20%	Goal	28.4%	27.9%	27.0%	27.5% (3) 144%
NFTQ Goals	20%	# Goals Achieved	2	6	8	7 150%
			Overall Payout % of Goals			127.2%

(1)

The Committee believes the analysis of financial measures reflecting non-GAAP adjustments provides important supplemental information in evaluating the operating results as distinct from results that include items that are not indicative of ongoing operating results and overall business performance. This analysis and adjustments are items that were consistent with the objectives underlying our predetermined performance goals identified by the Committee at the beginning of fiscal year 2023.

(2)

For fiscal year 2023, non-GAAP adjustments to operating earnings included inventory adjustments relating to exit activities in the amount of $600; restructuring and other exit charges of $16,400; impairment of indefinite-lived intangibles of $500; amortization of identified intangible assets from recent acquisitions of $25,100; accelerated stock based compensation of $900; acquisition costs of

$400; Contra Indemnification Release in connection with the Alpha acquisition of $1,200; distribution income from South Africa JV of ($300); IRA benefit through IRC 45X of ($17,283); and foreign exchange impact utilizing budgeted rates instead of average actual rates in the amount of $19,150.

(3)	For fiscal year 2023, adjustments to primary operating capital of $90,600 included strategic inventory builds for lithium and lead due to continued abnormal supply chains.

The adjusted operating earnings performance goal for fiscal year 2023 was established at a level that was higher than actual performance in fiscal year 2022, which was a rigorous goal given the ongoing challenges and volatility with sourcing supply, labor, and inflation and related global market recoveries. The primary operating capital goal was established in fiscal year 2023, in lieu of the free cash flow goal that was used in fiscal year 2022, due primarily to the impact of market conditions, while still incorporating investor interest in cash flow but indexes with market dynamics and changes in sales.

The 2023 MIP payouts were made in May 2023. We set forth the amounts due to each named executive officer for fiscal year 2023 performance under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

Long-Term Equity Incentive Compensation

The Compensation Committee has the ability to make various types of equity awards as long-term incentive compensation to our named executive officers under the Amended and Restated 2017 Equity Incentive Plan. For fiscal year 2023, the Committee reviewed the long-term incentive program, and determined that the mix used in fiscal year 2022 was appropriate and aligned with the Company’s business strategy. An overview of the program is as follows:

Long-Term Grant Type	Weighting	Description

Premium-Priced Stock Options	50%	● Exercise price set at a 10% premium to the fair market value on the grant date ● Vesting in annual increments over three years ● 10-year exercise term

Time-Vested RSUs	50%	● Vesting in annual increments over four years

Stock options align employee incentives with stockholders because options have value only if the stock price increases over time.

The nonqualified stock options that the Compensation Committee approved for fiscal year 2023 each have a 10-year term and vest one-third each year over three years. The options, which we granted at our common stock’s closing price on the date of grant, plus a 10% premium, encourage participants to focus on long-term performance and growth.

Time-vested RSUs support the retention of our executives and also align employee incentives with stockholders since the value of RSUs is dependent on our stock price. RSUs vest in 25% annual increments over four years and have a longer vesting period than the stock options and performance share units because their main purpose is for retention.

On May 18, 2022, the Compensation Committee approved the fiscal year 2023 equity awards, which we granted on August 12, 2022. The fiscal year 2023 equity awards to each of the named executive officers were as follows:

Name	Number of Premium-Priced Stock Options(1)	Number of Restricted Stock Units(2)	Total Value(3)

David M. Shaffer	108,673	36,858	$5,225,000

Andrea J. Funk	25,478	8,641	$1,225,000

Shawn M. O’Connell	20,799	7,054	$1,000,000

Joern Tinnemeyer	18,719	6,349	$900,000

Andrew M. Zogby	20,799	7,054	$1,000,000

(1)

The exercise price of each premium stock option is $77.97, which is the closing price on August 12, 2022, the day of grant, plus a 10% premium. The value of each premium stock option was $24.04. We determined the total value of each premium-priced stock option using a Black-Scholes valuation model.

(2)	The value of each restricted stock unit was $70.88, the closing price on August 12, 2022, the date of grant.

(3)

The total value is the sum of the value of the premium-priced stock options and restricted stock units determined as of August 12, 2022, the grant date. Final award values may vary slightly due to fractional shares and rounding.

Deferred Compensation Plan

We maintain the EnerSys Voluntary Deferred Compensation Plan for Executives, which we refer to as the “Deferred Compensation Plan,” under which participants who are among a select group of management and highly compensated employees may elect to defer receipt of all or a portion of their cash bonus. Under the Deferred Compensation Plan, as amended, each participant must make an irrevocable deferral election before the beginning of the fiscal year to which the cash bonus relates or, in the case of “performance-based compensation,” on or before six months before the end of such fiscal year. Participants can elect to receive distributions of their accounts in the Deferred Compensation Plan, either in a lump sum or in installments, (i) upon their termination of employment, (ii) on a specified date, or (iii) upon our change in control.

A participant may elect to allocate the deferred amounts into an investment account and select among various investment options upon which the rate of return of the deferred amounts will be based. The participants’ investment accounts are adjusted periodically to reflect the deemed gains and losses attributable to the deferred amounts. The specific investment options are the same investment options available to our employees under our 401(k) retirement plan. Each participant is always 100% vested in their investment accounts.

Alternatively, participants may elect to allocate the deferred amounts into restricted stock units awarded under our 2017 Equity Incentive Plan. If a participant elects to defer into restricted stock units, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the restricted stock unit deferral account. The matching contribution will vest over three years from the last date of the fiscal year to which the amounts relate, except that participants will automatically become 100% vested in their matching contribution upon (i) our change in control where the consideration paid is cash, or (ii) upon their death, disability, voluntary termination for “good reason,” or involuntary termination of employment without cause, provided that such event occurs within two years of any type of change in control. All restricted stock units are payable in shares of our common stock.

The Deferred Compensation Plan is a nonqualified deferred compensation plan. As such, the rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Currently, none of our named executive officers participate in the Deferred Compensation Plan.

Employment and Related Agreements

We maintain severance agreements with each of Ms. Funk, Mr. O’Connell, Mr. Shaffer, and Mr. Zogby, which provide for severance benefits upon a qualifying termination of employment in connection with a change in control.

On December 28, 2022, the employment agreement with Mr. Zogby that we assumed in connection with our acquisition of Alpha Technologies Inc. (which we refer to as “Alpha”), was terminated, and we entered into the standard severance agreement that is provided for other similarly positioned executives.

We describe these agreements under the heading “Employment Agreements.” We describe the termination and change-in-control provisions of these agreements and our equity awards under the heading “Potential Payments Upon Termination or Change-In-Control.”

Employee Benefits

We generally offer all our eligible non-unionized U.S. employees, including the named executive officers, core employee benefits coverage. The benefits include medical and dental coverage, short-term disability insurance, life insurance, access to an employee assistance program to support the wellbeing of our employees, and a discount program for our products. All eligible non-unionized U.S. employees, including the named executive officers, may also obtain at their expense, long-term disability insurance coverage, and participate in a 401(k)-retirement plan as a means to save for retirement on a tax-advantaged basis. We provide a matching contribution under the 401(k)-retirement plan to all eligible participants.

Each of our employees, including the named executive officers, partially bears the cost of certain employee benefits. We do not cover our named executive officers under any defined benefit pension or supplemental executive retirement plans.

Perquisites

We provide limited perquisites and personal benefits to our named executive officers, including a company car and spousal travel benefits to business functions, and airline membership dues.

The Compensation Committee has determined that each of these benefits has a valid business purpose. You can find information about these perquisites in the footnotes to the Summary Compensation Table.

Other Matters

Clawback Policy

We maintain a clawback policy applicable to each of our executive officers subject to Section 16 of the Exchange Act, including each of our named executive officers. The policy applies to any cash bonus, incentive payment or equity award (including all time- and performance-based equity awards) paid or granted to the executive. Pursuant to this policy, in the event of any restatement of our financial statements, our Board of Directors, or an appropriate committee designated by our Board of Directors, may require reimbursement or forfeiture of any excess payment from any cash or equity-based compensation awarded to or realized by, such executive officer following the adoption of, and subject to, this policy in the event that (i) our financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements under the federal securities laws (other than a restatement due to a change in financial accounting rules), (ii) as a result of such restatement, a performance measure or specified performance target which was a material factor in determining the amount of such bonus, incentive or equity compensation previously earned by such officer is restated, and (iii) our Board of Directors, or an appropriate committee of the Board, determines, in its discretion, that a lower amount of bonus, incentive or equity compensation would have been paid to such officer based upon the restated financial results. An amended clawback policy will be adopted when required.

Policy on Granting Equity Awards

We have a written equity award policy that provides the authority and the procedure for granting awards. The Compensation Committee has the authority to make all equity awards to employees of the Company. In addition, within certain limitations, the Compensation Committee may delegate authority to our CEO to make awards to employees below the named executive officer level.

Our policy requires that the exercise price of stock options be no less than the closing price of our stock on the grant date. Subject to applicable local law, the grant date for equity awards to all eligible participants, including our named executive officers, is on the first business day after the annual meeting that our stock trading window is open and that is not otherwise within our stock trading blackout policy. Grants may not be made within four days before or less than one day after the release of material nonpublic information. These procedures provide assurance that grant dates are not being manipulated to result in an exercise price that is favorable to us or our employees.

Hedging and Pledging Prohibition

We do not permit our employees to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan.

Stock Ownership Guidelines and Holding Requirement

The Compensation Committee has adopted stock ownership guidelines for both executives and non-employee directors. We intend that the guidelines align the interests of our executives and non-employee directors with those of the stockholders and ensure that the executives and directors responsible for overseeing operations have an ongoing financial stake in our success. The stock ownership guidelines provide that we expect our CEO to attain and maintain an investment level in stock equal to six times his annual base salary. We expect the other named executive officers to attain and maintain an investment level equal to three times their annual base salary. We expect each individual to achieve such investment levels five years from the date a specified ownership level commences. If an executive is promoted and as a result is subject to a higher guideline, an additional three years would be provided to reach such higher level. If the guidelines are not met within the required time frame, the Compensation Committee, at its discretion, may require an executive to hold 100% of the after-tax profit shares acquired through the compensation program until the guideline is met. The Compensation Committee evaluates ownership levels on a quarterly basis. All of our named executive officers have achieved, or are on target to achieve, their respective investment level set forth in the guidelines. Named executive officers are further subject to a holding requirement after vesting on any Performance Share Units. Such holding requirement after vesting is mandatory and in accordance with the terms of the underlying grant agreement.

We describe the stock ownership guidelines for our non-employee directors under “Director Compensation.”

Review of Compensation Policies and Practices in Relation to Risk

During fiscal year 2023, the Compensation Committee, with the assistance of FW Cook, conducted a review of our compensation policies and practices to ensure that they do not motivate imprudent risk taking. Included in the review were all of our cash and equity-based incentive plans, including the CLO, CIO, and others below the executive level, as well as other compensation related policies and practices including stock ownership guidelines, mandatory equity holding requirements, insider trading prohibitions, clawback policies, and independent oversight by the Compensation Committee.

We evaluated these compensation policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model and they were designed to encourage behaviors aligned with the long-term interests of our stockholders. Thus, we considered our growth and return performance, volatility and leverage, and compared them to the performance metrics, leverage, and time horizon of our compensation policies and practices. We also considered the mix of compensation, such as the balance between fixed and variable pay, cash and equity, performance goals on a corporate, business unit, and individual level, financial and non-financial metrics, and determinations based upon formulas and discretion. Based on this assessment, we have concluded that we have a balanced pay and performance program and do not promote excessive risk taking.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), disallows a tax deduction to public companies for compensation paid in excess of $1 million to certain current and former executive officers of the Company. Historically, there was an exception to this $1 million limitation for performance-based compensation if certain requirements were met.

As in prior years, the Compensation Committee will continue to take into account tax and accounting implications (including with respect to the lack of deductibility under Section 162(m)) when making compensation decisions but reserves its right to make compensation decisions based on other factors as well, which it determines in our best interests. Further, taking into account the elimination of the exception for performance-based compensation, the Compensation Committee may determine to make changes or amendments to its existing compensation programs in order to revise elements that were initially designed to comply with Section 162(m) but that may no longer serve as an appropriate incentive measure for our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee evaluates and establishes compensation for our named executive officers and oversees our equity incentive plan, the MIP, and our benefit and perquisite programs. Management has the primary responsibility for our financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 40 to 50. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, for filing with the Securities and Exchange Commission.

Compensation Committee

Paul J. Tufano, Chair

Caroline Chan

Gen. Robert Magnus

Tamara Morytko

Ronald P. Vargo

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned in fiscal years 2021, 2022, and 2023, by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers. We collectively refer to these individuals as the “named executive officers.” We did not pay any discretionary bonuses, nor did we maintain any defined benefit pension arrangements and none of our named executive officers deferred or accrued amounts under the Deferred Compensation Plan for Executives for fiscal years 2021, 2022, or 2023; accordingly, we have omitted the “Bonus” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” columns from the table.

Name Principal Position	Year	Salary		Stock Awards(1)		Option Awards(1)		Non-Equity Incentive Plan Compensation(2)		All Other Compensation			Total

David M. Shaffer	2023		$1,040,000		$2,612,500		$2,612,500		$1,572,363		$51,555	(3)		$7,888,918

President & Chief Executive Officer	2022		$1,000,000		$2,332,500		$2,332,500		$1,150,333		$36,833			$6,852,166
	2021		$970,080		$2,100,000		$2,100,000		$1,807,307		$41,913			$7,019,300
Andrea J. Funk	2023		$561,600		$612,500		$612,500		$495,293		$32,538	(4)		$2,314,431

Executive Vice President & Chief Financial Officer	2022	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A		$	N/A
	2021	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A		$	N/A
Shawn O’Connell	2023		$495,123		$500,000		$500,000		$436,665		$23,377	(5)		$1,955,165

President, Motive Power Global	2022		$476,080		$453,610		$453,610		$315,782		$19,904			$1,718,986
	2021		$440,000		$450,000		$450,000		$465,436		$14,398			$1,819,834
Joern Tinnemeyer	2023		$416,064		$450,000		$450,000		$366,942		$34,457	(6)		$1,717,463

Senior Vice President & Chief Technology Officer	2022		$400,061		$280,157		$280,157		$262,164		$29,759			$1,252,298
	2021	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A		$	N/A
Andrew M. Zogby	2023		$495,135		$500,000		$500,000		$499,055		$514,791	(7)		$2,508,981

President, Energy Systems Global	2022		$476,091		$450,000		$450,000		$365,139		$25,363			$1,766,593
	2021		$462,000		$450,000		$450,000		$577,495		$18,843			$1,958,338

(1)

We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards. See the “Stock-Based Compensation” Note to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended March 31, 2021, March 31, 2022, and March 31, 2023, for the assumptions made in calculating these amounts.

(2)	Represents annual incentive amounts paid to the named individuals under the MIP. We discuss the MIP in further detail in the section entitled “Management Incentive Plan.”

(3)

For Mr. Shaffer, this amount consists of our 401(k) plan matching contributions in the amount of $19,350; personal use of company-provided automobile in the amount of $16,117; and spouse/family travel expenses in the amount of $16,088.

(4)	For Ms. Funk, this amount consists of our 401(k) plan matching contributions in the amount of $18,864; and personal use of company-provided automobile in the amount of $13,674.

(5)

For Mr. O’Connell, this amount consists of our 401(k) plan matching contributions in the amount of $16,219; personal use of company-provided automobile in the amount of $1,841; spousal/family travel expenses in the amount of $4,819; and airline membership dues.

(6)	For Mr. Tinnemeyer, this amount consists of our 401(k) plan matching contributions in the amount of $16,443; and personal use of company-provided automobile in the amount of $18,015.

(7)

For Mr. Zogby, this amount consists of our 401(k) plan matching contributions in the amount of $15,600; personal use of company-provided automobile in the amount of $2,308; and club and airline membership dues. This amount also includes a nonrecurring lump sum cash payment of $495,135 that was made to Mr. Zogby in connection with the termination of his legacy Alpha employment agreement.

Employment Agreements

Severance Letter Agreement with Mr. Shaffer

Effective June 7, 2013, as amended effective June 7, 2017, we entered into a severance letter agreement with Mr. Shaffer, which provides for severance benefits upon the executive’s termination of employment in connection with a change in control. The severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. Each severance letter agreement also provides that Mr. Shaffer may not compete with our business or solicit any of our customers or employees for one year following his termination of employment for any reason. See “Potential Payments upon Termination or Change in Control” for information about our obligations under the severance letter agreement with Mr. Shaffer to provide certain payments to Mr. Shaffer upon his termination of employment in connection with our change in control.

Severance Letter Agreement with Ms. Funk and Mr. O’Connell

We entered into a severance letter agreement with Mr. O’Connell on April 1, 2019, and Ms. Funk on April 1, 2022, which letter agreement provides for severance benefits upon termination of employment in connection with a change in control. The severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. The severance letter agreement also provides that the executive may not compete with our business or solicit any of our customers or employees for one year following termination of employment for any reason. See “Potential Payments upon Termination or Change in Control” for information about our obligations under the severance letter agreement with these executives, to provide certain payments upon a termination of employment in connection with a change in control.

Employment Agreement and Severance Letter Agreement with Mr. Zogby

Alpha entered into an employment agreement with Mr. Zogby as of October 6, 2008, in connection with his position as Alpha’s President and Chief Operating Officer. This agreement was renewed effective January 1, 2013, and was amended effective June 27, 2017. We assumed Mr. Zogby’s amended agreement in connection with our acquisition of Alpha. The term of Mr. Zogby’s amended agreement was terminated on December 28, 2022. Under the former agreement, Mr. Zogby was entitled to (1) a base salary of $440,000, (2) a performance bonus of $350,000, based on pre-established objectives and goals; and (3) participation in our health, accident, and disability insurance benefits as we generally provide to our executives and pension and retirement benefits as we generally provide to our employees. Mr. Zogby may not compete with our business or solicit any of our employees for at least one year following the termination of his employment.

As a result of terminating Mr. Zogby’s agreement, we were required to provide Mr. Zogby with a lump sum cash payment equal to 100% of his base salary then in effect. Such payment amount is reflected in the above Summary Compensation Table.

We entered into a severance letter agreement with Mr. Zogby on December 31, 2022, which provides for severance benefits upon his termination of employment in connection with a change in control. The severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. Mr. Zogby’s severance letter agreement also provides that he may not compete with our business or solicit any of our customers or employees for one year following his termination of employment for any reason. See “Potential Payments upon Termination or Change in Control” for information about our obligations under the severance letter agreement with Mr. Zogby to provide certain payments to him upon his termination of employment in connection with a change in control.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2023

		Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Action Date(1)	Threshold	Target	Maximum	or Units (#)(3)	Options (#)(4)	Options ($/Sh)	Awards ($)(5)
David M. Shaffer			$187,200	$1,248,000	$2,496,000
	8/12/2022	5/18/2022				—	108,673	$77.97	$24.04
	8/12/2022	5/18/2022				36,858	—	—	$70.88
Andrea J. Funk			$58,968	$393,120	$786,240
	8/12/2022	5/18/2022				—	25,478	$77.97	$24.04
	8/12/2022	5/18/2022				8,641	—	—	$70.88
Shawn M. O’Connell			$51,988	$346,586	$693,173
	8/12/2022	5/18/2022				—	20,799	$77.97	$24.04
	8/12/2022	5/18/2022				7,054	—	—	$70.88
Joern Tinnemeyer			$43,687	$291,244	$582,489
	8/12/2022	5/18/2022				—	18,719	$77.97	$24.04
	8/12/2022	5/18/2022				6,349	—	—	$70.88
Andrew M. Zogby			$59,416	$396,108	$792,216
	8/12/2022	5/18/2022				—	20,799	$77.97	$24.04
	8/12/2022	5/18/2022				7,054	—	—	$70.88

(1)	We made all equity awards to the named executive officers in fiscal year 2023 in accordance with our policy on granting equity awards, which we describe on page 48.

(2)

The amounts shown in the columns are the threshold, target, and stretch goal (maximum) potential amounts that were payable for fiscal year 2023 under the MIP. No amounts were payable if threshold performance was not achieved for at least one performance goal. See the Summary Compensation Table for a discussion of the amounts actually earned under the MIP.

(3)	Reflects the number of restricted stock units awarded as long-term incentive compensation. We describe this award in the section entitled “Long-Term Incentive Compensation.”

(4)	Reflects the number of stock options awarded as long-term incentive compensation. We describe these awards in the section entitled “Long-Term Incentive Compensation.”

(5)

We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards. See Note 17. Stock-Based Compensation” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, for the assumptions made in calculating these amounts.

OUTSTANDING EQUITY AWARDS AS OF MARCH 31, 2023

The following table sets forth the outstanding equity awards held by our named executive officers at the end of the 2023 fiscal year. The amounts include additional shares attributable to accumulated dividend equivalents with respect to unvested equity awards, when applicable to such award.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Option Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price ($ Per Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
David M. Shaffer	6,456	0		0	$69.85	5/12/2024
	15,662	0		0	$68.40	5/12/2025
	40,256	0		0	$83.14	5/09/2027
	47,015	0		0	$75.17	8/13/2028
	45,692	0		0	$57.75	8/12/2029
	63,263	31,631	(1)	0	$82.93	8/17/2030
	27,338	54,677	(2)	0	$100.99	8/16/2031
	0	108,673	(3)	0	$77.97	8/12/2032
							4,716	(4)	$409,695
							14,286	(5)	$1,241.203
							37,130	(6)	$3,225,885
							19,385	(7)	$1,684,162
Andrea J. Funk	6,527	0		0	$57.75	8/12/2029
	3,293	1,647	(1)	0	$75.39	8/17/2030
	2,249	4,499	(2)	0	$91.81	8/16/2031
	0	25,478	(3)	0	$77.97	8/12/2032
							899	(4)	$78,063
							1,905	(5)	$165,500
							8,705	(6)	$756,277
							4,073	(7)	$353,821
Shawn M. O’Connell	3,613	0		0	$83.14	5/09/2027
	1,371	0		0	$75.17	8/13/2028
	8,703	0		0	$57.75	8/12/2029
	13,556	6,778	(1)	0	$82.93	8/17/2030
	5,317	10,633	(2)	0	$100.99	8/16/2031
	0	20,799	(3)	0	$77.97	8/12/2032
							899	(4)	$78,063
							3,061	(5)	$265,940
							7,106	(6)	$617,380
							3,770	(7)	$327,569
Joern Tinnemeyer	4,129	0		0	$83.14	5/09/2027
	5,877	0		0	$75.17	8/13/2028
	8,975	0		0	$57.75	8/12/2029
	4,529	2,264	(1)	0	$75.39	8/17/2030
	3,284	6,567	(2)	0	$100.99	8/16/2031
	0	18,719	(3)	0	$77.97	8/12/2032
							1,235	(4)	$107,269
							2,619	(5)	$227,529
							6,396	(6)	$555,677
							2,328	(7)	$202,234

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Option Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price ($ Per Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Andrew M. Zogby	13,556	6,778	(1)	0	$82.93	8/17/2030
	5,274	10,549	(2)	0	$100.99	8/16/2031
	0	20,799	(3)	0	$77.97	8/12/2032
							899	(4)	$78,063
							3,061	(5)	$265,940
							7,106	(6)	$617,380
							3,740	(7)	$324,918

(1)	One-third vested on August 17, 2021, and August 17, 2022. One-third is scheduled to vest August 17, 2023.

(2)	One-third vested on August 16, 2022. One third is scheduled to vest on each of August,16, 2023, and August 16, 2024.

(3)	One-third is scheduled to vest on each of August 12, 2023, August 12, 2024, and August 12, 2025.

(4)	One-fourth vested on August 12, 2020, August 12, 2021, and August 12, 2022. One-fourth is scheduled to vest on August 12, 2023.

(5)	One-fourth vested on August 17, 2021, and August 17, 2022. One-fourth will vest on each of August 17, 2023, and August 17, 2024.

(6)	One-fourth vested on August 16, 2022. One-fourth is scheduled to vest on each of August 16, 2023, August 16, 2024, and August 16, 2025.

(7)	One-fourth is scheduled to vest on each of August 12, 2023, August 12, 2024, August 12, 2025, and August 12, 2026.

OPTIONS EXERCISED AND STOCK VESTED DURING FISCAL YEAR 2023

The following table sets forth the number of shares acquired upon exercising options and the vesting of stock awards by our named executive officers during fiscal year 2023.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)

David M. Shaffer	0	$0	43,325	$3,072,210

Andrea J. Funk	0	$0	4,638	$333,746

Shawn M. O’Connell	0	$0	5,251	$367,332

Joern Tinnemeyer	0	$0	5,515	$382,535

Andrew M. Zogby	4,352	$143,213	5,838	$421,636

(1)

Vesting of TSR performance share units originally granted August 12, 2019, resulted in a payout factor of 0.68. Vesting of EPS performance share units originally granted on August 12, 2019, resulted in a payout factor of 0.00.

(2)

Values are calculated as the product of (a) the number of shares of our common stock underlying the restricted stock units that vested and (b) the closing price of our common stock on the last trading day prior to the date of vesting. For vesting that occurred on May 15, 2022, the applicable closing price was $62.18. For vesting that occurred on August 12, 2022, the applicable closing price was $68.90. For vesting that occurred on August 13, 2022, the applicable closing price was $70.88. For vesting that occurred on August 16, 2022, the applicable closing price was $72.03. For vesting that occurred on August 17, 2022, the applicable closing price was $71.41. For vesting that occurred on December 7, 2022, the applicable closing price was $74.38. For vesting that occurred on December 19, 2022, the applicable closing price was $74.18.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As we describe above, Ms. Funk, Mr. O’Connell, Mr. Zogby and Mr. Shaffer each have entered into severance agreements with us. Under the conditions described below, each of these agreements provides for certain payments upon termination of employee and a change in control. We describe these payments below.

Ms. Funk and Messrs. O’Connell, Shaffer and Zogby

If we were to terminate the employment of Ms. Funk, or Messrs. O’Connell, Shaffer or Zogby without cause, as defined below, or if such executive were to resign for good reason, as defined below, during the six-month period prior to a change in control (and the termination was in connection with the change in control) or during the 24-month period after a change in control, we would be obligated to pay to the terminating executive the following:

∎

a lump sum cash payment equal to the sum of the executive’s base salary then in effect, and their annual cash bonus at the target level then in effect for Ms. Funk, Mr. O’Connell or Mr. Zogby (for Mr. Shaffer, the payment is two times this amount);

∎

for a period of one year for Ms. Funk, Mr. O’Connell, and Mr. Zogby (two years for Mr. Shaffer), payment of cost of coverage in excess of the amount the executive would pay, as an active employee, for continued participation in our medical, dental, and vision programs, but such payments will end when the executive becomes eligible to participate in comparable programs of a subsequent employer;

∎	full acceleration of vesting of outstanding equity awards; and

∎	a pro-rata payment from our annual incentive plan for the fiscal year in which the termination occurs.

“Cause” means, with respect to Ms. Funk, Mr. O’Connell, Mr. Shaffer and Mr. Zogby:

∎	breach of fiduciary duty or duty of loyalty to us;

∎	willful act of material dishonesty with respect to any material matter involving us;

∎	theft or material misuse of our property;

∎	failure to conform in any material respect to our code of conduct;

∎	excessive absenteeism;

∎	conviction of, or plea of guilty or nolo contendere to, a felony or any criminal charge involving moral turpitude or illegal substance abuse;

∎	continuing neglect of management duties and responsibilities that has a material adverse effect on us;

∎	willful failure to timely report information having a material adverse effect on our business operations to the board or the executive’s direct supervisor; or

∎	failure to meet our reasonable and achievable documented performance expectations (other than any such failure resulting from incapacity due to physical or mental illness).

“Good reason” means, with respect to Ms. Funk, Messrs. O’Connell, Shaffer and Zogby, any of the following:

∎	a 10% or more decrease in the executive’s base salary, other than a company-wide reduction in senior management pay;

∎	a material diminution of the executive’s position, duties, or responsibilities;

∎	any permanent reassignment of such executive to a location greater than 50 miles from the location of his primary office, unless such new location is closer to his primary residence; or

∎	a material breach of our obligations under the agreement.

Each of the severance letter agreements provides that if any amounts payable, when taken together with payments and benefits provided to the executive under any other plans, contracts, or arrangements with us, will be subject to any excise tax imposed under Code Section 4999, then such amounts will be reduced to the extent necessary so that no portion thereof will be subject to the excise tax, but if the executive would receive in the aggregate greater value (as determined under Code Section 280G) on an after-tax basis if the amounts were not subject to such reduction, then no such reduction will be made.

In the event of the death or termination for disability of a named executive officer, all outstanding unvested equity awards of such named executive officer become vested.

Potential Payments Table

The table below reflects the incremental amount of compensation payable to our named executive officers under various termination and change in control scenarios. The amounts shown below assume that such hypothetical termination or change in control is effective as of March 31, 2023. These amounts do not include benefits earned or vested as of March 31, 2023, or benefits provided under insurance or regular programs available to our salaried employees generally. The actual amounts that are payable upon a named executive officer’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon termination or change in control, any actual amounts paid or distributed may be higher or lower than the amounts set forth below. Factors that could affect these amounts include, among other things, the time of year the event occurs, our financial performance, and the age of the named executive officer at the time of the event.

							Involuntary Termination Not For Cause/Voluntary Termination For Good Reason(1)
		Change in Control(5)	Termination for Disability		Death		Absent Change in Control		In connection with a Change in Control
David M. Shaffer	Severance	$0		$0		$0		$0	$4,380,666
	Welfare benefits continuation(2)	$0		$0		$0		$0	$23,030
	Value of accelerated stock options(3)	$1,093,219		$3,591,532		$3,591,532		$0	$3,591,532
	Value of accelerated restricted stock units(3)	$6,560,743		$6,560,743		$6,560,743		$0	$6,560,743
	Value of accelerated performance share units(4)	$0		$0		$0		$0	$0
	Potential Excise Tax Cut-Back	$0	$	N/A	$	N/A		N/A	$0

	Total	$7,653,962		$10,152,275		$10,152,275		$0	$14,555,971
Andrea J. Funk	Severance	$0		$0		$0		$0	$734,583
	Welfare benefits continuation(2)	$0		$0		$0		$0	$17,580
	Value of accelerated stock options(3)	$245,933		$1,506,774		$1,506,774		$0	$1,506,774
	Value of accelerated restricted stock units(3)	$1,353,416		$1,353,416		$1,353,416		$0	$1,353,416
	Value of accelerated performance share units(4)	$0		$0		$0		$0	$0
	Potential Excise Tax Cut-Back	$0		N/A		N/A		N/A	$0

	Total	$1,599,349		$2,860,190		$2,860,190		$0	$3,612,353
Shawn M. O’Connell	Severance	$0		$0		$0		$0	$810,782
	Welfare benefits continuation(2)	$0		$0		$0		$0	$17,580
	Value of accelerated stock options(3)	$212,092		$703,828		$703,828		$0	$703,828
	Value of accelerated restricted stock units(3)	$1,288,865		$1,288,865		$1,288,865		$0	$1,288,865
	Value of accelerated performance share units(4)	$0		$0		$0		$0	$0
	Potential Excise Tax Cut-Back	$0	$	N/A	$	N/A	$	N/A	$0

	Total	$1,500,957		$1,992,693		$1,992,693		$0	$2,821,055
Joern Tinnemeyer	Value of accelerated stock options(3)	$175,729		$507,471		$507,471		$0	$507,471
	Value of accelerated restricted stock units(3)	$1,092,429		$1,092,429		$1,092,429		$0	$1,092,429
	Value of accelerated performance share units(3)	$0		$0		$0		$0	$0

	Total	$1,268,158		$1,599,900		$1,599,900		$0	$1,599,900
Andrew M. Zogby	Severance	$0		0		0		$0	$860,139
	Welfare benefits continuation(2)	$0		$0		$0		$0	$12,147
	Value of accelerated stock options(3)	$212,092		$702,281		$702,281		$0	$702,281
	Value of accelerated restricted stock units(3)	$1,286,172		$1,286,172		$1,286,172		$0	$1,286,172
	Value of accelerated performance share units(4)	$0		$0		$0		$0	$0
	Potential Excise Tax Cut-Back	$0	$	N/A	$	N/A	$	N/A	$0

	Total	$1,498,264		$1,988,453		$1,988,453		$0	$2,860,399

(1)	For the severance payment calculation, and the time and form of such payment, please see “Employment Agreements.”

(2)	Present value of welfare benefits continuation. Assumes no increase in the cost of welfare benefits.

(3)	Value based on the closing price of our common stock on March 31, 2023, the last trading day of the fiscal year, of $86.88.

(4)	All Performance Share Units were vested by their terms on August 12, 2022, and subject to FICA withholdings, and will be fully settled after the mandatory one-year holding period on August 12, 2023.

(5)

Represents solely a change in control where the stockholders receive cash consideration. No amounts are payable or vested solely upon a change in control where the stockholders receive other than cash consideration.

2023 CEO PAY RATIO

CEO Pay Ratio

As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. David M. Shaffer, our President and Chief Executive Officer (our “CEO”).

For fiscal year 2023:

∎   the median of the annual total compensation of all our employees (other than our CEO) was $60,150; and

∎   the annual total compensation of our CEO, as reported in the Summary Compensation Table on page 51, was $7,888,918.

Based on this information for fiscal year 2023, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 131:1.

Methodology

We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO.

∎	As of March 31, 2023, our global workforce used for determining the pay ratio was estimated to be 5,112 employees in the U.S and 5,527 internationally.

∎

SEC rules also permit the exclusion of a de minimis number of non-U.S. employees. The exclusions include all employees located in the following countries: Greece (2), Philippines (8), Chile (6), Morocco (3), United Arab Emirates (6), Norway (2), Japan (6), Kazakhstan (3), South Africa (6), Ukraine (8), Finland (9), Hungary (10), Turkey (11), Bulgaria (8), Slovakia (18), Austria (20), Sweden (26), The Netherlands (29), Belgium (39), Malaysia (63), India (37), Switzerland (39), Spain (47), Italy (55), and Singapore (57). In total, we excluded 518 international employees, or approximately 4.7% of our total workforce, from the identification of the median employee as permitted by SEC rules. After exclusions, our global workforce for purposes of calculating the pay ratio was estimated to be 10,121 employees (5,112 in the U.S. and 5,009 internationally). This population consisted of our full- time, part-time, and temporary employees employed with us as of the determination date.

∎

To identify the “median employee” from our employee population, we used the amount of “gross wages” for the identified employees as reflected in our payroll records for the 12-month period beginning April 1, 2022, and ending March 31, 2023. For gross wages, we generally used the total amount of compensation the employees were paid before taxes, deductions, insurance premiums, and other payroll withholdings. We did not use any statistical sampling techniques.

∎

For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for fiscal year 2023 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $60,150.

∎	For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table on page 51.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

PAY VERSUS PERFORMANCE
Pay
Versus Performance

In
accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and non-PEO
NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for David M. Shaffer¹ ($)	Compensation Actually Paid to David M. Shaffer 1,2,3 ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average Compensation Actually Paid to Non-PEO NEOs 1,2,3 ($)	Value of Initial Fixed $100 Investment Based on: 4		Net Income ($ Millions)	Adjusted Operating Earnings ($ Thousands)
					TSR ($)	Peer Group TSR ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	7,888,918	10,402,205	2,124,010	2,609,038	180.41	204.65	175.8	324,241
2022	6,852,166	2,053,729	1,771,200	799,102	153.31	192.74	143.9	318,243
2021	7,019,300	14,975,724	1,817,366	3,475,404	185.06	195.08	143.3	284,126

1.	David M. Shaffer was our PEO for each year presented. The individuals comprising the non-PEO NEOs for each fiscal year are listed below.

2021	2022	2023
Michael J. Schmidtlein	Michael J. Schmidtlein	Andrea J. Funk
Holger P. Aschke	Shawn O’Connell	Shawn O’Connell
Shawn O’Connell	Joern Tinnemeyer	Joern Tinnemeyer
Andrew M. Zogby	Andrew M. Zogby	Andrew M. Zogby

2.
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total.

3.
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns of our 2023 Summary Compensation Table on page
51.

Year	Summary Compensation Table Total for David M. Shaffer ($)	Exclusion of Stock Awards and Option Awards for David M. Shaffer ($)	Inclusion of Equity Values for David M. Shaffer ($)	Compensation Actually Paid to David M. Shaffer ($)
2023	7,888,918	(5,225,000)	7,738,287	10,402,205
2022	6,852,166	(4,665,000)	(133,437)	2,053,729
2021	7,019,300	(4,200,000)	12,156,424	14,975,724

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non- PEO NEOs ($)	Average Inclusion of Equity Values for Non- PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	2,124,010	(1,031,250)	1,516,278	2,609,038
2022	1,771,200	(935,496)	(36,602)	799,102
2021	1,817,366	(780,000)	2,438,038	3,475,404

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Y ear	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Fiscal Year for David M. Shaffer ($)	Change in Fair Value from Last Day of Prior Fiscal Year to Last Day of Fiscal Year of Unvested Equity Awards for David M. Shaffer ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for David M. Shaffer ($)	Change in Fair Value from Last Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards that Vested During Fiscal Year for David M. Shaffer ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for David M. Shaffer ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for David M. Shaffer ($)	Total— Inclusion of Equity Values for David M. Shaffer ($)
2023	7,136,543	1,157,719	—	(555,975)	—	—	7,738,287
2022	3,636,620	(3,706,864)	—	(63,193)	—	—	(133,437)
2021	5,664,401	5,448,231	—	1,043,792	—	—	12,156,424

Year	Average Year-End Fair Value of Equity Awards Granted During Fiscal Year That Remained Unvested as of Last Day of Fiscal Year for Non- PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Fiscal Year to Last Day of Fiscal Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards That Vested During Fiscal Year for Non-PEO NEOs ($)	Total—Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	1,408,524	188,747	(80,993)	1,516,278
2022	729,250	(747,578)	(18,274)	(36,602)
2021	1,051,948	1,173,514	212,576	2,438,038

4.
The Peer Group TSR set forth in the table below utilizes the Dow Jones US Electrical Components & Equipment Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the fiscal year ended March 31, 2023. The comparison assumes $100 was invested for the period starting March 31, 2020, through the end of the listed fiscal year in the Company and in the Dow Jones US Electrical Components & Equipment Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

5.
We determined Adjusted Operating Earnings to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in fiscal year 2023. Adjusted Operating Earnings is a non-GAAP measure that adjusts Operating Earnings for charges that the Company incurs as a result of restructuring activities, impairment of goodwill and indefinite-lived intangibles and other assets, acquisition activities and those charges and credits that are not directly related to operating unit performance. Please see “Fiscal Year 2023 MIP Targets and Payout” on page 44 for a description of the adjustments to operating earnings for fiscal year 2023, and “Fiscal Year 2022 MIP Targets and Payout” on page 33 of our 2022 Proxy Statement, for a description of the adjustments to operating earnings for fiscal year 2022. This performance measure may not have been the most important financial performance measure for fiscal years 2022 and 2021, and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our Net Income during the three most recently completed fiscal years.

Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Company -Selected Measure
The following chart sets forth the relationship between the Compensation Actually Paid to our PEO, the average Compensation Actually Paid to our
Non-PEO
NEOs, and our Adjusted Operating Earnings during the three most recently completed fiscal years.

Description of Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the three most recently completed fiscal years to that of the Dow Jones US Electrical Components and Equipment Index over the same period.

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2023 to Company performance. The measures in this table are not ranked.

Most Important Performance Measures	Adjusted Operating Earnings
Cumulative TSR
Primary Operating Capital

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Person Transactions

Our Board has adopted a written policy regarding related person transactions. As a general matter, it is our preference to avoid or minimize related person transactions. Under this policy, a director or executive officer must promptly report to the Corporate Secretary or General Counsel any potential transaction in which a Related Person, as defined by Item 404(a) of Regulation S-K, has or will have a direct or indirect material interest. Pursuant to this policy, EnerSys is not permitted to consummate or continue the Related Person transaction without the approval or ratification of the Audit Committee or, in certain situations, by the Chairman of the Audit Committee. Any director interested in a Related Person transaction must recuse himself from any such vote. The Audit Committee will review all relevant information available to it about the potential related person transaction and in its sole discretion, may impose such conditions as it seems appropriate on the Company or the Related Person in connection with the approval of the Related Person Transaction.

Advanced Battery Concepts, LLC

In October 2016, we entered into a non-exclusive license and royalty agreement with Advanced Battery Concepts, LLC (“ABC”) pursuant to which the parties are collaborating to commercialize a battery product using ABC’s proprietary bi-polar lead-acid battery technology. ABC is a U.S. based battery technology development company that has developed and designed a manufacturing process for lead-acid batteries. Mr. Shaffer’s brother is ABC’s chief executive officer. Based upon public reports, we believe that other competitors have entered into similar licensing arrangements with ABC. Consistent with our Code of Business Conduct and Ethics and our Related Person Transactions Policy, (a) Mr. Shaffer has not been involved in discussions related to the business terms or the status of the relationship between EnerSys and ABC, and (b) the Board reviewed and approved EnerSys negotiating and ultimately entering into this relationship. During fiscal year 2023 the amount paid to ABC as part of this agreement was $0.

Indemnification

Under Delaware law, our certificate of incorporation and our bylaws contain limitation of liability provisions and provisions for indemnification of our directors and officers.

In addition, we have entered into an indemnification agreement with each of our directors and officers. Pursuant to this agreement, we will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each director or officer who is, or is threatened to be made, a party to any proceeding by virtue of the fact that such person is or was one of our directors or officers. Indemnification will be provided for all costs, judgments, penalties, fines, liabilities and amounts paid in settlement of any such proceeding and for expenses actually and reasonably incurred in connection with any such proceeding.

Directors and officers of EnerSys are also insured against certain liabilities for their actions by insurance policies obtained by EnerSys. The aggregate premium for these policies for the fiscal year ended March 31, 2023, specifically for directors and officers, as individuals, was $712,000.

Indemnity and Expense Agreement

Pursuant to a stock subscription agreement dated March 22, 2002 with certain institutional funds (collectively, the “Morgan Stanley Funds”) managed by Metalmark Capital LLC, we have agreed that, to the fullest extent permitted by law, none of such Morgan Stanley Funds as stockholders, or any of their respective partners or other affiliates, or their respective members, stockholders, directors, managers, officers, employees, agents or other affiliates, or any person or entity who serves at the request of any such stockholder on behalf of any person or entity as an officer, director, manager, partner or employee of any person or entity (referred to as indemnified parties), shall be liable to us for any act or omission taken or suffered by such indemnified party in connection with the conduct of our affairs or otherwise in connection with such stockholder’s ownership of shares of our common stock, unless such act or omission resulted from fraud, willful misconduct or gross negligence by such indemnified party or any mistake, negligence, dishonesty or bad faith of any agent of such indemnified party.

We have also agreed with each Morgan Stanley Fund that, to the fullest extent permitted by law, we will indemnify each of such indemnified parties for any and all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by such indemnified party and arise out of or in connection with our affairs, or any indemnified party’s ownership of shares of our common stock, including acting as a director, manager or officer or its equivalent; provided that an indemnified party shall be entitled to indemnification only to the extent that such indemnified party’s conduct did not constitute fraud, willful misconduct or gross negligence.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and any persons owning more than ten percent of EnerSys common stock, to file reports of ownership and changes in ownership with the SEC and NYSE. Persons filing such reports are required by SEC regulation to furnish EnerSys with copies of all such reports filed with the SEC. Based solely on our review of any copies of such reports received by it, and on written representations from our existing directors and executive officers that no additional annual statements of beneficial ownership were required to be filed by such persons. We believe that all statements were timely filed in fiscal year 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information concerning the beneficial ownership of our common stock by each director, each nominee for director, each named executive officer, each holder of more than 5% percent of our common stock and all directors and named executive officers as a group as of June 8, 2023, the Record Date.

Name	Number of Shares(1)	Percent(1)

BlackRock, Inc.(2)	4,847,648	11.8%

The Vanguard Group(3)	4,110,157	10.0%

Caroline Chan(4)	9,217	*

Hwan-yoon F. Chung(5)	37,485	*

Steven M. Fludder(6)	11,393	*

Andrea J. Funk (7)	19,183	*

Howard I. Hoffen(8)	44,329	*

Arthur T. Katsaros(9)	92,922	*

Gen. Robert Magnus, USMC (Retired)(10)	43,043	*

Tamara Morytko(11)	288	*

Shawn M. O’Connell(12)	20,607	*

David M. Shaffer(13)	386,875	*

Joern Tinnemeyer(14)	36,207	*

Paul J. Tufano(15)	36,585	*

Ronald P. Vargo(16)	27,536	*

Rudolph Wynter (17)	4,271	*

Andrew M. Zogby(18)	18,554	*

All current directors and named executive officers as a group (15 persons)(19)	788,489	1.90%

*	Does not exceed 1% of the class based on 40,959,432 shares of common stock outstanding as of June 8, 2023.

(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including, with respect to each director and named executive officer, options exercisable by such owner or restricted stock units that vest within 60 days of the record date of June 8, 2023. The numbers of shares reflected in this table have been rounded to the nearest whole number.

(2)

Includes BlackRock Life Limited, Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, Blackrock Investment (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd. Information about BlackRock, Inc. is derived from its Schedule 13G filed with the SEC on January 26, 2023. The principal business office address is 55 East 52nd Street, New York, NY 10055.

(3)	Information about The Vanguard Group is derived from its Schedule 13G/A filed with the SEC on March 10, 2023. The principal business office address is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)

Ms. Chan does not exercise shared voting or investment power over any shares. The number and percentage of shares include 9,216.5199 deferred stock units, for which Ms. Chan does not have voting and investment power.

(5)

Mr. Chung does not exercise shared voting or investment power over any shares. The number and percentage of shares include 37,484.9510 deferred stock units, for which Mr. Chung does not have voting and investment power. Mr. Chung disclaims beneficial ownership of 4,923.2735 such shares.

(6)

Mr. Fludder does not exercise shared voting or investment power over any shares. The number and percentage of shares include 9,216.5199 deferred stock units, for which Mr. Fludder does not have voting and investment power, and 2,176.5362 vested restricted stock units owned by Mr. Fludder, which are deferred under the Director Plan, for which Mr. Fludder does not have voting or investment power but exclude 100.1588 unvested restricted stock units owned by Mr. Fludder deferred under the Director Plan.

(7)

Ms. Funk holds shared voting or investment power over 6,560 shares. The number and percentage of shares beneficially owned by Ms. Funk include 554.1918 shares subject to vested performance share units, 12,069 shares subject to vested stock options, but exclude 15,580.8086 unvested restricted stock units and 31,624 shares subject to unvested stock options.

(8)

Mr. Hoffen is a Partner of Metalmark and does not exercise shared voting or investment power over any shares. The number and percentage of shares include 42,408.2245 deferred stock units, for which Mr. Hoffen does not have voting and investment power, 1,921.2638 vested restricted stock units, which are deferred under the Director Plan for which Mr. Hoffen does not have voting or investment power but exclude 89.0578 unvested restricted stock units deferred under the Director Plan, all of which are beneficially owned by Metalmark. Mr. Hoffen disclaims beneficial ownership of such shares as a result of his employment arrangement with Metalmark, except to the extent that their pecuniary interest therein is ultimately realized.

(9)

Mr. Katsaros holds sole voting and investment power over 1,097 shares. The number and percentage of shares beneficially owned by Mr. Katsaros include 46,092.1815 deferred stock units, for which Mr. Katsaros does not have voting and investment power, and 45,732.3803 vested restricted stock units owned by Mr. Katsaros, which are deferred under the Director Plan, for which Mr. Katsaros does not have voting or investment power but exclude 156.2499 unvested restricted stock units owned by Mr. Katsaros deferred under the Director Plan.

(10)

Gen. Magnus does not exercise shared voting and investment power over any shares. The number and percentage of shares beneficially owned by Gen. Magnus include 37,484.9510 deferred stock units, for which Gen. Magnus does not have voting and investment power, and 5,557.7501 vested restricted stock units owned by Gen. Magnus, which are deferred under the Director Plan, for which Gen. Magnus does not have voting or investment power.

(11)

Ms. Morytko does not exercise shared voting and investment power over any shares. The number and percentage of shares beneficially owned by Ms. Morytko include 287.7500 vested restricted stock units owned by Ms. Morytko, which are deferred under the Director Plan, for which Ms. Morytko does not have voting or investment power but exclude 41.2500 unvested restricted stock units owned by Ms. Morytko deferred under the Director Plan.

(12)

Mr. O’Connell holds shared voting or investment power over 13,070 shares. The number and percentage of shares beneficially owned by Mr. O’Connell include 2,219.7593 vested performance share units, 5,317 shares subject to vested stock options but exclude 14,836.0072 unvested restricted stock units and 38,210 shares subject to unvested stock options.

(13)

Mr. Shaffer holds shared voting or investment power over 129,535 shares. The number and percentage of shares beneficially owned by Mr. Shaffer include 11,658.0553 shares subject to vested performance share units, 245,682 shares subject to vested stock options but exclude 75,517.3171 unvested restricted stock units and 194,981 shares subject to unvested stock options.

(14)

Mr. Tinnemeyer holds shared voting or investment power over 8,650 shares. The number and percentage of shares beneficially owned by Mr. Tinnemeyer include 762.7618 shares subject to vested performance share units, 26,794 shares subject to vested stock options, 12,577.2127 unvested restricted stock units and 27,550 shares subject to unvested stock options.

(15)

Mr. Tufano does not exercise shared voting and investment power over any shares. The number and percentage of shares beneficially owned by Mr. Tufano include 25,027.8291 deferred stock units, for which Mr. Tufano does not have voting and investment power, and 11,557.6654 vested restricted stock units owned by Mr. Tufano, which are deferred under the Director Plan, for which Mr. Tufano does not have voting or investment power but exclude 71.2804 unvested restricted stock units owned by Mr. Tufano deferred under the Director Plan.

(16)

Mr. Vargo does not exercise shared voting and investment power of any shares. The number and percentage of shares beneficially owned by Mr. Vargo include 18,887.5268 deferred stock units, for which Mr. Vargo does not have voting and investment power, and 8,648.5708 vested restricted stock units owned by Mr. Vargo, which are deferred under the Director Plan, for which Mr. Vargo does not have voting or investment power but exclude 45.2697 unvested restricted stock units owned by Mr. Vargo deferred under the Director Plan.

(17)

Mr. Wynter does not exercise shared voting and investment power of any shares. The number and percentage of shares beneficially owned by Mr. Wynter include 3,342.5886 deferred stock units, for which Mr. Wynter does not have voting and investment power, and 927.9306 vested restricted stock units owned by Mr. Wynter, which are deferred under the Director Plan, for which Mr. Wynter does not have voting or investment power but exclude 86.1153 unvested restricted stock units owned by Mr. Wynter deferred under the Director Plan.

(18)

Mr. Zogby holds shared voting or investment power over 2,504 shares. The number and percentage of shares beneficially owned by Mr. Zogby include 2,219.7593 shares subject to vested performance share units, 13,830 shares subject to vested stock options but exclude 14,805.4861 unvested restricted stock units and 38,126 shares subject to unvested stock options.

(19)

Such persons hold shared or sole voting or investment power over 161,416 shares. The number and percentage of shares beneficially owned by such persons include 17,414.5275 shares subject to vested performance share units, 303,692 shares subject to vested stock options, 76,809.8471 vested restricted stock units, and 219,944.7723 deferred stock units for which such persons do not have voting and investment power, but exclude 133,906.2136 unvested restricted stock units, and 330,491 shares subject to unvested stock options.

Proposal No. 4	Advisory Vote to Approve Named Executive Officer Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder input on our executive compensation as disclosed in this proxy statement. Based upon the results of a non-binding advisory vote on the issue of the frequency of holding future non-binding advisory votes to approve named executive officer compensation, the Board has determined that it will include an annual non-binding advisory vote to approve named executive officer compensation in our proxy materials until the next non-binding advisory vote on the frequency for holding such votes. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the tools necessary to attract and retain the best talent.

As we describe in the Compensation Discussion and Analysis beginning on page 40, our executive compensation program is designed to create incentives both for strong operational performance in the current year and for the long-term benefit of the Company, thereby closely aligning the interests of management with the interests of our stockholders. In evaluating our executive compensation program, key considerations include:

∎	Our compensation program is based on setting aggressive operating plan goals that are achievable in light of current market conditions and create stockholder value.

∎

At the executive level, the majority of compensation is equity-based, vests over time and is tied directly to performance and long-term stockholder value. Stock ownership requirements for our executive officers ensure that our management team is incentivized to act in the best interests of our stockholders.

∎	We maintain an appropriate balance between base salary and short-and long-term incentive opportunities offered to the named executive officers.

∎	The Compensation Committee engaged an independent compensation consultant that does not provide services to management and that had no relationship with management before the engagement.

∎

We believe our executive compensation program results in reasonable and rational compensation decisions, allowing us to set aggressive goals while not encouraging excessive risk-taking that could be detrimental to our stockholders.

For these reasons, the Board recommends stockholders vote in favor of the following resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Approval of Proposal No. 4 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

The Board of Directors recommends a vote “FOR” approval of executive compensation

OTHER INFORMATION

Stockholder Proposals or Nominations

Any stockholder who desires to submit a proposal for inclusion in the proxy materials relating to our 2024 Annual Meeting of Stockholders in accordance with the rules of the SEC must submit such proposal in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attention: Joseph G. Lewis, Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary, no later than February 22, 2024.

In accordance with our bylaws, a stockholder who desires to propose a matter for consideration at an annual meeting of stockholders, even if the proposal is not submitted by the deadline for inclusion in our proxy materials, must comply with the procedures specified in our bylaws, including providing notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2024 Annual Meeting of Stockholders, this period will begin on April 5, 2024, and end on May 5, 2024.

In accordance with our bylaws, a stockholder who desires to nominate candidates for election to the Board must comply with the proceeding specified in the bylaws, including providing proper notice of the nomination in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2024 Annual Meeting of Stockholders, this period will begin on April 5, 2024, and end on May 5, 2024.

If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, proxy holders may exercise discretionary voting authority under proxies that we solicit to vote in accordance with their best judgment on any such stockholder proposal or nomination.

Reduce Duplicate Mailings

Only one Notice of Internet Availability will be sent to those stockholders who share a single household and who have consented to receive a single copy of such annual meeting materials. This practice, known as “householding,” is designed to reduce expenses and conserve natural resources. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. However, if any stockholder residing at such an address desires to receive a separate Notice of Internet Availability or Proxy Statement and Annual Report in the future, he or she may telephone our Investor Relations Department at (610) 236-4040 or write to Investor Relations at EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605 or by e-mail through the Investors and Governance link at www.enersys.com. If you are receiving multiple copies of our Notice of Internet Availability, please request householding by contacting Investor Relations in the same manner. If you are a stockholder of record, you can elect to access future Notices of Internet Availability electronically following the instructions provided if you vote by Internet or by telephone, or by marking the appropriate box on your proxy form if one has been requested. If you choose this option, your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of our common stock through a bank, broker, or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Other Matters

If any other item or proposal properly comes before the Annual Meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or incident to the conduct of the Annual Meeting, then the proxies will be voted in accordance with the discretion of the proxy holders, including to vote to adjourn the Annual Meeting for the purpose of soliciting proxies to vote in accordance with the Board’s recommendation on any of the proposals to be considered.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board of Directors of EnerSys. The cost of soliciting proxies in the enclosed form will be borne by EnerSys. Officers and regular employees of EnerSys may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this Proxy Statement or future filings made by us under those statutes, the information included under the caption “Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes, except to the extent that we specifically incorporates these items by reference.

Annual Report for Fiscal Year 2023

EnerSys’ Annual Report to the Stockholders for the year ended March 31, 2023, is enclosed herewith. EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2023, has been combined with the Annual Report to Stockholders, as permitted by SEC rules. The Annual Report is furnished to stockholders for their information. No part of the Annual Report is incorporated by reference herein.

UPON REQUEST OF ANY STOCKHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR ENDED MARCH 31, 2023, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO INVESTOR RELATIONS, ENERSYS, 2366 BERNVILLE ROAD, READING, PENNSYLVANIA 19605, OR BY CALLING ENERSYS INVESTOR RELATIONS DIRECTLY AT (610) 236-4040. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF ENERSYS COMMON STOCK ENTITLED TO VOTE AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph G. Lewis Senior Vice President, General Counsel, Chief Compliance Officer & Secretary

APPENDIX A

EnerSys 2023 Equity Incentive Plan

ENERSYS

2023 EQUITY INCENTIVE PLAN

1.	Purpose.

The EnerSys 2023 Equity Incentive Plan (the “Plan”) is intended to provide an incentive to employees and non-employee directors of EnerSys, a Delaware corporation (the “Company”), and its Subsidiaries to remain in the service of the Company and its Subsidiaries and to align their interest in the success of the Company with the long-term interests of the Company’s stockholders. The Plan seeks to promote the highest level of performance by providing an economic interest in the long-term performance of the Company.

2.	Definitions.

For purposes of the Plan, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” or “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means an agreement between the Company and an Eligible Person providing for the grant of an Award hereunder, which may be in electronic form.

“Award” means any Option, Stock Appreciation Right, Restricted Shares, Bonus Shares, Stock Unit, Performance Share, Performance Compensation, or other incentive payable in cash or in shares of Common Stock as may be designated by the Compensation Committee from time to time under the Plan.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act.

“Beneficiary” or “Beneficiaries” means the person(s) designated by a Participant or such Participant’s Permitted Transferee in writing to the Company to receive payments or other distributions or rights pursuant to the Plan upon the death of such Participant or such Participant’s Permitted Transferee. If no Beneficiary is so designated or if no Beneficiary is living at the time a payment, distribution, or right becomes payable or distributable pursuant to the Plan, such payment, distribution, or right shall be made to the estate of the Participant or a Permitted Transferee thereof. The Participant or Permitted Transferee, as the case may be, shall have the right to change the designated Beneficiaries from time to time by written instrument filed with the Compensation Committee in accordance with such rules as may be specified by the Compensation Committee. Notwithstanding anything to the contrary, if Participant is married, Participant’s current spouse must give express consent prior to Participant designating a non-spouse as their beneficiary.

“Board of Directors” means the Board of Directors of the Company.

“Bonus Shares” mean an Award of shares of Common Stock granted under Section 9 that are fully vested when granted.

“Cashless Exercise” means an exercise of Vested Options outstanding under the Plan through (a) the delivery of irrevocable instructions to a broker to make a sale of a number of Option Shares that results in proceeds thereon in an amount required to pay the aggregate exercise price for all the shares underlying such Vested Options being so exercised (and any required withholding tax) and to deliver such proceeds to the Company in satisfaction of such aggregate exercise price (and any required withholding tax) or (b) any other surrender to the Company of Option Shares or Vested Options outstanding under the Plan to satisfy the applicable aggregate exercise price (and any withholding tax) required to be paid upon such exercise.

“Cause” means, with respect to any Participant, (a) “cause” as defined in an employment agreement applicable to the Participant (so long as any act or omission constituting “cause” for such purpose was willful), or (b) in the case of a Participant who does not have an employment agreement that defines “cause”: (i) any act or omission that constitutes a material breach by the Participant of any of such Participant’s obligations under such Participant’s employment agreement (if any) with the Company or any of its Subsidiaries, the applicable Agreement or any other agreement with the Company or any of its Subsidiaries; (ii) the willful and continued failure or refusal of the Participant substantially to perform the duties required of such Participant as an employee of the Company or any of its Subsidiaries, or performance significantly below the level required or expected of the Participant, as determined by the Compensation Committee; (iii) any willful violation by the Participant of any federal or state law or regulation applicable to the business of the Company or any of its Subsidiaries or Affiliates, or the Participant’s commission of any felony or other crime involving moral turpitude, or any willful perpetration by the Participant of a common law fraud; or (iv) any other misconduct by the Participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its Subsidiaries or Affiliates.

“Change in Control” means the occurrence of any one of the following (unless otherwise provided in an Agreement):

(a) any Person, including any “group,” as defined in Section 13(d)(3) of 1934 Act, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then Outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a Qualifying Business Combination described in paragraph (c) below or who becomes such a Beneficial Owner as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors: (i) individuals who, as of the Effective Date (as defined below), constitute the Board of Directors and (ii) any new director whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least 66-2/3% of the directors then still in office who either were directors at the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(c) there is consummated a reorganization, merger or consolidation of the Company with, or sale or other disposition of at least 80% of the assets of the Company in one or a series of related transactions to, any other Person (a “Business Combination”), other than a Business Combination that would result in the voting securities of the Company Outstanding immediately prior to such Business Combination continuing to represent (either by remaining Outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof Outstanding immediately after such Business Combination (a “Qualifying Business Combination”); or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the Outstanding securities of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

“Code” means the Internal Revenue Code of 1986, as amended, including the rules and regulations promulgated thereunder.

“Common Stock” means shares of Common Stock, par value $0.01 per share, of the Company.

“Compensation Committee” means the Compensation Committee of the Board of Directors or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. The committee shall consist of no fewer than two members of the Board of Directors, each of whom is, (i) a “non-employee director” within the meaning of Rule 16b-3 under the 1934 Act., and (ii) an “independent director” for purpose of the rules of the principal U.S. national securities exchange on which the shares are traded, to the extent required by such rules.

“Competitive Product or Service” means the design, manufacture, importing, development, distribution, marketing, or sale of:

(a)    motive power batteries, chargers, products, and accessories (including, without limitation, batteries, chargers and accessories for industrial forklift trucks, other materials handling equipment, transportation applications, and other electric powered vehicles or machinery, as well as any software or technology related thereto), and each and every component thereof;

(b)    reserve power batteries, chargers, products, and accessories (including, without limitation, standby batteries and power supply equipment for wireless and wireline telecommunications applications, such as central telephone exchanges, microwave relay stations, and switchgear and other instrumentation control systems and those used in utility industries, uninterruptible power supplies and other applications requiring stored energy solutions including medical, aerospace and defense systems, and outdoor equipment enclosure solutions, as well as any software or technology related thereto), and each and every component thereof;

(c)    stationary and DC power systems, battery management systems, power control systems, DC Fast Charge systems, stored energy solutions, renewable energy power systems, energy pipelines, maintenance services, applications for computer and computer-controlled systems, specialty power applications, software monitoring and control systems, and any products, accessories, software, technology, consulting services and/or turnkey services relating thereto (including the design, engineering, installation or service thereof), including each and every component thereof; and/or

(d)    any other product, service, software, or technology development of any kind or type that the Company or any of its Subsidiaries or Affiliates (i) now makes, designs, manufactures, imports, develops, distributes, markets, researches or sells, or

(ii) makes, designs, manufactures, imports, develops, distributes, markets, researches or sells at any time during Participant’s employment with the Company and/or any of its Subsidiaries, such as, for example, lithium-ion, nickel-zinc cells or batteries, enclosures or lithium products, including but not limited to those used in space, defense, medical, transportation, industrial, or other stored energy solution applications, and/or hydrogen fuel cells.

“Date of Grant” means the date of grant of an Award as set forth in the applicable Agreement.

“Delay Period” shall have the meaning set forth in Section 24.

“Effective Date” shall have the meaning set forth in Section 25.

“Eligible Persons” means employees and non-employee directors of the Company and its Subsidiaries.

“Fair Market Value” means, with respect to a share of Common Stock on any relevant day, (a) if such Common Stock is traded on a national securities exchange, the closing price on such day, or if the Common Stock did not trade on such day, the closing price on the most recent preceding day on which there was a trade, (b) if such Common Stock is quoted on an automated quotation system, the closing price on such day, or if the Common Stock did not trade on such day, the mean between the closing bid and asked prices on such day, or (c) in all other cases, the “fair market value” as determined by the Compensation Committee in good faith and using such financial sources as it deems relevant and reliable (but in any event not less than fair market value within the meaning of Code Section 409A).

“Good Reason” means, with respect to any Participant, (a) “good reason” as defined in an employment agreement applicable to such Participant, or (b) in the case of a Participant who does not have an employment agreement that defines “good reason,” a failure by the Company to pay material compensation due and payable to the Participant in connection with such Participant’s employment.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined in Code Section 422 or any successor provision.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted pursuant to Section 8.

“Option Price” means, with respect to any Option, the exercise price per share of Common Stock to which it relates.

“Option Shares” means the shares of Common Stock acquired by a Participant upon exercise of an Option.

“Outstanding,” with respect to any share of Common Stock, means, as of any date of determination, all shares that have been issued on or prior to such date, other than shares repurchased or otherwise reacquired by the Company or any Affiliate thereof, on or prior to such date.

“Participant” means any Eligible Person who has been granted an Award.

“Performance Compensation” has the meaning set forth in Section 12(b).

“Performance Share” has the meaning set forth in Section 12(a).

“Permanent Disability,” with respect to any Participant who is an employee of the Company or any of its Subsidiaries, shall be defined in the same manner as such term or a similar term is defined in an employment agreement applicable to the Participant or, in the case of a Participant who does not have an employment agreement that defines such term or a similar term, means that the Participant is unable to perform substantially all such Participant’s duties as an employee of the Company or any of its Subsidiaries by reason of illness or incapacity for a period of more than six months, or six months in the aggregate during any 12-month period, established by medical evidence reasonably satisfactory to the Compensation Committee.

“Permitted Transferee” means, (a) with respect to outstanding shares of Common Stock held by any Participant, (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), or (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders, and (b) with respect to Awards, or any other share of Common Stock issued as or pursuant to any Award, held by any Participant, (i) any Person to whom such Awards or other shares are transferred by will or the laws of descent and distribution or (ii) the Company.

“Person” means an individual, a partnership, a joint venture, a corporation, an association, a trust, an estate or other entity or organization, including a government or any department or agency thereof.

“Prior Plans” mean the EnerSys 2017 Equity Incentive Plan, as amended and restated from time to time, the EnerSys 2010 Equity Incentive Plan, as amended and restated from time to time.

“Qualifying Performance Criteria” has the meaning set forth in Section 14(a) of the Plan.

“Restricted Shares” mean shares of Common Stock awarded to a Participant subject to the terms and conditions of the Plan under Section 9, the rights of ownership of which are subject to restrictions prescribed by the Compensation Committee.

“Retirement,” with respect to any Participant who is an employee of the Company or any of its Subsidiaries, unless otherwise provided in a company policy or approved by the Committee or Administrator, means resignation or termination of employment (other than termination for Cause) upon the first to occur of the Participant’s attaining (a) age 65 or (b) age 60 with 10 years of service with the Company or a Subsidiary (including years of service granted by the Company or a Subsidiary as a result of a merger, acquisition, or other transaction); further provided that the Compensation Committee may determine in its sole discretion that a resignation or termination of employment under other circumstances shall be considered “Retirement” for purposes of the Plan.

“Stock Appreciation Right” means a right that entitles the Participant to receive, in cash or Common Stock (as determined by the Compensation Committee in its sole discretion) value equal to or otherwise based on the excess of (a) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (b) the exercise price of the right, as established by the Compensation Committee on the Date of Grant.

“Stock Unit” means an Award granted under Section 11 denominated in units of Common Stock.

“Subsidiary” means any corporation in which more than 50% of the total combined voting power of all classes of stock is owned, either directly or indirectly, by the Company or another Subsidiary.

“Substitute Awards” shall mean Awards granted or shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

“Vested Options” means, as of any date of determination, Options that by their terms have vested and are exercisable on such date.

“Vested Restricted Shares” means, as of any date of determination, Restricted Shares that by their terms have vested as of such date.

A “Wrongful Solicitation” shall be deemed to occur when a Participant or former Participant directly or indirectly (except in the course of such Participant’s employment with the Company), for the purpose of conducting or engaging in a business or enterprise (other than the Company and its direct or indirect Subsidiaries and other Affiliates) in connection with a Competitive Product or Service:

(a)    With respect to the solicitation and/or inducement of Customers: Participant directly or indirectly: (i) solicits or attempts to solicit any Customer (defined below); or (ii) induces or encourages any Customer to terminate a relationship with the Company and/or any of its Subsidiaries or otherwise to cease accepting services or products from the Company and/or any of its Subsidiaries; and/or

(b)    With respect to the solicitation and/or inducement of employees: Participant directly or indirectly: (i) solicits, recruits, encourages (or attempts to solicit, recruit, or encourage), or by assisting others in soliciting, recruiting, or encouraging, any Company employees or former employees (or those of any of Company’s Subsidiaries) with whom Participant worked, had business contact, or about whom Participant gained nonpublic or confidential information (“Employees or Former Employees”); (ii) contacts or communicates with Employees or Former Employees for the purpose of inducing, assisting, encouraging and/or facilitating them to terminate their employment with the Company and/or any of its Subsidiaries or find employment or work with another person or entity; (iii) provides or passes along to any person or entity the name, contact and/or background information about any Employees or Former Employees or provide references or any other information about them; (iv) provides or passes along to Employees or Former Employees any information regarding potential jobs or entities or persons for which to work, including but not limited to job openings, job postings, or the names or contact information of individuals or companies hiring people or accepting job applications; and/or (v) offers employment or work to any Employees or Former Employees (for purposes of this subparagraph, “Former Employees” shall refer to employees who are not employed by the Company and/or any of its Subsidiaries at the time of the attempted recruiting or hiring, but were employed by or working for the Company and/or any of its Subsidiaries in the three (3) months prior to the time of the attempted recruiting or hiring and/or interference); and/or

(c)    With respect to interference with vendors and suppliers: Participant directly or indirectly interferes with the Company’s relationships (or that of any of its Subsidiaries) with its vendors or suppliers in any way that would impair the Company’s relationship (or that of any of its Subsidiaries) with such vendors or suppliers, including by reducing, diminishing or otherwise restricting the flow of supplies, services or goods from the vendors or suppliers to the Company and/or any of its Subsidiaries; and/or

(d)     Within the Restricted Geographic Area (defined below), Participant performs the same or similar responsibilities Participant performed for the Company and/or any of its Subsidiaries during the twenty-four (24) months prior to Participant’s last day of employment with the Company and/or any of its Subsidiaries in connection with a Competitive Product or Service. “Restricted Geographic Area” means the territory (i.e.: (i) country(ies), (ii) state(s), (iii) county(ies), or (iv) city(ies)) in which, during the twenty-four (24) months prior to Participant’s last day of employment with the Company and/or any of its Subsidiaries, Participant: (a) provided services on behalf of the Company (or in which Participant supervised, directly or Indirectly, the servicing activities), and/or (b) solicited Customers or otherwise sold products or services on behalf of the Company (or in which Participant supervised, directly or indirectly, the solicitation or servicing activities related to such Customers).

For purposes of this definition of “Wrongful Solicitation”, “Customer” means any person(s) or entity(ies) that, within twenty-four (24) months prior to Participant’s last day of employment with the Company and/or any of its Subsidiaries, Participant, directly or indirectly (e.g., through employees whom Participant supervised): (a) provided products or services in connection with the Company’s business (or that of any of its Subsidiaries); and/or (b) provided written proposals concerning receiving products or services from the Company (and/or any of its Subsidiaries).

3.	Administration of the Plan.

Members of the Compensation Committee. The Plan shall be administered, and Awards shall be granted hereunder, by the Compensation Committee.

Authority of the Compensation Committee. Subject to Section 3(a), the Compensation Committee shall have full discretionary power and authority, subject to such resolutions not inconsistent with the provisions of the Plan or applicable law as may from time to time be adopted by the Board, to (a) interpret and administer the Plan and any instrument or agreement entered into under the Plan (including determining the terms and conditions of all Awards, any vesting schedules, and any waivers or acceleration thereof), (b) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, and (c) make any determination and take any other action that the Compensation Committee deems necessary or desirable for administration of the Plan. For the avoidance of doubt, the minimum vesting restriction set forth in Section 6 below does not apply to the Compensation Committee’s discretion to provide in the terms of an Award or otherwise for accelerated exercisability or vesting of any Award upon the occurrence of one or more events other than completion of a service period, including an involuntary termination of employment, Retirement, death, disability or a Change in Control. All questions of interpretation, administration, and application of the Plan shall be determined in good faith by a majority of the members of the Compensation Committee then in office, except that the Compensation Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Compensation Committee, and the determination of such majority shall be final and binding in all matters relating to the Plan. Notwithstanding the foregoing, any action or determination by the Compensation Committee specifically affecting or relating to an Award to a non-employee director shall require the prior approval of the Board of Directors.

(a) To the extent not inconsistent with applicable law, or the rules and regulations of the principal U.S. national securities exchange on which the shares are traded, the Compensation Committee may (i) delegate to a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards and (ii) authorize one or more executive officers to do one or more of the following with respect to employees who are not directors or executive officers of the Company (A) designate employees to be recipients of Awards, (B) determine the number of shares subject to such Awards to be received by such employees and (C) cancel or suspend Awards to such employees; provided that (x) any resolution of the Committee authorizing such officer(s) must specify the total number of shares subject to Awards that such officer(s) may so award and (y) the Committee may not authorize any officer to designate himself or herself as the recipient of an Award.

4.	Number of Shares Issuable in Connection with Awards.

(a) Limit. As of the Effective Date and subject to adjustment as provided in Section 4(b) and Section 16(a), the maximum aggregate number of shares of Common Stock that may be issued in connection with Awards granted under the Plan is 3,614,500 shares, less one (1) Share for every one (1) Share that was subject to an option or stock appreciation right granted after June 8, 2023 and prior to the Effective Date under the EnerSys 2017 Equity Incentive Plan, as amended and restated (the “2017 Plan”) and 1.98 shares for every one (1) Share that was subject to an award other than an option or stock appreciation right granted after June 8, 2023 and prior to the Effective Date under the 2017 Plan. Any shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted, and any shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 1.98 shares for every one (1) Share granted. No more than the maximum aggregate number of shares that may be used under the Plan, as stated in this Section 4(a), may be granted as incentive stock options. Upon the Effective Date, no further awards may be made from the 2017 Plan, and other Prior Plans have already been frozen. Notwithstanding the foregoing, shares subject to a tandem SAR shall be charged against the authorized shares only once for the overall number of shares subject thereto and not for both the number of shares subject to the tandem SAR portion of the Award and the number of shares subject to the Option portion of the Award. The provisions of the preceding sentence shall apply whether an exercised tandem SAR is settled in cash or stock, or partly in both.

(b) Replenishment Provisions. Shares subject to any Awards (or awards under any Prior Plan) that expire without being exercised or that are forfeited, or otherwise terminate or are settled in cash (in whole or in part), such shares shall, to the extent of such expiration, forfeiture, termination or cash-settlement, be added to the shares available for future grants of Awards under the Plan, provided that shares subject to a tandem SAR shall be replenished only once for the overall number of shares subject thereto and not for both the number of shares subject to the tandem SAR portion of the Award and the number of shares subject to the Option portion of the Award. Shares subject to Awards that have been retained by the Company or tendered by a Participant in payment or satisfaction of the exercise/purchase price or tax withholding obligation of an Option or Stock Appreciation Right Award shall not be added back to the overall share limit set forth in paragraph (a) above and shall not be available for future Awards under the Plan. In addition, shares subject to a Stock Appreciation Right that are not issued in connection with its stock settlement on exercise thereof, and shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options, shall in each such case also not be added back to the overall share limit set forth above and shall not be available for future Awards under the Plan. Shares subject to Awards that have been retained by the Company or tendered by a Participant in payment or satisfaction of tax withholding obligations of an Award other than an Option or Stock Appreciation Right (or an award other than an option or stock appreciation right granted under any Prior Plan) shall be added back to the overall Share limit set forth in paragraph (a) above and shall be available for future Awards under the Plan. The Company shall not be under any obligation, however, to make any such future Awards. Any shares that again become available for Awards under the Plan pursuant to this Section 4 shall be added as (i) one share for every one share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under any Prior Plan, and (ii) as 1.98 shares for every one share subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under any Prior Plan.

(c) Substitute Awards. Substitute Awards issued by the Company in connection with an acquisition or other corporate transaction shall not count against the total share limitation or the per-Participant annual limitation, each as set forth in paragraph (a) above, nor shall shares subject to a Substitute Award be added to the shares available for Awards under the Plan as provided above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares authorized for grant under the Plan (and shares subject to such Awards shall not be added to the shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or a Subsidiary prior to such acquisition or combination.

(d) Limit on Awards to Non-Employee Directors. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value of shares (computed as of the date of grant in accordance with applicable financial accounting rules) subject to Awards granted under this Plan, together with any cash compensation earned and paid or payable, for non-employee director-related services rendered during any calendar year to any one non-employee director shall not exceed $600,000. For the avoidance of doubt, any compensation that is deferred shall be counted towards the foregoing limit for the year in which the compensation is earned (and not counted in the year it is paid/settled), and no interest or other earnings on such compensation shall count towards the limit.

(e) Adjustments. The limits provided for in this Section 4 shall be subject to adjustment as provided in Section 16(a).

5.	Eligible Persons.

Awards may be granted or offered only to Eligible Persons. The Compensation Committee shall have the authority to select the individual Participants to whom Awards may be granted from among such class of Eligible Persons and to determine the number and form of Awards to be granted to each Participant.

6.	Agreement; Minimum Vesting Requirement.

The terms and conditions of each grant or sale of Awards shall be embodied in an Agreement in a form approved by the Compensation Committee, which shall contain terms and conditions not inconsistent with the Plan and which shall incorporate the Plan by reference. Each Agreement shall: (a) state the date as of which the Award was granted or sold, and (i) in the case of Options and Stock Appreciation Rights, set forth the number of Options and Stock Appreciation Rights being granted to the Participant and the applicable Option Price and/or exercise price (for Stock Appreciation Rights) and expiration date(s), and (ii) in the case of Restricted Shares and other Awards, set forth the number of Restricted Shares or other Awards being granted or offered to the Participant and, if applicable, the purchase price or other consideration for such Restricted Shares or other Awards; (b) set forth the vesting schedule (in accordance with this Section 6); (c) set forth any other terms and conditions established by the Compensation Committee; (d) be signed by the recipient of the Award and a person designated by the Compensation Committee; and (e) be delivered to the recipient of the Award.

Notwithstanding any other provision of the Plan to the contrary, vesting of equity-based Awards shall be contingent upon the completion of a service period of at least one year with respect to the Award (excluding, for this purpose, any (i) Substitute Awards, (ii) shares delivered in lieu of fully vested cash Awards and (iii) Awards to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting); provided, that, the Compensation Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan, pursuant to Section 4(a) (subject to adjustment under Section 16(a)); and provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a Change in Control, in the terms of the Award or otherwise.

7.	Restrictions on Transfer.

(a) Restrictions on Transfer. No Restricted Share, Bonus Share, Performance Share, or Option Share or other share of Common Stock issued as or pursuant to any Award may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of (or made the subject of any derivative transaction) to or with any third party (other than a Permitted Transferee); provided, however, that any such restriction on transfer shall terminate as to any such share when such share is no longer subject to any term, condition or other restriction under the Plan (other than Section 7(b)). No Option, Stock Appreciation Right, Stock Unit, or other Award not in the form of a share of Common Stock may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of (or made the subject of any derivative transaction) to or with any third party other than a Permitted Transferee. Each Permitted Transferee (other than the Company) by will or the laws of descent and distribution or otherwise, of any Award (or share issued in respect thereof) shall, as a condition to the transfer thereof to such Permitted Transferee, execute an agreement pursuant to which it shall become a party to the Agreement applicable to the transferor.

(b) No Participant will, directly or indirectly, offer, sell, assign, transfer, grant or sell a participation in, create any encumbrance on or otherwise dispose of any Award or any shares with respect thereto (or solicit any offers to buy or otherwise acquire, or take a pledge of, any Award or any shares with respect thereto), in any manner that would conflict with or violate the 1933 Act. In no event may an Award be transferred to a third party financial institution for value.

8.	Options.

(a) Terms of Options Generally. The Compensation Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options. Options may be granted to any Eligible Person. Each Option shall entitle the Participant to whom such Option was granted to purchase, upon payment of the relevant Option Price, one share of Common Stock. Options granted under the Plan shall comply with the following terms and conditions:

(i) Option Price.

A. The Option Price for shares purchased under an Option shall be as determined by the Compensation Committee, but shall not be less than the Fair Market Value of the Common Stock as of the Date of Grant, except in the case of Substitute Awards issued by the Company in connection with an acquisition or other corporate transaction.

B. The Option Price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option Price and the number of shares purchased, together with any amounts required to be withheld for tax purposes under Section 17(c) of this Plan. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Compensation Committee for that purchase, which forms may (but are not required to) include:

(1) cash;

(2) check or wire transfer;

(3) tendering (either actually or by attestation) shares of Common Stock already owned by the Participant, in accordance with any applicable laws or accounting rules;

(4) to the extent permitted by applicable law, Cashless Exercise; or

(5) such other consideration as the Compensation Committee may permit in its sole discretion; provided, however, that any Participant may, at any time, exercise any Vested Option (or portion thereof) owned by such Participant pursuant to a Cashless Exercise without any prior approval or consent of the Compensation Committee.

(ii) Vesting of Options. Each Option shall vest and become exercisable on such terms and conditions as shall be prescribed by the Compensation Committee.

(iii) Duration of Options. Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be as established for that Option by the Compensation Committee but in no event shall be greater than ten years from the Date of Grant.

(iv) Exercise Following Termination of Employment. Upon termination of a Participant’s employment with the Company and its Subsidiaries, unless otherwise provided in an Agreement or as determined by the Compensation Committee in its sole discretion, the following terms and conditions shall apply:

A. if the Participant’s employment is terminated by the Company other than for Cause, or as a result of the Participant’s resignation for Good Reason, or as a result of death, Permanent Disability or Retirement, the Participant (or, in the case of the Participant’s death, such Participant’s Beneficiary) may exercise any Options, to the extent vested as of the date of such termination, at any time until the earlier of (I) 90 days (three years, in the case of Retirement) following the date of such termination of employment, and (II) the expiration of the Option under the provisions of clause (iii) above; and

B. if the Participant’s employment is terminated by the Company for Cause, or as a result of the Participant’s resignation other than for Good Reason or Retirement, all of the Participant’s Options (whether or not vested) shall expire and be canceled without any payment therefor as of the date of such termination.

Any Options not exercised within the applicable time period specified above shall expire at the end of such period and be canceled without any payment therefor.

(v) Extension of Termination Date. An Agreement for an Option may provide that if the exercise of the Option following the termination of the Participant’s employment for any reason would be prohibited at any time because the issuance of the shares of Common Stock would violate the registration requirements under the 1933 Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, the Option shall terminate on the earlier of (A) the expiration of the term of the Option in accordance with subsection (iv) above or (B) the expiration of a period after termination of the Participant’s employment that is thirty (30) days after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

(vi) Certain Restrictions. Options granted hereunder shall be exercisable during the Participant’s lifetime only by the Participant.

(vii) Stockholder Rights; Option and Share Adjustments. A Participant shall have no rights as a stockholder with respect to any shares of Common Stock issuable upon exercise of an Option until a certificate or certificates evidencing such shares shall have been issued to such Participant. Except as otherwise provided by the Board of Directors, no adjustment (including an adjustment of an Option’s exercise price) shall be made with respect to (A) outstanding Options for dividends or other distributions, whether made with respect to Common Stock or otherwise (except as pursuant to Section 16), or (B) dividends, distributions or other rights in respect of any share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.

(viii) Incentive Stock Options. Incentive Stock Options granted under this Plan shall be subject to the following additional conditions, limitations, and restrictions:

A. Incentive Stock Options may be granted only to employees of the Company or a Subsidiary or parent corporation of the Company, within the meaning of Code Section 424.

B. No Incentive Stock Option may be granted under this Plan after the 10-year anniversary of the date on which the Plan is adopted by the Board or, if earlier, the date on which the Plan is approved by the Company’s stockholders.

C. The aggregate Fair Market Value (as of the Date of Grant) of the Common Stock with respect to which the Incentive Stock Options awarded to any Participant first become exercisable during any calendar year may not exceed $100,000. For purposes of the $100,000 limit, the Participant’s Incentive Stock Options under this Plan and all other plans maintained by the Company and its Subsidiaries will be aggregated. To the extent any Incentive Stock Option would exceed the $100,000 limit, the Incentive Stock Option will thereafter be treated as a Nonqualified Stock Option for all purposes. No Incentive Stock Option may be granted to any individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary.

D. If the Compensation Committee exercises its discretion to permit an Incentive Stock Option to be exercised by a Participant more than three months after the termination of a Participant’s employment for any reason (or more than 12 months if the Participant is permanently and totally disabled, within the meaning of Code Section 22(e)), the Incentive Stock Option will thereafter be treated as a Nonqualified Stock Option for all purposes. For purposes of this subclause D, a Participant’s employment relationship will be treated as continuing uninterrupted during any period that the Participant is on military leave, sick leave or another Approved Leave of Absence if the period of leave does not exceed 90 consecutive days, or a longer period to the extent that the Participant’s right to reemployment with the Company or a Subsidiary is guaranteed by statute or by contract. If the period of leave exceeds 90 consecutive days and the Participant’s right to reemployment is not guaranteed by statute or contract, the employment relationship will be deemed to have ceased on the 91st day of the leave.

(ix) Additional Terms and Conditions. Each Option granted hereunder, and any shares of Common Stock issued in connection with such Option, shall be subject to such additional terms and conditions not inconsistent with the Plan as are prescribed by the Compensation Committee and set forth in the applicable Agreement.

(b) Unvested Options. Unless otherwise provided in an Agreement, upon termination of a Participant’s employment or service with the Company and its Subsidiaries, all Options granted to such Participant that have not theretofore vested (and which do not vest by reason of such termination of employment or service) shall terminate and be canceled without any payment therefor.

9.	Restricted Shares and Bonus Shares.

(a) Terms of Restricted Shares and Bonus Shares Generally. Restricted Shares and Bonus Shares awarded by the Compensation Committee shall not require payment of any consideration by Participants, except as otherwise determined by the Compensation Committee in its sole discretion.

(b) Restricted Shares and Bonus Shares shall comply with the following terms and conditions:

(i) Vesting. Any Awards of Restricted Shares or Bonus Shares shall vest in accordance with a vesting schedule to be specified by the Compensation Committee.

(ii) Stockholder Rights. Unless otherwise determined by the Compensation Committee in its sole discretion, a Participant shall have all rights of a stockholder as to the Restricted Shares and Bonus Shares awarded to such Participant, including the right to receive dividends (subject to the following paragraph) and the right to vote in accordance with the Company’s Certificate of Incorporation, subject to the restrictions set forth in the Plan and the applicable Agreement.

(iii) Dividends and Distributions. Any shares of Common Stock or other securities of the Company received by a Participant as a result of a stock distribution to holders of Restricted Shares or as a stock dividend or dividend equivalent on Restricted Shares or with respect to a Bonus Share Award shall be subject to the same restrictions as the underlying Award (and shall not be paid unless and until the underlying Award is vested), and all references to such Award shall be deemed to include such shares of Common Stock, dividend, dividend equivalent, or other securities.

(iv) Additional Terms and Conditions. Each Restricted Share and Bonus Share granted or offered for sale hereunder shall be subject to such additional terms and conditions not inconsistent with the Plan as are prescribed by the Compensation Committee and set forth in the applicable Agreement.

(c) Unvested Restricted Shares. Unless otherwise provided in an Agreement or determined by the Compensation Committee in its sole discretion, upon termination of a Participant’s employment or service with the Company and its Subsidiaries, all Restricted Shares granted or sold to such Participant that have not theretofore vested (and that do not vest by reason of such termination of employment as may be provided in an Agreement or as determined by the Committee) shall terminate and be canceled without any payment therefor.

10.	Stock Appreciation Rights.

Stock Appreciation Rights may be granted to Participants either alone (“freestanding”) or in addition to or in tandem with other Awards granted under the Plan and may, but need not, relate to a specific Option granted hereunder. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. All Stock Appreciation Rights granted under the Plan shall be granted subject to the same terms and conditions applicable to Nonqualified Stock Options as set forth in Section 8(a); provided, however, that Stock Appreciation Rights granted in tandem with a previously granted Option shall have the terms and conditions as such Option. Subject to the provisions of Section 8, the Compensation Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock or cash as determined by the Compensation Committee in its sole discretion. Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Stock Appreciation Right, the maximum term of a Stock Appreciation Right shall be as established by the Compensation Committee but in no event shall be greater than ten years from the Date of Grant.

11.	Stock Units.

The Compensation Committee may also grant Awards of Stock Units under the Plan. A Stock Unit is an Award that is valued by reference to a Share (or multiple or partial shares), which value may be paid to the Participant in shares or cash as determined by the Committee in its sole discretion upon the satisfaction of vesting restrictions as the Committee may establish, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate. With respect to each grant of Stock Units, the Compensation Committee shall determine in its sole discretion the period or periods, including any conditions for determining such period or periods, during which any restrictions on full vesting shall apply (the “Unit Restriction Period”). The Compensation Committee may also make any Award of Stock Units subject to the satisfaction of other conditions, including the attainment of performance goals, or contingencies (“Unit Vesting Condition”), in order for a Participant to receive payment of such Stock Unit Award, which shall be established by the Compensation Committee at the Date of Grant thereof. The Compensation Committee may specify that the grant, vesting, or retention of any or all Stock Units shall be a measure based on one or more Qualifying Performance Criteria selected by the Compensation Committee and specified at the Date of Grant thereof. Awards of Stock Units shall be payable in Common Stock or cash as determined by the Compensation Committee in its sole discretion. The Compensation Committee may permit a Participant to elect to defer receipt of payment of all or part of any Award of Stock Units pursuant to rules and regulations adopted by the Compensation Committee. Unless the Compensation Committee provides otherwise at the Date of Grant of an Award of Stock Units, the provisions of Section 9 of this Plan relating to the vesting of Restricted Shares shall apply during the Unit Restriction Period or prior to the satisfaction of any Unit Vesting Condition for such Award.

12.	Performance Shares and Performance Compensation.

(a) The Compensation Committee may grant Awards of Performance Shares and designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares, the length of the performance period and the other terms and conditions of each such Award. An Award of Performance Shares shall mean a grant of a unit valued by reference to a designated number of shares, or a unit valued by reference to a designated amount of cash or property other than shares, in either case which value may be paid to the Participant upon the attainment of performance goals (which may be Qualifying Performance Criteria) and other terms and conditions, and which may be paid in shares or cash, each as determined and specified by the Compensation Committee. Notwithstanding satisfaction of any performance goals, the number of shares issued under an Award of Performance Shares may be adjusted on the basis of such further considerations as the Compensation Committee shall determine, in its sole discretion. The Compensation Committee, in its sole discretion, may make a cash payment equal to the Fair Market Value of the Common Stock otherwise required to be issued to a Participant pursuant to an Award of Performance Shares.

13.	Other Stock-Based Awards.

In addition to the Awards described in Sections 8 through 12, and subject to the terms of the Plan, the Compensation Committee may grant other Awards payable in shares of Common Stock under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.

14.	Performance-Based Awards.

(a) Qualifying Performance Criteria. Awards of Options, Restricted Shares, Stock Units, Performance Shares, Bonus Shares, Performance Compensation and other Awards made pursuant to the Plan may be made subject to the attainment of performance goals relating to one or more business criteria. For purposes of the Plan, such business criteria shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination: (a) cash flow; (b) earnings (including, without limitation, gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization, and net earnings); (c) earnings per share; (d) growth in earnings or earnings per share; (e) stock price; (f) return on equity or average stockholders’ equity; (g) total stockholder return; (h) return on capital; (i) return on assets or net assets; (j) return on investment; (k) sales, growth in sales or return on sales; (l) income or net income; (m) operating income or net operating income; (n) operating profit or net operating profit; (o) operating margin; (p) return on operating revenue; (q) economic profit, (r) market share; (s) overhead or other expense reduction; (t) growth in stockholder value relative to various indices, including, without limitation, the S&P 500 Index or the Russell 2000 Index, (u) strategic plan development and implementation, (v) net debt, (w) working capital (including components thereof), and (x) any other measure as determined by the Committee (collectively, the “Qualifying Performance Criteria”). In determining performance outcomes related to such measures or criteria, the Compensation Committee may provide for the exclusion of the impact of an event or occurrence which the Compensation Committee determines should appropriately be excluded, including: (z) asset write-downs or write-ups, (aa) litigation, claims, judgments or settlements, (bb) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (cc) accruals for reorganization and restructuring programs, (dd) any extraordinary, unusual, infrequently occurring or non-recurring event, under applicable accounting provisions or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, and (ee) any other events as the Compensation Committee shall deem appropriate. Such performance goals (and any exclusions) shall be set by the Compensation Committee prior to the earlier of (i) 90 days after the commencement of the applicable performance period and the expiration of 25% of the performance period.

(b) Any Qualifying Performance Criteria may be used to measure the performance of the Company as a whole or with respect to any business unit, subsidiary or business segment of the Company, either individually, alternatively or in any combination, and may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous period results or to a designated comparison group, in each case as specified by the Compensation Committee in the Award. Any performance goals that are financial metrics may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles. The Compensation Committee shall certify the extent to which any such Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock).

15.	Certain Forfeitures.

In the event a Participant or former Participant engages in a business or enterprise (other than the Company and its direct or indirect Subsidiaries and other Affiliates) in connection with a Competitive Product or Service or in Wrongful Solicitation while in the employ of the Company or a Subsidiary, or during the period of 13 months immediately following termination of such employment, the following rules shall apply:

(a) all Awards then held by the Participant (whether vested or not) shall be forthwith forfeited without payment or other compensation of any kind; provided, however, that the Company shall remit to the Participant the lesser of (i) the amount (if any) such Participant paid for forfeited Awards and (ii) in the case of Restricted Shares or Performance Shares, the Fair Market Value of such Restricted Shares as of the date of termination;

(b) notwithstanding subclause (a), in the event Vested Restricted Shares or vested Performance Shares were disposed of (for or without receipt of value) during the period commencing one year prior to the initial engagement in a business or enterprise (other than the Company and its direct or indirect Subsidiaries and other Affiliates) in connection with a Competitive Product or Service or in Wrongful Solicitation through the 13-month anniversary of the Participant’s termination of employment with the Company or a Subsidiary, then, upon written demand by the Company, the Participant or former Participant, as the case may be, shall forthwith remit to the Company the Fair Market Value of such Vested Restricted Shares or vested Performance Shares, as determined on the date of disposition, less the amount (if any) paid by the Participant for such shares; and

(c) in the event Option Shares, shares obtained pursuant to the exercise of a Stock Appreciation Right or other shares obtained pursuant to Awards under the Plan (and not described in subparagraph (b)) were disposed of (for or without receipt of value) during the period commencing one year prior to the initial engagement in a business or enterprise (other than the Company and its direct or indirect Subsidiaries and other Affiliates) in connection with a Competitive Product or Service or in Wrongful Solicitation through the 13-month anniversary of the Participant’s termination of employment with the Company or a Subsidiary, then, upon written demand by the Company, the Participant or former Participant, as the case may be, shall forthwith remit to the Company the Fair Market Value of such shares, as determined on the date of disposition, less the Option Price or other amount (if any) paid therefor.

16.	Effect of Certain Corporate Changes and Changes in Control.

(a) Dilution and Other Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards in a manner the Compensation Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the maximum number of shares that may be issued pursuant to Incentive Stock Options, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Compensation Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company); provided, however, that the number of shares subject to any Award shall always be rounded down to a whole number. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Compensation Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

(b) Change in Control. Unless otherwise provided by the Committee either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of a Change in Control, (i) in the event of a Change in Control, upon and subject to the consummation of such Change in Control, all Awards shall be assumed and continued or an equivalent award substituted by the Company’s successor or a parent or subsidiary of such successor (provided, however, that performance-based Awards shall be subject to the terms of the individual Award Agreement); and in the event a Participant terminates employment for Good Reason, or is terminated by the Company without Cause on or within two years after a Change in Control described in this subsection (i), Awards not previously vested shall immediately become vested; or (ii) in the event of a Change in Control where the successor (or parent or subsidiary thereof) does not assume, continue or substitute the outstanding Awards, then subject to the consummation of the Change in Control, all Awards shall accelerate and vest in full (with performance-based Awards subject to the terms of the individual Award Agreements), and all Awards shall be cancelled in exchange for a payment in cash in an amount based on the Fair Market Value of the shares of Common Stock subject to the Award, less any Option Price, which amount may be zero if applicable.

17.	Miscellaneous.

(a) No Rights to Grants or Continued Employment or Engagement. No Participant shall have any claim or right to receive grants of Awards under the Plan, even if Awards have been granted to Participant in the past. Awards should not be construed or interpreted in any way as a component of a Participant’s base salary for services performed on behalf of the Company or any Subsidiary or other Affiliate thereof, and employees of the Company or any Subsidiary or other Affiliate thereof are not required, as a condition of their employment, to accept any Awards. Neither the Plan nor any action taken or omitted to be taken hereunder shall be deemed to create or confer on any Participant any right to be retained in the employ or as a director of the Company or any Subsidiary or other Affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Subsidiary or other Affiliate thereof to terminate the employment or other retention of such Participant at any time.

(b) Right of Company to Assign Rights and Delegate Duties. The Company shall have the right to assign any of its rights and delegate any of its duties hereunder to any of its Affiliates. The terms and conditions of any Award under the Plan shall be binding upon and shall inure to the benefit of the personal representatives, heirs, legatees, and permitted successors and assigns of the relevant Participant and the Company.

(c) Tax Withholding. The Company and its Subsidiaries may require the Participant to pay to the Company the amount of any taxes that the Company is required by applicable federal, state, local or other law to withhold with respect to the grant, vesting, or exercise of an Award. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied in full. The Compensation Committee may in its sole discretion permit or require a Participant to satisfy all or part of such Participant’s tax withholding obligations by (1) paying cash to the Company, (2) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested in the case of Restricted Shares), having a Fair Market Value equal to the tax withholding obligations, (3) surrendering a number of shares of Common Stock the Participant already owns, having a Fair Market Value equal to the tax withholding obligations, or (4) entering into such other arrangement as is acceptable to the Compensation Committee in its sole discretion. The value of any shares withheld or surrendered may not exceed the maximum amount of tax permitted to be withheld that will not result in adverse financial accounting consequences to the Company (and otherwise shall comply with Company policy, subject to the discretion of the Compensation Committee). The Company and its Subsidiaries shall also have the right to deduct from any and all cash payments otherwise owed to a Participant any federal, state, local or other taxes required to be withheld with respect to the Participant’s participation in the Plan.

(d) No Restriction on Right of Company to Effect Corporate Changes. The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or that are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(e) 1934 Act. Notwithstanding anything contained in the Plan or any Agreement to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the 1934 Act, the Compensation Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability.

(f) Securities Laws. Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the judgment of the Compensation Committee, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the 1933 Act and 1934 Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

(g) Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person, or would disqualify the Plan or any Award under any law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Compensation Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(h) Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Compensation Committee, be entitled to receive, once vested or on a further deferred basis, amounts equivalent to cash, stock or other property dividends on shares (“Dividend Equivalents”) with respect to the number of shares covered by the Award, as determined by the Compensation Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional shares or otherwise reinvested Notwithstanding the foregoing, Dividend Equivalents shall be subject to restrictions and risk of forfeiture to the same extent as the underlying Award and shall not be paid until and unless the underlying Award vests.

(i) Foreign Employees and Consultants. Awards may be granted to Participants who are foreign nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to employees or consultants providing services in the United States as may, in the judgment of the Compensation Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Compensation Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for employees or consultants on assignments outside their home country.

(j) Recoupment. By accepting an Award hereunder, the Participant acknowledges that the Award (and any shares subject to such Award) is subject to the terms and conditions of the Company’s clawback/recoupment policy, as it may be amended from time to time. Further, this provision also applies to any policy adopted by any exchange on which the securities of the Company are listed pursuant to Section 10D of the 1934 Act. To the extent any such policy requires the repayment of incentive-based compensation received by a Participant, whether paid pursuant to an Award granted under this Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, by accepting an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such policy and applicable law.

(k) Prohibition on Repricing. As provided in Section 18 below, other than pursuant to Section 16(a), the Compensation Committee shall not without the approval of the Company’s stockholders (a) lower the option price per Share of an Option (or base price of a stock appreciation right) after it is granted, (b) cancel an Option or Stock Appreciation Right when the exercise price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control), or (c) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares are listed.

18.	Amendment.

The Board of Directors may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. No termination or amendment of the Plan may, without the consent of the Participant to whom any Awards shall previously have been granted, adversely affect the rights of such Participant in such Awards. In addition, no amendment of the Plan shall, without the approval of the stockholders of the Company:

(a) change the class of individuals eligible for awards under the Plan;

(b) increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

(c) reduce the price at which Options may be granted below the price provided for in Section 8(a) hereof;

(d) reduce the Option Price of outstanding Options;

(e) cancel an Option or Stock Appreciation Right in exchange for cash when the exercise or grant price per share exceeds the Fair Market Value of one share of Common Stock or take any action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Common Stock is traded; or

(f) extend the term of this Plan.

19.	Termination of the Plan.

The Plan shall continue until terminated by the Board of Directors pursuant to Section 18 or as otherwise set forth in this Plan, and no further Awards shall be made hereunder after the date of such termination. Unless earlier terminated, the Plan shall terminate ten (10) years after the Effective Date, except that no incentive stock option may be granted after the 10th anniversary of the date the Board approves the Plan (provided the awards granted before the Plan’s expiration date shall continue in accordance with their terms).

20.	Conditions to Issuance of Shares.

(a) The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the 1933 Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as the Compensation Committee deems necessary or desirable for compliance by the Company with federal, state, and foreign securities laws. The Company may also require such other action or agreement by the Participants as may from time to time be necessary to comply with applicable securities laws.

(b) To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

21.	Headings; Number; Gender.

The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

Words used herein in the singular form shall be construed as being used in the plural form, as appropriate in the relevant context, and vice versa. Pronouns used herein of one gender shall be construed as referring to either or both genders, as appropriate in the relevant context.

22.	Limited Waiver.

The waiver by the Company of any of its rights under the Plan with respect to any Participant, whether express or implied, shall not operate or be construed as a waiver of any other rights the Company has with respect to such Participant or of any of its rights with respect to any other Participant.

23.	Governing Law.

The Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law.

24.	Compliance with Code Section 409A.

(a) This Plan is intended to comply and shall be administered in a manner that is intended to comply with Code Section 409A and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement, or deferral thereof is subject to Code Section 409A, the Award shall be granted, paid, settled, or deferred in a manner that will comply with Code Section 409A, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Compensation Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement, or deferral thereof to fail to satisfy Code Section 409A shall be amended to comply with Code Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Code Section 409A.

(b) Notwithstanding anything in the Plan to the contrary, the receipt of any benefits under this Plan as a result of a termination of employment shall be subject to satisfaction of the condition precedent that the Participant undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if a Participant is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six month period measured from the date of the Participant’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of the Participant’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein. Furthermore, the payments to be made to a Participant in accordance with this Plan shall be treated as a right to a series of separate payments pursuant to Section 409A of the Code.

25.	Effective Date.

The Plan shall become effective (the “Effective Date”) upon approval by the stockholders of the Company.

APPENDIX B

EnerSys 2023 Annual Report on Form 10-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

☒	Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

for the fiscal year ended March 31, 2023

or

☐	Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

for the transition period from                 to

Commission file number: 001-32253

ENERSYS

(Exact name of registrant as specified in its charter)

Delaware	23-3058564
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2366 Bernville Road

Reading, Pennsylvania 19605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 610-208-1991

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ENS	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    ☒  Yes    ☐  No

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    ☐  Yes    ☒  No

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    ☒  Yes    ☐  No

Indicate by check mark whether the registrant has submitted electronically, every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (Section 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C 7262(b)) by the registered public accounting firm that prepared or issued its audit report.  ☒

If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements.     ☐  Yes    ☒  No

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b).  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    ☐  Yes    ☒  No

State the aggregate market value of the voting and non-voting common equity held by non-affiliates at October 2, 2022: $2,374,598,929 (1) (based upon its closing transaction price on the New York Stock Exchange on October 2, 2022).

(1)	For this purpose only, “non-affiliates” excludes directors and executive officers.

Common stock outstanding at May 19, 2023:                      40,909,454 Shares of Common Stock

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the registrant’s definitive Proxy Statement for its Annual Meeting of Stockholders to be held on or about August 3, 2023 are incorporated by reference in Part III of this Annual Report.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of EnerSys. EnerSys and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in EnerSys’ filings with the Securities and Exchange Commission (“SEC”) and its reports to stockholders. Generally, the inclusion of the words “anticipate,” “believe,” “expect,” “future,” “intend,” “estimate,” “will,” “plans,” or the negative of such terms and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. All statements addressing operating performance, events, or developments that EnerSys expects or anticipates will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are and will be based on management’s then-current beliefs and assumptions regarding future events and operating performance and on information currently available to management, and are applicable only as of the dates of such statements.

Forward-looking statements involve risks, uncertainties and assumptions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. Actual results may differ materially from those expressed in these forward-looking statements due to a number of uncertainties and risks, including the risks described in this Annual Report on Form 10-K and other unforeseen risks. You should not put undue reliance on any forward-looking statements. These statements speak only as of the date of this Annual Report on Form 10-K, even if subsequently made available by us on our website or otherwise, and we undertake no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this Annual Report on Form 10-K.

Our actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons, including the following factors:

•	economic, financial and other impacts of the COVID-19 pandemic, global supply chain disruptions, and labor shortages;

•	general cyclical patterns of the industries in which our customers operate;

•

global economic trends, competition and geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and the related sanctions and other measures, changes in the rates of investment or economic growth in key markets we serve, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries, and related impacts on our global supply chains and strategies;

•	the extent to which we cannot control our fixed and variable costs;

•	the raw materials in our products may experience significant fluctuations in market price and availability;

•	certain raw materials constitute hazardous materials that may give rise to costly environmental and safety claims;

•	legislation regarding the restriction of the use of energy or certain hazardous substances in our products;

•

risks involved in our operations such as supply chain issues, disruption of markets, changes in import and export laws, environmental regulations, currency restrictions and local currency exchange rate fluctuations;

•	our ability to raise our selling prices to our customers when our product costs increase;

•	the extent to which we are able to efficiently utilize our global manufacturing facilities and optimize our capacity;

•

changes in macroeconomic and market conditions and market volatility, including inflation, interest rates, the value of securities and other financial assets, transportation costs, costs and availability of electronic components, lead, plastic resins, steel, copper and other commodities used by us, and the impact of such changes and volatility on our financial position and business;

•	competitiveness of the battery markets and other energy solutions for industrial applications throughout the world;

•	our timely development of competitive new products and product enhancements in a changing environment and the acceptance of such products and product enhancements by customers;

•	our ability to adequately protect our proprietary intellectual property, technology and brand names;

•	litigation and regulatory proceedings to which we might be subject;

•	our expectations concerning indemnification obligations;

•	changes in our market share in the business segments where we operate;

•	our ability to implement our cost reduction initiatives successfully and improve our profitability;

•	quality problems associated with our products;

•	our ability to implement business strategies, including our acquisition strategy, manufacturing expansion and restructuring plans;

•	our acquisition strategy may not be successful in locating advantageous targets;

•

our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we acquire into our operations and our ability to realize related revenue synergies, strategic gains, and cost savings may be significantly harder to achieve, if at all, or may take longer to achieve;

•

potential goodwill impairment charges, future impairment charges and fluctuations in the fair values of reporting units or of assets in the event projected financial results are not achieved within expected time frames;

•	our debt and debt service requirements which may restrict our operational and financial flexibility, as well as imposing unfavorable interest and financing costs;

•	our ability to maintain our existing credit facilities or obtain satisfactory new credit facilities or other borrowings;

•	adverse changes in our short and long-term debt levels under our credit facilities;

•	our exposure to fluctuations in interest rates on our variable-rate debt;

•	our ability to attract and retain qualified management and personnel;

•	our ability to maintain good relations with labor unions;

•	credit risk associated with our customers, including risk of insolvency and bankruptcy;

•	our ability to successfully recover in the event of a disaster affecting our infrastructure, supply chain, or our facilities;

•	delays or cancellations in shipments;

•

occurrence of natural or man-made disasters or calamities, including health emergencies, the spread of infectious diseases, pandemics, vaccine mandates, outbreaks of hostilities or terrorist acts, or the effects of climate change, and our ability to deal effectively with damages or disruptions caused by the foregoing; and

•	the operation, capacity and security of our information systems and infrastructure.

This list of factors that may affect future performance is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

EnerSys

Annual Report on Form 10-K

For the Fiscal Year Ended March 31, 2023

PART I

ITEM 1.	BUSINESS

Overview

EnerSys (the “Company,” “we,” or “us”) is a world leader in energy storage and power solutions for industrial applications. We design, manufacture, and distribute energy systems solutions, motive power batteries, specialty batteries, battery chargers, power equipment, battery accessories and outdoor thermal equipment enclosures solutions for a global customer base. Energy Systems, which combine power conversion, power distribution, energy storage, and thermally managed enclosures, are used in the telecommunication, broadband, data center, and utility industries, for uninterruptible power and numerous other applications requiring stored energy solutions. Motive Power batteries and chargers are utilized in electric forklift trucks, automated guided vehicles, and other industrial electric powered vehicles. Specialty batteries are used in aerospace and defense applications, large over the road trucks, and premium automotive and medical. We also provide aftermarket and customer support services to over 10,000 customers in more than 100 countries through a network of distributors, independent representatives, and our internal sales force around the world.

The Company’s chief operating decision maker, or CODM (the Company’s Chief Executive Officer), reviews financial information for purposes of assessing business performance and allocating resources, by focusing on the lines of business on a global basis. The Company identifies the following as its three operating segments, based on lines of business:

The Company’s three reportable segments, based on lines of business, are as follows:

•

Energy Systems—uninterruptible power systems, or “UPS” applications for computer and computer-controlled systems used in data centers, as well as telecommunications systems, switchgear and electrical control systems used in industrial facilities and electric utilities, large-scale energy storage and energy pipelines. Energy Systems also includes highly integrated power solutions and services to broadband, telecom, renewable and industrial customers, as well as thermally managed cabinets and enclosures for electronic equipment and batteries.

•

Motive Power—power for electric industrial forklifts used in manufacturing, warehousing and other material handling applications as well as mining equipment, diesel locomotive starting and other rail equipment; and

•

Specialty—premium batteries for starting, lighting and ignition applications in premium automotive and large over-the-road trucks, energy storage solutions for satellites, military land vehicles, aircraft, submarines, tactical vehicles, as well as medical devices and equipment.

See Note 23 to the Consolidated Financial Statements for information on segment reporting.

Fiscal Year Reporting

In this Annual Report on Form 10-K, when we refer to our fiscal years, we state “fiscal” and the year, as in “fiscal 2023”, which refers to our fiscal year ended March 31, 2023. The Company reports interim financial information for 13-week periods, except for the first quarter, which always begins on April 1, and the fourth quarter, which always ends on March 31. The four quarters in fiscal 2023 ended on July 3, 2022, October 2, 2022, January 1, 2023, and March 31, 2023, respectively. The four quarters in fiscal 2022 ended on July 4, 2021, October 3, 2021, January 2, 2022, and March 31, 2022, respectively.

History

EnerSys and its predecessor companies have been manufacturers of industrial batteries for over 125 years. Morgan Stanley Capital Partners teamed with the management of Yuasa, Inc. in late 2000 to acquire from Yuasa

Corporation (Japan) its reserve power and motive power battery businesses in North and South America. We were incorporated in October 2000 for the purpose of completing the Yuasa, Inc. acquisition. On January 1, 2001, we changed our name from Yuasa, Inc. to EnerSys to reflect our focus on the energy systems nature of our businesses.

In 2004, EnerSys completed its initial public offering (the “IPO”) and the Company’s common stock commenced trading on the New York Stock Exchange, under the trading symbol “ENS”.

Key Developments

There have been several key stages in the development of our business, which explain to a significant degree our results of operations over the past several years.

In March 2002, we acquired the reserve power and motive power business of the Energy Storage Group of Invensys plc. (“ESGI”). Our successful integration of ESGI provided global scale in both the reserve and motive power markets. The ESGI acquisition also provided us with a further opportunity to reduce costs and improve operating efficiency.

Between fiscal years 2003 through 2023, we made thirty-four acquisitions around the globe. There were no acquisitions in fiscal 2023, 2022 and 2021 but we completed the acquisition of NorthStar, headquartered in Stockholm, Sweden in fiscal 2020 and of Alpha in fiscal 2019.

Our Customers

We serve over 10,000 customers in over 100 countries, on a direct basis or through our distributors. We are not overly dependent on any particular end market. Our customer base is highly diverse, and no single customer accounts for more than 10% of our revenues.

Our Energy Systems customers consist of both global and regional customers. These customers are in diverse markets including telecommunication and broadband services, data centers, electric utilities, emergency lighting, renewable energy, and industrial utilities.

Our Motive Power products are sold to a large, diversified customer base. These customers include material handling equipment dealers, forklift and heavy truck original equipment manufacturers (“OEMs”) and end users of such equipment. End users include manufacturers, distributors, warehouse operators, retailers, airports, mine operators and railroads.

Our Specialty products are utilized in transportation, primarily in premium automotive and large over-the-road trucking, aerospace and defense and medical markets. The products are sold globally to OEMs, distribution partners, vehicle fleets and directly to government entities such as the United States of America, Germany and the United Kingdom.

Distribution and Services

We distribute, sell and service our products throughout the world, principally through company-owned sales and service facilities, as well as through independent manufacturers’ representatives. Our company-owned network allows us to offer high-quality service, including preventative maintenance programs and customer support. Our warehouses and service locations enable us to respond quickly to customers in the markets we serve. We believe that the extensive industry experience of our sales organization results in strong long-term customer relationships.

Manufacturing and Raw Materials

We manufacture and assemble our products at manufacturing facilities located in the Americas, EMEA and Asia. With a view toward projected demand, we strive to optimize and balance capacity at our battery manufacturing facilities globally, while simultaneously minimizing our product cost. By taking a global view of our manufacturing requirements and capacity, we believe we are better able to anticipate potential capacity bottlenecks and equipment and capital funding needs.

The primary raw materials used to manufacture our products include lead, plastics, steel and copper. We purchase lead from a number of leading suppliers throughout the world. Because lead is traded on the world’s commodity markets and its price fluctuates daily, we periodically enter into hedging arrangements for a portion of our projected requirements to reduce the volatility of our costs.

Competition

The industrial energy storage market is highly competitive both among competitors who manufacture and sell industrial energy storage solutions and batteries and among customers who purchase industrial energy solutions. Our competitors range from development stage companies to large domestic and international corporations. Certain of our competitors produce energy storage products utilizing technologies or chemistries different from our own. We compete primarily on the basis of reputation, product quality, reliability of service, delivery lead time and price. We believe that our products and services are competitively priced.

Energy Systems

We compete principally with East Penn Manufacturing, Exide Technologies (Stryten), Fiamm, SAFT, New Power, C&D Technologies Inc., Vertiv, ABB, Amphenol, Eltek (a Delta Group company), as well as Chinese producers.

Motive Power

Our primary global competitors in traditional lead-acid include East Penn Manufacturing, Exide Technologies (Stryten), Hoppecke, Eternity, Midac, Sunlight and TAB, as well as a number of domestic Chinese manufacturers. Additionally, while lithium-ion battery technology in the motive power space has traditionally been relegated to smaller material handling applications, we have seen the entrance of a number of companies into larger battery types, acting as lithium cell packagers or integrators of cells sourced primarily from Asia. The integrators include forklift original equipment manufacturers either directly or through partnership with other entities.

Specialty

We compete globally within the transportation, aerospace and defense markets and specialized lithium technologies used in these critical applications. Our thin plate pure lead (TPPL) technology is a significant player in the applications using absorbed glass materials (AGM). Our major competitors in AGM technology are Clarios, East Penn Manufacturing, Exide Technologies (Stryten), Fiamm, Banner and Atlas. In the Aerospace and Defense specialized markets our main competitors are Eagle Picher and SAFT.

Warranties

Warranties for our products vary geographically and by product type and are competitive with other suppliers of these types of products. Generally, our Energy Systems product warranties range from one to twenty years, our Motive Power product warranties range from one to five years and from one to four years for Specialty transportation batteries. The length of our warranties is varied to reflect regional characteristics and competitive influences. In some cases, our warranty period may include a pro rata period, which is typically based around the design life of the product and the application served. Our warranties generally cover defects in workmanship and materials and are limited to specific usage parameters.

Intellectual Property

We have numerous patents and patent licenses in the United States and other jurisdictions but do not consider any one patent to be material to our business. From time to time, we apply for patents on new inventions and designs, but we believe that the growth of our business will depend primarily upon the quality of our products and our relationships with our customers, rather than the extent of our patent protection.

We believe we are the leader in TPPL technology. We believe that a significant capital investment would be required by any party desiring to produce products using TPPL technology for our markets.

We own or possess exclusive and non-exclusive licenses and other rights to use a number of trademarks in various jurisdictions. We have obtained registrations for many of these trademarks in the United States and other jurisdictions. Our various trademark registrations currently have durations of approximately 10 to 20 years, varying by mark and jurisdiction of registration and may be renewable. We endeavor to keep all of our material registrations current. We believe that many such rights and licenses are important to our business by helping to develop strong brand-name recognition in the marketplace.

Seasonality

Our business generally does not experience significant quarterly fluctuations in net sales as a result of weather or other trends that can be directly linked to seasonality patterns, although transportation and power electronics can experience seasonality in colder months. Despite that, historically our fourth quarter is our best quarter with higher revenues and generally more working days while our second quarter is the weakest due to the summer holiday season in Western Europe and North America.

Product and Process Development

Our product and process development efforts are focused on the creation of new energy storage products, and integrated power systems and controls. We allocate our resources to the following key areas:

•	the design and development of new products;

•	optimizing and expanding our existing product offering;

•	waste and scrap reduction;

•	production efficiency and utilization;

•	capacity expansion without additional facilities; and

•	quality attribute maximization.

Employees

At March 31, 2023, we had approximately 11,350 employees. Of these employees, approximately 26% were covered by collective bargaining agreements. Employees covered by collective bargaining agreements that expire in the next twelve months were approximately 9% of the total workforce. The average term of these agreements is 2 years, with the longest term being 4.0 years. We consider our employee relations to be good. We did not experience any significant labor unrest or disruption of production during fiscal 2023.

Information about Our Executive Officers

As of May 24, 2023, our executive officers are:

David M. Shaffer, age 58, President and Chief Executive Officer. Mr. Shaffer has been a director of EnerSys and has served as our President and Chief Executive Officer since April 2016. Prior thereto, he served as President and Chief Operating Officer since November 2014. From January 2013 through October 2014, he served as our President-EMEA. From 2008 to 2013, Mr. Shaffer was our President-Asia. Prior thereto he was responsible for our telecommunications sales in the Americas. Mr. Shaffer joined EnerSys in 2005 and has worked in various roles of increasing responsibility in the industry since 1989. Mr. Shaffer received his Masters of Business Administration degree from Marquette University and his Bachelor of Science degree in Mechanical Engineering from the University of Illinois.

Andrea J. Funk, age 53, Executive Vice President and Chief Financial Officer. Ms. Funk joined EnerSys in December 2018 and served as Vice President Finance, Americas. She was promoted to Executive Vice President & Chief Financial Officer effective April 1, 2022. Ms. Funk holds a Master of Business Administration degree from The Wharton School of Business, and a Bachelor of Science degree in accounting from Villanova University and was a certified public accountant. Previously, Ms. Funk served as Chief Financial Officer and then Chief Executive Officer of Cambridge Lee Industries LLC from 2010-2018. Prior, she served in positions of increasing responsibility at Carpenter Technology, Arrow International, Rhone-Poulenc Rorer, Bell Atlantic Corporation and Ernst & Young. Since July 2017, Ms. Funk has served on the Board of Directors of Crown Holdings Inc., whose shares are traded on the New York Stock Exchange, and is a member of their Audit and Compensation Committees.

Joern Tinnemeyer, age 50, Senior Vice President and Chief Technology Officer. Mr. Tinnemeyer has served as Senior Vice President and Chief Technology Officer since October 2017. He joined EnerSys in August 2016 as its Vice President and Chief Technology Officer. Mr. Tinnemeyer is responsible for global engineering, global quality, and technology development. His primary focus of expertise includes energy storage systems, system design optimization, safety topologies and control theory. He has worked on some of the most advanced lithium battery packs for major automotive OEMs. He currently also serves as Chairman of NaatBatt, North America’s foremost organization to foster advanced energy storage systems. Mr. Tinnemeyer studied applied mathematics and electrical engineering at the University of Toronto and holds a MSc in Astronautics and Space Engineering.

Shawn M. O’Connell, age 50, President, Motive Power Global. Mr. O’Connell has served as our President, Motive Power Global since July 2020. Prior thereto, from April 2019 through July 2020, he served as our President, Motive Power, our Vice President–Reserve Power Sales and Service for the Americas from February 2017, and Vice President of EnerSys Advanced Systems from December 2015 to January 2017. Mr. O’Connell joined EnerSys in 2011, serving in various sales and marketing capacities in several areas of our business. Mr. O’Connell received his Master of Business Administration degree in International Business from the University of Redlands, CA and his Bachelor of Arts degree in English Literature from the California State University, San Bernardino. Mr. O’Connell is a veteran of the U.S. Army’s 82nd Airborne Division (Paratroopers) where he served as a Signals Intelligence Analyst, Spanish Linguist, and held a Top-Secret security clearance.

Andrew M. Zogby, age 63, President, Energy Systems Global. Mr. Zogby has served as President, Energy Systems Global since July 2020. Prior thereto, from April 2019, he served as President, Energy Systems–Americas. He joined EnerSys upon completion of the acquisition of Alpha Technologies in December 2018. Mr. Zogby served as President of Alpha Technologies since 2008 and brings over 30 years of experience in global broadband, telecommunications and renewable energy industries. He has held corporate leadership positions with several leading technology firms. Mr. Zogby received his Bachelor of Science degree in Industrial and Labor Relations from LeMoyne College, Syracuse, New York, and his Master of Business Administration degree from Duke University’s Fuqua School of Business. He is active in the US Chamber of Commerce, and serves on the C_TEC, Chamber Technology Engagement Center Committee.

Environmental Matters and Climate Change Impacts

We are committed to the protection of the environment and train our employees to perform their duties accordingly. In the manufacture of our products throughout the world, we process, store, dispose of and otherwise use large amounts of hazardous materials, especially lead and acid. As a result, we are subject to extensive and evolving environmental, health and safety laws and regulations governing, among other things: the generation, handling, storage, use, transportation and disposal of hazardous materials; emissions or discharges of hazardous materials into the ground, air or water; and the health and safety of our employees. In addition, we are required to comply with the regulation issued from the European Union called Registration, Evaluation, Authorization and Restriction of Chemicals or “REACH”. Under the regulation, companies that manufacture or import more than one ton of a covered chemical substance per year are required to register it in a central database administered by the European Chemicals Agency. The registration process requires the submission of information to demonstrate the safety of chemicals as used and could result in significant costs or delay the manufacture or sale of our products in the European Union. Additionally, industry associations and their member companies, including EnerSys, have scheduled meetings with the European Union member countries to advocate for their support of an exemption for lead compounds. Compliance with these laws and regulations results in ongoing costs. Failure to comply with these laws and regulations, or to obtain or comply with required environmental permits, could result in fines, criminal charges or other sanctions by regulators. From time to time, we have had instances of alleged or actual noncompliance that have resulted in the imposition of fines, penalties and required corrective actions. Our ongoing compliance with environmental, health and safety laws, regulations and permits could require us to incur significant expenses, limit our ability to modify or expand our facilities or continue production and require us to install additional pollution control equipment and make other capital improvements. In addition, private parties, including current or former employees, can bring personal injury or other claims against us due to the presence of, or their exposure to, hazardous substances used, stored, transported or disposed of by us or contained in our products.

Environmental and safety certifications

Seventeen of our facilities in the Americas, EMEA and Asia are certified to ISO 14001 standards. ISO 14001 is a globally recognized, voluntary program that focuses on the implementation, maintenance and continual improvement of an environmental management system and the improvement of environmental performance. Seven facilities in EMEA and Asia are certified to ISO 45001 standards. The ISO 45001 is a globally recognized occupational health and safety management systems standard.

Climate change impacts

The potential impact of climate change on our operations is uncertain. The changing climate may result in new and erratic weather patterns, increases in the frequency or severity of storms, increased and decreased temperatures and rising sea levels. As discussed elsewhere in this Annual Report on Form 10-K, including in Item 1A. Risk Factors, our operating results are significantly influenced by weather, and major changes in historical weather patterns could have a notable impact on our future operating results. For example, if climate change results in drier weather and more accommodating temperatures over a significant period of time, we may be able to increase our productivity, which could positively impact our revenues and gross margins. Conversely, if climate change results in a greater amount of rainfall, snow, ice or other less accommodating weather conditions, we could experience reduced productivity, which could negatively impact our revenues and gross margins. Further, while an increase in severe weather events, such as hurricanes, tropical storms, blizzards and ice storms, can create a greater amount of emergency restoration service work (an area of potential revenue generation), it often also can result in delays or other negative consequences for our manufacturing operations, or challenges to the consistent delivery of materials from our supply chain or of our products to distributors, which could negatively impact our financial results. Climate change may also affect the conditions in which we operate, and in some cases, expose us to potentially increased liabilities associated with those environmental conditions. Concerns about climate change could also result in new regulations, regulatory actions or requirements to invest in energy efficiency, any of which could result in increased costs associated with our operations. We are aware of the proposed rules on climate disclosure released by the SEC in March of last year. While we are following the progression of the rule, we are pleased to note that we are preparing to meet many of its conditions in advance. We released our inaugural, comprehensive Sustainability Report, which was aligned with GRI and SASB standards. Included in this report, we announced key, measurable environmental, social, and governance (“ESG”) goals and objectives aimed at advancing progress in sustainability, reducing our environmental footprint and creating an inclusive and empowering workplace for all employees. We also issued our inaugural Task Force of Climate Related Financial Disclosures (TCFD) Report in December 2022. As part of our growing sustainability commitment, we announced during fiscal year 2022 that we joined the United Nations Global Compact, Alliance to Save Energy, the U.S. Department of Energy’s Better Plants Program (through which we committed to reducing our energy intensity by 25% over the next 10 years (from a calendar year 2020 baseline)), the United Nations CEO Water Mandate and the CEO Action for Diversity & Inclusion. In 2022, we also submitted our CDP Climate Change disclosure to maintain transparency with our stakeholders and track our progress towards a low carbon society. We intend to continue to conduct a climate risk analysis in the coming year and have completed an analysis of our Scope 1 and 2 emissions. Additionally, we have taken the initial steps to quantify our Scope 3 emissions as we understand that identifying the impacts associated with our production, distribution, and use of our products is critical for further climate risk mitigation.

We strive to operate our facilities in a manner that protects the environment and the health and safety of our employees, customers and communities. We have established required sustainability training for identified employees and incorporate climate and other sustainability considerations into our formal decision-making processes. We have implemented company-wide environmental, health and safety policies and practices, which includes monitoring, training and communication of these policies.

Quality Systems

We utilize a global strategy for quality management systems, policies and procedures, the basis of which is the ISO 9001:2015 standard, a worldwide recognized quality standard. We believe in the principles of this standard and reinforce the same by requiring mandatory compliance for all manufacturing, sales and service locations globally that are registered to the ISO 9001 standard. We also focus on specific plant certifications such as AS9100 (Aerospace), ISO13485:2016 (Medical Devices), ISO/TS 22163:2017 (Rail), IATF16949:2018 (Automotive). We have also acquired our first Lithium-Ion product certification in accordance with ISO 26262 (Product Safety).

This strategy enables us to provide consistent quality products and services to meet our customers’ needs.

Human Capital Management

EnerSys is committed to a comprehensive, cohesive and positive employee experience. We consider talent acquisition, development, engagement and retention critical key drivers of our business success.

Our Board of Directors, through the Compensation Committee and the Nominating and Corporate Governance Committee, retains oversight of our human capital management process, including demographics, talent development, employee retention, material aspects of employee compensation, as well as diversity and inclusion and recruitment efforts. The Nominating and Corporate Governance Committee reports on human capital matters at each regularly scheduled Board of Directors meeting. The most significant human capital measures, objectives and initiatives include the following:

Health, Safety, and Wellness: Our fundamental responsibility as an employer is to provide a safe and healthy workplace for all our employees. This undertaking is explained further in our Safety and Health Policy. Our health and safety programs are designed around global standards with appropriate variations addressing the multiple jurisdictions and regulations, specific hazards and unique working environments of our manufacturing and production facilities, service centers and headquarter operations. Above all else, we are dedicated to the safety and well-being of our employees.

Diversity, Equity, Inclusion and Belonging: We strive to create a work environment that emphasizes respect, fairness and dignity and that does not tolerate discrimination or harassment. Individuals are evaluated based on merit, without concern for race, color, religion, national origin, citizenship, marital status, gender (including pregnancy), gender identity, gender expression, sexual orientation, age, disability, veteran status, or other characteristics protected by law. We are committed to providing equal opportunities to every member of our workforce. In addition to following all applicable local laws and regulations, for fiscal year 2022, we have also formed an executive steering committee, joined, among other things, the CEO Action for Diversity and Inclusion, and funded additional staffing to further support these efforts.

Philanthropy and Volunteerism: Over the past fiscal year we created an executive level committee dedicated to encouraging and supporting charitable efforts by EnerSys globally. EnerSys is strongly committed to being an outstanding corporate citizen on a global basis in all the countries and communities where we do business. This commitment is reflected in a strong ethic for charitable contributions, endorsement of community activities, encouraging employees to give freely of their own time to serve on boards or committees in many organizations and supporting educational programs in schools and colleges.

We created several committees to assist the company in its philanthropic endeavors that support the communities in which we work. Additionally, we regularly sponsor volunteer events and fundraising campaigns, to encourage our employees to give back to our communities, a commitment that we further support by offering employees paid time off for charitable volunteering.

Training and Career Management: Employees receive regular development feedback through quarterly 1:1 reviews with their manager, which encourages open dialogues to identify and cultivate skills and opportunities. We encourage our leaders to facilitate effective conversations and measure the effectiveness of these conversations by regularly surveying our employees. In addition to training and development opportunities, all new employees are required to participate in seminars to introduce them to the EnerSys business, our strategy, our culture and philosophies. We encourage all our employees to engage in ongoing training, professional development and educational advancement programs. Through our established EnerSys Academy, we provide employees worldwide with resources to expand their knowledge on a broad scope of relevant topics to promote their growth and development.

Compensation and Benefits: To attract, retain and recognize talent, we aim to ensure merit-based, compensation practices and strive to provide competitive compensation and benefit packages to our workforce. We provide employee wages that are consistent with employee positions, skill levels, experience, knowledge and geographic location. We align our executives’ and eligible employees’ annual bonus opportunity and long-term equity compensation with our stockholders’ interests by linking realizable pay with company financial performance. In addition, we perform annual pay equity studies to evaluate our global pay practices across the organization.

Environmental, Social and Governance

At EnerSys, we understand that an effective business strategy must also be one that evaluates and addresses environmental and social risk factors as well as opportunities to leverage sustainable operations and ethical behavior as a means of driving business value. To that end, we have been integrating the fundamental values of ESG into our everyday operations and future business strategies. Our Sustainability Team leads ESG our efforts with respect to climate change management, product sustainability, operations, supply chain management.

Sustainability, reliability and resilience are at the core of who we are and what we do at EnerSys every day. Our products help tackle some of our world’s most significant challenges, be it addressing the impacts of climate change, decarbonization, efficient and affordable distribution of goods, grid reliability, telecommunications, and even medical safety. Our batteries and energy storage solutions are part of building a resilient, low-carbon future.

Sustainability at EnerSys is, however, about more than just the benefits and impacts of our products. Our commitment encompasses essential ESG issues fundamental to how we manage our own operations. Minimizing our environmental footprint and providing a safe and inclusive workplace for our employees are top priorities for

EnerSys. Being an excellent neighbor and good corporate citizen in the communities where we work and live is extremely important as well. Our products facilitate positive environmental, social and economic impacts around the world. We believe that the power systems and energy management sector have a key role to play in finding innovative solutions to address global climate change. Our climate change policy underscores our goal to carry out all business activities in a sustainable manner. Our environmental policies and practices aim to protect, conserve, and sustain the world’s natural resources, as well as to protect our customers and the communities in which we live and operate. As one example of this, we offer a complete battery recycling program to assist our customers in preserving our environment and comply with recycling and waste disposal regulations.

Relationships between EnerSys and our suppliers must be based on mutual respect and integrity. Our purchasing and quality teams strive to maintain the highest standards and principles of business ethics, courtesy and competence in dealings and transactions with suppliers. Our code of supplier conduct reflects our commitment to the values of honesty, integrity, respect, and responsibility. We expect our suppliers will share and embrace our values, as well as our commitment to regulatory compliance.

We have an ESG steering committee, which includes members of senior management and funded additional staffing to further support the ongoing development of our ESG program. Our Board of Directors oversees our programs related to matters of corporate responsibility and sustainability performance, including climate change, through the Nominating and Corporate Governance Committee. We publish an annual Sustainability Report, including ESG data, as well as a Task Force on Climate Related Financial Disclosures report and submission to the CDP. We are members of United Nations Global Compact, Alliance to Save Energy, the U.S. Department of Energy’s Better Plants Program (through which we committed to reducing our energy intensity by 25% over the next 10 years (from a calendar year 2020 baseline)), and the United Nations CEO Water Mandate. These actions demonstrate the strength and commitment to sustainability throughout the organization worldwide.

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public on the Internet at the SEC’s website at http://www.sec.gov.

Our Internet address is http://www.enersys.com. We make available free of charge on http://www.enersys.com our annual, quarterly and current reports, and amendments to those reports, as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC.

ITEM 1A.	RISK FACTORS

The following are certain risk factors that could materially and adversely affect our business, financial condition and our results of operations and could cause actual results to differ materially from our expectations and projections. Stockholders are cautioned that these and other factors, including those beyond our control, may affect future performance and cause actual results to differ from those which may, from time to time, be anticipated. The risks that are described below are not the only ones that we face. These risk factors should be considered in connection with the matters discussed herein under “Cautionary Note Regarding Forward-Looking Statements” and other information included and incorporated by reference in this Form 10-K as well as in other reports and materials that we file with the SEC. All forward-looking statements made by us or on our behalf are qualified by the risks described below. Although the risks are organized by headings and by category, many risks are interrelated. You should not interpret the disclosure of any risk factor to imply that the risk has not already materialized.

Business and Operating Risks

We operate in an extremely competitive industry and are subject to pricing pressures.

We compete with a number of major international manufacturers and distributors, as well as a large number of smaller, regional competitors. Due to excess capacity in some sectors of our industry and consolidation among industrial battery purchasers, we have been subjected to significant pricing pressures. We anticipate continued competitive pricing pressure as foreign producers are able to employ labor at significantly lower costs than producers in the U.S. and Western Europe, expand their export capacity and increase their marketing presence in our major Americas and European markets. Several of our competitors have strong technical, marketing, sales, manufacturing, distribution and other resources, as well as significant name recognition, established positions in the market and long-standing relationships with OEMs and other customers. In addition, certain of our competitors own lead smelting facilities which, during periods of lead cost increases or price volatility, may provide a competitive pricing advantage and reduce their exposure to volatile raw material costs. Our ability to maintain and improve our operating margins depends on our ability to control and reduce our costs in addition to our ability to maintain business relationships with customers. If we are unable to offset pricing pressures, our profitability and cash flows could be adversely affected. We cannot assure you that we will be able to continue to control our operating expenses, to raise or maintain our prices or increase our unit volume, in order to maintain or improve our operating results.

Reliance on third party relationships and derivative agreements could adversely affect our business.

We depend on third parties, including suppliers, distributors, lead toll operators, freight forwarders, insurance brokers, commodity brokers, major financial institutions and other third party service providers, for key aspects of our business, including the provision of derivative contracts to manage risks of commodity cost volatility, foreign currency exposures and interest rate volatility. Failure of these third parties to meet their contractual, regulatory and other obligations to us, or the development of factors that materially disrupt our relationships with these third parties, could expose us to the risks of business disruption, higher commodity and interest costs, unfavorable foreign currency rates and higher expenses, which could have a material adverse effect on our business.

Changes in the cost and availability of raw materials could adversely affect our business, financial position and results of operations.

Lead is our most significant raw material and is used along with significant amounts of plastics, steel, copper and other materials in our manufacturing processes. We estimate that raw material costs account for over half of our cost of goods sold. The costs of these raw materials, particularly lead, are volatile and beyond our control. Additionally, availability of the raw materials used to manufacture our products may be limited at times, resulting in higher prices or the need to find alternative suppliers. Furthermore, the cost of raw materials may also be influenced by transportation costs. Volatile raw material costs can significantly affect our operating results and make period-to-period comparisons difficult. To reduce the volatility of our costs, we periodically enter into hedging arrangements for a portion of our projected requirements. However, we cannot assure you that we will be able to either hedge the costs or secure the availability of our raw material requirements at a reasonable level or, even with respect to our agreements that adjust pricing to a market-based index for lead, pass on to our customers the increased costs of our raw materials without affecting demand or that limited availability of materials will not impact our production capabilities. Our inability to raise the price of our products in response to increases in prices of raw materials due to pricing pressure, contract terms or other factors or to maintain a proper supply of raw materials could have an adverse effect on our business, financial position and results of operations.

Cost increases, supply disruptions or shortages of any of our battery components, such as electronic and mechanical parts, or the raw materials used in the production of such parts could adversely affect our business.

From time to time, we may experience increases in the cost or a sustained interruption in the supply or shortage of our components. For example, a global shortage and component supply disruptions of electronic and other battery components is currently being reported, and the full impact to us is not yet known. Other shortages and component supply disruptions could affect the supply of electronic components and raw materials (such as resins and other raw metal materials) that go into the production of our products. Cost increases or supply interruptions could materially and negatively impact our business, prospects, financial condition and operating results. The prices for our components fluctuate depending on market conditions and global demand and could adversely affect our business, prospects, financial condition and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for battery cells. These risks include, but are not limited to:

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supply shortages caused by the inability or unwillingness of our suppliers and their competitors to build or operate component production facilities to supply the numbers of battery components required to support the rapid growth of the electric vehicle industry and other industries in which we operate as demand for such components increases;

•	disruption in the supply of electronic circuits due to quality issues or insufficient raw materials;

•	a decrease in the number of manufacturers of battery components; and

•	an increase in the cost of raw materials.

We are dependent on the continued supply of battery components for our products. To date, we have a limited number of fully qualified suppliers, and have limited flexibility in changing suppliers, though we are actively engaged in activities to qualify additional suppliers. Any disruption in the supply of battery components could temporarily disrupt production of our products until a different supplier is fully qualified.

The cost of our battery products depends in part upon the prices and availability of raw materials such as lead, lithium, nickel, cobalt or other metals. The prices for these materials fluctuate and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased global production of electric vehicles and energy storage products. Furthermore, fluctuations or shortages in petroleum and other economic conditions may cause us to experience significant increases in freight charges. Any reduced availability of these raw materials or substantial increases in their prices may increase the cost of our components and consequently, the cost of our products. There can be no assurance that we will be able to recoup increasing costs of our components by increasing prices, which in turn could damage our brand, business, prospects, financial condition and operating results.

We have experienced and may continue to experience, difficulties implementing our global enterprise resource planning system, which may adversely affect our business, financial condition and results of operations.

We are engaged in a multi-year implementation of a global enterprise resource planning system (“ERP”). The ERP is designed to standardize business processes to efficiently maintain our financial records and provide critical operational information to our management team. The ERP will continue to require significant investment of human and financial resources. In our prior efforts implementing the ERP, we experienced significant production and shipping delays, increased costs and other difficulties. Any significant disruption or deficiency in the design and implementation of the ERP could adversely affect our ability to process orders, ship products, send invoices and track payments, fulfill contractual obligations or otherwise operate our business. Even with our investment of significant resources into the ERP system, additional and significant implementation issues may arise. In addition, our efforts to centralize various business processes and functions within our organization in connection with our ERP implementation may disrupt our operations, divert management’s attention and negatively impact our business, financial condition and results of operations.

The failure to successfully implement efficiency and cost reduction initiatives, including restructuring activities, could materially adversely affect our business, financial position and results of operations, and we may not realize some or all of the anticipated benefits of those initiatives.

From time to time, we have implemented efficiency and cost reduction initiatives intended to improve our profitability and to respond to changes impacting our business and industry. These initiatives include relocating manufacturing to lower cost regions, consolidating and closing facilities, working with our material suppliers to lower costs, product design and manufacturing improvements, personnel reductions and voluntary retirement programs, and strategically planning capital expenditures and development activities. In the past we have recorded net restructuring charges to cover costs associated with our cost reduction initiatives involving restructuring. These costs have been primarily composed of employee separation costs, including severance payments, and asset impairments or losses from disposal. We also undertake restructuring activities and programs to improve our cost structure in connection with our business acquisitions, which can result in significant charges, including charges for severance payments to terminated employees and asset impairment charges.

We cannot assure you that our efficiency and cost reduction initiatives will be successfully or timely implemented, or that they will materially and positively impact our profitability. Because our initiatives involve changes to many aspects of our business, the associated cost reductions could adversely impact productivity and sales to an extent we have not anticipated. In addition, our ability to complete our efficiency and cost-savings initiatives and achieve the anticipated benefits within the expected time frame is subject to estimates and assumptions and may vary materially from our expectations, including as a result of factors that are beyond our control. Furthermore, our efforts to improve the efficiencies of our business operations and improve growth may not be successful. Even if we fully execute and implement these activities and they generate the anticipated cost savings, there may be other unforeseeable and unintended consequences that could materially adversely impact our profitability and business, including unintended employee attrition or harm to our competitive position. To the extent that we do not achieve the profitability enhancement or other benefits of our efficiency and cost reduction initiatives that we anticipate, our business, financial position and results of operations may be materially adversely affected.

Our failure to introduce new products and product enhancements coupled with broad market acceptance of new technologies introduced by our competitors could adversely affect our business.

Many new energy storage technologies have been introduced over the past several years. For certain important and growing markets, including markets served by our Motive Power and Energy Storage business segments, lithium-based battery technologies have a growing market share. Our ability to achieve significant and sustained penetration of key developing markets, including markets served by our Motive Power and Energy Storage business segments, will depend upon our success in developing or acquiring these and other technologies and related raw materials and components, either independently, through joint ventures or through acquisitions. If we fail to develop or acquire, and manufacture and sell, products that satisfy our customers’ demands, or we fail to respond effectively to new product announcements by our competitors by quickly introducing competitive products, then market acceptance of our products could be reduced and our business could be adversely affected.

We cannot assure you that our portfolio of primarily lead-acid products will remain competitive with products based on new technologies.

If we are not able to adequately protect our proprietary intellectual property and technology, we may lose any technological advantages and our business, financial position and results of operations may be materially adversely affected.

We rely on a combination of copyright, trademark, patent and trade secret laws, non-disclosure agreements and other confidentiality procedures and contractual provisions to establish, protect and maintain our proprietary intellectual property and technology and other confidential information. Certain of these technologies, especially thin plate pure lead (“TPPL”) technology, are important to our business and are not protected by patents. Despite our efforts to protect our proprietary intellectual property and technology and other confidential information, unauthorized parties may attempt to copy or otherwise obtain and use our intellectual property and proprietary technologies. Successful cybersecurity attacks, data breaches, unauthorized exfiltration, unapproved use of machine learning or artificial intelligence tools, or other security incidents could result in the loss of intellectual property and key technological advantages. If we are unable to protect our intellectual property and technology, we may lose any technological advantage we currently enjoy and may be required to take an impairment charge with respect to the carrying value of such intellectual property or goodwill established in connection with the acquisition thereof. In either case, our business, financial position and results of operations may be materially adversely affected.

Relocation of our customers’ operations could adversely affect our business, financial condition and results of operations.

The trend by a number of our North American and Western European customers to move manufacturing operations and expand their businesses in faster growing and lower labor-cost markets may have an adverse impact on our business, financial condition and results of operations. These territories may be farther from our manufacturing plants, and there is a risk that these customers will source their energy storage products from competitors located in those territories and will cease or reduce the purchase of products from us. We cannot assure you that we will be able to compete effectively with our competitors located in those territories, whether by establishing or expanding our manufacturing operations in those territories or acquiring existing manufacturers in those territories.

Quality problems with our products could harm our reputation and erode our competitive position.

The success of our business depends upon the quality of our products and our relationships with customers. In the event that our products fail to meet our customers’ standards, our reputation could be harmed. This could result in the loss of customers, a decrease in revenue and a loss of market share. We cannot assure you that our customers will not experience quality problems with our products. Warranty, recall or product liability claims could also materially adversely affect our business and reputation. In our business, we are exposed to warranty and product liability claims. In addition, we may be required to participate in the recall of a product. If we fail to meet customer specifications for their products, we may be subject to product quality costs and claims, as well as adverse reputational impacts. A successful warranty or product liability claim against us, or a requirement that we participate in a product recall, could have a material adverse effect on our business, financial condition and results of operations.

We offer our products under a variety of brand names, the protection of which is important to our reputation for quality in the consumer marketplace.

We rely upon a combination of trademark, licensing and contractual covenants to establish and protect the brand names of our products. We have registered many of our trademarks in the U.S. Patent and Trademark Office and in other countries. In many market segments, our reputation is closely related to our brand names. Monitoring unauthorized use of our brand names is difficult, and we cannot assure you that the steps we have taken will prevent the unauthorized use of our brand names, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the U.S. We cannot assure you that our brand names will not be misappropriated or utilized without our consent. In the event of any such actions, our reputation and our business, financial condition and results of operations may be materially adversely affected.

Our growth strategy depends on our ability to continue to expand our market presence through acquisitions, and our business could be materially adversely affected if we are unable to identify suitable acquisition candidates, complete any proposed acquisitions or successfully integrate the businesses we acquire.

As part of our growth strategy, we depend on acquisitions of other product lines, technologies or facilities that complement or expand our existing business. Acquisitions involve numerous risks, including:

•	inability to overcome significant competition for acquisition targets in the stored energy industry;

•	inability to identify suitable acquisition candidates or negotiate attractive terms;

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difficulty obtaining the financing necessary to complete transactions we pursue, as our credit facilities restrict the amount of additional indebtedness that we may incur to finance acquisitions and place other restrictions on our ability to make acquisitions (and exceeding any of these restrictions would require the consent of our lenders);

•	failure to identify all material issues through a customary due diligence investigation, and that material issues will arise later;

•	difficulties in the assimilation of the operations, systems, controls, technologies, personnel, services and products of the acquired business;

•	potential loss of key employees, customers, suppliers and distributors of the acquired business;

•	diversion of our management’s attention from other business concerns;

•	incurrence of additional debt or adverse tax and accounting consequences in connection with any acquisitions;

•	failure to successfully integrate the acquired businesses in a timely manner, or at all;

•	incurrence of significant unanticipated expenses associated with integration activities; and

•	anticipated benefits of an acquisition not being realized fully or at all, or taking longer to realize than we expect.

The materialization of any of the foregoing risks could impair our ability to successfully execute our acquisition growth strategy, which could have a material adverse effect on our business.

Any acquisitions that involve the issuance of our equity securities may dilute our stockholder ownership interests, reduce the market price of our stock, or both, and as a result our business, financial condition and results of operations could be adversely affected.

Future acquisitions may involve the issuance of our equity securities as payment, in part or in full, for the businesses or assets acquired. Any future issuances of equity securities may dilute our stockholders’ proportionate ownership interests in EnerSys. In addition, the benefits derived by us from an acquisition might not outweigh or exceed the dilutive effect of any issuance of equity securities in connection with the acquisition. We cannot predict or estimate the amount or timing of any future acquisitions or related issuances of equity securities. Our stockholders bear the risk of any such future offerings reducing the market price of our stock and diluting their proportionate ownership interests in EnerSys.

If our electronic data is compromised, our business could be materially adversely affected.

We and our business partners maintain significant amounts of data electronically in locations around the world. This data relates to all aspects of our business, including current products and services and future products and services under development. This data also contains certain customer, supplier, partner and employee information. We maintain systems and processes designed to protect this data. However, notwithstanding such protective measures, there is a risk of intrusion, cyberattacks, tampering, theft, misplaced or lost data, programming or human errors that could compromise the integrity and privacy of this data, improper use of our systems, software solutions or networks, power outages, hardware failures, computer viruses, failure of critical computer systems, unauthorized access, use, disclosure, modification or destruction of information, defective products, production downtimes and operational disruptions, which in turn could adversely affect our business, financial condition and results of operations.

We provide confidential and proprietary information to our third-party business partners in certain cases where doing so is necessary to conduct our business. While we obtain assurances from those parties that they have systems and processes in place to protect such data and, where applicable, that they will take steps to assure the protections of such data by third parties, those partners may be subject to the same risks as we are.

In particular, we and our third-party business partners experience cybersecurity incidents of varying degrees from time-to-time, including ransomware and phishing attacks as well as distributed denial of service attacks and the theft of data. Cyber threats are constantly evolving, are becoming more sophisticated and are being made by groups and individuals with a wide range of expertise and motives, and this increases the difficulty of detecting and successfully defending against them.

Any compromise of the confidential data of our customers, suppliers, partners, employees or ourselves, or failure to prevent or mitigate the loss of or damage to this data through breach of our information technology systems or other means could substantially disrupt our operations, harm our customers, employees and other business partners, damage our reputation, violate applicable laws and regulations, subject us to potentially significant costs and liabilities and result in a loss of business that could be material.

Our software and related services are highly technical and may contain undetected software bugs, errors or other vulnerabilities, which could manifest in ways that could adversely affect our reputation and our business.

The software and related services that we offer are highly technical and complex. Our services or any other products that we may introduce in the future may contain undetected software bugs, hardware errors and other vulnerabilities. These vulnerabilities can manifest in any number of ways in our products, including through diminished performance, security vulnerabilities, malfunctions, or even permanently disabled products. We have a practice of regularly updating our products, and some errors in our products may be discovered only after a product has been used. In some cases, any vulnerabilities may only be detected under certain circumstances or after extended use. Any errors, bugs or other vulnerabilities discovered in our code or backend after release could damage our reputation, alienate users, allow third parties to manipulate or exploit our software, lower revenue and expose us to claims for damages, any of which could adversely affect our business. Additionally, errors, bugs or other vulnerabilities may, either directly or if exploited by third parties, affect our ability to make accurate royalty payments. We also could face claims for product liability, tort or breach of warranty as a result. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect our reputation and our business. In addition, if our liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business could be seriously harmed.

If we cannot keep pace with rapid developments in technology, the use of our products and services and, consequently, our revenues could decline.

Our business continues to demand the use of sophisticated systems and technology. These systems and technologies must be refined, updated and replaced with more advanced systems on a regular basis in order for us to meet our customers’ demands and expectations. We expect that new technologies applicable to our business will continue to emerge and may be superior to, or render obsolete, the technologies we currently use in our products and services. We cannot predict the effects of technological changes on our business, which technological developments or innovations will become widely adopted, and how those technologies may be regulated. Developing and incorporating new or updated systems and technologies into new and existing products and services may require significant investment, take considerable time and may not ultimately be successful. If we are unable to do so on a timely basis or within reasonable cost parameters, or if we are unable to appropriately and timely train our employees to operate any of these new systems or technologies, our business could be adversely affected. We also may not achieve the benefits that we anticipate from any new system or technology and a failure to do so could result in higher than anticipated costs and adversely affect our results of operations.

Work stoppages or similar difficulties could significantly disrupt our operations, reduce our revenues and materially adversely affect our business.

A work stoppage at one or more of our facilities, whether caused by fire, flooding, epidemics, pandemics (including the COVID-19 outbreak), military hostilities, government-imposed shutdowns, severe weather, including that caused by climate change, other natural disaster or otherwise, could have a material adverse effect on our business, financial condition and results of operations. In addition, some of our employees are represented by labor unions or works councils under collective bargaining agreements with varying durations and terms. Although we believe that our relations with our employees are strong, if our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations. No assurances can be made that we will not experience work stoppages due to government directives, employee health concerns, and other types of conflicts with labor unions, works councils, and other similar groups in the future.

A work stoppage at one or more of our suppliers could also materially and adversely affect our business if an alternative source of supply is not readily available. In addition, if one or more of our customers were to experience a work stoppage, that customer could cease or limit purchases of our products, which could have a material adverse effect on our business, financial condition and results of operations. In addition, the credit and default risk or bankruptcy of customers or suppliers as a result of work stoppages could likewise materially and adversely affect our business, financial condition and results of operations.

Global Operations Risks

Our results of operations may be negatively impacted by public health epidemics or outbreaks, including the novel coronavirus (“COVID-19”).

Public health epidemics or outbreaks could adversely impact our global operations. The COVID-19 pandemic caused disruption to the global economy, including economic slowdowns and supply chain disruptions that adversely affected our business, financial position and results of operations. In response to public health epidemics or outbreaks, countries imposed prolonged quarantines and travel restrictions, which may significantly impact the ability of our employees to get to their places of work to produce products, may make it such that we are unable to obtain sufficient components or raw materials and component parts on a timely basis or at a cost-effective price or may significantly hamper our products from moving through the supply chain.

We rely on our production facilities, as well as third-party suppliers and manufacturers, in the United States, Australia, Canada, France, Germany, Italy, the People’s Republic of China (“PRC”), the United Kingdom and other countries that were significantly impacted by COVID-19. Shutdowns of certain businesses in many of these countries resulted in disruptions or delays to our supply chain or reduction in demand for certain products. Although disruptions may continue to occur and the future impact of the outbreak is uncertain, the impacts of the public health epidemics or outbreaks (or events similar to COVID-19 in the future) cannot be reliably quantified at this time.

The rapid spread of a contagious illness such as COVID-19, poses the risk that our employees, contractors, suppliers and customers may be prevented from conducting business, which may have a material adverse effect on our business, financial position and results of operations.

The uncertainty in global economic conditions or geographic regions in which our customers operate could adversely affect our business, financial position and operating results.

Our operating results are directly affected by the general global economic conditions of the industries in which our major customer groups operate. Our products are heavily dependent on the end markets that we serve and our operating results will vary by location, depending on the economic environment in these markets. Sales of our motive power products, for example, depend significantly on demand for new electric industrial forklift trucks, which in turn depends on end-user demand for additional motive capacity in their distribution and manufacturing facilities. The uncertainty in global economic conditions varies by geographic location and can result in substantial volatility in global credit markets, particularly in the United States, where we service the vast majority of our debt. Moreover, Federal Reserve Bank of the United States policy, including with respect to rising interest rates and the decision to end its quantitative easing policy, may also result in market volatility or a return to unfavorable economic conditions. These conditions affect our business by reducing prices that our customers may be able or willing to pay for our products or by reducing the demand for our products, which could in turn negatively impact our sales and earnings generation and result in a material adverse effect on our business, cash flow, results of operations and financial position.

Government reviews, inquiries, investigations and actions could harm our business or reputation.

As we operate in various locations around the world, our operations in certain countries are subject to significant governmental scrutiny and may be adversely impacted by the results of such scrutiny. The regulatory environment with regard to our business is evolving, and officials often exercise broad discretion in deciding how to interpret and apply applicable regulations. From time to time, we receive formal and informal inquiries from various government regulatory authorities, as well as self-regulatory organizations, about our business and compliance with local laws, regulations or standards.

Any determination that our operations or activities, or the activities of our employees, are not in compliance with existing laws, regulations or standards could result in the imposition of substantial fines, interruptions of business, loss of supplier, vendor, customer or other third-party relationships, termination of necessary licenses and permits, or similar results, all of which could potentially harm our business and reputation. Even if an inquiry does not result in these types of determinations, regulatory authorities could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business, and it potentially could create negative publicity which could harm our business and reputation.

Our international operations may be adversely affected by actions taken by foreign governments or other forces or events over which we may have no control.

We currently have significant manufacturing and distribution facilities outside of the United States, in Argentina, Australia, Belgium, Brazil, Canada, the Czech Republic, France, Germany, India, Italy, Malaysia, Mexico, the PRC, Poland, Spain, Switzerland and the United Kingdom. Our global operations are dependent upon products manufactured, purchased and sold in the U.S. and internationally, including in countries with political and economic instability or uncertainty. This includes, for example, the uncertainty related to the United Kingdom’s withdrawal from the European Union (commonly known as “Brexit”) the current conflict between Russia and Ukraine, ongoing terrorist activity, the adoption and expansion of trade restrictions, including the occurrence or escalation of a “trade war,” or other governmental action related to tariffs or trade agreements or policies among the governments of the United States, the PRC and other countries and other global events. The global credit and financial markets have recently experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. Sanctions imposed by the United States and other countries in response to such conflicts, including the one in Ukraine, may also adversely impact the financial markets and the global economy, and any economic countermeasures by affected countries and others could exacerbate market and economic instability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Recent effects of the conflict between Russia and Ukraine includes writing off $4 million in net assets located in Russia during fiscal 2022. Furthermore, Brexit could cause disruptions to, and create uncertainty surrounding our business, including affecting our relationships with our existing and future customers, suppliers and associates, which could have an adverse effect on our business, financial results and operations. Effects of Brexit include changes in customs regulations, shortages of truck drivers in the U.K., and administrative burdens placed on transportation companies have led to challenges and delays in moving inventory across U.K. or EU borders, and higher importation, freight and distribution costs. If such trends continue, we may experience further cost increases.

Some countries have greater political and economic volatility and greater vulnerability to infrastructure and labor disruptions than others. Our business could be negatively impacted by adverse fluctuations in freight costs, limitations on shipping and receiving capacity, and other disruptions in the transportation and shipping infrastructure at important geographic points of exit and entry for our products. Operating in different regions and countries exposes us to a number of risks, including:

•	multiple and potentially conflicting laws, regulations and policies that are subject to change;

•	changes in international treaties or trade unions, which may make our products or our customers’ products more costly to export or import;

•

imposition of currency restrictions, restrictions on repatriation of earnings or other restraints imposition of burdensome import duties, tariffs or quotas, which may make our products more costly to export or import;

•	changes in trade agreements;

•	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the FCPA;

•	compliance with data protection regulations;

•	imposition of new or additional trade and economic sanctions laws imposed by the U.S. or foreign governments;

•	war or terrorist acts; and

•	political and economic instability or civil unrest that may severely disrupt economic activity in affected countries.

The occurrence of one or more of these events may adversely affect our business, financial condition and results of operations.

We are exposed to exchange rate and inflation risks, and our net earnings and financial condition may suffer due to currency translations.

We invoice our foreign sales and service transactions in local and foreign currencies and translate net sales using actual exchange rates during the period. We translate our non-U.S. assets and liabilities into U.S. dollars using current exchange rates as of the balance sheet dates. Approximately 40% of net sales were generated outside of the United States in fiscal 2023. Because a significant portion of our revenues and expenses are denominated in foreign currencies, changes in exchange rates between the U.S. dollar and foreign currencies, including the effects of inflation, primarily the euro, British pound, Polish zloty, Chinese renminbi, Mexican peso and Swiss franc, may adversely affect our revenue, cost of goods sold and operating margins. For example, foreign currency depreciation against the U.S. dollar will reduce the value of our foreign revenues and operating earnings as well as reduce our net investment in foreign subsidiaries. In addition, we have balance sheet foreign currency positions that benefit from a stronger U.S. dollar and weak euro and may impact other income expense and equity on the balance sheet.

Most of the risk of fluctuating foreign currencies is in our European operations, which comprised approximately one-fifth of our net sales during the last three fiscal years. The euro is the dominant currency in our EMEA operations. In the event that one or more European countries were to replace the euro with another currency, our sales into such countries, or into Europe generally, would likely be adversely affected until stable exchange rates are established.

If foreign currencies depreciate against the U.S. dollar, it would make it more expensive for our non-U.S. subsidiaries to purchase certain of our raw material commodities that are priced globally in U.S. dollars, while the related revenue will decrease when translated to U.S. dollars. Significant movements in foreign exchange rates can have a material impact on our results of operations and financial condition. We periodically engage in hedging of our foreign currency exposures, but cannot assure you that we can successfully hedge all of our foreign currency exposures or do so at a reasonable cost.

We quantify and monitor our global foreign currency exposures. Our largest foreign currency exposure is from the purchase and conversion of U.S. dollar-based lead costs into local currencies in Europe. Additionally, we have currency exposures from intercompany financing and intercompany and third party trade transactions. On a selective basis, we enter into foreign currency forward contracts and purchase option contracts to reduce the impact from the volatility of currency movements; however, we cannot be certain that foreign currency fluctuations will not impact our operations in the future.

If we are unable to effectively hedge against currency fluctuations, our operating costs and revenues in our non-U.S. operations may be adversely affected. This, in turn, would have an adverse effect on our business, financial position and results of operations.

Financial and Accounting Risks

We may not be able to maintain adequate credit facilities, which could materially adversely affect our business, financial condition and results of operations.

Our ability to continue our ongoing business operations and fund future growth depends on our ability to maintain adequate credit facilities and to comply with the financial and other covenants in such credit facilities or to secure alternative sources of financing. However, such credit facilities or alternate financing may not be available or, if available, may not be on terms favorable to us. If we do not have adequate access to credit, we may be unable to refinance our existing borrowings and credit facilities when they mature and fund future acquisitions, which may reduce our flexibility in responding to changing industry conditions and materially adversely affect our business, financial condition and results of operations.

Our indebtedness could adversely affect our business, financial condition and results of operations and restrict us in ways that limit our flexibility in operating our business.

As of March 31, 2023, we had $1,073 million of total consolidated debt (including finance leases). This level of debt could:

•

increase our vulnerability to adverse general economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings bear, and will continue to bear, interest at floating rates;

•

require us to dedicate a substantial portion of our cash flow from operations to debt service payments, which would reduce the availability of our cash to fund working capital, capital expenditures or other general corporate purposes, including acquisitions;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry;

•	restrict our ability to introduce new products or technologies or exploit business opportunities;

•	place us at a disadvantage compared with competitors that have proportionately less debt;

•	limit our ability to borrow additional funds in the future, if we need them, due to financial and restrictive covenants in our debt agreements;

•	limit our operating and financial flexibility due to financial and restrictive covenants in our debt agreements; and

•	have a material adverse effect on us if we fail to comply with the financial and restrictive covenants in our debt agreements.

In addition, our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory and other factors, some of which are beyond our control. Any failure to make scheduled payments could adversely affect our business, financial condition and results of operations.

We may have exposure to greater than anticipated tax liabilities, which could adversely impact our business, financial position and results of operations.

Our income tax obligations are based in part on our corporate operating structure and intercompany arrangements, including the manner in which we operate our business, develop, value, manage, protect, and use our intellectual property and the valuations of our intercompany transactions. We may also be subject to additional indirect or non-income based taxes. The tax laws applicable to our business, including the laws of the United States and other jurisdictions, are subject to interpretation, and certain jurisdictions are aggressively interpreting their laws in new ways in an effort to raise additional tax revenue from multi-national companies like us. The taxing authorities of the jurisdictions in which we operate may challenge our tax positions and methodologies for valuing developed technology or intercompany arrangements, which could increase our worldwide effective tax rate and adversely impact our business, financial position and results of operations. Although we believe that our provision for income taxes is reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made. In addition, our future income tax rates could be adversely affected by earnings being lower than anticipated in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws, regulations, or accounting principles.

Changes in tax laws or tax rulings could materially affect our business, financial position and results of operations.

The income and non-income tax regimes to which we are subject or under which we operate are unsettled and may be subject to significant change. Changes in tax laws or tax rulings, or changes in interpretations of existing laws, could materially affect our business, financial position and results of operations. In addition, many countries in Europe, as well as a number of other countries and organizations, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could significantly increase our tax obligations in many countries where we do business or require us to change the manner in which we operate our business. For example:

•

On August 16, 2022, the U.S. Congress passed the Inflation Reduction Act of 2022 (the “IRA”), which, among other provisions, creates a new corporate alternative minimum tax (“CAMT”) of at least 15% for certain large corporations that have at least an average of $1 billion in adjusted financial statement income over a consecutive three-year period effective after December 31, 2022. The IRA also includes a 1% excise tax on certain stock repurchases beginning in 2023. We do not expect to meet the CAMT threshold in the near term. However, we expect a material portion of our U.S. produced batteries and battery cells, including our proprietary TPPL batteries, will qualify for production tax credits under Section 45X of the IRA.

•

In 2021, the Organization for Economic Cooperation Development (the “OECD”), through an association of more than 140 countries, announced a consensus around a two-pillar approach to address tax challenges presented by digital commerce. “Pillar 1” focuses on nexus and profit allocation, and “Pillar 2” focuses on a minimum global effective tax rate of 15%. On December 15, 2022, the European Union adopted the Pillar Two directive and EU member states are expected to implement Pillar Two into domestic law by December 31, 2023.

We closely monitor these developments in the countries where we operate. Changes to the statutory tax rate may occur at any time, and any related expense or benefit recorded may be material to the fiscal quarter and year in which the law change is enacted. The European Commission has conducted investigations in multiple countries focusing on whether local country tax rulings or tax legislation provides preferential tax treatment that violates European Union state aid rules and concluded that certain countries, have provided illegal state aid in certain cases. These investigations may result in changes to the tax treatment of our foreign operations. Due to the large and expanding scale of our international business activities, many of these types of changes to the taxation of our activities could increase our worldwide effective tax rate and adversely affect our business, financial position and results of operations. Such changes may also apply retroactively to our historical operations and result in taxes greater than the amounts estimated and recorded in our financial statements.

In relation to the IRA, we expect to receive production tax credits for certain of our products produced in the US, however, the exact impact of these changes is not fully known and may, in some circumstances, depend on guidance issued by the U.S. Department of the Treasury (“Treasury”) regarding the interpretation and implementation of the IRA. Treasury has issued only limited interpretations and additional guidance may be forthcoming. If and when issued, such guidance may impose further requirements or limitations. These and any other changes to government incentives that impose additional restrictions could increase costs, limit our ability to utilize tax benefits, or adversely impact our growth, which could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that our products will meet the requirements for the tax credits and compliance with such requirements could increase our labor and other costs. Any reduction in rebates, tax credits or other financial incentives available to manufacturers could negatively affect the market and adversely impact our business operations and expansion potential. In addition, there is no assurance we will have the necessary tax attributes to utilize any such credits that are available and may not be able to monetize such credits on favorable terms.

In connection with the OECD’s Base Erosion and Profit Shifting (BEPS) project, companies are required to disclose more information to tax authorities on operations around the world, which may lead to greater audit scrutiny of profits earned in other countries. We regularly assess the likely outcomes of our tax audits and disputes to determine the appropriateness of our tax reserves. However, any tax authority could take a position on tax treatment that is contrary to our expectations, which could result in tax liabilities in excess of reserves.

Legal and Regulatory Risks

Our operations expose us to environmental, health and safety and other legal compliance risks, and any noncompliance could adversely affect our business.

As a global business, we are subject to extensive environmental liability on our operations due to current environmental laws and regulations in the jurisdictions we operate.

If convicted or found liable for violation of a law or regulation, we could be subject to significant fines, penalties, repayments or other damages. Laws and regulations may also change from time to time, as may related interpretations and other guidance, resulting in potentially higher expenses and payments and affect how we conduct our operations and structure our investments.

We process, store, dispose of and otherwise use large amounts of hazardous materials, especially lead and acid in the manufacturing of our products. As a result, we are subject to extensive and changing environmental, health and safety laws and regulations governing, among other things: the generation, handling, storage, use, transportation and disposal of hazardous materials; remediation of polluted ground or water; emissions or discharges of hazardous materials into the ground, air or water; and the health and safety of our employees. Failure to comply with these laws or regulations, or to obtain or comply with required environmental permits, could result in fines, criminal charges or other sanctions by regulators. From time to time we have had instances of alleged or actual noncompliance that have resulted in the imposition of fines, penalties and required corrective actions. Our ongoing compliance with environmental, health and safety laws, regulations and permits could require us to incur significant expenses, limit our ability to modify or expand our facilities or continue production and require us to install additional pollution control equipment and make other capital improvements. In addition, private parties, including current or former employees, could bring personal injury or other claims against us due to the presence of, or exposure to, hazardous substances used, stored or disposed of by us or contained in our products.

Certain environmental laws assess liability on owners or operators of real property for the cost of investigation, removal or remediation of hazardous substances at their current or former properties. These laws may also assess costs to repair damage to natural resources. We may be responsible for remediating damage to our properties caused by former owners. Soil and groundwater contamination has occurred at some of our current and former properties and may occur or be discovered at other properties in the future. In accordance with regulatory permits, we are currently investigating and monitoring soil and groundwater contamination at several of our properties, in most cases as required by regulatory permitting processes. We may be required to conduct these operations at other properties in the future. In addition, we have been, and in the future, may be liable to contribute to the cleanup of locations owned or operated by other persons to which we or our predecessor companies have sent waste for disposal, pursuant to federal and other environmental laws. Under these laws, the owner or operator of contaminated properties and companies that generated, disposed of or arranged for the disposal of wastes sent to a contaminated disposal facility can be held jointly and severally liable for the investigation and cleanup of such properties, regardless of fault. Additionally, our products may become subject to fees and taxes in order to fund cleanup of such properties, including those operated or used by other lead-battery industry participants.

Changes in environmental and climate-related laws and regulations could lead to new or additional investment in production designs and could increase environmental compliance expenditures. For example, the European Union has enacted greenhouse gas emissions legislation, and continues to expand the scope of such legislation. The United States Environmental Protection Agency has promulgated regulations applicable to projects involving greenhouse gas emissions above a certain threshold, and the United States and certain states within the United States have enacted, or are considering, limitations on greenhouse gas emissions.

Changes in climate change concerns, or in the regulation of such concerns, including greenhouse gas emissions, could subject us to additional costs and restrictions, including increased energy and raw materials costs. Additionally, we cannot assure you that we have been or at all times will be in compliance with environmental laws and regulations or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits, or that we will not be exposed to material environmental, health or safety litigation.

We are subject to a wide variety of domestic and foreign laws and regulations that could adversely affect our business, financial condition and results of operations.

We are subject to a wide variety of domestic and foreign laws and regulations, and legal compliance risks, including securities laws, tax laws, data privacy laws, employment and pension-related laws, competition laws,

U.S. and foreign export and trade laws, government procurement regulations, and laws governing improper business practices. We are affected by both new laws and regulations, and changes to existing laws and regulations which may continue to evolve through interpretations by courts and regulators. Furthermore, the laws and regulations to which we are subject may differ from jurisdiction to jurisdiction, further increasing the cost of compliance and the risk of noncompliance.

In particular, the U.S. Foreign Corrupt Practices Act (“FCPA”) and similar worldwide anti-bribery laws in non-U.S. jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. The FCPA applies to companies, individual directors, officers, employees and agents. Under the FCPA, U.S. companies may be held liable for actions taken by strategic or local partners or representatives. The FCPA also imposes accounting standards and requirements on publicly traded U.S. corporations and their foreign affiliates, which are intended to prevent companies and their intermediaries from making improper payments to non-U.S. government officials for the purpose of obtaining or retaining business. Certain of our customer relationships outside of the U.S. are with governmental entities and are therefore subject to such anti-bribery laws. Our policies mandate compliance with these anti-bribery laws. Despite meaningful measures that we undertake to facilitate lawful conduct, which include training and internal control policies, these measures may not always prevent reckless or criminal acts by our employees or agents. As a result, we could be subject to criminal and civil penalties, disgorgement, further changes or enhancements to our procedures, policies and controls, personnel changes or other remedial actions. Violations of these laws, or allegations of such violations, could disrupt our operations, involve significant management distraction and result in a material adverse effect on our competitive position, results of operations, cash flows or financial condition.

Complying or failing to comply with conflict minerals regulations could materially and adversely affect our supply chain, our relationships with customers and suppliers and our financial results.

We are currently subject to conflict mineral disclosure regulations in the U.S. and may be affected by new regulations concerning conflict and similar minerals adopted by other jurisdictions where we operate. U.S. legislation included disclosure requirements regarding the use of conflict minerals mined from the Democratic Republic of Congo and adjoining countries and procedures regarding a manufacturer’s efforts to prevent the sourcing of such conflict minerals. In addition, the European Union adopted an EU-wide conflict minerals rule under which most EU importers of tin, tungsten, tantalum, gold and their ores will have to conduct due diligence to ensure the minerals do not originate from conflict zones and do not fund armed conflicts. We have and will continue to incur added costs to comply with the disclosure requirements, including costs related to determining the source of such minerals used in our products. We may not be able to ascertain the origins of such minerals that we use and may not be able to satisfy requests from customers to certify that our products are free of conflict minerals. These requirements also could constrain the pool of suppliers from which we source such minerals. We may be unable to obtain conflict-free minerals at competitive prices which will increase costs and may materially and adversely affect our manufacturing operations and profitability.

Our failure to comply with data privacy regulations could adversely affect our business.

There are new and emerging data privacy laws, as well as frequent updates and changes to existing data privacy laws, in most jurisdictions in which we operate. Given the complexity of these laws and the requirements they place on businesses regarding the collection, storage, handling, use, disclosure, transfer and security of personal data, it is important for us to understand their impact and respond accordingly. Failure to comply with data privacy laws can result in substantial fines or penalties, legal liability or reputational damage.

In the UK and Europe, the General Data Protection Regulation (the “GDPR”), which came into effect in 2018, places stringent requirements on companies when handling personal data and there continues to be a growing trend of other countries adopting similar laws, including Canada. Additionally, there continues to be significant uncertainty with respect to the California Consumer Privacy Act of 2018 (the “CCPA”), which went into effect on January 1, 2020, and imposes additional obligations on companies regarding the handling of personal information and provides certain individual privacy rights to persons whose information is collected. Both the GDPR and the CCPA are continuously evolving and developing and may be interpreted and applied differently from jurisdiction to jurisdiction and may create inconsistent or conflicting requirements. For example, the California Privacy Rights Act, which was approved by California voters as a ballot initiative in November 2020, modifies the CCPA significantly, further enhancing and extending an individual’s rights over their personal data and the obligations placed on companies that handle this data. The resulting new regulations became effective on January 1, 2023. Most notably, employee and business data were brought into scope, which raises the compliance requirements for us significantly, in terms of internal controls, processes and governance requirements. Furthermore, since 2020, several other U.S. states have enacted (and additional U.S. states are considering) stringent consumer privacy laws, which may impose varying standards and requirements on our data collection, use and processing activities. Continued state by state introduction of privacy laws could lead to significantly greater complexity in our compliance requirements globally, which could result in complaints from data subjects or action from regulators.

If we are not able to respond, adapt and implement the necessary requirements to ensure compliance with data privacy laws, this could adversely impact our reputation and we could face exposure to fines levied by regulators. As a result, our business, financial position and results of operations could be material adversely affected.

The reduction, modification, elimination or expiration of government incentives for, or regulations regarding, the use of energy systems and batteries could reduce demand for our products and harm our business.

Federal, state, local and foreign government bodies provide incentives to owners, end-users, distributors, system integrators and manufacturers of energy systems and batteries in the form of rebates, tax credits and other financial incentives. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or may be reduced or terminated as a matter of regulatory or legislative policy.

The IRA expanded and extended the tax credits and other tax benefits available to energy systems projects and the battery supply chain. We believe this law will bolster and extend future demand for our products in the United States. However, we note that implementing regulations for this law are still in process, which creates uncertainty about the extent of its impact on us and our industry.

In addition, similar incentives may exist in, or be developed outside of, the United States, which could impact demand for our products and services as we expand our business into foreign jurisdictions. Our international customers and end-users may have access to tax deductions and grants toward equipment purchases. Our ability to successfully penetrate new geographic markets may depend on new countries adopting, to the extent such incentives are not currently in place and maintaining such incentives.

General Risk Factors

There can be no assurance that we will continue to declare cash dividends at all or in any particular amounts, and any reduction in or elimination of our dividend payment could reduce the market price of our stock.

We intend to pay quarterly cash dividends subject to capital availability and periodic determinations by our Board of Directors that cash dividends are in the best interest of our stockholders. Future payment of a regular quarterly cash dividend on our common shares will be subject to, among other things, our results of operations, cash balances and future cash requirements, financial condition, statutory requirements of Delaware law, compliance with the terms of existing and future indebtedness and credit facilities, changes in federal and state income tax laws, changes in our business model and other factors that our Board of Directors may deem relevant. Our dividend payments may change from time to time, and we cannot assure you that we will continue to declare dividends at all or in any particular amounts. A reduction in or elimination of our dividend payments could have a negative effect on our share price.

We cannot guarantee that our share repurchase programs will be fully consummated or that they will enhance long-term stockholder value. Share repurchases could also increase the volatility of the market price of our stock and diminish our cash reserves.

Our Board of Directors has authorized two share repurchase programs. These programs authorize the repurchase of up to a combined $250 million of our common stock, of which authority, as of March 31, 2023, approximately $185 million remains available. The other program authorizes the repurchase of up to such number of shares as shall equal the dilutive effects of any equity-based award granted during such fiscal year and the number of shares exercised through stock option awards during such fiscal year. Although our Board of Directors has authorized these share repurchase programs, the programs do not obligate us to repurchase any specific dollar amount or to acquire any specific number of shares. We cannot guarantee that the programs will be fully consummated or that they will enhance long-term stockholder value. The programs could affect the trading price of our stock and increase volatility, and any announcement of a termination of these programs may result in a decrease in the market price of our stock. In addition, these programs could diminish our cash reserves.

We depend on our senior management team and other key employees, and significant attrition within our management team or unsuccessful succession planning could adversely affect our business.

Our success depends in part on our ability to attract, retain and motivate senior management and other key employees. Achieving this objective may be difficult due to many factors, including fluctuations in global economic and industry conditions, competitors’ hiring practices, cost reduction activities, and the effectiveness of our compensation programs. Competition for qualified personnel can be very intense. We must continue to recruit, retain and motivate senior management and other key employees sufficient to maintain our current business and support our future projects. We are vulnerable to attrition among our current senior management team and other key employees. A loss of any such personnel, or the inability to recruit and retain qualified personnel in the future, could have a material adverse effect on our business, financial condition and results of operations. In addition, if we are unsuccessful in our succession planning efforts, the continuity of our business and our results of operations could be materially adversely affected.

If our internal controls are found to be ineffective, our results of operations or our stock price may be adversely affected.

Our most recent evaluation resulted in our conclusion that, as of March 31, 2023, our internal control over financial reporting was effective. We believe that we currently have adequate internal control procedures in place for future periods, including processes related to newly acquired businesses. However, if our internal control over financial reporting is found to be ineffective, investors may lose confidence in the reliability of our financial statements, which may adversely affect our results of operations or stock price.

Changes in accounting principles and guidance could result in unfavorable accounting charges or effects, which could adversely affect our business.

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the U.S. Any change in these principles could have a significant effect on our reported financial position and financial results. The adoption of new or revised accounting principles may require us to make changes to our systems, processes and internal controls, which could have a significant effect on our reported financial results and internal controls, cause unexpected financial reporting fluctuations, retroactively affect previously reported results or require us to make costly changes to our operational processes and accounting systems upon our following the adoption of these standards. Any of these results could adversely affect our business.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

None.

ITEM 2.	PROPERTIES

The Company’s worldwide headquarters is located in Reading, Pennsylvania, U.S.A. Headquarters for our Americas and EMEA operations are located in Reading, Pennsylvania, U.S.A., and Zug, Switzerland, respectively. The Company owns approximately 80% of its manufacturing facilities and distribution centers worldwide. The following sets forth the Company’s principal owned or leased facilities:

Americas: Sylmar, California; Longmont, Colorado; Tampa, Florida; Suwanee, Georgia; Hays, Kansas; Richmond, Kentucky; Springfield and Warrensburg, Missouri; Horsham, Pennsylvania; Sumter, South Carolina; Ooltewah, Tennessee; Spokane and Bellingham, Washington in the United States. Burnaby, Canada; Monterrey and Tijuana, Mexico; Buenos Aires, Argentina and São Paulo, Brazil.

EMEA: Hostomice, Czech Republic; Arras, France; Bielsko-Biala, Poland; Stockholm, Sweden; Newport and Culham, United Kingdom.

Asia: Chongqing and Yangzhou, the PRC.

We consider our plants and facilities, whether owned or leased, to be in satisfactory condition and adequate to meet the needs of our current businesses and projected growth. Information as to material lease commitments is included in Note 3—Leases to the Consolidated Financial Statements.

ITEM 3.	LEGAL PROCEEDINGS

From time to time, we are involved in litigation incidental to the conduct of our business. See Litigation and Other Legal Matters in Note 19—Commitments, Contingencies and Litigation to the Consolidated Financial Statements, which is incorporated herein by reference.

ITEM 4.	MINE SAFETY DISCLOSURES

Not applicable.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

The Company’s common stock has been listed on the New York Stock Exchange under the symbol “ENS” since it began trading on July 30, 2004. Prior to that time, there had been no public market for our common stock.

Holders of Record

As of May 19, 2023, there were approximately 600 record holders of common stock of the Company. Because many of these shares are held by brokers and other institutions on behalf of stockholders, the Company is unable to estimate the total number of stockholders represented by these record holders.

Recent Sales of Unregistered Securities

During the fourth quarter of fiscal 2023, we did not issue any unregistered securities.

Dividends

During fiscal 2023, the Company’s quarterly dividend was $0.175 per share. The Company declared aggregate regular cash dividends of $0.70 per share in each of the years ended March 31, 2023, March 31, 2022 and 2021.

The Company anticipates that it will continue to pay quarterly cash dividends in the future. However, the payment and amount of future dividends remain within the discretion of the Board and will depend upon the Company’s future earnings, financial condition, capital requirements, restrictions under existing or future credit facilities or debt and other factors. See “There can be no assurance that we will continue to declare cash dividends at all or in any particular amounts.” Under Item 1A. Risk Factors for additional information.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

The following table summarizes the number of shares of common stock we purchased from participants in our equity incentive plans, as well as repurchases of common stock authorized by the Board of Directors. As provided by the Company’s equity incentive plans, (a) vested options outstanding may be exercised through surrender to the Company of option shares or vested options outstanding under the Company’s equity incentive plans to satisfy the applicable aggregate exercise price (and any withholding tax) required to be paid upon such exercise and (b) the withholding tax requirements related to the vesting and settlement of equity awards may be satisfied by the surrender of shares of the Company’s common stock.

Purchases of Equity Securities

Period	(a) Total number of shares (or units) purchased	(b) Average price paid per share (or unit)	(c) Total number of shares (or units) purchased as part of publicly announced plans or programs	(d) Maximum number (or approximate dollar value) of shares (or units) that may be purchased under the plans or programs(1)(2)(3)
January 2—January 31, 2023	—	$—	—	$185,545,418
February 1—March 1, 2023	49,934	75.92	—	185,545,418
March 2—March 31, 2023	62	74.60	—	185,545,418

Total	49,996	$75.92	—

(1)

The Company’s Board of Directors has authorized the Company to repurchase up to such number of shares as shall equal the dilutive effects of any equity based award granted, approximately $25.0 million, during such fiscal year under the 2017 Equity Incentive Plan and the number of shares exercised through stock option awards during such fiscal year.

(2)	On March 9, 2022, the Company announced the establishment of a $150.0 million stock repurchase authorization, with no expiration date.
(3)	On November 10, 2021, the Company announced the establishment of a $100 million stock repurchase authorization, with no expiration date.

STOCK PERFORMANCE GRAPH

The following graph compares the changes in cumulative total returns on EnerSys’ common stock with the changes in cumulative total returns of the New York Stock Exchange Composite Index, a broad equity market index; the Dow Jones US Electrical Components and Equipment index (“DJUSEC”); and the peer group standard industrial classification codes (“SIC Codes”), which was used as a comparable index in fiscal 2022. The Company determined that the DJUSEC index provides a publicly available index of industry peers with similar market capitalization.

* $100 invested on March 31, 2018 in stock or index, including reinvestment of dividends.

ITEM 6.	[RESERVED]

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition for the fiscal years ended March 31, 2023 and 2022, should be read in conjunction with our audited Consolidated Financial Statements and the notes to those statements included in Item 8. Financial Statements and Supplementary Data, of this Annual Report on Form 10-K. Our discussion and analysis of our results of operations and financial condition for the fiscal years ended March 31, 2022 and 2021, has been omitted from this Form 10-K and can be found in Part II, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended March 31, 2022. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, opinions, expectations, anticipations and intentions and beliefs. Actual results and the timing of events could differ materially from those anticipated in those forward-looking statements as a result of a number of factors. See “Cautionary Note Regarding Forward-Looking Statements,” “Business” and “Risk Factors,” sections elsewhere in this Annual Report on Form 10-K. In the following discussion and analysis of results of operations and financial condition, certain financial measures may be considered “non-GAAP financial measures” under the SEC rules. These rules require supplemental explanation and reconciliation, which is provided in this Annual Report on Form 10-K.

EnerSys’ management uses the non-GAAP measures, EBITDA and adjusted EBITDA, in its computation of compliance with loan covenants and adjusted EBITDA in evaluating its financial performance. These measures, as used by EnerSys, adjust net earnings determined in accordance with GAAP for interest, taxes, depreciation and amortization, and certain charges or credits as permitted by our credit agreements, that were recorded during the periods presented.

These non-GAAP disclosures have limitations as analytical tools, should not be viewed as a substitute for cash flow or operating earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to operating earnings determined in accordance with GAAP.

Overview

EnerSys (the “Company,” “we,” or “us”) is a world leader in stored energy solutions for industrial applications. We also manufacture and distribute energy systems solutions and motive power batteries, specialty batteries, battery chargers, power equipment, battery accessories and outdoor equipment enclosure solutions to customers worldwide. Energy Systems which combine enclosures, power conversion, power distribution and energy storage are used in the telecommunication and broadband, utility industries, uninterruptible power supplies, and numerous applications requiring stored energy solutions. Motive Power batteries and chargers are utilized in electric forklift trucks and other industrial electric powered vehicles. Specialty batteries are used in aerospace and defense applications, large over the road trucks, premium automotive and medical. We also provide aftermarket and customer support services to over 10,000 customers in more than 100 countries through a network of distributors, independent representatives and our internal sales force around the world.

The Company’s chief operating decision maker, or CODM (the Company’s Chief Executive Officer), reviews financial information for purposes of assessing business performance and allocating resources, by focusing on the lines of business on a global basis. The Company excludes certain items that are not included in the segment performance as these are managed and viewed on a consolidated basis. The Company identifies the following as its three operating segments, based on lines of business:

•

Energy Systems—uninterruptible power systems, or “UPS” applications for computer and computer-controlled systems used in data centers, as well as telecommunications systems, switchgear and electrical control systems used in industrial facilities and electric utilities, large-scale energy storage and energy pipelines. Energy Systems also includes highly integrated power solutions and services to broadband, telecom, renewable and industrial customers, as well as thermally managed cabinets and enclosures for electronic equipment and batteries.

•

Motive Power—power for electric industrial forklifts used in manufacturing, warehousing and other material handling applications as well as mining equipment, diesel locomotive starting and other rail equipment; and

•

Specialty—premium batteries for starting, lighting and ignition applications in premium automotive and large over-the-road trucks, energy storage solutions for satellites, military land vehicles, aircraft, submarines, tactical vehicles, as well as medical devices and equipment.

We evaluate business segment performance based primarily upon operating earnings exclusive of highlighted items. Highlighted items are those that the Company deems are not indicative of ongoing operating results, including those charges that the Company incurs as a result of restructuring activities, impairment of goodwill and indefinite-lived intangibles and other assets, acquisition activities and those charges and credits that are not directly related to operating unit performance, such as significant legal proceedings, ERP system implementation, amortization of recently acquired intangible assets and tax valuation allowance changes, including those related to the adoption of the Tax Cuts and Jobs Act. Because these charges are not incurred as a result of ongoing operations, or are incurred as a result of a potential or previous acquisition, they are not as helpful a measure of the performance of our underlying business, particularly in light of their unpredictable nature and are difficult to forecast. All corporate and centrally incurred costs are allocated to the business segments based principally on net sales. We evaluate business segment cash flow and financial position performance based primarily upon capital expenditures and primary operating capital levels.

Our management structure, financial reporting systems, and associated internal controls and procedures, are all consistent with our three lines of business. We report on a March 31 fiscal year-end. Our financial results are largely driven by the following factors:

•	global economic conditions and general cyclical patterns of the industries in which our customers operate;

•	changes in our selling prices and, in periods when our product costs increase, our ability to raise our selling prices to pass such cost increases through to our customers;

•	the extent to which we are able to efficiently utilize our global manufacturing facilities and optimize our capacity;

•	the extent to which we can control our fixed and variable costs, including those for our raw materials, manufacturing, distribution and operating activities;

•	changes in our level of debt and changes in the variable interest rates under our credit facilities; and

•	the size and number of acquisitions and our ability to achieve their intended benefits.

Current Market Conditions

Economic Climate

The economic climate in North America, China and EMEA began to slow in the first half of calendar 2022 after experiencing strong growth during calendar 2021. All regions are experiencing a rise in inflation and are being negatively impacted by the war in Ukraine, however the rate of inflation broadly began to slow at the end of the year and into calendar year 2023. We expect interest rates to continue to increase in the U.S. and the euro zone. China’s economy faced further headwinds caused by continued COVID-19 lockdowns due to rising cases and its zero-Covid approach through the majority of the year. In calendar year 2023, China reopened its borders for the first time in three years and, as a result, its economy is expected to experience moderate growth. The U.S. economy is expected to continue to slow in calendar 2023 while EMEA is expected to be flat to slightly up.

EnerSys is experiencing some supply chain disruptions and cost spikes in certain materials such as steel, copper, plastic resins, acid, pasting paper and electronic components, while transportation and related logistics challenges are improving with broad-based costs declining from peak levels. In addition, some locations experienced difficulty meeting hiring goals for the majority of the fiscal year. Generally, our mitigation efforts and the recent economic recovery have tempered the impact of the pandemic-related challenges. The overall market demand for our products and services remains robust.

Volatility of Commodities and Foreign Currencies

Our most significant commodity and foreign currency exposures are related to lead and the Euro, respectively. Historically, the volatility of commodity costs and foreign currency exchange rates have caused large swings in our production costs. Since the beginning of fiscal year 2023, we have experienced a range in lead prices from just above $1.10 per pound to approximately $0.85 per pound. We are experiencing increasing costs in some of our other raw materials such as steel, copper, plastic resins, acid, separator paper and electronics. We also experienced increased freight costs through most of the year, but saw a decline in the fourth quarter.

Customer Pricing

Our selling prices fluctuated during the last several years to offset the volatile cost of commodities. Approximately 30% of our revenue is now subject to agreements that adjust pricing to a market-based index for lead. Customer pricing changes generally lag movements in lead prices and other costs by approximately six to nine months. In fiscal 2023, customer pricing has increased due to higher raw material prices and shipping costs, labor and other costs having increased throughout the year.

Based on the current volatility of the commodity markets, it is difficult to predict with certainty whether commodity prices will be higher or lower in fiscal 2024 versus fiscal 2023. However, given the lag related to increasing our selling prices for inflationary cost increases, on average our selling prices should be higher in fiscal 2024 versus fiscal 2023. As we concentrate more on energy systems and non-lead chemistries, the emphasis on lead will continue to decline.

Primary Operating Capital

As part of managing the performance of our business, we monitor the level of primary operating capital, and its ratio to net sales. We define primary operating capital as accounts receivable, plus inventories, minus accounts payable. The resulting net amount is divided by the trailing three month net sales (annualized) to derive a primary operating capital percentage. We believe these three elements included in primary operating capital are most operationally driven, and this performance measure provides us with information about the asset intensity and operating efficiency of the business on a company-wide basis that management can monitor and analyze trends over time. Primary operating capital was $1,057.0 million (yielding a primary operating capital percentage of 26.7%) at March 31, 2023 and $1,042.0 million (yielding a primary working operating percentage of 28.7%) at March 31, 2022. The primary operating percentage of 26.7% at March 31, 2023 is 200 basis points lower than that for March 31, 2022, and 220 basis points higher than that for March 31, 2021. The change in the ratio is a result of the continued supply chain constraints, inflationary pressures across our business, and strategic inventory build that have outweighed benefits received from the sale of $150.0 million in accounts receivables through a Receivables Purchase Agreement (RPA) entered into during the third quarter of fiscal 2023.

Primary Operating Capital and Primary Operating Capital percentages at March 31, 2023, 2022 and 2021 are computed as follows:

($ in Millions)	March 31, 2023	March 31, 2022	March 31, 2021
Accounts receivable, net	$637.8	$719.4	$603.6
Inventory, net	797.8	715.7	518.2
Accounts payable	(378.6)	(393.1)	(323.9)

Total primary operating capital	$1,057.0	$1,042.0	$797.9

Trailing 3 months net sales	$989.9	$907.0	$813.5

Trailing 3 months net sales annualized	$3,959.6	$3,628.1	$3,254.2

Primary operating capital as a % of annualized net sales	26.7%	28.7%	24.5%

Liquidity and Capital Resources

We believe that our financial position is strong. We have substantial liquidity with $347 million of available cash and cash equivalents and available and undrawn, under all its lines of credit of approximately $693 million at March 31, 2023 to cover short-term liquidity requirements and anticipated growth in the foreseeable future. The nominal amount of credit available is subject to a leverage ratio maximum of 4.25x EBITDA, as discussed in Liquidity and Capital Resources.

During the second quarter of fiscal 2023, the Company entered into a third amendment to the 2017 Credit Facility (as amended, the “Third Amended Credit Facility”). The Third Amended Credit Facility provided new incremental delayed-draw senior secured term loan up to $300 million (the “Third Amended Term Loan”), which was available to draw until March 15, 2023. During the fourth quarter, the Company drew $300 million in the form of the Third Amended Term Loan. The funds will mature on September 30, 2026, the same as the Company’s Second Amended Term loan and Second Amended Revolver. In connection with the agreement, the Company incurred $1.2 million in third party administrative and legal fees recognized in interest expense and capitalized $1.1 million in charges from existing lenders as a deferred asset. Additionally, the Company derecognized the capitalized deferred asset and recognized the $1.1 million as a deferred financing costs.

During the fourth quarter of fiscal 2023, the Company entered into a fourth amendment to the 2017 Credit Facility (as amended, the “Fourth Amended Credit Facility”). The Fourth Amended Credit Facility replaces the London Interbank Offered Rate (“LIBOR”) with the Secured Overnight Financing Rate (“SOFR”) in the calculation of interest for both the Second Amended Revolver and the Second Amended Term Loan.

During the second quarter of fiscal 2022, we entered into a second amendment to the Amended Credit Facility (as amended, the “Second Amended Credit Facility”). As a result, the Second Amended Credit Facility, now scheduled to mature on September 30, 2026, consists of a $130.0 million senior secured term loan (the “Second Amended Term Loan”), a CAD 106.4 million ($84.2 million) term loan and an $850.0 million senior secured revolving credit facility (the “Second Amended Revolver”). This amendment resulted in a decrease of the Amended Term Loan by $150.0 million and an increase of the Amended Revolver by $150.0 million.

During fiscal 2023, our operating cash flow provided cash of $279.9 million, compared to a use of funds of $65.6 million in the prior year. The change in the operating cash flows in fiscal 2023 was primarily due to the decreases in primary operating capital dollars, compared to the prior year, reflecting the impact sold receivables as a part of our asset securitization agreement and less of an increase in inventory compared to the prior year.

In fiscal 2023 and 2022, we repurchased 358,365 and 1,996,334 shares of common stock for $22.9 million and $156.4 million, respectively. In fiscal 2021, we did not repurchase any shares.

A substantial majority of the Company’s cash and investments are held by foreign subsidiaries. The majority of that cash and investments is expected to be utilized to fund local operating activities, capital expenditure requirements and acquisitions. The Company believes that it has sufficient sources of domestic and foreign liquidity.

The Federal Reserve Bank of the United States has discontinued quantitative easing and, started raising short-term interest rates and has signaled they will continue to raise interest rates. The increase in short-term interest rates will increase EnerSys’ variable cost of borrowing under the Fourth Amended Credit Facility.

We believe that our strong capital structure and liquidity affords us access to capital for future capital expenditures, acquisition and stock repurchase opportunities and continued dividend payments.

Critical Accounting Policies and Estimates

Our significant accounting policies are described in Note 1—Summary of Significant Accounting Policies to the Consolidated Financial Statements in Item 8. In preparing our financial statements, management is required to make estimates and assumptions that, among other things, affect the reported amounts in the Consolidated Financial Statements and accompanying notes. These estimates and assumptions are most significant where they involve levels of subjectivity and judgment necessary to account for highly uncertain matters or matters susceptible to change, and where they can have a material impact on our financial condition and operating performance. We discuss below the more significant estimates and related assumptions used in the preparation of our Consolidated Financial Statements. If actual results were to differ materially from the estimates made, the reported results could be materially affected.

Revenue Recognition

In accordance with ASC 606, we recognize revenue only when we have satisfied a performance obligation through transferring control of the promised good or service to a customer. The standard indicates that an entity must determine at contract inception whether it will transfer control of a promised good or service over time or satisfy the performance obligation at a point in time through analysis of the following criteria: (i) the entity has a present right to payment, (ii) the customer has legal title, (iii) the customer has physical possession, (iv) the customer has the significant risks and rewards of ownership and (v) the customer has accepted the asset. Our primary performance obligation to our customers is the delivery of finished goods and products, pursuant to purchase orders. Control of the products sold typically transfers to our customers at the point in time when the goods are shipped as this is also when title generally passes to our customers under the terms and conditions of our customer arrangements.

Management believes that the accounting estimates related to revenue recognition are critical accounting estimates because they require reasonable assurance of collection of revenue proceeds and completion of all performance obligations. Also, revenues are recorded net of provisions for sales discounts and returns, which are established at the time of sale. These estimates are based on our past experience. For additional information see Note 1 of Notes to the Consolidated Financial Statements.

Asset Impairment Determinations

We test for the impairment of our goodwill and indefinite-lived trademarks at least annually and whenever events or circumstances occur indicating that a possible impairment has been incurred.

We assess whether goodwill impairment exists using both qualitative and quantitative assessments. The qualitative assessment involves determining whether events or circumstances exist that indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If, based on this qualitative assessment, we determine it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, or if we elect not to perform a qualitative assessment, a quantitative assessment is performed to determine whether a goodwill impairment exists at the reporting unit.

We perform our annual goodwill impairment test on the first day of our fourth quarter for each of our reporting units based on the income approach, also known as the discounted cash flow (“DCF”) method, which utilizes the present value of future cash flows to estimate fair value. We also use the market approach, which utilizes market price data of companies engaged in the same or a similar line of business as that of our company, to estimate fair value. A reconciliation of the two methods is performed to assess the reasonableness of fair value of each of the reporting units.

The future cash flows used under the DCF method are derived from estimates of future revenues, operating income, working capital requirements and capital expenditures, which in turn reflect our expectations of specific global, industry and market conditions. The discount rate developed for each of the reporting units is based on data and factors relevant to the economies in which the business operates and other risks associated with those cash flows, including the potential variability in the amount and timing of the cash flows. A terminal growth rate is applied to the final year of the projected period and reflects our estimate of stable growth to perpetuity. We then calculate the present value of the respective cash flows for each reporting unit to arrive at the fair value using the income approach and then determine the appropriate weighting between the fair value estimated using the income approach and the fair value estimated using the market approach. Finally, we compare the estimated fair value of each reporting unit to its respective carrying value in order to determine if the goodwill assigned to each reporting unit is potentially impaired. If the fair value of the reporting unit exceeds its carrying value, goodwill is not impaired and no further testing is required. If the fair value of the reporting unit is less than the carrying value, an impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

Significant assumptions used include management’s estimates of future growth rates, the amount and timing of future operating cash flows, capital expenditures, discount rates, as well as market and industry conditions and relevant comparable company multiples for the market approach. Assumptions utilized are highly judgmental, especially given the role technology plays in driving the demand for products in the telecommunications and aerospace markets.

Based on the results of the annual impairment test as of January 2, 2023, we determined that there was no goodwill impairment.

The indefinite-lived trademarks are tested for impairment by comparing the carrying value to the fair value based on current revenue projections of the related operations, under the relief from royalty method. Any excess carrying value over the amount of fair value is recognized as impairment. Any impairment would be recognized in full in the reporting period in which it has been identified.

Based on the results of the annual impairment test as of January 2, 2023, we determined that there were impairments to two indefinite-lived trademarks. For additional information see Note 7 Notes to the Consolidated Financial Statements.

With respect to our other long-lived assets other than goodwill and indefinite-lived trademarks, we test for impairment when indicators of impairment are present. An asset is considered impaired when the undiscounted estimated net cash flows expected to be generated by the asset are less than its carrying amount. The impairment recognized is the amount by which the carrying amount exceeds the fair value of the impaired asset.

Business Combinations

We account for business combinations in accordance with ASC 805, Business Combinations. We recognize assets acquired and liabilities assumed in acquisitions at their fair values as of the acquisition date, with the acquisition-related transaction and restructuring costs expensed in the period incurred. Determining the fair value of assets acquired and liabilities assumed often involves estimates based on third-party valuations, such as appraisals, or internal valuations based on discounted cash flow analyses and may include estimates of attrition, inflation, asset growth rates, discount rates, multiples of earnings or other relevant factors. In addition, fair values are subject to refinement for up to a year after the closing date of an acquisition. Adjustments recorded to the acquired assets and liabilities are applied prospectively.

Fair values are based on estimates using management’s assumptions using future growth rates, future attrition of the customer base, discount rates, multiples of earnings or other relevant factors.

Any change in the acquisition date fair value of assets acquired and liabilities assumed may materially affect our financial position, results of operations and liquidity.

Litigation and Claims

From time to time, the Company has been or may be a party to various legal actions and investigations including, among others, employment matters, compliance with government regulations, federal and state employment laws, including wage and hour laws, contractual disputes and other matters, including matters arising in the ordinary course of business. These claims may be brought by, among others, governments, customers, suppliers and employees. Management considers the measurement of litigation reserves as a critical accounting estimate because of the significant uncertainty in some cases relating to the outcome of potential claims or litigation and the difficulty of predicting the likelihood and range of potential liability involved, coupled with the material impact on our results of operations that could result from litigation or other claims.

In determining legal reserves, management considers, among other inputs:

•	interpretation of contractual rights and obligations;

•	the status of government regulatory initiatives, interpretations and investigations;

•	the status of settlement negotiations;

•	prior experience with similar types of claims;

•	whether there is available insurance coverage; and

•	advice of outside counsel.

For certain matters, management is able to estimate a range of losses. When a loss is probable, but no amount of loss within a range of outcomes is more likely than any other outcome, management will record a liability based on the low end of the estimated range. Additionally, management will evaluate whether losses in excess of amounts accrued are reasonably possible, and will make disclosure of those matters based on an assessment of the materiality of those addition possible losses.

Environmental Loss Contingencies

Accruals for environmental loss contingencies (i.e., environmental reserves) are recorded when it is probable that a liability has been incurred and the amount can reasonably be estimated. Management views the measurement of environmental reserves as a critical accounting estimate because of the considerable uncertainty surrounding estimation, including the need to forecast well into the future. From time to time, we may be involved in legal proceedings under federal, state and local, as well as international environmental laws in connection with our operations and companies that we have acquired. The estimation of environmental reserves is based on the evaluation of currently available information, prior experience in the remediation of contaminated sites and assumptions with respect to government regulations and enforcement activity, changes in remediation technology and practices, and financial obligations and creditworthiness of other responsible parties and insurers.

Warranty

We record a warranty reserve for possible claims against our product warranties, which generally run for a period ranging from one to twenty years for our Energy Systems batteries, one to five years for our Motive Power batteries and for a period ranging from one to four for Specialty transportation batteries. The assessment of the adequacy of the reserve includes a review of open claims and historical experience.

Management believes that the accounting estimate related to the warranty reserve is a critical accounting estimate because the underlying assumptions used for the reserve can change from time to time and warranty claims could potentially have a material impact on our results of operations.

Allowance for Doubtful Accounts

Subsequent to the adoption of ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326)” effective April 1, 2020 the Company uses an expected loss model as mandated by the standard. The expected loss model: (i) estimates the risk of loss even when risk is remote, (ii) estimates losses over the contractual life, (iii) considers past events, current conditions and reasonable supported forecasts and (iv) has no recognition threshold.

The Company estimates the allowance for credit losses in relation to accounts receivable based on relevant qualitative and quantitative information about historical events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported accounts receivable. Subsequent to April 1, 2020, accounts receivable are recorded at amortized cost less an allowance for expected credit losses. The Company maintains an allowance for credit losses for the expected failure or inability of its customers to make required payments. The Company recognizes the allowance for expected credit losses at inception and reassesses quarterly, based on management’s expectation of the asset’s collectability. The allowance is based on multiple factors including historical experience with bad debts, the credit quality of the customer base, the aging of such receivables and current macroeconomic conditions, as well as management’s expectations of conditions in the future. The Company’s allowance for uncollectible accounts receivable is based on management’s assessment of the collectability of assets pooled together with similar risk characteristics. The Company then adjusts the historical credit loss percentage by current and forecasted economic conditions. The Company then includes a baseline credit loss percentage into the historical credit loss percentage for each aging category to reflect the potential impact of the current and economic conditions. Such a baseline calculation will be adjusted further if changes in the economic environment impacts the Company’s expectation for future credit losses.

Management believes that the accounting estimate related to the allowance for doubtful accounts is a critical accounting estimate because the underlying assumptions used for the allowance can change from time to time and uncollectible accounts could potentially have a material impact on our results of operations.

Retirement Plans

We use certain economic and demographic assumptions in the calculation of the actuarial valuation of liabilities associated with our defined benefit plans. These assumptions include the discount rate, expected long-term rates of return on assets and rates of increase in compensation levels. Changes in these assumptions can result in changes to the pension expense and recorded liabilities. Management reviews these assumptions at least annually. We use independent actuaries to assist us in formulating assumptions and making estimates. These assumptions are updated periodically to reflect the actual experience and expectations on a plan-specific basis, as appropriate.

For benefit plans which are funded, we establish strategic asset allocation percentage targets and appropriate benchmarks for significant asset classes with the aim of achieving a prudent balance between return and risk. We set the expected long-term rate of return based on the expected long-term average rates of return to be achieved by the underlying investment portfolios. In establishing this rate, we consider historical and expected returns for the asset classes in which the plans are invested, advice from pension consultants and investment advisors, and current economic and capital market conditions. The expected return on plan assets is incorporated into the computation of pension expense. The difference between this expected return and the actual return on plan assets is deferred and will affect future net periodic pension costs through subsequent amortization.

We believe that the current assumptions used to estimate plan obligations and annual expense are appropriate in the current economic environment. However, if economic conditions change materially, we may change our assumptions, and the resulting change could have a material impact on the Consolidated Statements of Income and on the Consolidated Balance Sheets.

Equity-Based Compensation

We recognize compensation cost relating to equity-based payment transactions by using a fair-value measurement method whereby all equity-based payments to employees, including grants of restricted stock units, stock options, market and performance condition-based awards are recognized as compensation expense based on fair value at grant date over the requisite service period of the awards. We determine the fair value of restricted stock units based on the quoted market price of our common stock on the date of grant. The fair value of stock options is determined using the Black-Scholes option-pricing model, which uses both historical and current market data to estimate the fair value. The fair value of market condition-based awards is estimated at the date of grant using a Monte Carlo Simulation. The fair value of performance condition-based awards is based on the closing stock price on the date of grant, adjusted for a discount to reflect the illiquidity inherent in these awards.

All models incorporate various assumptions such as the risk-free interest rate, expected volatility, expected dividend yield and expected life of the awards. When estimating the requisite service period of the awards, we consider many related factors including types of awards, employee class, and historical experience. Actual results, and future changes in estimates of the requisite service period may differ substantially from our current estimates.

Income Taxes

Our effective tax rate is based on pretax income and statutory tax rates available in the various jurisdictions in which we operate. We account for income taxes in accordance with applicable guidance on accounting for income taxes, which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between book and tax bases on recorded assets and liabilities. Accounting guidance also requires that deferred tax assets be reduced by a valuation allowance, when it is more likely than not that a tax benefit will not be realized.

The recognition and measurement of a tax position is based on management’s best judgment given the facts, circumstances and information available at the reporting date. We evaluate tax positions to determine whether the benefits of tax positions are more likely than not of being sustained upon audit based on the technical merits of the tax position. For tax positions that are more likely than not of being sustained upon audit, we recognize the largest amount of the benefit that is greater than 50% likely of being realized upon ultimate settlement in the financial statements. For tax positions that are not more likely than not of being sustained upon audit, we do not recognize any portion of the benefit in the financial statements. If the more likely than not threshold is not met in the period for which a tax position is taken, we may subsequently recognize the benefit of that tax position if the tax matter is effectively settled, the statute of limitations expires, or if the more likely than not threshold is met in a subsequent period.

We evaluate, on a quarterly basis, our ability to realize deferred tax assets by assessing our valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization are our forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.

To the extent we prevail in matters for which reserves have been established, or are required to pay amounts in excess of our reserves, our effective tax rate in a given financial statement period could be materially affected.

Results of Operations—Fiscal 2023 Compared to Fiscal 2022

The following table presents summary Consolidated Statements of Income data for fiscal year ended March 31, 2023, compared to fiscal year ended March 31, 2022:

	Fiscal 2023		Fiscal 2022		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Net sales	$3,708.5	100.0%	$3,357.3	100.0%	$351.2	10.5%
Cost of goods sold	2,867.8	77.3	2,604.7	77.6	263.1	10.1
Inventory adjustment relating to exit activities	0.6	—	2.6	0.1	(2.0)	(73.8)

Gross profit	840.1	22.7	750.0	22.3	90.1	12.0
Operating expenses	544.9	14.7	520.8	15.5	24.1	4.6
Restructuring and other exit charges	16.4	0.4	18.8	0.6	(2.4)	(12.4)
Impairment of indefinite-lived intangibles	0.5	0.1	1.2	—	(0.7)	(59.3)
Loss on assets held for sale	—	—	3.0	0.1	(3.0)	NM

Operating earnings	278.3	7.5	206.2	6.1	72.1	35.0
Interest expense	59.5	1.6	37.8	1.1	21.7	57.6
Other (income) expense, net	8.2	0.2	(5.5)	(0.2)	13.7	NM

Earnings before income taxes	210.6	5.7	173.9	5.2	36.7	21.1
Income tax expense	34.8	0.9	30.0	0.9	4.8	16.0

Net earnings attributable to EnerSys stockholders	$175.8	4.8%	$143.9	4.3%	$31.9	22.2%

NM = not meaningful

Overview

Our sales in fiscal 2023 were $3.7 billion, a 10.5% increase from prior year’s sales. This increase was due to an 8% increase in pricing, and 7% in organic growth, partially offset by a 4% decrease in foreign currency translation impact.

A discussion of specific fiscal 2023 versus fiscal 2022 operating results follows, including an analysis and discussion of the results of our reportable segments.

Net Sales

Segment sales

	Fiscal 2023		Fiscal 2022		Increase (Decrease)
	In Millions	% Net Sales	In Millions	% Net Sales	In Millions	%
Energy Systems	$1,738.1	46.9%	$1,536.6	45.8%	$201.5	13.1%
Motive Power	1,451.3	39.1	1,361.2	40.5	90.1	6.6
Specialty	519.1	14.0	459.5	13.7	59.6	13.0

Total net sales	$3,708.5	100.0%	$3,357.3	100.0%	$351.2	10.5%

Net sales of our Energy Systems segment in fiscal 2023 increased $201.5 million, or 13.1%, compared to fiscal 2022. This increase was due to a 9% increase in organic volume and an 8% increase in pricing, partially offset by a 4% decrease in foreign currency translation impact. This increase in sales was driven by an increase in pricing/mix and organic volume primarily as a result of improved component availability and pass through of higher costs, as well as organic volume primarily in Americas battery systems.

Net sales of our Motive Power segment in fiscal 2023 increased by $90.1 million, or 6.6%, compared to fiscal 2022. This increase was due to a 9% increase in pricing and a 3% increase in organic volume partially offset by a 5% decrease in foreign currency translation impact. We continue to benefit from continued improved pricing and favorable sales mix as we grow our maintenance free products.

Net sales of our Specialty segment in fiscal 2023 increased by $59.6 million, or 13%, compared to fiscal 2022. The increase was due to a 9% increase in organic volume and a 6% increase in pricing, partially offset by a 2% decrease in foreign currency translation impact. This increase in net sales was primarily driven by improved pricing and strong market demand.

Gross Profit

	Fiscal 2023		Fiscal 2022		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Gross profit	$840.1	22.7%	$750.0	22.3%	$90.1	12.0%

Gross profit increased $90.1 million or 12.0% in fiscal 2023 compared to fiscal 2022. Gross profit, as a percentage of net sales increased 40 basis points in fiscal 2023 compared to fiscal 2022. The increase in the gross profit margin in fiscal 2023 compared to the prior year reflects the impact of organic volume increases, aggressive price recoveries, and mix improvement more than offsetting the negative impact of higher freight costs and component shortages from our supply chain along with other inflationary pressures in raw materials, labor, supplies and utilities.

On August 16, 2022, the Inflation Reduction Act of 2022 (“IRA”) was enacted. The IRA includes multiple incentives to promote clean energy, and energy storage manufacturing among other provisions with tax credits available from 2023 to 2032, subject to phase down beginning in 2030. In particular the IRA creates a refundable tax credit, pursuant to Section 45X of the Internal Revenue Code (“IRC”), for battery cells and battery modules manufactured or assembled in the United States and sold to third parties. In the period ended March 31, 2023, the IRA impact resulted in a $17.3 million reduction of our costs of goods sold and income tax payable. We will continue to evaluate the effects of IRA as more guidance is issued and the relevant implications to our consolidated financial statements.

Operating Items

	Fiscal 2023		Fiscal 2022		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Operating expenses	$544.9	14.7%	$520.8	15.5%	$24.1	4.6%

Restructuring, exit and other charges	16.4	0.4	18.8	0.6	(2.4)	(12.4)
Impairment of indefinite-lived intangibles	0.5	0.1	1.2	—	(0.7)	(59.3)

Operating Expenses

Operating expenses increased $24.1 million or 4.6% in fiscal 2023 from fiscal 2022 and decreased as a percentage of net sales by 80 basis points. Selling expenses, our main component of operating expenses, increased $6.1 million or 2.8% in fiscal 2023 compared to fiscal 2022.

Restructuring, exit and other charges

Exit Charges

Fiscal 2023 Programs

Sylmar

In November 2022, the Company committed to a plan to close its facility in Sylmar, California, which manufactures specialty lithium batteries for aerospace and medical applications. Management determined to close the site upon the expiration of its lease on the property and to redirect production through consolidation into existing locations. The Company currently estimates total charges in the exit to amount to $5.5 million. Cash charges are estimated to total $4.4 million primarily relating to severance and other costs to leave the site. Non-cash charges are estimated to be $1.1 million relating to fixed assets, inventory, and contract assets. The plan is expected to be completed in fiscal 2024.

During fiscal 2023, the Company recorded $1.7 million primarily related to severance costs and non-cash charges totaling $0.4 million primarily relating to contract assets.

Ooltewah

In June, 2022, the Company committed to a plan to close its facility in Ooltewah, Tennessee, which produced flooded motive power batteries for electric forklifts. Management determined that future demand for traditional motive power flooded cells will decrease as customers transition to maintenance free product solutions in lithium and TPPL. The Company currently estimates that the total charges for these actions will amount to approximately $18.5 million. Cash charges for employee severance related payments, cleanup related to the facility, contractual releases and legal expenses are estimated to be $9.2 million and non-cash charges from inventory and fixed asset write-offs are estimated to be $9.3 million. These actions will result in the reduction of approximately 165 employees. The plan is expected to be completed in calendar 2023.

During fiscal 2023, the Company recorded cash charges relating primarily to severance and manufacturing variances of $2.8 million and non-cash charges of $7.3 million relating to fixed asset write-offs. The Company also recorded a non-cash write-off relating to inventories of $1.6 million, which was reported in cost of goods sold.

Fiscal 2022 Programs

Russia

In February 2022, as a result of the Russia-Ukraine conflict, economic sanctions were imposed on Russian individuals and entities, including financial institutions, by countries around the world, including the U.S. and the European Union. On March 3, 2022, the Company announced that it was indefinitely suspending its operations in Russia in order to comply with the sanctions. As a result of this decision, the Company wrote off net assets of $4.0 million relating to its Russian subsidiary. The Company also incurred cash charges of $1.3 million relating to severance and exiting lease obligations. During fiscal 2023, the Company sold inventory previously written off resulting in the reversal of $0.9 million in cost of goods sold and reversal of $0.7 million of cash charges primarily relating to lease obligations.

Zamudio, Spain

During fiscal 2022, the Company closed a minor assembling plant in Zamudio, Spain and sold the same for $1.8 million. A net gain of $0.7 million was recorded as a credit to exit charges in the Consolidated Statements of Income.

Fiscal 2021 Programs

Hagen, Germany

In fiscal 2021, we committed to a plan to close substantially all of our facility in Hagen, Germany, which produces flooded motive power batteries for forklifts. Management determined that future demand for the motive power batteries produced at this facility was not sufficient, given the conversion from flooded to maintenance free batteries by customers, the existing number of competitors in the market, as well as the near term decline in demand and increased uncertainty from the pandemic. We plan to retain the facility with limited sales, service and administrative functions along with related personnel for the foreseeable future.

We currently estimate that the total charges for these actions will amount to approximately $60.0 million, the majority of which were recorded by the end of calendar 2021. Cash charges of approximately $40.0 million are primarily for employee severance related payments, but also include payments for cleanup related to the facility, contractual releases and legal expenses. Non-cash charges from inventory and equipment write-offs are estimated to be $20.0 million. These actions resulted in the reduction of approximately 200 employees.

During fiscal 2023, the Company recorded cash charges of $2.2 million relating primarily to site cleanup and $0.6 million of non-cash charges relating to accelerated depreciation of fixed assets.

During fiscal 2022, the Company recorded cash charges, primarily relating to severance of $8.1 million and non-cash charges of $3.5 million primarily relating to fixed asset write-offs. The Company also recorded a non-cash write off relating to inventories of $1.0 million, which was reported in cost of goods sold.

During fiscal 2021, the Company recorded charges relating to severance of $23.3 million and $7.9 million primarily relating to fixed asset write-offs.

Targovishte, Bulgaria

During fiscal 2019, the Company committed to a plan to close its facility in Targovishte, Bulgaria, which produced diesel-electric submarine batteries. Management determined that the future demand for batteries of diesel-electric submarines was not sufficient given the number of competitors in the market. During fiscal 2022, the Company sold this facility for $1.5 million. A net gain of $1.2 million was recorded as a credit to exit charges in the Consolidated Statements of Income.

Impairment of indefinite-lived intangibles

During the fourth quarter of fiscal 2023 and 2022, the Company recorded non-cash charges of $0.5 million and $1.2 million, respectively, related to impairment of indefinite-lived trademarks. Management completed its evaluation of key inputs used to estimate the fair value of its indefinite-lived trademarks and determined that an impairment charge was appropriate.

Loss on assets held for sale

Vijayawada, India

During fiscal 2021, we also committed to a plan to close our facility in Vijayawada, India to align with the strategic vision for our new line of business structure and footprint and recorded exit charges of $1.5 million primarily relating to asset write-offs. In fiscal 2022, the Company reclassified property, plant and equipment with a carrying value of $4.6 million to assets held for sale on the Consolidated Balance Sheet and recognized an impairment loss of $3.0 million under the caption Loss on assets held for sale on its Consolidated Statement of Income, by writing down the carrying value of these assets to their estimated fair value of $1.6 million, based on their expected proceeds, less costs to sell. We also recorded a non-cash write off relating to inventories of $0.8 million, which was reported in cost of goods sold.

Operating Earnings

Operating earnings by segment were as follows:

	Fiscal 2023		Fiscal 2022		Increase (Decrease)
	In Millions	As % Net Sales(1)	In Millions	As % Net Sales(1)	In Millions	%
Energy Systems	$62.2	3.6%	$18.6	1.2%	$43.6	NM
Motive Power	178.8	12.3	169.7	12.5	9.1	7.8
Specialty	37.5	7.2	43.5	9.5	(6.0)	4.3

Subtotal	278.5	7.5	231.8	6.9	46.7	27.7
Production tax credits from IRA 45X	17.3	0.5	—	—	17.3	NM
Inventory adjustment relating to exit activities—Energy Systems	0.2	—	(0.2)	—	0.4	NM
Inventory adjustment relating to exit activities—Motive Power	(0.8)	(0.1)	(2.4)	(0.2)	1.6	(63.1)
Restructuring and other exit charges—Energy Systems	(1.5)	(0.1)	(2.8)	(0.2)	1.3	(46.9)
Restructuring and other exit charges—Motive Power	(12.8)	(0.9)	(17.1)	(1.3)	4.3	(24.6)
Restructuring and other exit charges—Specialty	(2.1)	(0.4)	1.1	0.2	(3.2)	NM
Impairment of indefinite-lived intangibles—Energy Systems	(0.1)	—	(0.5)	—	0.4	NM
Impairment of indefinite-lived intangibles—Motive Power	—	—	(0.7)	—	0.7	(80.0)
Impairment of indefinite-lived intangibles—Specialty	(0.4)	(0.1)	—	—	(0.4)	NM
Loss on assets held for sale—Motive Power		—	(3.0)	(0.2)	3.0	NM

Total operating earnings	$278.3	7.5%	$206.2	6.1%	$72.1	35.0%

NM = not meaningful

(1)	The percentages shown for the segments are computed as a percentage of the applicable segment’s net sales.

Operating earnings increased $72.1 million or 35.0% in fiscal 2023, compared to fiscal 2022. Operating earnings, as a percentage of net sales, increased 140 basis points in fiscal 2023, compared to fiscal 2022.

The Energy Systems operating earnings percentage of net sales increased 240 basis points in fiscal 2023 compared to fiscal 2022. The increase in operating earnings is as a result of improvements in pricing and volume offset by an increase in lead pricing, high inflationary costs in raw materials costs, higher freight costs, warranty/inventory provisions, and selling, general, and administrative costs.

The Motive Power operating earnings as a percentage of net sales decreased 20 basis points in fiscal 2023 compared to fiscal 2022. This decrease was driven by the impact of zero-margin pricing pass through of inflationary costs and adverse foreign currency translation impact, partially offset by improved product mix.

Specialty operating earnings percentage of net sales decreased 230 basis points in fiscal 2023 compared to fiscal 2022. Pricing and customer demand in the transportation and aerospace and defense markets were stronger in the current year compared to prior year, but capacity constraints and higher inflation costs, combined with increased operating expenses negatively impacted the performance of this line of business.

Interest Expense

	Fiscal 2023		Fiscal 2022		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Interest expense	$59.5	1.6%	$37.8	1.1%	$21.7	57.6%

Interest expense of $59.5 million in fiscal 2023 (net of interest income of $1.7 million) was $21.7 million higher than the $37.8 million in fiscal 2022 (net of interest income of $2.1 million).

Our average debt outstanding was $1,303.4 million in fiscal 2023, compared to our average debt outstanding of $1,150.7 million in fiscal 2022. Our average cash interest rate incurred in fiscal 2023 and fiscal 2022 was 4.6% and 3.3%, respectively. The increase in interest expense in fiscal 2023 compared to fiscal 2022 is primarily due to higher borrowing levels, higher short term interest rates, and an additional $1.2 million in third party administrative and legal fees related to the Third Amended Credit Facility, partially offset by the benefit from the $300 million and $150 million cross currency fixed interest rate swaps.

In fiscal 2023, the Company capitalized $1.2 million in debt issuance costs in connection with the Third and Fourth Amended Credit Facilities. In fiscal 2022, in connection with the Second Amended Credit Facility, we capitalized $3.0 million in debt issuance costs and wrote off $0.1 million of unamortized debt issuance costs. Included in interest expense were non-cash charges related to amortization of deferred financing fees of $2.0 million and $2.1 million in fiscal 2023 and fiscal 2022, respectively.

Other (Income) Expense, Net

	Fiscal 2023		Fiscal 2022		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Other (income) expense, net	$8.2	0.2%	$(5.5)	(0.2)%	$13.7	NM

NM = not meaningful

Other (income) expense, net was expense of $8.2 million in fiscal 2023 compared to income of $5.5 million in fiscal 2022. Foreign currency impact resulted in a loss of $0.7 million in fiscal 2023 compared to a foreign currency gain of $7.2 million in fiscal 2022. Included in the fiscal 2023 foreign currency impact is a loss of $4.5 million relating to the remeasurement of monetary assets from the exit of our Russia operations. Additionally, we incurred $1.4 million in costs to terminate our net investment hedges and $0.6 million in transaction fees relating to the asset securitization agreement.

Earnings Before Income Taxes

	Fiscal 2023		Fiscal 2022		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Earnings before income taxes	$210.6	5.7%	$173.9	5.2%	$36.7	21.1%

As a result of the factors discussed above, fiscal 2023 earnings before income taxes were $210.6 million, an increase of $36.7 million or 21.1% compared to fiscal 2022.

Income Tax Expense

	Fiscal 2023		Fiscal 2022		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Income tax expense	$34.8	0.9%	$30.0	0.9%	$4.8	16.0%

Effective tax rate	16.5%		17.3%		(0.8)%

Our effective income tax rate with respect to any period may be volatile based on the mix of income in the tax jurisdictions in which we operate and the amount of our consolidated income before taxes.

The Company’s income tax provision consists of federal, state and foreign income taxes. The effective income tax rate was 16.5% in fiscal 2023 compared to the fiscal 2022 effective income tax rate of 17.3%. The rate decrease in fiscal 2023 compared to fiscal 2022 is primarily due to the impact of the IRA and changes in the mix of earnings among tax jurisdictions.

The fiscal 2023 foreign effective income tax rate was 16.8% on foreign pre-tax income of $171.9 million compared to an effective income tax rate of 11.0% on foreign pre-tax income of $152.1 million in fiscal 2022. For both fiscal 2023 and fiscal 2022, the difference in the foreign effective tax rate versus the U.S. statutory rate of 21% is primarily attributable to lower tax rates in the foreign countries in which we operate. The rate increase in fiscal 2023 compared to fiscal 2022 is primarily due to a reduction in favorable permanent items and changes in mix of earnings among tax jurisdictions.

Liquidity and Capital Resources

Cash Flow and Financing Activities

Cash and cash equivalents at March 31, 2023, 2022 and 2021, were $346.7 million, $402.5 million and $451.8 million, respectively.

Cash provided by operating activities for fiscal 2023 was $279.9 million. Cash used by operating activities for 2022 was $65.6 million and cash provided by operating activities in 2021 was $358.4 million.

During fiscal 2023, accounts receivable decreased or provided cash of $67.6 million due to sale of $150.0 million accounts receivable under the RPA entered into December 21, 2022. Inventory increased or used cash of $96.4 million. All components of inventory increased due to strategic investment, supply chain delays, new products and higher inventory costs from higher raw material costs, manufacturing, and to address the high backlog of customer orders. Accounts payable decreased or used cash of $4.2 million due to timing of payments for strategic inventory. Net earnings were $175.8 million, depreciation and amortization $91.2 million, stock-based compensation, $26.4 million, non-cash charges relating to exit charges of $8.9 million, primarily relating to the Ooltewah and Sylmar plant closures, exiting our operations in Russia following the conflict in Ukraine, non-cash interest of $2.0 million, and non-cash charges for impairment of indefinite-lived intangibles of $0.5 million. Prepaid and other current assets provided funds of $23.7 million, primarily from an increase of $10.8 million of contract assets, as well as an increase of $12.9 million in other prepaid expenses, such as taxes, insurance and other advances. Accrued expenses provided funds of $5.7 million primarily from increases to contract liabilities of $6.3 million, freight of $2.4 million, warranties of $2.2 million, and other miscellaneous accruals of $5.2 million partially offset by decreases to tax related liabilities of $7.8 million, including the decrease in income taxes payable of $17.3 million related to the IRA production credits, and interest payments net of accruals of $3.2 million.

During fiscal 2022, accounts receivable increased or used cash of $129.0 million due to higher revenue during fiscal 2022, as compared to a COVID-19 restricted revenue in fiscal 2021. Inventory increased or used cash of $212.8 million due to supply chain delays, new products and higher inventory costs from higher raw material costs, manufacturing and freight costs, strategic inventory builds to buffer against potential supply chain exposures and to address the high backlog of customer orders. Accounts payable increased or provided cash of $65.3 million. Net earnings were $143.9 million, depreciation and amortization $95.9 million, stock-based compensation $24.3 million, non-cash charges relating to exit charges of $6.5 million, primarily relating to the Hagen, Germany plant closure and exiting our operations in Russia following the conflict in Ukraine, loss on valuation of the assets held for sale in India of $3.0 million, allowance for doubtful debts of $2.6 million, non-cash interest of $2.1 million and non-cash charges for impairment of indefinite-lived intangibles of $1.2 million. Prepaid and other current assets were a use of funds of $32.0 million, primarily from an increase of $13.6 million of contract assets, as well as an increase of $12.3 million in other prepaid expenses, such as taxes, insurance and other advances. Accrued expenses were a use of funds of $38.6 million primarily from Hagen severance payments of $19.6 million, income tax payments of $17.3 million net of tax provisions, payroll related payments of $10.1 million, partially offset by customer advances of $8.9 million.

During fiscal 2021, accounts receivable decreased or provided cash of $8.7 million due to improved collections. Inventory decreased or provided cash of $24.2 million due to improved inventory turns and accounts payable increased or provided cash of $20.8 million due to our TPPL plant ramp-up. Net earnings were $143.3 million, depreciation and amortization $94.1 million, stock-based compensation $19.8 million, non-cash charges relating to exit charges $10.2 million, primarily relating to the Hagen, Germany plant closure, net gain from the disposal of assets of $3.9 million ($4.4 million from the insurance settlement relating to the Richmond fire claim), deferred tax benefit of $9.0 million and non-cash interest of $2.1 million. Prepaid and other current assets provided a source of funds of $27.3 million, primarily from the receipt of $29.1 million towards the insurance receivable relating to the Richmond plant claim in fiscal 2020 and the receipt of a working capital adjustment claim of $2.0 million, relating to an acquisition made several years ago, partially offset by an increase of $3.8 million in other prepaid expenses. Accrued expenses provided a source of funds of $32.4 million primarily from payroll related accruals of $27.8 million, taxes payable of $4.5 million and selling and other expenses of $3.3 million, partially offset by payments relating to warranty of $5.8 million. Other liabilities decreased by $12.7 million primarily relating to income taxes.

Cash used in investing activities for fiscal 2023, 2022 and 2021 was $44.8 million, $69.2 million and $65.0 million, respectively.

During fiscal 2023, 2022, and fiscal 2021 we did not make any acquisitions.

Capital expenditures were $88.8 million, $74.0 million and $70.0 million in fiscal 2023, 2022 and 2021, respectively.

In fiscal 2023, we received proceeds from termination of a net investment hedge of $43.4 million, and we received $3.3 million from the sale of two of our facilities in Europe during fiscal 2022.

Financing activities used cash of $270.5 million in fiscal 2023. During fiscal 2023, we entered into the Third Amended Credit Facility providing additional borrowing through the Third Amended Term Loan. The proceeds of $300.0 million from the new Third Amended Term Loan were used to repay our 2023 Senior notes for the same amount. Additionally, we borrowed $310.5 million under the Second Amended Revolver and repaid $500.5 million of the Second Amended Revolver and $5.2 million of the Second Amended Term loan. Net repayments on short-term debt were $21.7 million. Payment of cash dividends to our stockholders were $28.5 million, treasury stock open market purchases were $22.9 million, and payment of taxes related to net share settlement of equity awards were $6.4 million. Proceeds from stock options were $4.4 million, and payments for financing costs for debt modification were $1.1 million.

During the second quarter of fiscal 2022, we entered into the Second Amended Credit Facility. As a result, financing activities provided cash of $98.4 million in fiscal 2022. During fiscal 2022, we borrowed $523.4 million under the Second Amended Revolver and repaid $88.4 million of the Second Amended Revolver.

Repayment on the Second Amended Term Loan was $161.4 million and net borrowings on short-term debt were $20.6 million. Treasury stock open market purchases were $156.4 million, payment of cash dividends to our stockholders were $29.4 million and payment of taxes related to net share settlement of equity awards were $9.1 million. Debt issuance costs relating to the refinancing of the Second Amended Credit Facility was $3.0 million. Proceeds from stock options were $1.3 million.

During fiscal 2021, financing activities provided cash of $188.7 million. We borrowed $102.0 million under the Amended 2017 Revolver and repaid $210.0 million of the Amended 2017 Revolver. Repayment on the Amended 2017 Term Loan was $39.6 million and net payments on short-term debt were $15.9 million. Proceeds from stock options during fiscal 2021 were $9.1 million. Payment of cash dividends to our stockholders were $29.8 million, payment of taxes related to net share settlement of equity awards were $5.2 million.

Currency translation had a negative impact of $20.5 million on our cash balance in the twelve months of fiscal 2023 compared to the negative impact of $12.9 million in the twelve months of fiscal 2022. In the twelve months of fiscal 2023, principal currencies in which we do business such as the Euro, Polish zloty, and British pound generally weakened and Swiss franc strengthened versus the U.S. dollar.

As a result of the above, total cash and cash equivalents decreased by $55.8 million from $402.5 million at March 31, 2022 to $346.7 million at March 31, 2023.

In addition to cash flows from operating activities, we had available committed and uncommitted credit lines of approximately $693.4 million at March 31, 2023 to cover short-term liquidity requirements. Our Fourth Amended Credit Facility is committed through September 30, 2026, as long as we continue to comply with the covenants and conditions of the credit facility agreement.

Compliance with Debt Covenants

All obligations under our Fourth Amended Credit Facility are secured by, among other things, substantially all of our U.S. assets. The Fourth Amended Credit Facility contains various covenants which, absent prepayment in full of the indebtedness and other obligations, or the receipt of waivers, limit our ability to conduct certain specified business transactions, buy or sell assets out of the ordinary course of business, engage in sale and leaseback transactions, pay dividends and take certain other actions. There are no prepayment penalties on loans under this credit facility.

We are in compliance with all covenants and conditions under our Fourth Amended Credit Facility and Senior Notes. We believe that we will continue to comply with these covenants and conditions, and that we have the financial resources and the capital available to fund the foreseeable organic growth in our business and to remain active in pursuing further acquisition opportunities. See Note 10 to the Consolidated Financial Statements included in this Annual Report on Form 10-K.

Off-Balance Sheet Arrangements

The Company did not have any off-balance sheet arrangements during any of the periods covered by this report.

Contractual Obligations and Commercial Commitments

At March 31, 2023, we had certain cash obligations, which are due as follows:

	Total	Less than 1 year	2 to 3 years	4 to 5 years	After 5 years
	(in millions)
Debt obligations	$1,048.4	$25.4	$76.3	$946.7	$—
Short-term debt	30.6	30.6	—	—	—
Interest on debt(1)	218.0	65.6	120.8	31.6	—
Operating leases	101.7	24.8	36.3	22.9	17.7
Tax Act—Transition Tax	46.3	11.6	34.7	—	—
Pension benefit payments and profit sharing	40.2	3.0	6.6	8.5	22.1
Purchase commitments	13.9	13.9	—	—	—

Total	$1,499.1	$174.9	$274.7	$1,009.7	$39.8

(1)	Interest payments for variable rate debt was calculated using the current applicable rate.

Due to the uncertainty of future cash outflows, uncertain tax positions have been excluded from the above table.

Under our Fourth Amended Credit Facility and other credit arrangements, we had outstanding standby letters of credit of $3.6 million as of March 31, 2023.

Credit Facilities and Leverage

During the second quarter of fiscal 2023, the Company entered into a third amendment to the 2017 Credit Facility (as amended, the “Third Amended Credit Facility”). The Third Amended Credit Facility provided new incremental delayed-draw senior secured term loan up to $300 million (the “Third Amended Term Loan”), which was available to draw until March 15, 2023. During the fourth quarter, the Company drew $300 million in the form of the Third Amended Term Loan. The funds will mature on September 30, 2026, the same as the Company’s Second Amended Term loan and Second Amended Revolver. In connection with the agreement, the Company incurred $1.2 million in third party administrative and legal fees recognized in interest expense and capitalized $1.1 million in charges from existing lenders as a deferred asset. Additionally, the Company derecognized the capitalized deferred asset and recognized the $1.1 million as a deferred financing costs.

During the fourth quarter of fiscal 2023, the Company entered into a fourth amendment to the 2017 Credit Facility (as amended, the “Fourth Amended Credit Facility”). The Fourth Amended Credit Facility replaces the London Interbank Offered Rate (“LIBOR”) with the Secured Overnight Financing Rate (“SOFR”) in the calculation of interest for both the Second Amended Revolver and the Second Amended Term Loan.

During the second quarter of fiscal 2022, we entered into a second amendment to the Amended Credit Facility (as amended, the “Second Amended Credit Facility”). As a result, the Second Amended Credit Facility, now scheduled to mature on September 30, 2026, consists of a $130.0 million senior secured term loan (the “Second Amended Term Loan”), a CAD 106.4 million ($84.2 million) term loan and an $850.0 million senior secured revolving credit facility (the “Second Amended Revolver”). This amendment resulted in a decrease of the Amended Term Loan by $150.0 million and an increase of the Amended Revolver by $150.0 million.

Shown below are the leverage ratios at March 31, 2023 and 2022, in connection with the Fourth Amended Credit Facility.

The total net debt, as defined under the Fourth Amended Credit Facility is $736.0 million for fiscal 2023 and is 1.8 times adjusted EBITDA (non-GAAP), compared to total net debt of $905.9 million and 2.5 times adjusted EBITDA (non-GAAP) for fiscal 2022.

The following table provides a reconciliation of net earnings to EBITDA (non-GAAP) and adjusted EBITDA (non-GAAP) for March 31, 2023 and 2022, in connection with the Second Amended Credit Facility:

	Fiscal 2023	Fiscal 2022
	(in millions, except ratios)
Net earnings as reported	$175.8	$143.9
Add back:
Depreciation and amortization	91.2	95.9
Interest expense	59.5	37.8
Income tax expense	34.8	30.0

EBITDA (non GAAP)(1)	$361.3	$307.6
Adjustments per credit agreement definitions(2)	51.7	51.5

Adjusted EBITDA (non-GAAP) per credit agreement(1)	$413.0	$359.1

Total net debt(3)	$736.0	$905.9

Leverage ratios(4):
Total net debt/adjusted EBITDA ratio	1.8 X	2.5 X
Maximum ratio permitted	4.25 X	3.5 X
Consolidated interest coverage ratio(5)	7.3 X	10.0 X
Minimum ratio required	3.0 X	3.0 X

(1)

We have included EBITDA (non-GAAP) and adjusted EBITDA (non-GAAP) because our lenders use them as key measures of our performance. EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP and should not be considered an alternative to net earnings or any other measure of performance under GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Our calculation of EBITDA may be different from the calculations used by other companies, and therefore comparability may be limited. Certain financial covenants in our Fourth Amended Credit Facility are based on EBITDA, subject to adjustments, which are shown above. Continued availability of credit under our Fourth Amended Credit Facility is critical to our ability to meet our business plans. We believe that an understanding of the key terms of our credit agreement is important to an investor’s understanding of our financial condition and liquidity risks. Failure to comply with our financial covenants, unless waived by our lenders, would mean we could not borrow any further amounts under our revolving credit facility and would give our lenders the right to demand immediate repayment of all outstanding revolving credit and term loans. We would be unable to continue our operations at current levels if we lost the liquidity provided under our credit agreements. Depreciation and amortization in this table excludes the amortization of deferred financing fees, which is included in interest expense.

(2)

The $51.7 million adjustment to EBITDA in fiscal 2023 primarily related to $26.4 million of non-cash stock compensation, $22.4 million of restructuring and other exit charges, impairment of indefinite-lived intangibles of $0.5 million, and $1.4 million for swap termination fees. The $51.5 million adjustment to EBITDA in fiscal 2022 primarily related to $24.3 million of non-cash stock compensation, $26.0 million of restructuring and other exit charges, indefinite-lived intangibles of $1.2 million.

(3)

Debt includes finance lease obligations and letters of credit and is net of all U.S. cash and cash equivalents and foreign cash and investments, as defined in the Fourth Amended Credit Facility. In fiscal 2023, the amounts deducted in the calculation of net debt were U.S. cash and cash equivalents and foreign cash investments of $346.7 million, and in fiscal 2022, were $402.5 million.

(4)

These ratios are included to show compliance with the leverage ratios set forth in our credit facilities. We show both our current ratios and the maximum ratio permitted or minimum ratio required under our Fourth Amended Credit Facility, for fiscal 2023 and fiscal 2022, respectively.

(5)

As defined in the Second Amended Credit Facility, interest expense used in the consolidated interest coverage ratio excludes non-cash interest of $3.1 million and $2.1 million for fiscal 2023 and fiscal 2022, respectively.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

See Note 1 to the Consolidated Financial Statements—Summary of Significant Accounting Policies for a description of certain recently issued accounting standards that were adopted or are pending adoption that could have a significant impact on our Consolidated Financial Statements or the Notes to the Consolidated Financial Statements.

Related Party Transactions

None.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risks

Our cash flows and earnings are subject to fluctuations resulting from changes in raw material costs, foreign currency exchange rates and interest rates. We manage our exposure to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. Our policy does not allow speculation in derivative instruments for profit or execution of derivative instrument contracts for which there are no underlying exposures. We do not use financial instruments for trading purposes and are not a party to any leveraged derivatives. We monitor our underlying market risk exposures on an ongoing basis and believe that we can modify or adapt our hedging strategies as needed.

Counterparty Risks

We have entered into lead forward purchase contracts, foreign exchange forward and purchased option contracts and cross currency fixed interest rate swaps to manage the risk associated with our exposures to fluctuations resulting from changes in raw material costs, foreign currency exchange rates and interest rates. The Company’s agreements are with creditworthy financial institutions. Those contracts that result in a liability position at March 31, 2023 are $18.9 million (pre-tax). Those contracts that result in an asset position at March 31, 2023 are $2.9 million (pre-tax). The impact on the Company due to nonperformance by the counterparties has been evaluated and not deemed material.

We hedge our net investments in foreign operations against future volatility in the exchange rates between the U.S. dollar and Euro. On September 29, 2022, we terminated our cross-currency fixed interest rate swap contracts with an aggregate notional amount of $300 million and executed cross-currency fixed interest rate swap contracts with an aggregate notional amount of $150 million, maturing on December 15, 2027. Depending on the movement in the exchange rates between the U.S. dollar and Euro at maturity, the Company may owe the counterparties an amount that is different from the notional amount of $150 million.

Excluding the cross currency fixed interest rate swap agreements, the vast majority of these contracts will settle within one year.

Interest Rate Risks

We are exposed to changes in variable U.S. interest rates on borrowings under our credit agreements, as well as short term borrowings in the U.S. and our foreign subsidiaries. On a selective basis, from time to time, we enter into interest rate swap agreements to reduce the negative impact that increases in interest rates could have on our outstanding variable rate debt. Management considers the interest rate swaps to be highly effective against changes in the cash flows from our underlying variable rate debt based on the criteria in the FASB guidance. Cash flows related to the interest rate swap agreements are included in interest expense over the terms of the agreements. At March 31, 2023 such agreements effectively convert $200 million of our variable-rate debt to a fixed-rate basis, utilizing the one-month Term SOFR as a floating rate reference.

Fluctuations in SOFR and fixed rates affect both our net financial investment position and the amount of cash to be paid or received by us under these agreements.

A 100 basis point increase in interest rates would have increased annual interest expense by approximately $5.8 million on the variable rate portions of our debt.

Commodity Cost Risks—Lead Contracts

We have a significant risk in our exposure to certain raw materials. Our largest single raw material cost is for lead, for which the cost remains volatile. In order to hedge against increases in our lead cost, we have entered into forward contracts with financial institutions to fix the price of lead. A vast majority of such contracts are for a period not extending beyond one year. We had the following contracts outstanding at the dates shown below:

Date	$’s Under Contract	# Pounds Purchased	Average Cost/Pound	Approximate % of Lead Requirements(1)
	(in millions)	(in millions)
March 31, 2023	$47.9	50.0	$0.96	8%
March 31, 2022	56.8	54.0	1.05	8
March 31, 2021	50.6	54.5	0.93	10

(1)	Based on the fiscal year lead requirements for the periods then ended.

We estimate that a 10% increase in our cost of lead would have increased our cost of goods sold by approximately $81 million for the fiscal year ended March 31, 2023.

Foreign Currency Exchange Rate Risks

We manufacture and assemble our products globally in the Americas, EMEA and Asia. Approximately 40% of our sales and related expenses are transacted in foreign currencies. Our sales revenue, production costs, profit margins and competitive position are affected by the strength of the currencies in countries where we manufacture or purchase goods relative to the strength of the currencies in countries where our products are sold. Additionally, as we report our financial statements in U.S. dollars, our financial results are affected by the strength of the currencies in countries where we have operations relative to the strength of the U.S. dollar. The principal foreign currencies in which we conduct business are the Euro, Swiss franc, British pound, Polish zloty, Chinese renminbi, Canadian dollar, Brazilian Real and Mexican peso.

We quantify and monitor our global foreign currency exposures. Our largest foreign currency exposure is from the purchase and conversion of U.S. dollar based lead costs into local currencies in Europe. Additionally, we have currency exposures from intercompany financing and intercompany and third party trade transactions. On a selective basis, we enter into foreign currency forward contracts and purchase option contracts to reduce the impact from the volatility of currency movements; however, we cannot be certain that foreign currency fluctuations will not impact our operations in the future.

We hedge approximately 10%—15% of the nominal amount of our known foreign exchange transactional exposures. We primarily enter into foreign currency exchange contracts to reduce the earnings and cash flow impact of the variation of non-functional currency denominated receivables and payables. The vast majority of such contracts are for a period not extending beyond one year.

Gains and losses resulting from hedging instruments offset the foreign exchange gains or losses on the underlying assets and liabilities being hedged. The maturities of the forward exchange contracts generally coincide with the settlement dates of the related transactions. Realized and unrealized gains and losses on these contracts are recognized in the same period as gains and losses on the hedged items. We also selectively hedge anticipated transactions that are subject to foreign exchange exposure, primarily with foreign currency exchange contracts, which are designated as cash flow hedges in accordance with Topic 815—Derivatives and Hedging. During the third quarter of fiscal 2022, we also entered into cross currency fixed interest rate swap agreements, to hedge our net investments in foreign operations against future volatility in the exchange rates between U.S. Dollars and Euros.

At March 31, 2023 and 2022, we estimate that an unfavorable 10% movement in the exchange rates would have adversely changed our hedge valuations by approximately $32.7 million and $36.6 million, respectively.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Contents

EnerSys

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of EnerSys

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of EnerSys (the Company) as of March 31, 2023 and 2022, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended March 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2023, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of March 31, 2023, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated May 24, 2023, expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Goodwill and Indefinite-Lived Intangible Assets

Description of the Matter	As reflected in the Company’s consolidated financial statements, the Company’s goodwill balance was $676.7 million as of March 31, 2023. In addition, the Company’s indefinite-lived intangible assets were $143.7 million as of March 31, 2023. As discussed in Note 1 to the consolidated financial statements, goodwill and indefinite-lived intangible assets are tested for impairment at least annually.

Auditing management’s annual quantitative goodwill and indefinite-lived intangible assets impairment tests was complex and involved a high degree of subjectivity for certain reporting units and certain indefinite-lived intangible assets due to the significant estimation required in determining the fair value of the reporting units and the indefinite-lived intangible assets. The fair value estimates related to these reporting units and indefinite-lived intangible assets were sensitive to significant assumptions such as discount rates, revenue growth rates, operating margins, working capital rates, royalty rates, and terminal growth rates, which are forward-looking and could be affected by future economic and market conditions.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s annual quantitative goodwill and indefinite-lived intangible asset impairment tests. For example, we tested controls over management’s review of the valuation models, the significant assumptions used to develop the estimate including forecasted revenue growth rates and profitability, and the completeness and accuracy of the data used in the valuations.

To test the estimated fair value of the Company’s reporting units and indefinite-lived intangible assets, we performed audit procedures that included, among other procedures, assessing fair value methodologies and testing the significant assumptions discussed above and the completeness and accuracy of the underlying data used by the Company in its analyses. For example, we compared the significant assumptions used by management to current industry, market and economic trends, to historical results of the Company’s business and other guideline companies within the same industry and to other relevant factors. We assessed the historical accuracy of management’s estimates and performed sensitivity analyses of significant assumptions to evaluate the changes in the fair value of the reporting units and indefinite-lived intangible assets that would result from changes in the assumptions. We also involved internal valuation specialists to assist in our evaluation of the significant assumptions and methodologies used by the Company. In addition, we tested management’s reconciliation of the fair value of the reporting units to the market capitalization of the Company.

Income Taxes—Uncertain Tax Positions

Description of the Matter

As discussed in Note 14 to the Company’s consolidated financial statements, the Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. Also as disclosed in Note 14, approximately 82% of the Company’s consolidated earnings before taxes are generated in foreign jurisdictions. Uncertainty in a tax position taken or to be taken on a tax return may arise as tax laws are subject to interpretation. The Company must identify its uncertain tax positions and uses significant judgment in (1) determining whether a tax position’s technical merits are more-likely-than-not to be sustained and (2) measuring the amount of tax benefit that qualifies for recognition. As of March 31, 2023, the Company has recognized accrued liabilities of $3.5 million for uncertain tax positions.

Auditing the completeness of the Company’s uncertain tax positions and the evaluation of the technical merits of those uncertain tax positions is complex given the scope of its international operations and the significant judgment required in evaluating the technical merits of the Company’s uncertain tax positions.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of the Company’s controls over identifying uncertain tax positions and evaluating the technical merits of those positions. For example, we tested controls over the review of the Company’s foreign operations, including the tax positions taken by those operations, differences between statutory and effective tax rates, permanent differences impacting taxable income, and the monitoring of tax audits.

We involved our tax professionals with subject matter expertise in the areas of international taxation and transfer pricing to assess the technical merits of the Company’s tax positions. This included assessing the Company’s correspondence with the relevant tax authorities and evaluating income tax opinions or other third-party advice obtained by the Company. We also used our knowledge of, and experience with, the application of international and local income tax laws by the relevant income tax authorities to evaluate the Company’s accounting for those tax positions. We analyzed the Company’s assumptions and data used to determine the amount of tax benefit to recognize and tested the accuracy of the calculations. We also evaluated the Company’s income tax disclosures included in Note 14 to the consolidated financial statements in relation to these matters.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 1998.

Philadelphia, Pennsylvania

May 24, 2023

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of EnerSys

Opinion on Internal Control over Financial Reporting

We have audited EnerSys’ internal control over financial reporting as of March 31, 2023, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, EnerSys (the Company) maintained, in all material respects, effective internal control over financial reporting as of March 31, 2023, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the 2023 consolidated financial statements of the Company and our report dated May 24, 2023 expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

May 24, 2023

EnerSys

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Data)

	March 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$346,665	$402,488
Accounts receivable, net of allowance for doubtful accounts (2023–$8,775; 2022–$12,219)	637,817	719,434
Inventories, net	797,798	715,712
Prepaid and other current assets	113,601	155,559

Total current assets	1,895,881	1,993,193
Property, plant, and equipment, net	513,283	503,264
Goodwill	676,715	700,640
Other intangible assets, net	360,412	396,202
Deferred taxes	49,152	60,479
Other assets	121,231	82,868

Total assets	$3,616,674	$3,736,646

Liabilities and Equity
Current liabilities:
Short-term debt	$30,642	$55,084
Current portion of finance leases	90	185
Accounts payable	378,641	393,096
Accrued expenses	308,947	289,765

Total current liabilities	718,320	738,130
Long-term debt, net of unamortized debt issuance costs	1,041,989	1,243,002
Finance leases	254	231
Deferred taxes	61,118	78,228
Other liabilities	191,112	183,780

Total liabilities	2,012,793	2,243,371
Commitments and contingencies
Equity:
Preferred Stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding at March 31, 2023 and at March 31, 2022	—	—
Common Stock, $0.01 par value per share, 135,000,000 shares authorized, 56,004,613 shares issued and 40,901,059 shares outstanding at March 31, 2023; 55,748,924 shares issued and 40,986,658 shares outstanding at March 31, 2022	560	557
Additional paid-in capital	596,464	571,464
Treasury stock at cost, 15,103,554 shares held as of March 31, 2023 and 14,762,266 shares held as of March 31, 2022	(740,956)	(719,119)
Retained earnings	1,930,148	1,783,586
Contra equity—indemnification receivable	(2,463)	(3,620)
Accumulated other comprehensive loss	(183,474)	(143,495)

Total EnerSys stockholders’ equity	1,600,279	1,489,373
Nonredeemable noncontrolling interests	3,602	3,902

Total equity	1,603,881	1,493,275

Total liabilities and equity	$3,616,674	$3,736,646

See accompanying notes.

EnerSys

Consolidated Statements of Income

(In Thousands, Except Share and Per Share Data)

	Fiscal year ended March 31,
	2023	2022	2021
Sales from products	$3,307,781	$3,004,231	$2,681,719
Sales from services	400,798	353,088	296,213

Net sales	3,708,579	3,357,319	2,977,932
Cost of goods sold	2,597,296	2,360,150	2,033,636
Cost of services	270,464	244,597	205,146
Inventory step up to fair value relating to acquisitions and exit activities	681	2,604	—

Gross profit	840,138	749,968	739,150
Operating expenses	544,858	520,810	482,401
Restructuring and other exit charges	16,439	18,756	40,374
Impairment of indefinite-lived intangibles	480	1,178	—
Loss on assets held for sale	—	2,973	—

Operating earnings	278,361	206,251	216,375
Interest expense	59,529	37,777	38,436
Other (income) expense, net	8,193	(5,465)	7,804

Earnings before income taxes	210,639	173,939	170,135
Income tax expense	34,829	30,028	26,761

Net earnings attributable to EnerSys stockholders	$175,810	$143,911	$143,374

Net earnings per common share attributable to EnerSys stockholders:
Basic	$4.31	$3.42	$3.37

Diluted	$4.25	$3.36	$3.32

Dividends per common share	$0.70	$0.70	$0.70

Weighted-average number of common shares outstanding:
Basic	40,809,235	42,106,337	42,548,449

Diluted	41,326,755	42,783,373	43,224,403

See accompanying notes.

EnerSys

Consolidated Statements of Comprehensive Income

(In Thousands)

	Fiscal year ended March 31,
	2023	2022	2021
Net earnings	$175,810	$143,911	$143,374
Other comprehensive (loss) income:
Net unrealized gain (loss) on derivative instruments, net of tax	(1,552)	2,603	6,283
Pension funded status adjustment, net of tax	8,214	8,310	1,847
Foreign currency translation adjustment	(46,941)	(38,397)	91,277

Total other comprehensive (loss) gain, net of tax	(40,279)	(27,484)	99,407

Total comprehensive income	135,531	116,427	242,781
Comprehensive gain (loss) attributable to noncontrolling interests	(300)	128	284

Comprehensive income attributable to EnerSys stockholders	$135,831	$116,299	$242,497

See accompanying notes.

EnerSys

Consolidated Statements of Changes in Equity

(In Thousands, Except Per Share Data)	Preferred Stock	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Contra- Equity	Total EnerSys Stockholders’ Equity	Non- redeemable Non- Controlling Interests	Total Equity
Balance at March 31, 2020	$—	$551	$529,100	$(564,376)	$1,556,980	$(215,006)	$(6,724)	$1,300,525	$3,537	$1,304,062
Stock-based compensation	—	—	19,817	—	—	—	—	19,817	—	19,817
Exercise of stock options	—	4	9,110	—	—	—	—	9,114	—	9,114
Shares issued under equity awards (taxes paid related to net share settlement of equity awards), net	—	—	(5,153)	—	—	—	—	(5,153)	—	(5,153)
Reissuance of treasury stock towards employee stock purchase plan	—	—	(49)	895	—	—	—	846	—	846
Contra equity—adjustment to indemnification receivable for acquisition related tax liability	—	—	—	—	—	—	1,369	1,369	—	1,369
Other	—	—	571	—	—	—	—	571	—	571
Net earnings	—	—	—	—	143,374	—	—	143,374	—	143,374
Dividends ($0.70 per common share)	—	—	772	—	(30,603)	—	—	(29,831)	—	(29,831)
Other comprehensive income:
Pension funded status adjustment (net of tax benefit of $424)	—	—	—	—	—	1,847	—	1,847	—	1,847
Net unrealized gain (loss) on derivative instruments (net of tax expense of $1,952)	—	—	—	—	—	6,283	—	6,283	—	6,283
Foreign currency translation adjustment	—	—	—	—	—	90,993	—	90,993	284	91,277

Balance at March 31, 2021	$—	$555	$554,168	$(563,481)	$1,669,751	$(115,883)	$(5,355)	$1,539,755	$3,821	$1,543,576
Stock-based compensation	—	—	24,289	—	—	—	—	24,289	—	24,289
Exercise of stock options	—	2	1,334	—	—	—	—	1,336	—	1,336
Shares issued under equity awards (taxes paid related to net share settlement of equity awards), net	—	—	(9,150)	—	—	—	—	(9,150)	—	(9,150)
Purchase of common stock	—	—	—	(156,366)	—	—	—	(156,366)	—	(156,366)
Contra equity—adjustment to indemnification receivable for acquisition related tax liability	—	—	—	—	—	—	1,735	1,735	—	1,735
Other	—	—	100	728	—	—	—	828	—	828
Net earnings	—	—	—	—	143,911	—	—	143,911	—	143,911
Dividends ($0.70 per common share)	—	—	723	—	(30,076)	—	—	(29,353)	—	(29,353)
Dissolution of joint venture	—	—	—	—	—	—	—	—	(47)	(47)
Other comprehensive income:
Pension funded status adjustment (net of tax benefit of $1,910)	—	—	—	—	—	8,310	—	8,310	—	8,310
Net unrealized gain (loss) on derivative instruments (net of tax expense of $789)	—	—	—	—	—	2,603	—	2,603	—	2,603
Foreign currency translation adjustment	—	—	—	—	—	(38,525)	—	(38,525)	128	(38,397)

Balance at March 31, 2022	$—	$557	$571,464	$(719,119)	$1,783,586	$(143,495)	$(3,620)	$1,489,373	$3,902	$1,493,275
Stock-based compensation	—	—	26,371	—	—	—	—	26,371	—	26,371
Exercise of stock options	—	3	4,390	—	—	—	—	4,393	—	4,393
Shares issued under equity awards (taxes paid related to net share settlement of equity awards), net	—	—	(6,453)	—	—	—	—	(6,453)	—	(6,453)
Purchase of common stock	—	—	—	(22,907)	—	—	—	(22,907)	—	(22,907)
Contra equity—adjustment to indemnification receivable for acquisition related tax liability	—	—	—	—	—	—	1,157	1,157	—	1,157
Other	—	—	(19)	1,070	—	—	—	1,051	—	1,051
Net earnings	—	—	—	—	175,810	—	—	175,810	—	175,810
Dividends ($0.70 per common share)	—	—	711	—	(29,248)	—	—	(28,537)	—	(28,537)
Other comprehensive income:								—	—
Pension funded status adjustment (net of tax expense of $2,947)	—	—	—	—	—	8,214	—	8,214	—	8,214
Net unrealized gain (loss) on derivative instruments (net of tax benefit of $469)	—	—	—	—	—	(1,552)	—	(1,552)	—	(1,552)
Foreign currency translation adjustment	—	—	—	—	—	(46,641)	—	(46,641)	(300)	(46,941)

Balance at March 31, 2023	$—	$560	$596,464	$(740,956)	$1,930,148	$(183,474)	$(2,463)	$1,600,279	$3,602	$1,603,881

See accompanying notes.

EnerSys

Consolidated Statements of Cash Flows

(In Thousands)

	Fiscal year ended March 31,
	2023	2022	2021
Cash flows from operating activities
Net earnings	$175,810	$143,911	$143,374
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	91,153	95,878	94,082
Write-off of assets relating to restructuring and other exit charges	8,920	6,503	10,231
Loss on assets held for sale	—	2,973	—
Impairment of indefinite-lived intangibles	480	1,178	—
Derivatives not designated in hedging relationships:
Net losses (gains)	(1,182)	157	(430)
Cash proceeds (settlements)	470	255	905
Provision for doubtful accounts	(431)	2,621	178
Deferred income taxes	(15,236)	1,115	(8,994)
Non-cash interest expense	1,964	2,107	2,072
Stock-based compensation	26,371	24,289	19,817
Gain on disposal of property, plant, and equipment	(113)	(490)	(3,883)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	67,553	(128,956)	8,713
Inventories	(96,413)	(212,839)	24,176
Prepaid and other current assets	23,689	(32,044)	27,292
Other assets	(6,298)	270	424
Accounts payable	(4,236)	65,316	20,797
Accrued expenses	5,747	(38,578)	32,357
Other liabilities	1,690	749	(12,736)

Net cash provided by (used in) operating activities	279,938	(65,585)	358,375
Cash flows from investing activities
Capital expenditures	(88,772)	(74,041)	(70,020)
Proceeds from disposal of facility	—	3,268	—
Insurance proceeds relating to property, plant and equipment	—	—	4,800
Proceeds from disposal of property, plant, and equipment	586	1,540	176
Proceeds from termination of net investment hedges	43,384	—	—

Net cash used in investing activities	(44,802)	(69,233)	(65,044)
Cash flows from financing activities
Net borrowings (repayments) on short-term debt	(21,719)	20,556	(15,934)
Proceeds from Second Amended 2017 Revolver borrowings	310,500	523,400	102,000
Repayments of Second Amended 2017 Revolver borrowings	(500,500)	(88,400)	(210,000)
Proceeds from Amended 2017 Term Loan	300,000	—	—
Repayments of 2023 Senior Notes	(300,000)	—	—
Repayments of Second Amended 2017 Term Loan	(5,215)	(161,447)	(39,589)
Debt issuance costs	(1,121)	(2,952)	—
Finance lease obligations and other	1,110	810	650
Option proceeds, net	4,392	1,336	9,114
Payment of taxes related to net share settlement of equity awards	(6,453)	(9,150)	(5,153)
Purchase of treasury stock	(22,907)	(156,366)	—
Dividends paid to stockholders	(28,537)	(29,353)	(29,812)

Net cash (used in) provided by financing activities	(270,450)	98,434	(188,724)
Effect of exchange rate changes on cash and cash equivalents	(20,509)	(12,936)	20,222

Net (decrease) increase in cash and cash equivalents	(55,823)	(49,320)	124,829
Cash and cash equivalents at beginning of year	402,488	451,808	326,979

Cash and cash equivalents at end of year	$346,665	$402,488	$451,808

See accompanying notes.

Notes to Consolidated Financial Statements

March 31, 2023

(In Thousands, Except Share and Per Share Data)

1. Summary of Significant Accounting Policies

Description of Business

EnerSys (the “Company”) and its predecessor companies have been manufacturers of industrial batteries for over 125 years. EnerSys is a global leader in stored energy solutions for industrial applications. The Company manufactures, markets and distributes industrial batteries and related products such as chargers, outdoor cabinet enclosures, power equipment and battery accessories, and provides related after-market and customer-support services for its products. With the Alpha acquisition, the Company is also a provider of highly integrated power solutions and services to broadband, telecom, renewable and industrial customers.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and any partially owned subsidiaries that the Company has the ability to control. Control generally equates to ownership percentage, whereby investments that are more than 50% owned are generally consolidated, investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method, and investments in affiliates of 20% or less are accounted for using the cost method. All intercompany transactions and balances have been eliminated in consolidation.

Foreign Currency Translation

Results of foreign operations of subsidiaries, whose functional currency is the local currency, are translated into U.S. dollars using average exchange rates during the periods. The assets and liabilities are translated into U.S. dollars using exchange rates as of the balance sheet dates. Gains or losses resulting from translating the foreign currency financial statements are accumulated as a separate component of accumulated other comprehensive income (“AOCI”) in EnerSys’ stockholders’ equity and noncontrolling interests.

Transaction gains and losses resulting from exchange rate changes on transactions denominated in currencies other than the functional currency of the applicable subsidiary are included in the Consolidated Statements of Income, within “Other (income) expense, net”, in the year in which the change occurs.

Revenue Recognition

The Company recognizes revenue when (or as) performance obligations are satisfied by transferring control of the performance obligation to a customer. Control of a performance obligation may transfer to the customer either at a point in time or over time depending on an evaluation of the specific facts and circumstances for each contract, including the terms and conditions of the contract as agreed with the customer, as well as the nature of the products or services to be provided.

The Company’s primary performance obligation to its customers is the delivery of finished goods and products, pursuant to purchase orders. Control of the products sold typically transfers to its customers at the point in time when the goods are shipped as this is also when title generally passes to its customers under the terms and conditions of the customer arrangements.

Each customer purchase order sets forth the transaction price for the products and services purchased under that arrangement. Some customer arrangements include variable consideration, such as volume rebates, some of which depend upon the customers meeting specified performance criteria, such as a purchasing level over a period of time. The Company uses judgment to estimate the most likely amount of variable consideration at each reporting date. When estimating variable consideration, the Company also applies judgment when considering the probability of whether a reversal of revenue could occur and only recognize revenue subject to this constraint.

Service revenues related to the work performed for the Company’s customers by its maintenance technicians generally represent a separate and distinct performance obligation. Control for these services passes to the customer as the services are performed.

The Company’s typical payment terms are 30 days and sales arrangements do not contain any significant financing component for its customers.

The Company uses historic customer product return data as a basis of estimation for customer returns and records the reduction of sales at the time revenue is recognized.

Freight charges billed to customers are included in sales and the related shipping costs are included in cost of sales in the Consolidated Statements of Income. If shipping activities are performed after a customer obtains control of a product, the Company applies a policy election to account for shipping as an activity to fulfill the promise to transfer the product to the customer.

The Company applies a policy election to exclude transaction taxes collected from customers from sales when the tax is both imposed on and concurrent with a specific revenue-producing transaction.

The Company generally provides customers with a product warranty that provides assurance that the products meet standard specifications and are free of defects. The Company maintains a reserve for claims incurred under standard product warranty programs. Performance obligations related to service warranties are not material to the Consolidated Financial Statements.

The Company pays sales commissions to its sales representatives, which may be considered as incremental costs to obtain a contract. However, since the recoverability period is less than one year, the Company has utilized the practical expedient to record these costs of obtaining a contract as an expense as they are incurred.

Warranties

The Company’s products are warranted for a period ranging from one to twenty years for Energy Systems batteries, from one to five years for Motive Power batteries and for a period ranging from one to four years for Specialty transportation batteries. The Company provides for estimated product warranty expenses when the related products are sold. The assessment of the adequacy of the reserve includes a review of open claims and historical experience.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less when purchased.

Concentration of Credit Risk

Financial instruments that subject the Company to potential concentration of credit risk consist principally of short-term cash investments and trade accounts receivable. The Company invests its cash with various financial institutions and in various investment instruments limiting the amount of credit exposure to any one financial institution or entity. The Company has bank deposits that exceed federally insured limits. In addition, certain cash investments may be made in U.S. and foreign government bonds, or other highly rated investments guaranteed by the U.S. or foreign governments. Concentration of credit risk with respect to trade receivables is limited by a large, diversified customer base and its geographic dispersion. The Company performs ongoing credit evaluations of its customers’ financial condition and requires collateral, such as letters of credit, in certain circumstances.

Accounts Receivable

Accounts receivable are recorded net of an allowance for expected credit losses. The Company maintains an allowance for credit losses for the expected failure or inability of its customers to make required payments. The Company recognizes the allowance for expected credit losses at inception and reassesses quarterly based on management’s expectation of the asset’s collectability. The allowance is based on multiple factors including historical experience with bad debts, the credit quality of the customer base, the aging of such receivables and current macroeconomic conditions, as well as management’s expectations of conditions in the future. The Company’s allowance for uncollectible accounts receivable is based on management’s assessment of the collectability of assets pooled together with similar risk characteristics. Accounts are written off when management determines the account is uncollectible. The following table sets forth the changes in the Company’s allowance for doubtful accounts:

	Balance at Beginning of Period	Provision for Doubtful Debts	Write-offs, net of Recoveries and Other	Balance at End of Period
Fiscal year ended March 31, 2021	$15,246	$178	$(2,432)	$12,992
Fiscal year ended March 31, 2022	12,992	2,621	(3,394)	12,219
Fiscal year ended March 31, 2023	12,219	(431)	(3,013)	8,775

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out (FIFO) method. The cost of inventory consists of material, labor, and associated overhead.

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost and include expenditures that substantially increase the useful lives of the assets. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows: 10 to 33 years for buildings and improvements and 3 to 15 years for machinery and equipment.

Maintenance and repairs are expensed as incurred. Interest on capital projects is capitalized during the construction period.

Business Combinations

The Company records an acquisition using the acquisition method of accounting and recognizes the assets acquired and liabilities assumed at their fair values as of the date of the acquisition. The excess of the purchase price over the net tangible and intangible assets is recorded to goodwill. The results of operations of the acquired business are included in the Company’s operating results from the date of acquisition.

Goodwill and Other Intangible Assets

Goodwill and indefinite-lived trademarks are tested for impairment at least annually and whenever events or circumstances occur indicating that a possible impairment may have been incurred. The Company assesses whether goodwill impairment exists using both the qualitative and quantitative assessments. The qualitative assessment involves determining whether events or circumstances exist that indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If based on this qualitative assessment the Company determines it is more likely than not that the fair value of a reporting unit is less than its carrying amount, or if the Company elects not to perform a qualitative assessment, a quantitative assessment is performed by determining the fair value of the Company’s reporting units.

Goodwill is tested for impairment by determining the fair value of the Company’s reporting units. These estimated fair values are based on financial projections, certain cash flow measures, and market capitalization.

The Company estimates the fair value of its reporting units using a weighting of fair values derived from both the income approach and the market approach. Under the income approach, the Company calculates the fair value of a reporting unit based on the present value of estimated future cash flows. Cash flow projections are based on management’s estimates of revenue growth rates and operating margins, taking into consideration industry and market conditions. The discount rate used is based on the weighted-average cost of capital adjusted for the relevant risk associated with business-specific characteristics and the uncertainty related to the business’s ability to execute on the projected cash flows. The market approach estimates fair value based on market multiples of revenue and earnings derived from comparable publicly-traded companies with similar operating and investment characteristics as the reporting unit. The weighting of the fair value derived from the market approach ranges from 0% to 50% depending on the level of comparability of these publicly-traded companies to the reporting unit.

In order to assess the reasonableness of the calculated fair values of its reporting units, the Company also compares the sum of the reporting units’ fair values to its market capitalization and calculates an implied control premium (the excess of the sum of the reporting units’ fair values over the market capitalization). The Company evaluates the control premium by comparing it to control premiums of recent comparable market transactions.

The Company assesses whether indefinite-lived intangible assets impairment exists using both the qualitative and quantitative assessments. The qualitative assessment involves determining whether events or circumstances exist that indicate it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. If based on this qualitative assessment, the Company determines it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount or if the Company elects not to perform a qualitative assessment, a quantitative assessment is performed to determine whether an indefinite-lived intangible asset impairment exists. The Company tests the indefinite-lived intangible assets for impairment by comparing the carrying value to the fair value based on current revenue projections of the related operations, under the relief from royalty method. Any excess of the carrying value over the amount of fair value is recognized as an impairment. Any such impairment is recognized in the reporting period in which it has been identified.

Finite-lived assets such as customer relationships, technology, trademarks, licenses, and non-compete agreements are amortized on a straight-line basis over their estimated useful lives, generally over periods ranging from 3 to 20 years. The Company continually evaluates the reasonableness of the useful lives of these assets.

Impairment of Long-Lived Assets

The Company reviews the carrying values of its long-lived assets to be held and used for possible impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable, based on undiscounted estimated cash flows expected to result from its use and eventual disposition. The factors considered by the Company in performing this assessment include current operating results, trends and other economic factors. In assessing the recoverability of the carrying value of a long-lived asset, the Company must make assumptions regarding future cash flows and other factors. If these estimates or the related assumptions change in the future, the Company may be required to record an impairment loss for these assets.

Environmental Expenditures

The Company records a loss and establishes a reserve for environmental remediation liabilities when it is probable that an asset has been impaired or a liability exists and the amount of the liability can be reasonably estimated. Reasonable estimates involve judgments made by management after considering a broad range of information including notifications, demands or settlements that have been received from a regulatory authority or private party, estimates performed by independent engineering companies and outside counsel, available facts, existing and proposed technology, the identification of other potentially responsible parties, their ability to contribute and prior experience. These judgments are reviewed quarterly as more information is received and the amounts reserved are updated as necessary. However, the reserves may materially differ from ultimate actual liabilities if the loss contingency is difficult to estimate or if management’s judgments turn out to be inaccurate. If management believes no best estimate exists, the minimum probable loss is accrued.

Derivative Financial Instruments

The Company utilizes derivative instruments to mitigate volatility related to interest rates, lead prices and foreign currency exposures. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. The Company recognizes derivatives as either assets or liabilities in the accompanying Consolidated Balance Sheets and measures those instruments at fair value. Changes in the fair value of those instruments are reported in AOCI if they qualify for hedge accounting or in earnings if they do not qualify for hedge accounting. Derivatives qualify for hedge accounting if they are designated as hedge instruments and if the hedge is highly effective in achieving offsetting changes in the fair value or cash flows of the asset or liability hedged. For lead and foreign currency forward contracts, effectiveness is measured on a regular basis using statistical analysis and by comparing the overall changes in the expected cash flows of the hedging instrument with the changes in the expected all-in cash outflow required for the underlying lead and foreign currency purchases. This analysis is performed on the initial purchases quarterly that cover the quantities hedged. Accordingly, gains and losses from changes in derivative fair value of effective hedges are deferred and reported in AOCI until the underlying transaction affects earnings. In the case of cross currency fixed interest rate swap agreements, the swaps are remeasured with changes in fair value recognized in foreign currency translation adjustment within AOCI to offset the translation risk from the underlying investments. Balances in the foreign currency translation adjustment accounts remain until the sale or substantially complete liquidation of the foreign entity, upon which they are recognized as a component of income (expense).

The Company has commodity, foreign exchange and interest rate hedging authorization from the Board of Directors and has established a hedging and risk management program that includes the management of market and counterparty risk. Key risk control activities designed to ensure compliance with the risk management program include, but are not limited to, credit review and approval, validation of transactions and market prices, verification of risk and transaction limits, portfolio stress tests, sensitivity analyses and frequent portfolio reporting, including open positions, determinations of fair value and other risk management metrics.

Market risk is the potential loss the Company and its subsidiaries may incur as a result of price changes associated with a particular financial or commodity instrument. The Company utilizes forward contracts, options, and swaps as part of its risk management strategies, to minimize unanticipated fluctuations in earnings caused by changes in commodity prices, interest rates and / or foreign currency exchange rates. All derivatives are recognized on the balance sheet at their fair value, unless they qualify for the Normal Purchase Normal Sale exemption.

Credit risk is the potential loss the Company may incur due to the counterparty’s non-performance. The Company is exposed to credit risk from interest rate, foreign currency and commodity derivatives with financial institutions. The Company has credit policies to manage their credit risk, including the use of an established credit approval process, monitoring of the counterparty positions and the use of master netting agreements.

The Company has elected to offset net derivative positions under master netting arrangements. The Company does not have any positions involving cash collateral (payables or receivables) under a master netting arrangement as of March 31, 2023 and 2022.

The Company does not have any credit-related contingent features associated with its derivative instruments.

Fair Value of Financial Instruments

The Company groups its recurring, non-recurring and disclosure-only fair value measurements into the following levels when making fair value measurement disclosures:

Level 1	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2	Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3	Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The Company and its subsidiaries use, as appropriate, a market approach (generally, data from market transactions), an income approach (generally, present value techniques and option-pricing models), and / or a cost approach (generally, replacement cost) to measure the fair value of an asset or liability. These valuation approaches incorporate inputs such as observable, independent market data and / or unobservable data that management believes are predicated on the assumptions market participants would use to price an asset or liability. These inputs may incorporate, as applicable, certain risks such as nonperformance risk, which includes credit risk.

Lead contracts, foreign currency contracts and interest rate contracts generally use an income approach to measure the fair value of these contracts, utilizing readily observable inputs, such as forward interest rates (e.g., Secured Overnight Financing Rate “SOFR”), forward foreign currency exchange rates (e.g., GBP and euro) and commodity prices (e.g., London Metals Exchange), as well as inputs that may not be observable, such as credit valuation adjustments. When observable inputs are used to measure all or most of the value of a contract, the contract is classified as Level 2. Over-the-counter (OTC) contracts are valued using quotes obtained from an exchange, binding and non-binding broker quotes. Furthermore, the Company obtains independent quotes from the market to validate the forward price curves. OTC contracts include forwards, swaps and options. To the extent possible, fair value measurements utilize various inputs that include quoted prices for similar contracts or market-corroborated inputs.

When unobservable inputs are significant to the fair value measurement, the asset or liability is classified as Level 3. Additionally, Level 2 fair value measurements include adjustments for credit risk based on the Company’s own creditworthiness (for net liabilities) and its counterparties’ creditworthiness (for net assets). The Company assumes that observable market prices include sufficient adjustments for liquidity and modeling risks. The Company did not have any fair value measurements that transferred between Level 2 and Level 3 as well as Level 1 and Level 2.

Income Taxes

The Company accounts for income taxes using the asset and liability approach, which requires deferred tax assets and liabilities be recognized using enacted tax rates to measure the effect of temporary differences between book and tax bases on recorded assets and liabilities. Valuation allowances are recorded to reduce deferred tax assets, if it is more likely than not some portion or all of the deferred tax assets will not be realized. The need to establish valuation allowances against deferred tax assets is assessed quarterly. The primary factors used to assess the likelihood of realization are expected reversals of taxable temporary timing differences, forecasts of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.

The Company recognizes tax related interest and penalties in income tax expense in its Consolidated Statement of Income.

With respect to accounting for uncertainty in income taxes, the Company evaluates tax positions to determine whether the benefits of tax positions are more likely than not of being sustained upon audit based on the technical merits of the tax position. For tax positions that are more likely than not of being sustained upon audit, the Company recognizes the largest amount of the benefit that is greater than 50% likely of being realized upon ultimate settlement. For tax positions that are not more likely than not of being sustained upon audit, the Company does not recognize any portion of the benefit. If the more likely than not threshold is not met in the period for which a tax position is taken, the Company may subsequently recognize the benefit of that tax position if the tax matter is effectively settled, the statute of limitations expires, or if the more likely than not threshold is met in a subsequent period.

No additional income taxes have been provided for any undistributed foreign earnings or any additional outside basis difference inherent in these entities, as these amounts continue to be indefinitely reinvested in foreign operations.

Regarding the GILTI tax rules, the Company is allowed to make an accounting policy choice of either (1) treating the taxes due on future US inclusions in taxable income as a current-period expense when incurred (“period cost method”) or (2) factoring amounts into a Company’s measurement of its deferred taxes (“deferred method”). The Company has elected the period cost method.

Deferred Financing Fees

Debt issuance costs that are incurred by the Company in connection with the issuance of debt are deferred and amortized to interest expense over the life of the underlying indebtedness, adjusted to reflect any early repayments and are shown as a deduction from long-term debt.

Stock-Based Compensation Plans

The Company measures the cost of employee services received in exchange for the award of an equity instrument based on the grant-date fair value of the award, with such cost recognized over the applicable vesting period.

Market and Performance condition-based awards

The Company grants market condition-based awards and performance condition-based awards.

Beginning in fiscal 2017 and until fiscal 2020, the Company granted market condition-based awards (“TSR”). A participant may earn between 0% to 200% of the number of awards granted, based on the total shareholder return of the Company’s common stock over a three-year period, relative to the shareholder return of a defined peer group. The awards cliff vest on the third anniversary of the date of grant and are settled in common stock on the first anniversary of the vesting date. The TSR is calculated by dividing the sixty or ninety calendar day average price at end of the period (as applicable) and the reinvested dividends thereon by such sixty or ninety calendar day average price at start of the period. The maximum number of awards earned is capped at 200% of the target award. Additionally, no payout will be awarded in the event that the TSR at the vesting date reflects less than a 25% return from the average price at the grant date. These share units are similar to the share units granted prior to fiscal 2016, except that under these awards, the targets are more difficult to achieve as they are tied to the TSR of a defined peer group. The fair value of these awards is estimated at the date of grant, using a Monte Carlo Simulation.

The Company recognizes compensation expense using the straight-line method over the life of the market condition-based awards except for those issued to certain retirement-eligible participants, which are expensed on an accelerated basis.

In fiscal 2019 and fiscal 2020, the Company granted performance condition-based awards (“PSU”). A participant may earn between 0% to 200% of the number of awards granted, based on the Company’s cumulative adjusted earnings per share performance over a three-year period. The vesting of these awards is contingent upon meeting or exceeding performance conditions. The awards cliff vest on the third anniversary of the date of grant and are settled in common stock on the first anniversary of the vesting date. The maximum number of awards earned is capped at 200% of the target award. Expense for the performance condition-based award is recorded when the achievement of the performance condition is considered probable of achievement and is recorded on a straight-line basis over the requisite service period. If such performance criteria are not met, no compensation cost is recognized, and any recognized compensation cost is reversed. The closing stock price on the date of grant, adjusted for a discount to reflect the illiquidity inherent in the PSUs, represents the grant-date fair value for these awards.

Restricted Stock Units

The fair value of restricted stock units is based on the closing market price of the Company’s common stock on the date of grant. These awards generally vest, and are settled in common stock, at 25% per year, over a four-year period from the date of grant. The Company recognizes compensation expense using the straight-line method over the life of the restricted stock units.

Stock Options

The fair value of the options granted is estimated at the date of grant using the Black-Scholes option-pricing model utilizing assumptions based on historical data and current market data. The assumptions include expected term of the options, risk-free interest rate, expected volatility, and dividend yield. The expected term represents the expected amount of time that options granted are expected to be outstanding, based on historical and forecasted exercise behavior. The risk-free rate is based on the rate at the grant date of zero-coupon U.S. Treasury Notes with a term equal to the expected term of the option. Expected volatility is estimated using historical volatility rates based on historical weekly price changes over a term equal to the expected term of the options. The Company’s dividend yield is based on historical data. The Company recognizes compensation expense using the straight-line method over the vesting period of the options except for those issued to certain retirement-eligible participants, which are expensed on an accelerated basis.

Forfeitures

Forfeitures of share-based awards are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Earnings Per Share

Basic earnings per common share (“EPS”) are computed by dividing net earnings attributable to EnerSys stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock. At March 31, 2023, 2022 and 2021, the Company had outstanding stock options, restricted stock units, market condition and performance condition-based awards, which could potentially dilute basic earnings per share in the future.

Segment Reporting

The Company’s chief operating decision maker, or CODM (the Company’s Chief Executive Officer), reviews financial information for purposes of assessing business performance and allocating resources, by focusing on the lines of business on a global basis. The Company excludes certain items that are not included in the segment performance as these are managed and viewed on a consolidated basis. The Company identifies the following as its three operating segments, based on lines of business:

•	Energy Systems—uninterruptible power systems, or “UPS” applications for computer and computer-controlled systems used in data centers, as well as telecommunications systems, switchgear and electrical control systems used in industrial facilities and electric utilities, large-scale energy storage and energy pipelines. Energy Systems also includes highly integrated power solutions and services to broadband, telecom, renewable and industrial customers, as well as thermally managed cabinets and enclosures for electronic equipment and batteries.

•

Motive Power—power for electric industrial forklifts used in manufacturing, warehousing and other material handling applications as well as mining equipment, diesel locomotive starting and other rail equipment; and

•

Specialty—premium batteries for starting, lighting and ignition applications in premium automotive and large over-the-road trucks, energy storage solutions for satellites, military land vehicles, aircraft, submarines, tactical vehicles, as well as medical devices and equipment.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and assumptions take into account historical and forward looking factors that the Company believes are reasonable, and the Company’s estimates and assumptions may evolve as conditions change. Actual results could differ from those estimates.

Examples of significant estimates include the allowance for credit losses, the recoverability of property, plant and equipment, the incremental borrowing rate for lease liabilities, the recoverability of intangible assets and other long-lived assets, fair value measurements, including those related to financial instruments, goodwill and intangible assets, valuation allowances on tax assets, pension and postretirement benefit obligations, contingencies and the identification and valuation of assets acquired and liabilities assumed in connection with business combinations.

2. Revenue Recognition

The Company’s revenues by reportable segments are presented in Note 23.

Service revenues for fiscal 2023, 2022 and 2021 amounted to $400,798, $353,088 and $296,213, respectively.

A small portion of the Company’s customer arrangements oblige the Company to create customized products for its customers that require the bundling of both products and services into a single performance obligation because the individual products and services that are required to fulfill the customer requirements do not meet the definition for a distinct performance obligation. These customized products generally have no alternative use to the Company and the terms and conditions of these arrangements give the Company the enforceable right to payment for performance completed to date, including a reasonable profit margin. For these arrangements, control transfers over time and the Company measures progress towards completion by selecting the input or output method that best depicts the transfer of control of the underlying goods and services to the customer for each respective arrangement. Methods used by the Company to measure progress toward completion include labor hours, costs incurred and units of production. Revenues recognized over time for fiscal 2023, 2022 and 2021 amounted to $244,013, $193,824 and $155,217, respectively.

On March 31, 2023, the aggregate transaction price allocated to unsatisfied (or partially unsatisfied) performance obligations was approximately $137,654, of which, the Company estimates that approximately $128,914 will be recognized as revenue in fiscal 2024, $8,740 in fiscal 2025.

Any payments that are received from a customer in advance, prior to the satisfaction of a related performance obligation and billings in excess of revenue recognized, are deferred and treated as a contract liability. Advance payments and billings in excess of revenue recognized are classified as current or non-current based on the timing of when recognition of revenue is expected. As of March 31, 2023, the current and non-current portion of contract liabilities were $34,594 and $1,437, respectively. As of March 31, 2022, the current and non-current portion of contract liabilities were $27,870 and $1,387, respectively. Revenues recognized during fiscal 2023 and fiscal 2022, that were included in the contract liability at the beginning of the year, amounted to $9,799 and $6,775, respectively.

Amounts representing work completed and not billed to customers represent contract assets and were $48,616 and $59,924 as of March 31, 2023 and March 31, 2022, respectively.

The Company uses historic customer product return data as a basis of estimation for customer returns and records the reduction of sales at the time revenue is recognized. At March 31, 2023, the right of return asset related to the value of inventory anticipated to be returned from customers was $5,380 and refund liability representing amounts estimated to be refunded to customers was $9,602.

3. Leases

The Company leases manufacturing facilities, distribution centers, office space, vehicles and other equipment under non-cancellable leases with initial terms typically ranging from 1 to 16 years. At contract inception, the Company reviews the terms of the arrangement to determine if the contract is or contains a lease. Guidance in Topic 842 is used to evaluate whether the contract has an identified asset; if the Company has the right to obtain substantially all economic benefits from the asset; and if it has the right to direct the use of the underlying asset. When determining if a contract has an identified asset, the Company considers both explicit and implicit assets, and whether the supplier has the right to substitute the asset. When determining if the Company has the right to obtain substantially all economic benefits from the asset, the Company considers the primary outputs of the identified asset throughout the period of use and determines if it receives greater than 90% of those benefits. When determining if it has the right to direct the use of an underlying asset, the Company considers if it has the right to direct how and for what purpose the asset is used throughout the period of use and if it controls the decision-making rights over the asset.

Lease terms may include options to extend or terminate the lease. The Company exercises its judgment to determine the term of those leases when extension or termination options are present and include such options in the calculation of the lease term when it is reasonably certain that the Company will exercise those options.

The Company has elected to include both lease and non-lease components in the determination of lease payments for all asset classes. Payments made to a lessor for items such as taxes, insurance, common area maintenance, or other costs commonly referred to as executory costs, are also included in lease payments if they are fixed. The fixed portion of these payments are included in the calculation of the lease liability, while any variable portion would be recognized as variable lease expenses, when incurred. Variable payments made to third parties for these, or similar costs, such as utilities, are not included in the calculation of lease payments.

Both finance and operating leases are reflected as liabilities on the commencement date of the lease based on the present value of the lease payments to be made over the lease term. As most of the leases do not provide an implicit rate, the Company has exercised judgment in electing the incremental borrowing rate based on the information available when the lease commences to determine the present value of future payments. Right-of-use assets are valued at the initial measurement of the lease liability, plus any initial direct costs or rent prepayments and reduced by any lease incentives and any deferred lease payments.

Operating lease expense is recognized on a straight-line basis over the lease term. Finance lease expense includes depreciation, which is recognized on a straight-line basis over the expected life of the leased asset, and interest expense, which is recognized following an effective interest rate method.

Short term leases with an initial term of 12 months or less are not presented on the balance sheet and expense is recognized as incurred. The current and non-current portion of operating lease liabilities are reflected in accrued expenses and other liabilities, respectively, on the consolidated balance sheets. The right-of use assets relating to operating and finance leases are reflected in other assets and property, plant and equipment, respectively, on the consolidated balance sheets.

The following table presents lease assets and liabilities and their balance sheet classification:

	Classification	As of March 31, 2023	As of March 31, 2022
Operating Leases:
Right-of-use assets	Other assets	$85,237	$71,085
Operating lease current liabilities	Accrued expenses	21,230	20,086
Operating lease non-current liabilities	Other liabilities	66,555	52,904
Finance Leases:
Right-of-use assets	Property, plant, and equipment, net	$342	$344
Finance lease current liabilities	Current portion of finance leases	90	185
Finance lease non-current liabilities	Finance leases	254	231

The components of lease expense for the fiscal years ended March 31, 2023 and March 31, 2022 were as follows:

	Classification	March 31, 2023	March 31, 2022
Operating Leases:
Operating lease cost	Operating expenses	$20,232	$26,392
Variable lease cost	Operating expenses	9,816	9,620
Short term lease cost	Operating expenses	4,310	6,218
Finance Leases:
Depreciation	Operating expenses	$95	$233
Interest expense	Interest expense	10	26

Total		$34,463	$42,489

The following table presents the weighted average lease term and discount rates for leases as of March 31, 2023 and March 31, 2022:

	March 31, 2023	March 31, 2022
Operating Leases:
Weighted average remaining lease term (years)	5.9 years	6.1 years
Weighted average discount rate	4.93%	4.43%
Finance Leases:
Weighted average remaining lease term (years)	3.7 years	2.3 years
Weighted average discount rate	6.79%	4.79%

The following table presents future payments due under leases reconciled to lease liabilities as of March 31, 2023:

	Finance Leases	Operating Leases
Year ended March 31, 2024	$121	$24,824
2025	101	20,141
2026	80	16,122
2027	55	13,338
2028	26	9,550
Thereafter	—	17,736

Total undiscounted lease payments	383	101,711
Present value discount	39	13,926

Lease liability	$344	$87,785

The following table presents supplemental disclosures of cash flow information related to leases for the fiscal years ended March 31, 2023 and March 31, 2022:

	March 31, 2023	March 31, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from finance leases	$15	$26
Operating cash flows from operating leases	27,176	26,731
Financing cash flows from finance leases	151	238
Supplemental non-cash information on lease liabilities arising from right-of-use assets:
Right-of-use assets obtained in exchange for new finance lease liabilities	$254	$—
Right-of-use assets obtained in exchange for new operating lease liabilities	24,423	33,493

4. Accounts Receivable

	March 31,
	2023	2022
Accounts receivable	$646,592	$731,653
Allowance for doubtful accounts	8,775	12,219

Accounts receivable, net	$637,817	$719,434

During fiscal 2023, the Company entered into a Receivables Purchase Agreement (RPA), under which the Company continuously sells its interest in designated pools of trade accounts receivables, at a discount, to a special purpose entity, which in turn sells certain of the receivables to an unaffiliated financial institution (“unaffiliated financial institution”) on a monthly basis. The Company may sell certain US-originated accounts receivable balances up to a maximum amount of $150,000. In return for these sales, the Company receives a cash payment equal to the face value of the receivables and is charged a fee of Secured Overnight Financing Rate (“SOFR”) plus 85 basis points against the sold receivable balance. The program is conducted through EnerSys Finance LLC (“EnerSys Finance”), an entity structured to be bankruptcy remote, and matures in December 2025. The Company is deemed the primary beneficiary of EnerSys Finance as the Company has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive the benefits that could potentially be significant to the entity from the transfer of the trade accounts receivables into the special purpose entity. Accordingly, EnerSys Finance is included in the Company’s Consolidated Financial Statements.

Receivables sold to unaffiliated financial institutions under the program are excluded from “Accounts receivable, net” on the Company’s Consolidated Balance Sheets, and cash receipts are reflected as cash provided by operating activities on the Consolidated Statements of Cash Flows. The purchase price is received in cash when the receivables are sold, and fees charged relating to this balance are recorded to other (income) expense. Certain unsold receivables held by EnerSys Finance serve as collateral to unaffiliated financial institutions. These unsold receivables are included in “Accounts receivable, net” in the Company’s Consolidated Balance Sheets. The Company continues servicing the receivables which were sold and in exchange receives a servicing fee from EnerSys Finance under the program.

During fiscal 2023, the Company sold $343,013 of accounts receivables for approximately $192,713 in net proceeds to an unaffiliated financial institution, of which $193,013 were collected as of March 31, 2023. Total collateralized accounts receivables of approximately $274,121, were held by EnerSys Finance at March 31, 2023.

Any accounts receivables held by EnerSys Finance would likely not be available to other creditors of the Company in the event of bankruptcy or insolvency proceedings relating to the Company until the outstanding balances under the RPA are satisfied. Additionally, the financial obligations of EnerSys Finance to the unaffiliated financial institutions under the program are limited to the assets it owns and there is no recourse to the Company for receivables that are uncollectible as a result of the insolvency of EnerSys Finance or its inability to pay the account debtors.

5. Inventories

	March 31,
	2023	2022
Raw materials	$323,418	$260,604
Work-in-process	123,401	109,441
Finished goods	350,979	345,667

Total	$797,798	$715,712

6. Property, Plant, and Equipment

Property, plant, and equipment consist of:

	March 31,
	2023	2022
Land, buildings, and improvements	$312,294	$313,090
Machinery and equipment	881,198	851,251
Construction in progress	75,053	69,550

	1,268,545	1,233,891
Less accumulated depreciation	(755,262)	(730,627)

Total	$513,283	$503,264

Depreciation expense for the fiscal years ended March 31, 2023, 2022, and 2021 totaled $60,405, $62,584, and $60,956, respectively. Interest capitalized in connection with major capital expenditures amounted to $857, $447, and $1,319 for the fiscal years ended March 31, 2023, 2022 and 2021, respectively.

7. Goodwill and Other Intangible Assets

Other Intangible Assets

Information regarding the Company’s other intangible assets are as follows:

	March 31,
	2023			2022
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Indefinite-lived intangible assets:
Trademarks	$144,702	$(953)	$143,749	$145,808	$(953)	$144,855
Finite-lived intangible assets:
Customer relationships	295,293	(130,262)	165,031	298,577	(109,820)	188,757
Non-compete	2,825	(2,825)	—	2,825	(2,825)	—
Technology	96,713	(47,585)	49,128	97,367	(38,712)	58,655
Trademarks	8,946	(6,442)	2,504	8,947	(5,012)	3,935
Licenses	1,196	(1,196)	—	1,196	(1,196)	—

Total	$549,675	$(189,263)	$360,412	$554,720	$(158,518)	$396,202

The Company’s amortization expense related to finite-lived intangible assets was $30,748, $33,294, and $33,126, for the years ended March 31, 2023, 2022 and 2021, respectively. The expected amortization expense based on the finite-lived intangible assets as of March 31, 2023, is $27,648 in fiscal 2024, $26,530 in fiscal 2025, $25,603 in fiscal 2026, $24,780 in fiscal 2027 and $24,275 in fiscal 2028.

Goodwill

The following table presents the changes in the carrying amount of goodwill by segment during fiscal 2022 and 2023:

	Energy Systems	Motive Power	Specialty	Total
Balance at March 31, 2021	$279,676	$327,055	$98,862	$705,593
Foreign currency translation adjustment	(215)	(3,752)	(986)	(4,953)

Balance at March 31, 2022	$279,461	$323,303	$97,876	$700,640
Foreign currency translation adjustment	(21,257)	(1,773)	(895)	(23,925)

Balance at March 31, 2023	$258,204	$321,530	$96,981	$676,715

Impairment of goodwill, finite and indefinite-lived intangibles

Goodwill is tested annually for impairment during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances that indicate goodwill is more likely than not impaired. The Company did not record any impairment relating to its goodwill during fiscal 2023, 2022, and 2021.

During the fourth quarter of fiscal 2023 and 2022, the Company recorded non-cash charges of $480 and $1,178, respectively, related to impairment of indefinite-lived trademarks under the caption “Impairment of indefinite-lived intangibles” in the Consolidated Statements of Income. Management completed its evaluation of key inputs used to estimate the fair value of its indefinite-lived trademarks and determined that an impairment charge was appropriate.

The Company estimated tax-deductible goodwill to be approximately $86,709 and $101,499 as of March 31, 2023 and 2022, respectively.

8. Prepaid and Other Current Assets

Prepaid and other current assets consist of the following:

	March 31,
	2023	2022
Contract assets	$48,616	$59,924
Prepaid non-income taxes	17,946	25,585
Non-trade receivables	6,978	16,670
Prepaid income taxes	4,915	7,162
Other	35,146	46,218

Total	$113,601	$155,559

9. Accrued Expenses

Accrued expenses consist of the following:

	March 31,
	2023	2022
Payroll and benefits	$80,826	$81,058
Accrued selling expenses	47,330	48,894
Contract liabilities	34,594	27,870
Warranty	24,226	20,716
Operating lease liabilities	21,230	20,086
VAT and other non-income taxes	15,321	16,458
Freight	16,482	14,167
Income taxes payable	8,152	1,229
Interest	7,531	10,793
Pension	1,314	1,294
Restructuring	445	1,030
Other	51,496	46,170

Total	$308,947	$289,765

(1)

Income taxes payable includes amounts relating to the Tax Act—Transition Tax totaling $11,572 and $6,172 net of income taxes payable in a prepaid position of $3,420 and $4,943 for fiscal 2023 and fiscal 2022, respectively. .

10. Debt

The following summarizes the Company’s long-term debt as of March 31, 2023 and March 31, 2022:

	2023		2022
	Principal	Unamortized Issuance Costs	Principal	Unamortized Issuance Costs
Senior Notes	$300,000	$2,705	$600,000	$3,905
Second Amended Credit Facility, due 2026	748,413	3,719	650,268	3,361

	$1,048,413	$6,424	$1,250,268	$7,266

Less: Unamortized issuance costs	6,424		7,266

Long-term debt, net of unamortized issuance costs	$1,041,989		$1,243,002

The Company’s Senior Notes comprise the following:

4.375% Senior Notes due 2027

On December 11, 2019, the Company issued $300,000 in aggregate principal amount of its 4.375% Senior Notes due December 15, 2027 (the “2027 Notes”). Proceeds from this offering, net of debt issuance costs were $296,250 and were utilized to pay down the Amended 2017 Revolver (defined below). The 2027 Notes bear interest at a rate of 4.375% per annum accruing from December 11, 2019. Interest is payable semiannually in arrears on June 15 and December 15 of each year, commencing on June 15, 2020. The 2027 Notes mature on December 15, 2027, unless earlier redeemed or repurchased in full and are unsecured and unsubordinated obligations of the Company. They are fully and unconditionally guaranteed, jointly and severally, by certain of its subsidiaries that are guarantors under the Fourth Amended Credit Facility (defined below). These guarantees are unsecured and unsubordinated obligations of such guarantors.

The Company may redeem, prior to September 15, 2027, all or a portion of the 2027 Notes at a price equal to 100% of the principal amount of the 2027 Notes to be redeemed, plus accrued and unpaid interest and a “make whole” premium to, but excluding, the redemption date. The Company may redeem, on or after September 15, 2027, all or a portion of the 2027 Notes at a price equal to 100% of the principal amount of the 2027 Notes, plus accrued and unpaid interest to, but excluding, the redemption date. If a change of control triggering event occurs, the Company will be required to offer to repurchase the 2027 Notes at a price in cash equal to 101% of the aggregate principal amount of the 2027 Notes, plus accrued and unpaid interest to, but excluding, the date of repurchase. The 2027 Notes were rank pari passu with the 2023 Notes (defined below) prior to their redemption.

5.00% Senior Notes due 2023

The 5% Senior Notes due April 30, 2023 (the “2023 Notes”) bear interest at a rate of 5.00% per annum and have an original face value of $300,000. Interest is payable semiannually in arrears on April 30 and October 30 of each year and commenced on October 30, 2015. The 2023 Notes will mature on April 30, 2023, unless earlier redeemed or repurchased in full. The 2023 Notes are unsecured and unsubordinated obligations of the Company. The 2023 Notes are fully and unconditionally guaranteed, jointly and severally, by certain of its subsidiaries that are guarantors under the Second Amended Credit Facility. These guarantees are unsecured and unsubordinated obligations of such guarantors.

On February 10, 2023, the Company issued a notice of redemption for all $300,000 aggregate principal amount of its outstanding 5.00% Senior Notes due 2023 (the “2023 Notes”) with a redemption date (the “Redemption Date) on March 13, 2023, at a redemption price equal to 100% of the 2023 Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date. As of March 31, 2023, all principal and unamortized issuance costs are unrecognized from the balance sheet.

2017 Credit Facility and Subsequent Amendments

In fiscal 2018, the Company entered into a credit facility (the “2017 Credit Facility”). The 2017 Credit Facility scheduled to mature on September 30, 2022, initially comprised a $600,000 senior secured revolving credit facility (“2017 Revolver”) and a $150,000 senior secured term loan (“2017 Term Loan”). The Company utilized the borrowings from the 2017 Credit Facility to repay its pre-existing credit facility.

In fiscal 2019, the Company amended the 2017 Credit Facility (as amended, the “Amended Credit Facility”) to fund the Alpha acquisition. The Amended Credit Facility consisted of $449,105 senior secured term loans (the “Amended Term Loan”), including a CAD 133,050 ($99,105) senior secured term loan and a $700,000 senior secured revolving credit facility (the “Amended Revolver”). The amendment resulted in an increase of the 2017 Term Loan and the 2017 Revolver by $299,105 and $100,000, respectively.

During the second quarter of fiscal 2022, the Company entered into a second amendment to the 2017 Credit Facility (as amended, the “Second Amended Credit Facility”). The Second Amended Credit Facility, scheduled to mature on September 30, 2026, consists of a $130,000 senior secured term loan (the “Second Amended Term Loan”), a CAD 106,440 ($84,229) senior secured term loan and an $850,000 senior secured revolving credit facility (the “Second Amended Revolver”). The second amendment resulted in a decrease of the Amended Term Loan by $150,000 and an increase of the Amended Revolver by $150,000.

During the second quarter of fiscal 2023, the Company entered into a third amendment to the 2017 Credit Facility (as amended, the “Third Amended Credit Facility”). The Third Amended Credit Facility provides a new incremental delayed-draw senior secured term loan up to $300,000 (the “Third Amended Term Loan”), which shall be available to draw at any time until March 15, 2023. Once drawn, the funds will mature on September 30, 2026, the same as the Company’s Second Amended Term loan and Second Amended Revolver. In connection with the agreement, the Company incurred $1,161 in third party administrative and legal fees recognized in interest expense and capitalized $1,096 in charges from existing lenders as a deferred asset. During the fourth quarter, the Company drew $300,000 in the form of the Third Amended Term Loan. Additionally, the Company derecognized the capitalized deferred asset and recognized the $1,096 as a deferred financing costs.

During the fourth quarter of fiscal 2023, the Company entered into a fourth amendment to the 2017 Credit Facility (as amended, the “Fourth Amended Credit Facility”). The Fourth Amended Credit Facility replaces the London Interbank Offered Rate (“LIBOR”) with the Secured Overnight Financing Rate (“SOFR”) in the calculation of interest for both the Second Amended Revolver and the Second Amended Term Loan.

Subsequent to the fourth amendment, the quarterly installments payable on the Second Amended Term Loan are $2,608 beginning December 31, 2022, $3,912 beginning December 31, 2024 and $5,216 beginning December 31, 2025 with a final payment of $156,472 on September 30, 2026. The Fourth Amended Credit Facility may be increased by an aggregate amount of $350,000 in revolving commitments and /or one or more new tranches of term loans, under certain conditions. Both the Second Amended Revolver and the Second Amended Term Loan bear interest, at the Company’s option, at a rate per annum equal to either (i) the SOFR or Canadian Dollar Offered Rate (“CDOR”) plus (i) Term SOFR plus between 1.125% and 2.25% (currently 1.25% and based on the Company’s consolidated net leverage ratio) or (ii) the U.S. Dollar Base Rate (which equals, for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 0.50%, (b) Bank of America “Prime Rate” and (c) the Eurocurrency Base Rate plus 1%; provided that, if the Base Rate shall be less than zero, such rate shall be deemed zero) (iii) the CDOR Base Rate equal to the higher of (a) Bank of America “Prime Rate” and (b) average 30-day CDOR rate plus 0.50%.

The quarterly installments payable on the Third Amended Term Loan are $3,750 beginning June 30, 2023, $5,625 beginning December 31, 2024 and $7,500 beginning December 31, 2025 with a final payment of $232,500 on September 30, 2026. The Third Amended Term Loan bears interest, at the Company’s option, at a rate per annum equal to either (i) the Secured Overnight Financing Rate (“SOFR”) plus 10 basis points plus (i) Term SOFR plus between 1.375% and 2.50% (currently 1.50% and based on the Company’s consolidated net leverage ratio) or (ii) the U.S. Dollar Base Rate plus between 0.375% and 1.50%, which equals, for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 0.50%, (b) Bank of America “Prime Rate” and (c) the Term SOFR plus 1%; provided that, if the Base Rate shall be less than zero, such rate shall be deemed zero). Until the funds were drawn on March 13, 2023, the Company paid a commitment fee of 0.175% to 0.35% at a rate per annum on the unused portion.

Obligations under the Fourth Amended Credit Facility are secured by substantially all of the Company’s existing and future acquired assets, including substantially all of the capital stock of the Company’s United States subsidiaries that are guarantors under the Second Amended Credit Facility and up to 65% of the capital stock of certain of the Company’s foreign subsidiaries that are owned by the Company’s United States subsidiaries.

The Fourth Amended Credit Facility allows for up to two temporary increases in the maximum leverage ratio to 4.50x from 4.00x to 4.25x for a four quarter period following an acquisition larger than $250,000. Effective with the Third Amended Credit Facility, the maximum leverage ratio increased from 3.50x to 4.25x effective to the last day of the second quarter of fiscal year 2024 and decreasing subsequently to 4.00x.

As of March 31, 2023, the Company had $245,000 outstanding under the Second Amended Revolver, $203,413 under the Second Amended Term Loan, and $300,000 outstanding under the Third Amended Term Loan.

The scheduled repayments within the next twelve months of fiscal 2024, relating to the Second and Third Amended Term Loans is $10,431 and $15,000, respectively, and is classified as long-term debt, as the Company expects to refinance the future quarterly payments with revolver borrowings under the Second Amended Credit Facility.

Interest Rates on Long Term Debt

The weighted average interest rate on the long term debt at March 31, 2023 and March 31, 2022, was 4.6% and 3.3%, respectively.

Interest Paid

The Company paid in cash, $58,368, $37,776 and $36,365, net of interest received, for interest during the fiscal years ended March 31, 2023, 2022 and 2021, respectively.

Covenants

The Company’s financing agreements contain various covenants, which, absent prepayment in full of the indebtedness and other obligations, or the receipt of waivers, would limit the Company’s ability to conduct certain specified business transactions including incurring debt, mergers, consolidations or similar transactions, buying or selling assets out of the ordinary course of business, engaging in sale and leaseback transactions, paying dividends and certain other actions. The Company is in compliance with all such covenants.

Short-Term Debt

As of March 31, 2023 and 2022, the Company had $30,642 and $55,084, respectively, of short-term borrowings. The weighted-average interest rate on these borrowings was approximately 7.0% and 2.4%, respectively, for fiscal years ended March 31, 2023 and 2022.

Letters of Credit

As of March 31, 2023 and 2022, the Company had $3,565 and $2,959, respectively, of standby letters of credit.

Debt Issuance Costs

In fiscal 2023, the Company capitalized $1,122 in debt issuance costs in connection with the Third and Fourth Amended Credit Facilities. In fiscal 2022, the Company capitalized $2,952 in debt issuance costs and wrote off $128 of unamortized debt issuance costs in connection with the Second Amended Credit Facility. Amortization expense, relating to debt issuance costs, included in interest expense was $1,964, $2,107, and $2,072 for the fiscal years ended March 31, 2023, 2022 and 2021, respectively. Debt issuance costs, net of accumulated amortization, totaled $6,424 and $7,266 as of March 31, 2023 and 2022, respectively.

Available Lines of Credit

As of March 31, 2023 and 2022, the Company had available and undrawn, under all its lines of credit, $693,444 and $482,305, respectively, including $90,839 and $69,430, respectively, of uncommitted lines of credit as of March 31, 2023 and March 31, 2022.

11. Other Liabilities

Other liabilities consist of the following:

	March 31,
	2023	2022
Operating lease liabilities	$66,555	$52,904
Tax Act—Transition Tax	34,715	46,587
Warranty	32,404	34,262
Pension	24,528	28,566
Net investment hedges	15,760	4,090
Liability for uncertain tax positions	3,930	5,210
Contract liabilities	1,437	1,387
Other	11,783	10,774

Total	$191,112	$183,780

12. Fair Value of Financial Instruments

Recurring Fair Value Measurements

The following tables represent the financial assets and (liabilities) measured at fair value on a recurring basis as of March 31, 2023 and March 31, 2022 and the basis for that measurement:

	Total Fair Value Measurement March 31, 2023	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Lead forward contracts	$(89)	$—	$(89)	$—
Foreign currency forward contracts	923	—	923	—
Interest rate swaps	(1,162)	—	(1,162)	—
Net investment hedges	(15,760)	—	(15,760)	—

Total derivatives	$(16,088)	$—	$(16,088)	$—

	Total Fair Value Measurement March 31, 2022	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Lead forward contracts	$2,520	$—	$2,520	$—
Foreign currency forward contracts	(256)	—	(256)	—
Net investment hedges	298	—	298	—

Total derivatives	$2,562	$—	$2,562	$—

The fair values of lead forward contracts are calculated using observable prices for lead as quoted on the London Metal Exchange (“LME”) and, therefore, were classified as Level 2 within the fair value hierarchy as described in Note 1, Summary of Significant Accounting Policies.

The fair values for foreign currency forward contracts, interest rate swaps, and net investment hedges are based upon current quoted market prices and are classified as Level 2 based on the nature of the underlying market in which these derivatives are traded.

The fair value of interest rate swap agreements are based on observable prices as quoted for receiving the variable one month term SOFR and paying fixed interest rates and, therefore, were classified as Level 2.

Financial Instruments

The fair values of the Company’s cash and cash equivalents approximate carrying value due to their short maturities.

The fair value of the Company’s short-term debt and borrowings under the Second Amended Credit Facility (as defined in Note 10), approximate their respective carrying value, as they are variable rate debt and the terms are comparable to market terms as of the balance sheet dates and are classified as Level 2.

The fair value of the Company’s 2027 Notes and 2023 Notes, (collectively, the “Senior Notes”) represent the trading values based upon quoted market prices and are classified as Level 2. The 2027 Notes were trading at approximately 92% and 95% of face value on March 31, 2023 and March 31, 2022, respectively. The 2023 Notes, which were redeemed in fiscal 2023 as discussed in Note 10, were trading at approximately 101% of face value on March 31, 2022.

The carrying amounts and estimated fair values of the Company’s derivatives and Senior Notes at March 31, 2023 and 2022 were as follows:

	March 31, 2023		March 31, 2022
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Derivatives(1)	$—	$—	$2,562	$2,562
Financial liabilities:
Senior Notes(2)	$300,000	$276,000	$600,000	$585,750
Derivatives(1)	(16,088)	(16,088)	—	—

(1)

Represents lead, foreign currency forward contracts, interest rate swaps, and net investment hedges (see Note 13 for asset and liability positions of the lead, foreign currency forward contracts and net investment hedges at March 31, 2023 and March 31, 2022).

(2)	The fair value amount of the Senior Notes at March 31, 2023 and March 31, 2022 represent the trading value of the instruments.

Non-recurring fair value measurements

The valuation of goodwill and other intangible assets is based on information and assumptions available to the Company at the time of acquisition, using income and market approaches to determine fair value. The Company tests goodwill and other intangible assets annually for impairment, or when indications of potential impairment exist (see Note 1).

Goodwill is tested for impairment by determining the fair value of the Company’s reporting units. The unobservable inputs used to measure the fair value of the reporting units include projected growth rates, profitability, and the risk factor premium added to the discount rate. The remeasurement of the reporting unit fair value is classified as a Level 3 fair value assessment due to the significance of unobservable inputs developed using company-specific information.

The inputs used to measure the fair value of other intangible assets were largely unobservable and accordingly were also classified as Level 3. The fair value of trademarks is based on an estimate of the royalties saved that would have been paid to a third party had the Company not owned the trademark. The fair value of other indefinite-lived intangibles was estimated using the income approach, based on cash flow projections of revenue growth rates, taking into consideration industry and market conditions.

In connection with the annual impairment testing conducted as of January 2, 2023, two of the Company’s indefinite-lived trademarks, which were acquired through acquisitions, were recorded at fair value on a non-recurring basis at $6,900 and the remeasurements resulted in an impairment of $480. In determining the fair value of these assets, the Company used a royalty rate of 1.5% based on comparable market rates and used discount rate of 24.0%. In fiscal 2022, the Company recorded an impairment relating to additional two trademarks, which were recorded at a fair value on a non-recurring basis of $980 and the remeasurement resulted in an impairment of $1,178. In determining the fair value of these assets, the Company used a royalty rate of 1.25% based on comparable market rates and used a discount rate of 13.0% and 14.5%.

These impairment charges relating to goodwill and indefinite-lived trademarks are included under the captions Impairment of goodwill and Impairment of indefinite-lived intangibles in the Consolidated Statements of Income.

Ooltewah

On June 29, 2022, the Company committed to a plan to close its facility in Ooltewah, Tennessee, which focused on manufacturing flooded motive power batteries for electric forklifts. Management determined that future demand for traditional motive power flooded cells will decrease as customers transition to maintenance free product solutions in lithium and Thin Plate Pure Lead (TPPL). As a result, the Company concluded that the carrying value of the asset group was not recoverable and recorded during the first quarter of fiscal 2023 a write-off of $7,300 of the fixed assets, for which there is expected to be no salvageable value. The valuation technique used to measure the fair value of fixed assets was a combination of the income and market approaches. The inputs used to measure the fair value of these fixed assets under the income approach were largely unobservable and accordingly were classified as Level 3

Russia

In February 2022, as a result of the Russia-Ukraine conflict, economic sanctions were imposed on Russian individuals and entities, including financial institutions, by countries around the world, including the U.S. and the European Union. On March 3, 2022, the Company announced that it was indefinitely suspending its operations in Russia in order to comply with the sanctions. As a result of this decision, the Company wrote off net assets of $3,999 relating to its Russian subsidiary, based on a non-recurring basis.

Vijayawada, India

During fiscal 2021, the Company committed to a plan to close its facility in Vijayawada, India to align with its strategic vision for the new line of business structure and footprint. As a result of this decision, in fiscal 2022, the Company reclassified property, plant and equipment with a carrying value of $4,573 to assets held for sale on the Consolidated Balance Sheet and recognized an impairment loss of $2,973 under the caption Loss on assets held for sale on its consolidated statement of income, by recording the carrying value of these assets to their estimated fair value of $1,600, based on a non-recurring basis. The fair value was based on the expected proceeds, less costs to sell.

Hagen, Germany

In fiscal 2021, the Company committed to a plan to substantially close all of its facility in Hagen, Germany, which produces flooded motive power batteries for forklifts. Management determined that future demand for the motive power batteries produced at this facility was not sufficient, given the conversion from flooded to maintenance free batteries by customers, the existing number of competitors in the market, as well as the near term decline in demand and increased uncertainty from the pandemic. As a result, the Company concluded that the carrying value of the asset group is not recoverable and recorded a write-off of $3,975 of the fixed assets to their estimated fair value of $14,456, which was recognized in the third quarter of fiscal 2021. The valuation technique used to measure the fair value of fixed assets was a combination of the income and market approaches. The inputs used to measure the fair value of these fixed assets under the income approach were largely unobservable and accordingly were classified as Level 3.

13. Derivative Financial Instruments

The Company utilizes derivative instruments to reduce its exposure to fluctuations in commodity prices, foreign exchange rates and interest under established procedures and controls. The Company does not enter into derivative contracts for speculative purposes. The Company’s agreements are with creditworthy financial institutions and the Company anticipates performance by counterparties to these contracts and therefore no material loss is expected.

Derivatives in Cash Flow Hedging Relationships

Lead Forward Contracts

The Company enters into lead forward contracts to fix the price for a portion of its lead purchases. Management considers the lead forward contracts to be effective against changes in the cash flows of the underlying lead purchases. The vast majority of such contracts are for a period not extending beyond one year. At March 31, 2023 and 2022, the Company has hedged the price to purchase approximately 50.0 million pounds and 54.0 million pounds of lead, respectively, for a total purchase price of $47,921 and $56,768, respectively.

Foreign Currency Forward Contracts

The Company uses foreign currency forward contracts and options to hedge a portion of the Company’s foreign currency exposures for lead, as well as other foreign currency exposures so that gains and losses on these contracts offset changes in the underlying foreign currency denominated exposures. The vast majority of such contracts are for a period not extending beyond one year. As of March 31, 2023 and 2022, the Company had entered into a total of $45,823 and $29,676, respectively, of such contracts.

Interest Rate Swap Agreements

The Company is exposed to changes in variable interest rates on borrowings under our credit agreement. On a selective basis, from time to time, it enters into interest rate swap agreements to reduce the negative impact that increases in interest rates could have on our outstanding variable rate debt. At March 31, 2023 such agreements effectively convert $200,000 of our variable-rate debt to a fixed-rate basis, utilizing the one-month term SOFR, as a floating rate reference. Fluctuations in SOFR and fixed rates affect both our net financial investment position and the amount of cash to be paid or received by us under these agreements.

Derivatives in Net Investment Hedging Relationships

Net Investment Hedges

The Company uses cross currency fixed interest rate swaps to hedge its net investments in foreign operations against future volatility in the exchange rates between the U.S. Dollar and Euro.

On September 29, 2022, the Company terminated its $300,000 cross-currency fixed interest rate swap contracts, originally entered into on December 23, 2021, and received a net settlement of $43,384. The cash proceeds have been included in Proceeds from termination of net investment hedges in our Consolidated Statements of Cash Flows.

On September 29, 2022, the Company entered into cross-currency fixed interest rate swap contracts with an aggregate notional amount of $150,000, maturing on December 15, 2027. The cross-currency fixed interest rate swap contracts qualify for hedge accounting as a net investment hedging instrument, which allows for them to be remeasured to foreign currency translation adjustment within AOCI (“Accumulated Other Comprehensive Income”) to offset the translation risk from those investments. Balances in the foreign currency translation adjustment accounts remain until the sale or substantially complete liquidation of the foreign entity, upon which they are recognized as a component of income (expense).

Impact of Hedging Instruments on AOCI

In the coming twelve months, the Company anticipates that $5,818 of pretax gain relating to lead, foreign currency forward contracts, interest rate swaps, and net investment hedges will be reclassified from AOCI as part of cost of goods sold and interest expense. This amount represents the current net unrealized impact of hedging lead, foreign exchange rates and interest rates, which will change as market rates change in the future. This amount will ultimately be realized in the Consolidated Statements of Income as an offset to the corresponding actual changes in lead, foreign exchange rates and lead costs resulting from variable lead cost, foreign exchange and interest rates hedged.

Derivatives not Designated in Hedging Relationships

Foreign Currency Forward Contracts

The Company also enters into foreign currency forward contracts to economically hedge foreign currency fluctuations on intercompany loans and foreign currency denominated receivables and payables. These are not designated as hedging instruments and changes in fair value of these instruments are recorded directly in the Consolidated Statements of Income. As of March 31, 2023 and 2022, the notional amount of these contracts was $102,558 and $22,990, respectively.

Presented below in tabular form is information on the location and amounts of derivative fair values in the Consolidated Balance Sheets and derivative gains and losses in the Consolidated Statements of Income:

Fair Value of Derivative Instruments

March 31, 2023 and 2022

	Derivatives and Hedging Activities Designated as Cash Flow Hedges		Derivatives and Hedging Activities Designated as Net Investment Hedges		Derivatives and Hedging Activities Not Designated as Hedging Instruments
	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
Prepaid and other current assets:
Lead forward contracts	$—	$2,520	$—	$—	$—	$—
Foreign currency forward contracts	723	256	—	—	200	—
Net investment hedges	—	—	—	4,388	—	—

Total assets	$723	$2,776	$—	$4,388	$200	$—

Accrued expenses:
Lead forward contracts	$89	$—	$—	$—	$—	$—
Foreign currency forward contracts	—	—	—	—	—	512
Other liabilities:
Interest rate swaps	1,162	—	—	—	—	—
Net investment hedges	—	—	15,760	4,090	—	—

Total liabilities	$1,251	$—	$15,760	$4,090	$—	$512

The Effect of Derivative Instruments on the Consolidated Statements of Income

For the fiscal year ended March 31, 2023

Derivatives Designated as Cash Flow Hedges	Pretax Gain (Loss) Recognized in AOCI on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Pretax Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Lead forward contracts	$(3,883)	Cost of goods sold	$(3,765)
Foreign currency forward contracts	1,849	Cost of goods sold	2,589
Interest Rate Swaps	(1,162)	Interest expense	—

Total	$(3,196)		$(1,176)

Derivatives Designated as Net Investment Hedges	Pretax Gain (Loss) Recognized in AOCI on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Pretax Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Cross currency fixed interest rate swaps	$29,021	Interest expense	$3,587

Total	$29,021		$3,587

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivatives	Pretax Gain (Loss)
Foreign currency forward contracts	Other (income) expense, net	$1,182

Total		$1,182

The Effect of Derivative Instruments on the Consolidated Statements of Income

For the fiscal year ended March 31, 2022

Derivatives Designated as Cash Flow Hedges	Pretax Gain (Loss) Recognized in AOCI on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Pretax Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Lead forward contracts	$12,193	Cost of goods sold	$8,974
Foreign currency forward contracts	941	Cost of goods sold	768

Total	$13,134		$9,742

Derivatives Designated as Net Investment Hedges	Pretax Gain (Loss) Recognized in AOCI on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Pretax Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Cross currency fixed interest rate swaps	$1,479	Interest expense	$1,181

Total	$1,479		$1,181

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivatives	Pretax Gain (Loss)
Foreign currency forward contracts	Other (income) expense, net	$(157)

Total		$(157)

The Effect of Derivative Instruments on the Consolidated Statements of Income

For the fiscal year ended March 31, 2021

Derivatives Designated as Cash Flow Hedges	Pretax Gain (Loss) Recognized in AOCI on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Pretax Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Lead forward contracts	$202	Cost of goods sold	$(7,411)
Foreign currency forward contracts	130	Cost of goods sold	(492)

Total	$332		$(7,903)

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivatives	Pretax Gain (Loss)
Foreign currency forward contracts	Other (income) expense, net	$430

Total		$430

14. Income Taxes

	Fiscal year ended March 31,
	2023	2022	2021
Current income tax expense
Current:
Federal	$21,203	$9,558	$12,591
State	5,654	4,022	4,133
Foreign	23,208	15,333	19,031

Total current income tax expense	50,065	28,913	35,755
Deferred income tax (benefit) expense
Federal	(18,370)	1,183	1,495
State	(2,534)	(1,453)	735
Foreign	5,668	1,385	(11,224)

Total deferred income tax (benefit) expense	(15,236)	1,115	(8,994)

Total income tax expense	$34,829	$30,028	$26,761

Earnings before income taxes consists of the following:

	Fiscal year ended March 31,
	2023	2022	2021
United States	$38,703	$21,871	$56,055
Foreign	171,936	152,068	114,080

Earnings before income taxes	$210,639	$173,939	$170,135

Income taxes paid by the Company for the fiscal years ended March 31, 2023, 2022 and 2021 were $46,309, $50,484 and $32,002, respectively.

On August 16, 2022, the Inflation Reduction Act of 2022 (“IRA”) was enacted. The IRA includes multiple incentives to promote clean energy, and energy storage manufacturing among other provisions with tax credits available from 2023 to 2032, subject to phase down beginning in 2030. In particular the IRA creates a refundable tax credit, pursuant to Section 45X of the Internal Revenue Code (“IRC”), for battery cells and battery modules manufactured or assembled in the United States and sold to third parties. In the period ended March 31, 2023, the IRA impact resulted in a reduction of our costs of goods sold and income tax payable. We will continue to evaluate the effects of IRA as more guidance is issued and the relevant implications to our consolidated financial statements.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law in the U.S. to provide certain relief as a result of the COVID-19 pandemic. In addition, governments around the world have enacted or implemented various forms of tax relief measures in response to the economic conditions in the wake of COVID-19. As of March 31, 2023, neither the CARES Act nor changes to income tax laws or regulations in other jurisdictions had a significant impact on the Company’s effective tax rate.

The following table sets forth the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities:

	March 31,
	2023	2022
Deferred tax assets:
Accounts receivable	$219	$481
Inventories	6,387	8,581
Net operating loss carryforwards	48,801	56,010
Lease liabilities	20,888	17,590
Capitalized R&D Expenditures	16,378	—
Accrued expenses	31,949	33,571
Other assets	22,029	19,941

Gross deferred tax assets	146,651	136,174
Less valuation allowance	(31,172)	(31,017)

Total deferred tax assets	115,479	105,157
Deferred tax liabilities:
Property, plant and equipment	42,884	41,105
Lease Right-of-use assets	20,888	17,590
Intangible assets	59,152	60,827
Other liabilities	4,521	3,384

Total deferred tax liabilities	127,445	122,906

Net deferred tax liabilities	$(11,966)	$(17,749)

The Company has approximately $719 in United States federal net operating loss carryforwards, all of which are limited by Section 382 of the Internal Revenue Code, with expirations between 2023 and 2027. The Company has approximately $171,160 of foreign net operating loss carryforwards, of which $136,800 may be carried forward indefinitely and $34,360 expire between fiscal 2023 and fiscal 2041. In addition, the Company also has approximately $22,936 of state net operating loss carryforwards with expirations between fiscal 2023 and fiscal 2042.

The following table sets forth the changes in the Company’s valuation allowance for fiscal 2023, 2022 and 2021:

	Balance at Beginning of Period	Additions Charged to Expense	Valuation Allowance Reversal	Business Combination Adjustments	Other(1)	Balance at End of Period
Fiscal year ended March 31, 2021	$20,951	$8,437	$(2,904)	$6,384	$(940)	$31,928
Fiscal year ended March 31, 2022	31,928	4,486	(1,535)	—	(3,862)	31,017
Fiscal year ended March 31, 2023	31,017	2,654	(586)	—	(1,913)	31,172

(1)	Includes the impact of currency changes and the expiration of net operating losses for which a full valuation allowance was recorded.

As of March 31, 2023 and 2022, the Company had no federal valuation allowance and the valuation allowance associated with the state tax jurisdictions was $343 and $686, respectively.

As of March 31, 2023 and 2022, the valuation allowance associated with certain foreign tax jurisdictions was $30,829 and $30,331, respectively. Of the net increase of $155, $2,068 was recorded as an increase to tax expense primarily related to deferred tax assets generated in the current year that the Company believes are not more likely than not to be realized, offset by $(1,913) primarily related to foreign currency translation adjustments and expiration of foreign net operating losses for which a full valuation allowance was recorded.

A reconciliation of income taxes at the statutory rate (21.0% for fiscal 2023, 2022 and 2021) to the income tax provision is as follows:

	Fiscal year ended March 31,
	2023	2022	2021
United States statutory income tax expense	$44,233	$36,527	$35,729
Increase (decrease) resulting from:
State income taxes, net of federal effect	1,714	1,724	4,000
Nondeductible expenses and other	6,028	1,217	5,273
Net effect of GILTI, FDII, BEAT	2,457	5,405	1,985
Effect of foreign operations	(12,978)	(14,192)	(20,035)
Valuation allowance	2,068	2,951	5,533
Switzerland Tax Reform	—	—	(1,883)
Research and Development Credit	(5,063)	(3,604)	(3,841)
IRA Impact	(3,630)	—	—

Income tax expense	$34,829	$30,028	$26,761

The effective income tax rates for the fiscal years ended March 31, 2023, 2022 and 2021 were 16.5%, 17.3% and 15.7%, respectively. The effective income tax rate with respect to any period may be volatile based on the mix of income in the tax jurisdictions in which the Company operates and the amount of its consolidated income before taxes. The rate decrease in fiscal 2023 compared to fiscal 2022 is primarily due to the impact of IRA offset by changes in mix of earnings among tax jurisdictions. The rate increase in fiscal 2022 compared to fiscal 2021 is primarily due to Swiss tax reform and changes in the mix of earnings among tax jurisdictions.

On May 19, 2019, a public referendum held in Switzerland approved the Federal Act on Tax Reform and AHV (Old-Age and Survivors Insurance) Financing (TRAF) as adopted by the Swiss Federal Parliament on September 28, 2018. The Swiss tax reform measures were effective January 1, 2020. The Company recorded a net deferred tax asset of $22,500 during fiscal 2020, related to the amortizable goodwill and based on further evaluation with the Swiss tax authority, recorded an additional income tax benefit of $1,883 during fiscal 2021.

In fiscal 2023, the foreign effective income tax rate on foreign pre-tax income of $171,936 was 16.8%. In fiscal 2022, the foreign effective income tax rate on foreign pre-tax income of $152,068 was 11.0% and in fiscal 2021, the foreign effective income tax rate on foreign pre-tax income of $114,080 was 6.8%. The rate increase in fiscal 2023 compared to fiscal 2022 is primarily due to a reduction in favorable permanent items and changes in mix of earnings among tax jurisdictions. The rate increase in fiscal 2022 compared to fiscal 2021 is primarily due to Swiss tax reform and changes in the mix of earnings among tax jurisdictions.

Income from the Company’s Swiss subsidiary comprised a substantial portion of its overall foreign mix of income for the fiscal years ended March 31, 2023, 2022 and 2021 and was taxed, excluding the impact from the Swiss tax reform, at approximately 7%, 4% and 8%, respectively.

The Company has approximately $1,340,000 and $1,180,000 of undistributed earnings of foreign subsidiaries for fiscal years 2023 and 2022, respectively. During fiscal 2023, previously undistributed earnings of certain foreign subsidiaries were no longer considered indefinitely reinvested, as a result, the Company recorded $4,000 in additional income taxes. The Company intends to continue to be indefinitely reinvested on the remaining undistributed foreign earnings and outside basis differences and therefore, no additional income taxes have been provided.

Uncertain Tax Positions

The following table summarizes activity of the total amounts of unrecognized tax benefits:

	Fiscal year ended March 31,
	2023	2022	2021
Balance at beginning of year	$4,770	$6,785	$7,795
Increases related to current year tax positions	24	21	346
Increases related to the Alpha acquisition	—	—	—
Increases related to prior year tax positions	(1)	598	325
Decreases related to prior tax positions	—	—	—
Decreases related to prior year tax positions settled	(77)	(784)	—
Lapse of statute of limitations	(1,221)	(1,850)	(1,681)

Balance at end of year	$3,495	$4,770	$6,785

All of the balance of unrecognized tax benefits at March 31, 2023, if recognized, would be included in the Company’s Consolidated Statements of Income and have a favorable impact on both the Company’s net earnings and effective tax rate.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions and is routinely subject to income tax examinations. As of March 31, 2022, the most significant tax examinations in process are the United States and Switzerland. The Company regularly assesses the likely outcomes of its tax audits and disputes to determine the appropriateness of its tax reserves. However, any tax authority could take a position on tax treatment that is contrary to the Company’s expectations, which could result in tax liabilities in excess of reserves. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2009.

While the net effect on total unrecognized tax benefits cannot be reasonably estimated, approximately $511 is expected to reverse in fiscal 2023 due to expiration of various statute of limitations.

The Company recognizes tax related interest and penalties in income tax expense in its Consolidated Statements of Income. As of March 31, 2023 and 2022, the Company had an accrual of $435 and $440, respectively, for interest and penalties.

15. Retirement Plans

Defined Benefit Plans

The Company sponsors several retirement and pension plans covering eligible salaried and hourly employees. The Company uses a measurement date of March 31 for its pension plans.

Net periodic pension cost for fiscal 2023, 2022 and 2021, includes the following components:

	United States Plans			International Plans
	Fiscal year ended March 31,			Fiscal year ended March 31,
	2023	2022	2021	2023	2022	2021
Service cost	$—	$—	$—	$918	$1,114	$993
Interest cost	582	517	533	1,715	1,427	1,388
Expected return on plan assets	(455)	(526)	(272)	(2,005)	(2,200)	(1,899)
Amortization and deferral	—	7	476	478	1,205	1,053

Net periodic benefit cost	$127	$(2)	$737	$1,106	$1,546	$1,535

The following table sets forth a reconciliation of the related benefit obligation, plan assets, and accrued benefit costs related to the pension benefits provided by the Company for those employees covered by defined benefit plans:

	United States Plans		International Plans
	March 31,		March 31,
	2023	2022	2023	2022
Change in projected benefit obligation
Benefit obligation at the beginning of the period	$16,205	$17,806	$70,833	$83,252
Service cost	—	—	918	1,114
Interest cost	582	517	1,715	1,427
Benefits paid, inclusive of plan expenses	(843)	(802)	(2,052)	(2,328)
Plan curtailments and settlements	—	—	—	(141)
Actuarial (gains) losses	(1,888)	(1,316)	(15,995)	(8,545)
Foreign currency translation adjustment	—	—	(3,701)	(3,946)

Benefit obligation at the end of the period	$14,056	$16,205	$51,718	$70,833

Change in plan assets
Fair value of plan assets at the beginning of the period	$16,166	$16,265	$42,067	$42,844
Actual return on plan assets	(1,348)	443	(3,722)	1,784
Employer contributions	—	260	6,428	1,979
Benefits paid, inclusive of plan expenses	(843)	(802)	(2,052)	(2,328)
Plan curtailments and settlements	—	—	—	(141)
Foreign currency translation adjustment	—	—	(2,617)	(2,071)

Fair value of plan assets at the end of the period	$13,975	$16,166	$40,104	$42,067

Funded status deficit	$(81)	$(39)	$(11,614)	$(28,766)

	March 31,
	2023	2022
Amounts recognized in the Consolidated Balance Sheets consist of:
Non-current assets	$14,147	$1,055
Accrued expenses	(1,314)	(1,294)
Other liabilities	(24,528)	(28,566)

Funded status deficit	$(11,695)	$(28,805)

The following table represents pension components (before tax) and related changes (before tax) recognized in AOCI for the Company’s pension plans for the years ended March 31, 2023, 2022 and 2021:

	Fiscal year ended March 31,
	2023	2022	2021
Amounts recorded in AOCI before taxes:
Prior service cost	$(128)	$(174)	$(230)
Net loss	(2,307)	(14,049)	(25,450)

Net amount recognized	$(2,435)	$(14,223)	$(25,680)

The following table represents changes in plan assets and benefit obligations recognized in AOCI for the Company’s pension plans for the years ended March 31, 2023, 2022 and 2021:

	Fiscal year ended March 31,
	2023	2022	2021
Changes in plan assets and benefit obligations:
New prior service cost	$—	$—	$—
Net loss (gain) arising during the year	(10,352)	(9,362)	(753)
Effect of exchange rates on amounts included in AOCI	(957)	(883)	1,909
Amounts recognized as a component of net periodic benefit costs:
Amortization of prior service cost	(41)	(45)	(46)
Amortization or settlement recognition of net loss	(438)	(1,167)	(1,484)

Total recognized in other comprehensive (income) loss	$(11,788)	$(11,457)	$(374)

The amounts included in AOCI as of March 31, 2023 that are expected to be recognized as components of net periodic pension cost (before tax) during the next twelve months are as follows:

Prior service cost	$(43)
Net loss	(69)

Net amount expected to be recognized	$(112)

The accumulated benefit obligation related to all defined benefit pension plans and information related to unfunded and underfunded defined benefit pension plans at the end of each fiscal year are as follows:

	United States Plans		International Plans
	March 31,		March 31,
	2023	2022	2023	2022
All defined benefit plans:
Accumulated benefit obligation	$14,056	$16,205	$49,290	$67,301
Unfunded defined benefit plans:
Projected benefit obligation	$—	$—	$25,562	$29,570
Accumulated benefit obligation	—	—	23,704	27,156
Defined benefit plans with a projected benefit obligation in excess of the fair value of plan assets:
Projected benefit obligation	$11,671	$5,479	$25,908	$29,570
Fair value of plan assets	11,403	5,188	335	—
Defined benefit plans with an accumulated benefit obligation in excess of the fair value of plan assets:
Projected benefit obligation	$11,671	$5,479	$25,562	$29,570
Accumulated benefit obligation	11,671	5,479	23,704	27,156
Fair value of plan assets	11,403	5,188	—	—

Assumptions

Significant assumptions used to determine the net periodic benefit cost for the U.S. and International plans were as follows:

	United States Plans			International Plans
	Fiscal year ended March 31,			Fiscal year ended March 31,
	2023	2022	2021	2023	2022	2021
Discount rate	3.7%	3.0%	3.0%	1.5%-5.4%	0.5%-2.3%	1.3%-2.3%
Expected return on plan assets	5.5	5.5	6.0	3.1-5.3	2.7-5.3	3.8-5.5
Rate of compensation increase	N/A	N/A	N/A	1.8-5.5	1.5-4.0	2.0-3.5

N/A = not applicable

Significant assumptions used to determine the projected benefit obligations for the U.S. and International plans were as follows:

	United States Plans		International Plans
	March 31,		March 31,
	2023	2022	2023	2022
Discount rate	4.9%	3.7%	3.5%-6%	1.5%-5.4%
Rate of compensation increase	N/A	N/A	2.3-4.5	1.8-5.5

N/A = not applicable

The United States plans do not include compensation in the formula for determining the pension benefit as it is based solely on years of service.

The expected long-term rate of return for the Company’s pension plan assets is based upon the target asset allocation and is determined using forward looking assumptions in the context of historical returns and volatilities for each asset class, as well as correlations among asset classes. The Company evaluates the rate of return assumptions for each of its plans on an annual basis.

Pension Plan Investment Strategy

The Company’s investment policy emphasizes a balanced approach to investing in securities of high quality and ready marketability. Investment flexibility is encouraged so as not to exclude opportunities available through a diversified investment strategy.

Equity investments are maintained within a target range of 40%—75% of the total portfolio market value for the U.S. plans and with a target of approximately 65% for international plans. The investment strategy for the UK plan has been updated this year to reflect a de-risking exercise that occurred where the UK plan moved from 65%/35% equity/bonds to 100% bonds. Investments in debt securities include issues of various maturities, and the average quality rating of bonds should be investment grade with a minimum quality rating of “B” at the time of purchase.

The Company periodically reviews the asset allocation of its portfolio. The proportion committed to equities, debt securities and cash and cash equivalents is a function of the values available in each category and risk considerations. The plan’s overall return will be compared to and is expected to meet or exceed established benchmark funds and returns over a three to five year period.

The objectives of the Company’s investment strategies are: (a) the achievement of a reasonable long-term rate of total return consistent with an emphasis on preservation of capital and purchasing power, (b) stability of annual returns through a portfolio that reflects a conservative mix of risk versus return, and (c) reflective of the Company’s willingness to forgo significantly above-average rewards in order to minimize above-average risks. These objectives may not be met each year but should be attained over a reasonable period of time.

The following table represents the Company’s pension plan investments measured at fair value as of March 31, 2023 and 2022 and the basis for that measurement:

	March 31, 2023
	United States Plans				International Plans
	Total Fair Value Measurement	Quoted Price In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurement	Quoted Price In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset category:
Cash and cash equivalents	$1,714	$1,714	$—	$—	$7,775	$7,775	$—	$—
Equity securities
US(a)	8,308	8,308	—	—	—	—	—	—
International(b)	—	—	—	—	—	—	—	—
Fixed income(c)	3,953	3,953	—	—	32,329	—	32,329	—

Total	$13,975	$13,975	$—	$—	$40,104	$7,775	$32,329	$—

	March 31, 2022
	United States Plans				International Plans
	Total Fair Value Measurement	Quoted Price In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurement	Quoted Price In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset category:
Cash and cash equivalents	$1,576	$1,576	$—	$—	$98	$98	$—	$—
Equity securities
US(a)	10,350	10,350	—	—	—	—	—	—
International(b)	—	—	—	—	28,296	—	28,296	—
Fixed income(c)	4,240	4,240	—	—	13,673	—	13,673	—

Total	$16,166	$16,166	$—	$—	$42,067	$98	$41,969	$—

The fair values presented above were determined based on valuation techniques to measure fair value as discussed in Note 1.

(a)

US equities include companies that are well diversified by industry sector and equity style (i.e., growth and value strategies). Active and passive management strategies are employed. Investments are primarily in large capitalization stocks and, to a lesser extent, mid- and small-cap stocks.

(b)

International equities are invested in companies that are traded on exchanges outside the U.S. and are well diversified by industry sector, country and equity style. Active and passive strategies are employed. The vast majority of the investments are made in companies in developed markets with a small percentage in emerging markets.

(c)	Fixed income consists primarily of investment grade bonds from diversified industries.

The Company expects to make cash contributions of approximately $1,717 to its pension plans in fiscal 2024.

Estimated future benefit payments under the Company’s pension plans are as follows:

2024	$3,037
2025	3,203
2026	3,427
2027	3,874
2028	4,634
Years 2029-2033	22,093

Defined Contribution Plan

The Company maintains defined contribution plans primarily in the U.S. and U.K. Eligible employees can contribute a portion of their pre-tax and / or after-tax income in accordance with plan guidelines and the Company will make contributions based on the employees’ eligible pay and /or will match a percentage of the employee contributions up to certain limits. Matching contributions charged to expense for the fiscal years ended March 31, 2023, 2022 and 2021 were $20,993, $18,402 and $16,460, respectively.

16. Stockholders’ Equity

Preferred Stock and Common Stock

The Company’s certificate of incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). At March 31, 2023 and 2022, no shares of Preferred Stock were issued or outstanding. The Board of Directors of the Company has the authority to specify the terms of any Preferred Stock at the time of issuance.

The following demonstrates the change in the number of shares of common stock outstanding during fiscal years ended March 31, 2021, 2022 and 2023, respectively:

Shares outstanding as of March 31, 2020	42,323,305
Purchase of treasury stock	—
Shares issued towards equity-based compensation plans, net of equity awards surrendered for option price and taxes	429,715

Shares outstanding as of March 31, 2021	42,753,020
Purchase of treasury stock	(1,996,334)
Shares issued under equity-based compensation plans, net of equity awards surrendered for option price and taxes	229,972

Shares outstanding as of March 31, 2022	40,986,658
Purchase of treasury stock	(358,365)
Shares issued under equity-based compensation plans, net of equity awards surrendered for option price and taxes	272,766

Shares outstanding as of March 31, 2023	40,901,059

Treasury Stock

In fiscal 2023, the Company purchased 358,365 shares for $22,907. The Company purchased 1,996,334 shares for $156,366 in fiscal 2022 but did not purchase any shares in fiscal 2021. At March 31, 2023 and 2022, the Company held 15,103,554 and 14,762,266 shares as treasury stock, respectively.

Treasury Stock Reissuance

During fiscal 2023, fiscal 2022 and fiscal 2021, the Company also issued 17,077, 13,858 and 13,465 shares out of its treasury stock, respectively, valued at $62.55 per share, on a LIFO basis, to participants under the Company’s Employee Stock Purchase Plan.

Accumulated Other Comprehensive Income (“AOCI”)

The components of AOCI, net of tax, are as follows:

	Beginning Balance	Before Reclassifications	Amount Reclassified from AOCI	Ending Balance
March 31, 2023
Pension funded status adjustment	$(12,637)	$7,872	$342	$(4,423)
Net unrealized gain (loss) on derivative instruments	2,963	(2,453)	901	1,411
Foreign currency translation adjustment(1)	(133,821)	(46,641)	—	(180,462)

Accumulated other comprehensive loss	$(143,495)	$(41,222)	$1,243	$(183,474)

March 31, 2022
Pension funded status adjustment	$(20,947)	$7,374	$936	$(12,637)
Net unrealized gain (loss) on derivative instruments	360	10,063	(7,460)	2,963
Foreign currency translation adjustment	(95,296)	(38,525)	—	(133,821)

Accumulated other comprehensive loss	$(115,883)	$(21,088)	$(6,524)	$(143,495)

March 31, 2021
Pension funded status adjustment	$(22,794)	$680	$1,167	$(20,947)
Net unrealized gain (loss) on derivative instruments	(5,923)	250	6,033	360
Foreign currency translation adjustment	(186,289)	90,993	—	(95,296)

Accumulated other comprehensive loss	$(215,006)	$91,923	$7,200	$(115,883)

(1)

Foreign currency translation adjustment for the fiscal year ended March 31, 2023 and March 31, 2022 includes a $19,491 gain (net of taxes of $4,557) and $228 gain (net of taxes $70), respectively, related to the Company’s $300,000 and $150,000 cross-currency fixed interest rate swap contracts.

The following table presents reclassifications from AOCI during the twelve months ended March 31, 2023:

Components of AOCI	Amounts Reclassified from AOCI	Location of (Gain) Loss Recognized on Income Statement
Derivatives in Cash Flow Hedging Relationships:
Net unrealized loss on derivative instruments	$1,176	Cost of goods sold
Tax benefit	(275)

Net unrealized loss on derivative instruments, net of tax	$901

Derivatives in net investment hedging relationships:
Net unrealized gain on derivative instruments	$(3,587)	Interest expense
Tax expense	839

Net unrealized gain on derivative instruments, net of tax	$(2,748)

Defined benefit pension costs:
Prior service costs and deferrals	$478	Net periodic benefit cost, included in other (income) expense, net - See Note 15
Tax benefit	(136)

Net periodic benefit cost, net of tax	$342

The following table presents reclassifications from AOCI during the twelve months ended March 31, 2022:

Components of AOCI	Amounts Reclassified from AOCI	Location of (Gain) Loss Recognized on Income Statement
Derivatives in Cash Flow Hedging Relationships:
Net unrealized gain on derivative instruments	$(9,742)	Cost of goods sold
Tax benefit	2,282

Net unrealized loss on derivative instruments, net of tax	$(7,460)

Derivatives in net investment hedging relationships:
Net unrealized gain on derivative instruments	$(1,181)	Interest expense
Tax expense	276

Net unrealized gain on derivative instruments, net of tax	$(905)

Defined benefit pension costs:
Prior service costs and deferrals	$1,212	Net periodic benefit cost, included in other (income) expense, net - See Note 15
Tax benefit	(276)

Net periodic benefit cost, net of tax	$936

The following table presents reclassifications from AOCI during the twelve months ended March 31, 2021:

Components of AOCI	Amounts Reclassified from AOCI	Location of (Gain) Loss Recognized on Income Statement
Derivatives in Cash Flow Hedging Relationships:
Net unrealized loss on derivative instruments	$7,903	Cost of goods sold
Tax benefit	(1,870)

Net unrealized loss on derivative instruments, net of tax	$6,033

Defined benefit pension costs:
Prior service costs and deferrals	$1,529	Net periodic benefit cost, included in other (income) expense, net - See Note 15
Tax benefit	(362)

Net periodic benefit cost, net of tax	$1,167

17. Stock-Based Compensation

As of March 31, 2023, the Company maintains the 2017 Equity Incentive Plan (“2017 EIP”). The 2017 EIP reserved 4,173,554 shares of common stock for the grant of various classes of nonqualified stock options, restricted stock units, market condition-based on total shareholder return (“TSR”) and performance condition-based share units (“PSU”) and other forms of equity-based compensation. Shares subject to any awards that expire without being exercised or that are forfeited or settled in cash shall again be available for future grants of awards under the 2017 EIP. Shares subject to stock option or stock appreciation right awards, that have been retained by the Company in payment or satisfaction of the exercise price and any applicable tax withholding obligation of such awards, shall not be available for future grant under the 2017 EIP.

As of March 31, 2023, 2,221,003 shares are available for future grants. The Company’s management equity incentive plans are intended to provide an incentive to employees and non-employee directors of the Company to remain in the service of the Company and to increase their interest in the success of the Company in order to promote the long-term interests of the Company. The plans seek to promote the highest level of performance by providing an economic interest in the long-term performance of the Company. The Company settles employee share-based compensation awards with newly issued shares.

Stock Options

During fiscal 2023, the Company granted to management and other key employees 310,140 non-qualified options that vest ratably over 3 years from the date of grant. Options expire 10 years from the date of grant.

The Company recognized stock-based compensation expense relating to stock options of $6,232, with a related tax benefit of $848 for fiscal 2023, $6,235 with a related tax benefit of $738 for fiscal 2022 and $3,514 with a related tax benefit of $368 for fiscal 2021.

For purposes of determining the fair value of stock options granted, the Company used a Black-Scholes Model with the following assumptions:

	2023	2022	2021
Risk-free interest rate	2.92%	0.89%	0.39%
Dividend yield	0.99%	0.76%	0.93%
Expected life (years)	6	6	6
Volatility	37.4%	37.3%	37.2%

The following table summarizes the Company’s stock option activity in the years indicated:

	Number of Options	Weighted- Average Remaining Contract Term (Years)	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Options outstanding as of March 31, 2020	791,582	7.8	$67.55	$—
Granted	295,068		79.62	—
Exercised	(247,975)		66.11	6,382
Forfeited	(34,854)		69.20	290
Expired	(4,320)		80.25	—

Options outstanding as of March 31, 2021	799,501	7.8	$72.31	$14,781
Granted	246,222		97.32	—
Exercised	(42,640)		65.71	1,079
Forfeited	(27,478)		71.26	520
Expired	—		—	—

Options outstanding as of March 31, 2022	975,605	7.5	$78.94	$3,605
Granted	310,140		75.33	—
Exercised	(75,180)		65.22	1,561
Forfeited	(9,575)		80.05	39
Expired	(4,679)		85.12	—

Options outstanding as of March 31, 2023	1,196,311	7.3	$78.83	$12,150

Options exercisable as of March 31, 2023	643,454	6.0	$75.74	$8,015

Options vested and expected to vest, as of March 31, 2023	1,178,740	7.3	$78.80	$12,000

The following table summarizes information regarding stock options outstanding as of March 31, 2023:

Range of Exercise Prices	Number of Options	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price
$57.60-$60.00	160,227	5.9	$57.73
$60.01-$70.00	32,500	1.9	$68.69
$70.01-$80.00	510,031	8.1	$75.33
$80.01-$90.00	256,634	6.2	$83.00
$90.01-$100.99	236,919	8.4	$97.54

	1,196,311	7.3	$78.83

Restricted Stock Units, Market and Performance-condition based Awards

Non-Employee Directors

In fiscal 2023, the Company granted to non-employee directors 39,792 deferred restricted stock units (“DSU”) at the fair value of $42.95 per restricted stock unit at the date of grant. In fiscal 2022, such grants amounted to 24,055 restricted stock units at the fair value of $60.29 per restricted stock unit at the date of grant and in fiscal 2021, such grants amounted to 39,726 restricted stock units at the fair value of $39.93 per restricted stock unit at the date of grant. The awards vest immediately upon the date of grant and are settled in shares of common stock six months after termination of service as a director.

The Company also granted to non-employee directors, during fiscal 2023, fiscal 2022 and fiscal 2021, 1,635, 781, and 1,435 restricted stock units, respectively, at fair values of $66.90, $88.27 and $71.53, respectively, under the deferred compensation plan for non-employee directors.

Employees

In fiscal 2023, the Company granted to management and other key employees 345,449 restricted stock units that vest ratably over four years from the date of grant, at the fair value of $70.88 per restricted stock unit.

In fiscal 2022, the Company granted to management and other key employees 229,600 restricted stock units that vest ratably over four years from the date of grant at the fair value of $91.81 per restricted stock unit.

In fiscal 2021, the Company granted to management and other key employees 283,101 restricted stock units that vest ratably over four years from the date of grant at a fair value of $75.39 per restricted stock unit.

A summary of the changes in restricted stock units, TSRs and PSUs awarded to employees and directors that were outstanding under the Company’s equity compensation plans during fiscal 2023 is presented below:

	Restricted Stock Units (RSU)		Market condition-based Share Units (TSR)		Performance condition- based Share Units (PSU)
	Number of RSU	Weighted- Average Grant Date Fair Value	Number of TSR	Weighted- Average Grant Date Fair Value	Number of PSU	Weighted- Average Grant Date
Non-vested awards as of March 31, 2022	877,765	$65.48	74,983	$71.25	76,873	$55.56
Granted	386,876	66.90	—	—	—	—
Stock dividend	9,982	64.20	454	66.61	227	55.56
Performance factor	—	—	—	—	—	—
Vested	(230,427)	73.71	(29,171)	85.62	(21,195)	68.48
Forfeitures	(34,413)	76.08	(14,613)	62.02	(55,905)	50.67

Non-vested awards as of March 31, 2023	1,009,783	$65.48	31,653	$62.19	—	$—

The Company recognized stock-based compensation expense relating to restricted stock units, TSRs and PSUs of $20,139, with a related tax benefit of $3,746 for fiscal 2023, $18,054, with a related tax benefit of $3,072 for fiscal 2022 and $16,303, with a related tax benefit of $2,121 for fiscal 2021.

All Award Plans

As of March 31, 2023, unrecognized compensation expense associated with the non-vested equity awards outstanding was $53,157 and is expected to be recognized over a weighted-average period of 24 months.

18. Earnings Per Share

The following table sets forth the reconciliation from basic to diluted weighted-average number of common shares outstanding and the calculations of net earnings per common share attributable to EnerSys stockholders.

	Fiscal year ended March 31,
	2023	2022	2021
Net earnings attributable to EnerSys stockholders	$175,810	$143,911	$143,374

Weighted-average number of common shares outstanding:
Basic	40,809,235	42,106,337	42,548,449
Dilutive effect of:
Common shares from exercise and lapse of equity awards, net of shares assumed reacquired	517,520	677,036	675,954
Diluted weighted-average number of common shares outstanding	41,326,755	42,783,373	43,224,403

Basic earnings per common share attributable to EnerSys stockholders	$4.31	$3.42	$3.37

Diluted earnings per common share attributable to EnerSys stockholders	$4.25	$3.36	$3.32

Anti-dilutive equity awards not included in diluted weighted-average common shares	710,678	951,057	281,483

19. Commitments, Contingencies and Litigation

Litigation and Other Legal Matters

In the ordinary course of business, the Company and its subsidiaries are routinely defendants in or parties to pending and threatened legal actions and proceedings, including actions brought on behalf of various classes of claimants. These actions and proceedings are generally based on alleged violations of environmental, anti-competition, employment, contract and other laws. In some of these actions and proceedings, claims for substantial monetary damages are asserted against the Company and its subsidiaries. In the ordinary course of business, the Company and its subsidiaries are also subject to regulatory and governmental examinations, information gathering requests, inquiries, investigations, and threatened legal actions and proceedings. In connection with formal and informal inquiries by federal, state, local and foreign agencies, the Company and its subsidiaries receive numerous requests, subpoenas and orders for documents, testimony and information in connection with various aspects of their activities.

European Competition Investigations

Certain of the Company’s European subsidiaries had received subpoenas and requests for documents and, in some cases, interviews from, and have had on-site inspections conducted by the competition authorities of Belgium, Germany and the Netherlands relating to conduct and anticompetitive practices of certain industrial battery participants. As of March 31, 2023 and March 31, 2022, the Company did not have a reserve balance related to these matters.

The precise scope, timing and time period at issue, as well as the final outcome of the investigations or customer claims, remain uncertain. Accordingly, the Company’s estimate may change from time to time, and actual losses could vary.

Environmental Issues

As a result of its operations, the Company is subject to various federal, state and local, as well as international environmental laws and regulations and is exposed to the costs and risks of registering, handling, processing, storing, transporting, and disposing of hazardous substances, especially lead and acid. The Company’s operations are also subject to federal, state, local and international occupational safety and health regulations, including laws and regulations relating to exposure to lead in the workplace. The Company believes that it has adequate reserves to satisfy its environmental liabilities.

Collective Bargaining

At March 31, 2023, the Company had approximately 11,350 employees. Of these employees, approximately 26% were covered by collective bargaining agreements. Employees covered by collective bargaining agreements that expire in the next twelve months were approximately 9% of the total workforce. The average term of these agreements is 2 years, with the longest term being 4.0 years. The Company considers its employee relations to be good and did not experience any significant labor unrest or disruption of production during fiscal 2023.

Lead, Foreign Currency Forward Contracts and Swaps

To stabilize its lead costs and reduce volatility from currency movements, the Company enters into contracts with financial institutions. The vast majority of such contracts are for a period not extending beyond one year. The Company also entered into cross currency fixed interest rate swap agreements to hedge its net investments in foreign operations against future volatility in the exchange rates between U.S. Dollars and Euros and these agreements mature on December 15, 2027. Please refer to Note 13—Derivative Financial Instruments for more details.

Other

The Company has various purchase and capital commitments incidental to the ordinary conduct of business. In the aggregate, such commitments are not at prices in excess of current market.

20. Restructuring, Exit and Other Charges

Restructuring Programs

Fiscal 2023

The Company had committed to various restructuring plans aimed at improving operational efficiencies across its lines of business. A substantial portion of these plans are complete, with an estimated $445 remaining to be incurred by the end of fiscal 2023, mainly related to plans started in fiscal 2021 and fiscal 2022. Restructuring and exit charges for the reportable segments are as follows:

During fiscal 2023, the Company recorded charges related to our fiscal 2022 programs in the Energy Systems segment to improve operational efficiencies. The charges related to severance payments and amounted to $1,230 to approximately 9 employees in the Energy Systems’ segment.

During fiscal 2022, the Company announced and completed restructuring programs in the Energy Systems segment to improve operational efficiencies. The charges related to severance payments and amounted to $1,284 to approximately 10 employees in the Energy Systems’ segment.

During fiscal 2021, the Company announced restructuring programs in the Energy Systems segment relating to its recent acquisitions of Alpha and NorthStar, as part of its targeted synergy plans. The Company also announced a restructuring program to improve global operational efficiencies in its Motive Power segment. The charges, in both segments were primarily cash charges relating to severance payments and amounted to $3,187 to approximately 47 employees in the Energy Systems segment and $4,012 to approximately 32 employees in the Motive Power segment. In addition there was a $169 charge related to the Specialty segment.

Restructuring and exit charges for fiscal 2023, 2022 and 2021 by reportable segments are as follows:

	Fiscal year ended March 31, 2023
	Energy Systems	Motive Power	Specialty	Total
Restructuring charges	$1,318	$327	$42	$1,687
Exit charges	123	12,537	2,092	14,752

Restructuring and other exit charges	$1,441	$12,864	$2,134	$16,439

	Fiscal year ended March 31, 2022
	Energy Systems	Motive Power	Specialty	Total
Restructuring charges	$2,005	$2,348	$75	$4,428
Exit charges	708	14,711	(1,091)	14,328

Restructuring and other exit charges	$2,713	$17,059	$(1,016)	$18,756

	Fiscal year ended March 31, 2021
	Energy Systems	Motive Power	Specialty	Total
Restructuring charges	$3,187	$4,012	$169	$7,368
Exit charges	—	32,786	220	33,006

Restructuring and other exit charges	$3,187	$36,798	$389	$40,374

A roll-forward of the restructuring reserve is as follows:

	Employee Severance	Other	Total
Balance at March 31, 2020	$3,325	$—	$3,325
Accrued	6,537	831	7,368
Costs incurred	(7,550)	(831)	(8,381)
Foreign currency impact and other	283	—	283

Balance at March 31, 2021	$2,595	$—	$2,595
Accrued	4,428	—	4,428
Costs incurred	(6,013)	—	(6,013)
Foreign currency impact and other	20	—	20

Balance at March 31, 2022	$1,030	$—	$1,030
Accrued	1,687	—	1,687
Costs incurred	(2,224)	—	(2,224)
Foreign currency impact and other	(48)	—	(48)

Balance at March 31, 2023	$445	$—	$445

Exit Charges

Fiscal 2023 Programs

Sylmar

In November 2022, the Company committed to a plan to close its facility in Sylmar, California, which manufactures specialty lithium batteries for aerospace and medical applications. Management determined to close the site upon the expiration of its lease on the property and to redirect production through consolidation into existing locations. The Company currently estimates total charges in the exit to amount to $5,528. Cash charges are estimated to total $4,413 primarily relating to severance and other costs to leave the site. Non-cash charges are estimated to be $1,115 relating to fixed assets, inventory, and contract assets. The plan is expected to be completed in fiscal 2024.

During fiscal 2023, the Company recorded cash charges of $1,682 related primarily related to severance costs and non-cash charges totaling $417 primarily relating to contract assets.

Ooltewah

On June 29, 2022, the Company committed to a plan to close its facility in Ooltewah, Tennessee, which produced flooded motive power batteries for electric forklifts. Management determined that future demand for traditional motive power flooded cells will decrease as customers transition to maintenance free product solutions in lithium and TPPL. The Company currently estimates that the total charges for these actions will amount to approximately $18,500. Cash charges for employee severance related payments, cleanup related to the facility, contractual releases and legal expenses are estimated to be $9,200 and non-cash charges from inventory and fixed asset write-offs are estimated to be $9,300. These actions will result in the reduction of approximately 165 employees. The plan is expected to be completed in calendar 2023.

During fiscal 2023, the Company recorded cash charges relating to severance and manufacturing variances of $2,735 and non-cash charges of $7,261 relating to fixed asset write-offs. The Company also recorded a non-cash write off relating to inventories of $1,613, which was reported in cost of goods sold.

Fiscal 2022 Programs

Russia

In February 2022, as a result of the Russia-Ukraine conflict, economic sanctions were imposed on Russian individuals and entities, including financial institutions, by countries around the world, including the U.S. and the European Union. On March 3, 2022, the Company announced that it was indefinitely suspending its operations in Russia in order to comply with the sanctions. As a result of this decision, the Company wrote off net assets of $3,999 relating to its Russian subsidiary. The Company also incurred cash charges of $1,284 relating to severance and exiting lease obligations. During fiscal 2023, the Company sold inventory previously written off resulting in the reversal of $932 in cost of goods sold and reversal of $739 of cash charges primarily relating to lease obligations.

Zamudio, Spain

During fiscal 2022, the Company closed a minor assembling plant in Zamudio, Spain and sold the same for $1,779. A net gain of $740 was recorded as a credit to exit charges in the Consolidated Statements of Income.

Fiscal 2021 Programs

Hagen, Germany

In fiscal 2021, the Company’s Board of Directors approved a plan to substantially close all of its facility in Hagen, Germany, which produces flooded motive power batteries for forklifts. Management determined that future demand for the motive power batteries produced at this facility was not sufficient, given the conversion from flooded to maintenance free batteries by customers, the existing number of competitors in the market, as well as the near term decline in demand and increased uncertainty from the pandemic. The Company plans to retain the facility with limited sales, service and administrative functions along with related personnel for the foreseeable future.

The Company currently estimates that the total charges for these actions will amount to approximately $60,000, the majority of which has been recorded as of March 31, 2022. Cash charges for employee severance related payments, cleanup related to the facility, contractual releases and legal expenses are estimated to be $40,000 and non-cash charges from inventory and equipment write-offs are estimated to be $20,000. These actions resulted in the reduction of approximately 200 employees.

During fiscal 2021, the Company recorded cash charges relating to severance of $23,331 and non-cash charges of $7,946 primarily relating to fixed asset write-offs.

During fiscal 2022, the Company recorded cash charges primarily relating to severance of $8,069 and non-cash charges of $3,522 primarily relating to fixed asset write-offs. The Company also recorded a non-cash write off relating to inventories of $960, which was reported in cost of goods sold.

During fiscal 2023, the Company recorded cash charges of $2,207 relating to primarily to site cleanup and $562 of non-cash charges relating to accelerated depreciation of fixed assets.

Vijayawada, India

During fiscal 2021, the Company committed to a plan to close its facility in Vijayawada, India to align with its strategic vision for the new line of business structure and footprint and recorded exit charges of $1,509, primarily relating to asset write-offs. In fiscal 2022, the Company reclassified property, plant and equipment with a carrying value of $4,573 to assets held for sale on the Consolidated Balance Sheet and recognized an impairment loss of $2,973 under the caption Loss on assets held for sale on its consolidated statement of income, by writing down the carrying value of these assets to their estimated fair value of $1,600, based on their expected proceeds, less costs to sell. The Company also recorded a non-cash write off relating to inventories of $820, which was reported in cost of goods sold.

Targovishte, Bulgaria

During fiscal 2019, the Company committed to a plan to close its facility in Targovishte, Bulgaria, which produced diesel-electric submarine batteries. Management determined that the future demand for batteries of diesel-electric submarines was not sufficient given the number of competitors in the market. Of the estimated total charges of $26,000 for this plan, the Company had recorded charges amounting to $20,242 in fiscal 2019, relating to severance and inventory and fixed asset write-offs and an additional $5,123 relating to cash and non-cash charges during fiscal 2020. During fiscal 2021, in keeping with its strategy of exiting the manufacture of batteries for diesel-electric submarines, the Company completed further actions which resulted in $220 relating to cash and non-cash charges. During fiscal 2022, the Company sold this facility for $1,489. A net gain of $1,208 was recorded as a credit to exit charges in the Consolidated Statements of Income.

Fiscal 2020 Programs

Richmond, Kentucky Plant Fire

During fiscal 2021, the Company settled its claims with its insurance carrier relating to the fire that broke out in the battery formation area of the Company’s Richmond, Kentucky motive power production facility in fiscal 2020. The total claims, for both property and business interruption of $46,117 were received through March 31, 2021.

The final settlement of insurance recoveries and finalization of costs related to the replacement of property, plant and equipment, resulted in a net gain of $4,397, which was recorded as a reduction to operating expenses in the Consolidated Statements of Income.

The details of charges and recoveries for fiscal 2021 and fiscal 2020 are as follows:

In fiscal 2020, the Company recorded as a receivable, $17,037, consisting of write-offs for damages caused to its fixed assets and inventories, as well as for cleanup, asset replacement and other ancillary activities directly associated with the fire and received $12,000 related to its initial claims.

During fiscal 2021, the Company recorded an additional $16,580 as a receivable for cleanup and received $21,617 from the insurance carrier.

In addition to the property damage claim, the Company received $12,500 in business interruption claims, of which $5,000 was recorded in fiscal 2020 and $7,500 in fiscal 2021, and was credited to cost of goods sold, in the respective periods.

21. Warranty

The Company provides for estimated product warranty expenses when products are sold, with related liabilities included within accrued expenses and other liabilities. As warranty estimates are forecasts that are based on the best available information, primarily historical claims experience, costs of claims may ultimately differ from amounts provided. An analysis of changes in the liability for product warranties is as follows:

	Fiscal year ended March 31,
	2023	2022	2021
Balance at beginning of year	$54,978	$58,962	$63,525
Current year provisions	29,132	17,645	27,645
Costs incurred	(25,251)	(20,648)	(34,346)
Foreign currency translation adjustment	(2,229)	(981)	2,138

Balance at end of year	$56,630	$54,978	$58,962

22. Other (Income) Expense, Net

Other (income) expense, net consists of the following:

	Fiscal year ended March 31,
	2023	2022	2021
Foreign exchange transaction (gains) losses	$671	$(7,169)	$6,696
Non-service components of pension expense	315	430	1,279
Other	7,207	1,274	(171)

Total	$8,193	$(5,465)	$7,804

23. Business Segments

The Company’s chief operating decision maker, or CODM (the Company’s Chief Executive Officer), reviews financial information for purposes of assessing business performance and allocating resources, by focusing on the lines of business on a global basis. The Company excludes certain items that are not included in the segment performance as these are managed and viewed on a consolidated basis. The Company identifies the following as its three operating segments, based on lines of business:

•

Energy Systems—uninterruptible power systems, or “UPS” applications for computer and computer-controlled systems used in data centers, as well as telecommunications systems, switchgear and electrical control systems used in industrial facilities and electric utilities, large-scale energy storage and energy pipelines. Energy Systems also includes highly integrated power solutions and services to broadband, telecom, renewable and industrial customers, as well as thermally managed cabinets and enclosures for electronic equipment and batteries.

•

Motive Power—power for electric industrial forklifts used in manufacturing, warehousing and other material handling applications as well as mining equipment, diesel locomotive starting and other rail equipment; and

•

Specialty—premium batteries for starting, lighting and ignition applications in premium automotive and large over-the-road trucks, energy storage solutions for satellites, military land vehicles, aircraft, submarines, tactical vehicles, as well as medical devices and equipment.

The operating segments also represent the Company’s reportable segments under ASC 280, Segment Reporting.

Summarized financial information related to the Company’s reportable segments at March 31, 2023, 2022 and 2021 and for each of the fiscal years then ended is shown below.

	Fiscal year ended March 31,
	2023	2022	2021
Net sales by segment to unaffiliated customers
Energy Systems	$1,738,195	$1,536,673	$1,380,278
Motive Power	1,451,244	1,361,254	1,163,710
Specialty	519,140	459,392	433,944

Total net sales	$3,708,579	$3,357,319	$2,977,932

Operating earnings by segment
Energy Systems	$62,305	$18,531	$67,060
Motive Power	178,904	169,740	143,541
Specialty	37,469	43,491	46,148
Production tax credits from IRA 45X	17,283	—	—
Inventory step up to fair value relating to acquisitions and exit activities - Energy Systems	211	(186)	—
Inventory adjustment relating to exit activities - Motive	(892)	(2,418)	—
Inventory step up to fair value relating to acquisitions - Specialty	—	—	—
Restructuring and other exit charges - Energy Systems	(1,441)	(2,713)	(3,187)
Restructuring and other exit charges - Motive Power	(12,864)	(17,059)	(36,798)
Restructuring and other exit charges - Specialty	(2,134)	1,016	(389)
Impairment of goodwill(3)	—	—	—
Impairment of indefinite-lived intangibles - Energy Systems	(100)	(501)	—
Impairment of indefinite-lived intangibles - Motive Power	—	(677)	—
Impairment of indefinite-lived intangibles - Specialty	(380)	—	—
Loss on assets held for sale - Motive Power	—	(2,973)	—
Total operating earnings(2)	$278,361	$206,251	$216,375

Capital Expenditures
Energy Systems	$37,249	$33,614	$34,826
Motive Power	16,373	13,887	14,154
Specialty	35,150	26,540	21,040

Total	$88,772	$74,041	$70,020

Depreciation and Amortization
Energy Systems	$52,034	$54,580	$57,864
Motive Power	22,404	24,918	21,706
Specialty	16,715	16,380	14,512

Total	$91,153	$95,878	$94,082

(1)	Reportable segments do not record inter-segment revenues and accordingly there are none to report.
(2)	The Company does not allocate interest expense or other (income) expense, net, to the reportable segments.

The Company’s property, plant and equipment by reportable segments as of March 31, 2023 and 2022 are as follows:

	March 31, 2023	March 31, 2022
Property, plant and equipment, net
Energy Systems	$199,414	$216,853
Motive Power	142,301	145,431
Specialty	171,568	140,980

Total	$513,283	$503,264

The Company markets its products and services in over 100 countries. Sales are attributed to countries based on the location of sales order approval and acceptance. Sales to customers in the United States were 63.4%, 60.7% and 59.8% for fiscal years ended March 31, 2023, 2022 and 2021, respectively. Property, plant and equipment, net, attributable to the United States as of March 31, 2023 and 2022, were $336,970 and $320,208, respectively. No single country, outside the United States, accounted for more than 10% of the consolidated net sales or net property, plant and equipment and, therefore, was deemed not material for separate disclosure.

24. Subsequent Events

On May 24, 2023, the Board of Directors approved a quarterly cash dividend of $0.175 per share of common stock to be paid on June 30, 2023, to stockholders of record as of June 16, 2023.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A.	CONTROLS AND PROCEDURES

(a) Disclosure Controls and Procedures. The Company’s management, with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the Company’s disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this report. Based on such evaluation, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of such period, the Company’s disclosure controls and procedures are effective.

(b) Internal Control Over Financial Reporting. There have not been any changes in the Company’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the fourth quarter of the fiscal year to which this report relates that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

The report called for by Item 308(a) of Regulation S-K is included herein as “Management Report on Internal Control Over Financial Reporting.”

Management Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. With the participation of the Chief Executive Officer and Chief Financial Officer, our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework and criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework).

Based on this evaluation, our management has concluded that our internal control over financial reporting was effective as of March 31, 2023.

The attestation report called for by Item 308(b) of Registration S-K is included herein as “Report of Independent Registered Public Accounting Firm,” which appears in Item 8 in this Annual Report on Form 10-K.

/s/ David M. Shaffer	/s/ Andrea J. Funk
David M. Shaffer Chief Executive Officer	Andrea J. Funk Chief Financial Officer

ITEM 9B.	OTHER INFORMATION

Not applicable.

ITEM 9C.	DISCLOSURE REGARDING FOREIGN JURISDICTIONS THAT PREVENT INSPECTIONS

Not applicable.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The information required by this item is incorporated by reference from the sections entitled “Board of Directors,” “Executive Officers,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Corporate Governance—Independence of Directors,” “Corporate Governance—Process for Selection of Director Nominee Candidates,” “Audit Committee Report,” and “Certain Relationships and Related Transactions—Employment of Related Parties” of the Company’s definitive proxy statement for its 2023 Annual Meeting of Stockholders (the “Proxy Statement”) to be filed no later than 120 days after the fiscal year end.

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees (including our Chief Executive Officer, Chief Financial Officer, and Corporate Controller) and have posted the Code on our website at www.enersys.com, and a copy is available in print to any stockholder who requires a copy. If we waive any provision of the Code applicable to any director, our Chief Executive Officer, Chief Financial Officer, and Corporate Controller, such waiver will be promptly disclosed to the Company’s stockholders through the Company’s website.

ITEM 11.	EXECUTIVE COMPENSATION

The information required by this item is incorporated by reference from the sections entitled “Corporate Governance—Compensation Committee” and “Executive Compensation” of the Proxy Statement”) to be filed no later than 120 days after the fiscal year end.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT RELATED STOCKHOLDER MATTERS

The information required by this item is incorporated by reference from the section entitled “Security Ownership of Certain Beneficial Owners and Management” of the Proxy Statement to be filed no later than 120 days after the fiscal year end.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,243,675	(1)	$78.80	(2)	2,221,003
Equity compensation plans not approved by security holders	—		—		—

Total	2,243,675		$78.80		2,221,003

(1)	Assumes a 200% payout on market and performance condition-based awards.
(2)

Awards of restricted stock units, market and performance condition-based awards and deferred stock units held in both the EnerSys Voluntary Deferred Compensation Plan for Non-Employee Directors and the EnerSys Voluntary Deferred Compensation Plan for Executives were not included in calculating the weighted-average exercise price as they will be settled in shares of common stock for no consideration.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The information required by this item is incorporated by reference from the sections entitled “Corporate Governance,” and “Certain Relationships and Related Transactions” of the Proxy Statement to be filed no later than 120 days after the fiscal year end.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES

The information required by this item is incorporated by reference from the section entitled “Audit Committee Report” of the Proxy Statement to be filed no later than 120 days after the fiscal year end.

PART IV

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a) The following documents are filed as part of this Report:

(1) Consolidated Financial Statements

See Index to Consolidated Financial Statements.

All other schedules are omitted because they are not applicable or the required information is contained in the consolidated financial statements or notes thereto.

(b) The following documents are filed herewith as exhibits:

Exhibit Number	Description of Exhibit
3.1	Fifth Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Amendment No. 3 to EnerSys’ Registration Statement on Form S-1 (File No. 001-32253) filed on February 6, 2013).

3.2	Fourth Amended and Restated Bylaws (incorporated by reference to Exhibits 3.1 to EnerSys’ Current Report on Form 8-K (File No. 001-32253) filed on November 10, 2021).

4.1	Indenture, dated as of April 23, 2015, among EnerSys, the Guarantors party thereto and MUFG Union Bank, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to EnerSys’ Current Report on Form 8-K (File No. 00-32253) filed on April 23, 2015).

4.2	Fourth Supplemental Indenture, dated as of December 11, 2019, among EnerSys, the Guarantors party thereto and MUFG Union Bank, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to EnerSys’ Current Report on Form 8-K (File No. 00-32253) filed on December 11, 2019).

4.3	Form of 4.375% Senior Note due 2027 (incorporated by reference to Exhibit 4.2 to EnerSys’ Current Report on Form 8-K (File No. 00-32253) filed on December 11, 2019).

4.4	Description of Capital Stock (filed herewith).

10.1	Credit Agreement, dated as of August 4, 2017, among EnerSys, certain other borrowers and guarantors identified therein, Bank of America, N.A., as administrative agent, swing line lender and Letters of Credit issuer, and other lenders party thereto (incorporated herein by reference to Exhibit 10.4 of EnerSys’ Quarterly Report on Form 10-Q for the quarter ended July 2, 2017 (File No. 001-32253) filed with the SEC on August 9, 2017).

10.2	Stock Subscription Agreement, dated March 22, 2002, among EnerSys Holdings Inc., Morgan Stanley Dean Witter Capital Partners IV, L.P., Morgan Stanley Dean Witter Capital Investors IV, L.P., MSDW IV 892 Investors, L.P., Morgan Stanley Global Emerging Markets Private Investment Fund, L.P. and Morgan Stanley Global Emerging Markets Private Investors, L.P. (incorporated by reference to Exhibit 10.27 to Amendment No. 3 to EnerSys’ Registration Statement on Form S-1 (File No. 333-115553) filed on July 13, 2004).

10.3	EnerSys 2013 Management Incentive Plan (incorporated by reference to Appendix A to EnerSys’ Definitive Proxy Statement on Schedule 14A (File No. 001-32253) filed on June 27, 2013).

10.4	Second Amended and Restated EnerSys 2010 Equity Incentive Plan (incorporated by reference to Appendix A to EnerSys’ Definitive Proxy Statement on Schedule 14A (File No. 001-32253) filed on June 23, 2016).

Exhibit Number	Description of Exhibit

10.5	EnerSys Voluntary Deferred Compensation Plan for Executives as amended August 5, 2010, and May 26, 2011 (incorporated by reference to Exhibit 10.23 to EnerSys’ Annual Report on Form 10-K (File No. 001-32253) filed on May 31, 2011).

10.6	EnerSys 2018 Employee Stock Purchase Plan (incorporated by reference to Appendix A to EnerSys’ Definitive Proxy Statement on Schedule 14A (File No. 001-32253) filed on June 21, 2018).

10.7	Form of Deferred Stock Unit Agreement—Non-Employee Directors—2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.35 to EnerSys’ Annual Report on Form 10-K (File No. 001-32253) filed on May 31, 2011).

10.8	Form of Severance Agreement, (incorporated by reference to Exhibit 10.37 to EnerSys’ Annual Report on Form 10-K (File No. 001-32253) filed on May 28, 2013).

10.9	Form of Stock Option Agreement—Employees—2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.32 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2014 (File No. 001-32253) filed on May 28, 2014).

10.10	Form of Indemnification Agreement—Directors and Officers (incorporated by reference to Exhibit 10.37 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2016 (File No. 001-32253) filed on May 28, 2014).

10.11	Form of Indemnification Agreement—Directors and Officers (incorporated by reference to Exhibit 10.26 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2017 (File No. 001-32253) filed on May 30, 2017).

10.12	Form of Stock Option Agreement—Employees—2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.42 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2015 (File No. 001-32253) filed on May 27, 2015).

10.13	Form of Stock Option Agreement—Employees—2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.46 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2016 (File No. 001-32253) filed on May 31, 2016).

10.14	Form of letter agreement, dated June 7, 2017, between EnerSys and David M. Shaffer (incorporated herein by reference to Exhibit 10.1 of EnerSys’ Current Report on Form 8-K (File No. 001-32253) filed with the SEC on June 12, 2017).

10.15	Employment Offer Letter, dated October 20, 2014, of EnerSys Delaware Inc. to David M. Shaffer (incorporated by reference to Exhibit 10.5 to EnerSys’ Quarterly Report on Form 10-Q for the period ended September 28, 2014 (File No. 001-32253) filed on November 5, 2014).

10.16	Form of letter agreement, dated June 7, 2017, between EnerSys and an executive officer (incorporated herein by reference to Exhibit 10.1 of EnerSys’ Current Report on Form 8-K (File No. 001-32253) filed with the SEC on June 12, 2017).

10.17	Form of Deferred Stock Unit Agreement—Non-Employee Directors—2017 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.5 of EnerSys’ Quarterly Report on Form 10-Q for the quarter ended July 2, 2017 (File No. 001-32253) filed with the SEC on August 9, 2017).

10.18	Second Amendment to Credit Agreement, dated as of July 15, 2021, among EnerSys, certain of its subsidiaries party thereto, Bank of America, N.A., as administrative agent, swing line lender and l/c issuer, and the other lenders party thereto (incorporated by reference to Exhibit 10.1 of EnerSys’ Current Report on Form 8-K (File No. 001-32253) filed with the SEC on July 15, 2021).

Exhibit Number	Description of Exhibit

10.19	Third Amendment to Credit Agreement, dated as of September 8, 2022, among the Company, certain of its subsidiaries party thereto, Bank of America, N.A., as administrative agent, and the other lenders party thereto (incorporation by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-32253) filed on September 8, 2022)

10.20	Fourth Amendment to Credit Agreement, dated as of March 22, 2023, among the Company, certain of its subsidiaries party thereto, Bank of America, N.A., as administrative agent, and the other lenders party thereto (filed herewith)

10.21	Form of Severance Letter Agreement, dated April 1, 2019, between EnerSys and Shawn M. O’Connell (incorporated by reference to Exhibit 10.28 of EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2020 (File No. 001-32253) filed with the SEC on June 1, 2020).

10.22	Employment Agreement, dated as of October 6, 2008, between Alpha Technologies, Inc. and Andrew Zogby (incorporated by reference to Exhibit 10.29 of EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2020 (File No. 001-32253) filed with the SEC on June 1, 2020).

10.23	Employment Agreement, dated as of September 13, 2012, between Alpha Technologies, Inc. and Andrew Zogby (incorporated by reference to Exhibit 10.30 of EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2020 (File No. 001-32253) filed with the SEC on June 1, 2020).

10.24	Employment Agreement Extension, effective June 27, 2017, between Alpha Technologies, Inc. and Andrew Zogby (incorporated by reference to Exhibit 10.31 of EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2020 (File No. 001-32253) filed with the SEC on June 1, 2020).

10.25	Assignment of Employment Agreement, dated December 6, 2018, between Alpha Technologies, Inc. and Alpha Technologies Services, Inc. regarding Employment Agreement, dated as of October 6, 2008, between Alpha Technologies, Inc. and Andrew Zogby and subsequent extensions (incorporated by reference to Exhibit 10.32 of EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2020 (File No. 001-32253) filed with the SEC on June 1, 2020).

10.26	Form of Severance Letter Agreement, December 28, 2022, between EnerSys and Andrew Zogby (incorporated by reference to Exhibit 10.1 of EnerSys’ Current Report on Form 8-K (File No. 001-32253) filed with the SEC on December 28, 2022).

10.27	Form of Severance Letter Agreement, dated April 1, 2021, between EnerSys and Andrea J. Funk (incorporated by reference to Exhibit 10.1 of EnerSys’ Current Report on Form 8-K (File No. 001-32253) filed with the SEC on April 1, 2022).

10.28	Amended and Restated 2017 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.32 of EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2021 (File No. 001-32253) filed on May 26, 2021).

10.29	Form of Deferred Stock Unit Agreement—Non-Employee Directors—Amended and Restated 2017 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.32 of EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2021 (File No. 001-32253) filed on May 26, 2021).

10.30	Form of Stock Option Agreement—Employees—Amended and Restated 2017 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.32 of EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2021 (File No. 001-32253) filed on May 26, 2021).

Exhibit Number	Description of Exhibit

10.31	Form of Restricted Stock Unit Agreement—Employees—Amended and Restated 2017 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.32 of EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2021 (File No. 001-32253) filed on May 26, 2021).

21.1	Subsidiaries of the Registrant (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

31.1	Certification of the Chief Executive Officer pursuant to Rule 13a-14(a)/15d-14(a) Under the Securities Exchange Act of 1934 (filed herewith).

31.2	Certification of the Chief Financial Officer pursuant to Rule 13a-14(a)/15d-14(a) Under the Securities Exchange Act of 1934 (filed herewith).

32.1	Certification of the Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (furnished herewith).

101.INS	XBRL Instance Document—The instance document does not appear in the interactive data file because its XBRL tags are embedded within the inline XBRL document.

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Document

101.LAB	XBRL Taxonomy Extension Label Document

101.PRE	XBRL Taxonomy Extension Presentation Document

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENERSYS
	By	/s/ DAVID M. SHAFFER
May 24, 2023		David M. Shaffer Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose name appears below hereby appoints David M. Shaffer and Andrea J. Funk and each of them, as his true and lawful agent, with full power of substitution and resubstitution, for him and in his, place or stead, in any and all capacities, to execute any and all amendments to the within annual report, and to file the same, together with all exhibits thereto, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this annual report has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ DAVID M. SHAFFER David M. Shaffer	Chief Executive Officer	May 24, 2023

/s/ ANDREA J. FUNK Andrea J. Funk	Chief Financial Officer (Principal Accounting Officer)	May 24, 2023

/s/ CAROLINE CHAN Caroline Chan	Director	May 24, 2023

/s/ HWAN-YOON F. CHUNG Hwan-yoon F. Chung	Director	May 24, 2023

/s/ STEVEN M. FLUDDER Steven M. Fludder	Director	May 24, 2023

/s/ HOWARD I. HOFFEN Howard I. Hoffen	Director	May 24, 2023

/s/ ARTHUR T. KATSAROS Arthur T. Katsaros	Director	May 24, 2023

/s/ GENERAL ROBERT MAGNUS, USMC (RETIRED) General Robert Magnus, USMC (Retired)	Director	May 24, 2023

Name	Title	Date

/s/ TAMARA MORYTKO Tamara Morytko	Director	May 24, 2023

/s/ PAUL J. TUFANO Paul J. Tufano	Director	May 24, 2023

/s/ RONALD P. VARGO Ronald P. Vargo	Director	May 24, 2023

/s/ RUDOLPH WYNTER Rudolph Wynter	Director	May 24, 2023

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET

P.O. BOX 8016, CARY, NC 27512-9903	Go To: www.proxypush.com/ENS • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote

PHONE Call 1-866-284-6730 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions
MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

You must register to attend the meeting online and/or participate at www.proxydocs.com/ENS

EnerSys

Annual Meeting of Stockholders
For Stockholders as of record on June 8, 2023

TIME:	Thursday, August 3, 2023 10:00 AM, Eastern Time
PLACE:	Annual Meeting to be held live via the Internet - please visit

www.proxydocs.com/ENS for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Joseph G. Lewis and Thomas L. O’Neill (the “Named Proxies), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of EnerSys which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

If you hold shares in the Employee Stock Purchase Plan of the Company (the “Plan”), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the Annual Meeting and at any adjournments or postponements thereof in accordance with the instructions given herein to the trustee for shares held in the Plan. Shares in the Plan for which voting instructions are not received by 5:00 PM ET on Monday, July 31, 2023, or if no choice is specified, will be voted by the Plan’s custodian in accordance with the terms of the Plan.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

EnerSys

Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ALL OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4

BOARD OF
DIRECTORS
	PROPOSAL		YOUR VOTE		RECOMMENDS
1.	Elect four (4) Class I director nominees;
		FOR	AGAINST	ABSTAIN
	1.01 Caroline Chan	☐	☐	☐	FOR

	1.02 Steven M. Fludder	☐	☐	☐	FOR

	1.03 Paul J. Tufano	☐	☐	☐	FOR

	1.04 Rudolph Wynter	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN
2.	Approve, ratify and adopt the EnerSys 2023 Equity Incentive Plan;	☐	☐	☐	FOR

3.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2024; and	☐	☐	☐	FOR

4.	An advisory vote to approve the compensation of EnerSys’ named executive officers.	☐	☐	☐	FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/ENS

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date